Exhibit 15.1

This document is an extracted form of the Annual Report and Accounts 2010/11. Certain pages, images and text have been deleted from it. The Annual Report and Accounts is available in full on our website, at www.nationalgrid.com.

NATIONAL GRID PLC

TABLE OF CONTENTS

FORM 20-F

		Page

PART I
Item 3.	Key Information
	Risk factors	91-93
	Financial Calendar	188

Item 4.	Information on the Company
	Operating and Financial Review	10-79
	Note 6 Discontinued operations	134
	Key milestones	188
	Definitions and glossary of terms	184-186
	Note 1 Segmental analysis	125-126
	Management structure — from 4 April 2011	22
	Management structure — until 3 April 2011	23
	Note 36 Subsidiary undertakings, joint ventures and associates	169
	Note 11 Property, plant and equipment	138
	Where We Operate	20-21
	Principal Operations	24-25

Item 5.	Operating and Financial Review and Prospects
	Operating and Financial Review	10-79
	Directors’ Report statutory disclosures	81
	Adoption of new accounting standards	119
	Definitions and glossary of terms	184-186

Item 6.	Directors, Senior Management and Employees
	Board of Directors	8-9
	Directors’ Remuneration Report	96-108
	Note 23 Pensions and other post-retirement benefits	146-147
	Note 30 Actuarial information on pensions and other post-retirement benefits	153-156
	Corporate Governance	80-95
	Employees	51
	Note 2 Operating Costs: (b) Number of Employees	127
	Note 25 Share Capital	149

Item 7.	Major Shareholders and Related Party Transactions
	Note 29 Related Party Transactions	153

Item 8.	Financial Information
	Accounting policies	112-118
	Adoption of new accounting standards	119
	Consolidated balance sheet	122
	Consolidated income statement	120
	Consolidated statement of comprehensive income	121
	Consolidated statement of changes in equity	123
	Consolidated cash flow statement	124

		Page

	Notes to the consolidated financial statements — analysis of items in the primary statements	125-151
	Notes to the financial statements — supplementary information	152-176
	Details of material litigation as at 31 March 2011	76
	Total Shareholder return	55

Item 11.	Quantitative and Qualitative Disclosures about Market Risk
	Financial position and financial management	70-77
	Treasury policy	71
	Commodity contracts	74-75
	Note 31 Supplementary information on the derivative financials instruments	156
	Note 32 Financial risk	157-162
	Note 33 Commodity risk	162-164
PART II

Item 16G.	Corporate Governance
	Corporate governance practices: difference from New York Stock Exchange (NYSE) listing standards	95
PART III

Item 18.	Financial Statements
	Accounting policies	112-118
	Adoption of new accounting standards	119
	Consolidated income statement	120
	Consolidated cash flow statement	124
	Consolidated balance sheet	122
	Consolidated statement of changes in equity	123
	Consolidated statement of recognised income and expense
	Notes to the consolidated financial statements — analysis of items in the primary statements	125-151
	Notes to the financial statements — supplementary information	152-176

EXTRACTED FORM OF THE ANNUAL REPORT AND ACCOUNTS 2010/11

Exhibit 15.1
Business Overview
Board of Directors
Board of Directors
1. Sir John Parker, Chairman
Committee membership: Nominations Committee (chairman)
Skills and experience: Sir John Parker became Chairman in October 2002 following the merger of National Grid Group plc and Lattice Group plc having been Chairman of Lattice Group plc since its demerger from BG Group plc in 2000. Sir John’s career has encompassed the engineering, shipbuilding and defence industries. Sir John was previously Senior Non-executive Director (Chair) of the Court of the Bank of England, a former joint Chairman of Mondi plc, a former Chairman of P&O Group and of RMC Group plc, and a former Chairman and Chief Executive of Harland & Wolff plc and Babcock International Group PLC.
External appointments: Chairman of Anglo American plc and Vice Chairman of DP World Limited, Non-executive Director of Carnival plc, Carnival Corporation, Inc., and the European Aeronautic Defence and Space Company and Chancellor of the University of Southampton.
2. Steve Holliday, Chief Executive
Committee membership: Executive Committee (chairman),
Finance Committee
Skills and experience: Steve Holliday became Chief Executive of National Grid in January 2007 having joined National Grid Group plc as Group Director, UK and Europe in March 2001, becoming responsible for the electricity and gas transmission businesses in 2002. He was appointed as Group Director responsible for UK Gas Distribution and Business Services in 2003. He was formerly an Executive Director of British Borneo Oil and Gas. Previously, Steve spent 19 years within the Exxon Group, where he held senior positions in the international gas business and managed major operational areas such as refining and shipping.
External appointments: Non-executive Director of Marks and Spencer Group plc and Chairman of the UK Business Council for Sustainable Energy, Chair of the Technician Council and a member of the Board of Trustee Directors for Business in the Community and Infrastructure UK.
3. Andrew Bonfield, Finance Director
Committee membership: Executive Committee, Finance Committee
Skills and experience: Andrew Bonfield joined National Grid on 1 November 2010 as Executive Director Finance, with responsibility for Shared Services. Andrew was Chief Financial Officer at Cadbury plc until March 2010 when Cadbury was acquired by Kraft Foods Inc. He spent five years as Executive Vice President & Chief Financial Officer of Bristol-Myers Squibb Company and has previous experience in the energy sector as Finance Director of BG Group plc. Prior to this, Andrew’s early career was spent with SmithKline Beecham plc, where he was promoted to Chief Financial Officer.
External appointments: Non-executive Director of Kingfisher plc.
4. Tom King, Executive Director
Committee membership: Executive Committee
Skills and experience: Tom King was appointed to the Board as Executive Director in August 2007 with responsibility for Electricity Distribution & Generation operations. Following the recent reorganisation, Tom is responsible for all US businesses in the new position of Executive Director and President, US. He was President of PG&E Corporation and Chairman and CEO of Pacific Gas and Electric Company from 2003 to 2007. Before that, he held a number of senior positions within the PG&E group having joined in 1998. Previously, Tom served as President and Chief Operating Officer of Kinder Morgan Energy Partners and served for nine years in officer positions in Enron’s interstate pipeline businesses.
5. Nick Winser, Executive Director
Committee membership: Executive Committee
Skills and experience: Nick Winser joined the Board in April 2003 as Executive Director responsible for Transmission. Following the recent reorganisation, Nick has assumed the new position of Executive Director, UK, responsible for all UK businesses. He was previously Chief Operating Officer of the US transmission business for National Grid Transco plc. He joined National Grid Company plc in 1993, becoming Director of Engineering in 2001. Prior to this, Nick had been with Powergen since 1991 as principal negotiator on commercial matters, having joined the Central Electricity Generating Board in 1983 where he served in a variety of technical engineering roles.
External appointments: Non-executive Director of Kier Group plc and co-Chair of the Energy Research Partnership.
6. Ken Harvey CBE, Non-executive Director and
Senior Independent Director
Committee membership: Nominations Committee,
Remuneration Committee, Risk & Responsibility Committee
Skills and experience: Ken Harvey, a chartered engineer, joined the Board in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in 2000. He was appointed Senior Independent Director in October 2004. Ken is a former Chairman of Comax Holdings Ltd, The Intercare Group plc and Beaufort International Group plc and a former Chairman and Chief Executive of Norweb plc.
External appointments: Chairman of Pennon Group Plc.

08       National Grid plc | Annual Report and Accounts 2010/11

7. Linda Adamany, Non-executive Director
Committee membership: Audit Committee,
Risk & Responsibility Committee
Skills and experience: Linda Adamany joined the Board in November 2006. Until April 2008, she was Group Vice President, BP plc. Linda has over 35 years’ business experience, with 28 years in the international energy sector, having held various executive roles for BP in both the UK and US, including Chief Executive of BP Shipping and Group Vice President and Commercial Director, BP Refining & Marketing. She has also held board level positions in international bodies and is a certified public accountant.
External appointments: Member of a not for profit board.
8. Philip Aiken, Non-executive Director
Committee membership: Audit Committee,
Risk & Responsibility Committee
Skills and experience: Philip Aiken joined the Board in May 2008. He was formerly Group President of BHP Billiton’s Energy business, Executive Director of BTR plc, held senior positions in BOC Group plc and was senior advisor to Macquarie Capital (Europe) Limited.
External appointments: Chairman of Robert Walters plc, a Non-executive and Senior Independent Director of Kazakhmys PLC and a Non-executive Director of Miclyn Express Offshore Limited and Essar Energy plc.
9. John Allan CBE, Non-executive Director
Committee membership: Finance Committee,
Remuneration Committee (chairman)
Skills and experience: John Allan joined the Board in May 2005. John was previously Chairman of Samsonite Corporation, a Non-executive Director of PHS Group plc, Wolseley plc, Hamleys plc and Connell plc. He retired as CFO of Deutsche Post in 2009, having been appointed to the Management Board following its acquisition of Exel plc in 2005 where he was Chief Executive. John is a former member of the Supervisory Boards of both Lufthansa AG and Deutsche Postbank. Until 30 April 2011, John was a Non-executive Director of 3i Group plc. Following the conclusion of the 2011 Annual General Meeting, John will be stepping down from the Board.
External appointments: Chairman of Dixons Retail plc, WorldPay (UK) Limited and Care UK Health & Social Care Holdings Limited and a Non-executive Director of ISS A/S. He is also a senior advisor to Deutsche Bank and Alix Partners, and a member of the University of Edinburgh Campaign Board and of the Supervisory Board of the Home Office.
10. Stephen Pettit, Non-executive Director
Committee membership: Finance Committee, Remuneration
Committee, Risk & Responsibility Committee (chairman)
Skills and experience: Stephen Pettit was appointed to the Board in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in 2001. He is a former Chairman of ROK plc and Executive Director of Cable & Wireless plc. Before joining Cable & Wireless, Stephen was Chief Executive, Petrochemicals at British Petroleum.
External appointments: Non-executive Director of Halma p.l.c and a member of BT Group plc’s Equality of Access Board.
11. Maria Richter, Non-executive Director
Committee membership: Audit Committee,
Finance Committee (chairman), Nominations Committee
Skills and experience: Maria Richter was appointed to the Board in October 2003. Maria worked for Morgan Stanley between 1993 and 2002, latterly as Managing Director of its Corporate Finance Retail Group. Previous appointments include Vice President of Independent Power Group for Salomon Brothers and Vice President of Prudential Capital Corporation and Power Funding Associates.
External appointments: Non-executive Director and Chairman of Pro Mujer UK, Non-executive Director of Pro Mujer International, The Pantry, Inc., The Vitec Group plc and The Bessemer Group Inc.
12. George Rose, Non-executive Director
Committee membership: Audit Committee (chairman),
Nominations Committee, Remuneration Committee
Skills and experience: George Rose was appointed to the Board in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been appointed to the Lattice Group plc board in 2000. George was formerly a member of the Financial Reporting Review Panel and a Non-executive Director of Orange plc and most recently, a Non-executive Director of Saab AB and until 31 March 2011 Finance Director of BAE Systems plc.
External appointments: Member of the UK Industrial Development Advisory Board.
13. Helen Mahy, Company Secretary & General Counsel
Committee membership: Executive Committee
Skills and experience: Helen Mahy was appointed Company Secretary in October 2002 following the merger of National Grid Group plc and Lattice Group plc, having been Company Secretary at Lattice Group plc since 2002. She was additionally appointed General Counsel from October 2003. She is a barrister and an Associate of the Chartered Insurance Institute. Helen was formerly a Non-executive Director of Aga Rangemaster Group plc and Chair of the GC100 Group.
External appointments: Non-executive Director of Stagecoach Group plc and an advisory board member of Opportunity Now.

Annual Report and Accounts 2010/11 | National Grid plc       09

Operating and Financial Review
Connecting our energy future
We are facing a number of challenging opportunities for the future of the energy industry in the UK and US. National Grid is at the heart of securing energy supplies for future generations.
2010 ONGOING Our huge investment programme will help our network meet future energy challenges. 2012 We will continue to work closely with schools and colleges to enthuse and inspire young students about the world of science and engineering. 2050 The Climate Change Act requires the UK to cut greenhouse gases by 2050. Meeting these targets requires us to dramatically change the way we produce gas and electricity. 2020 We will play a key role in connecting new generation to the grid.

10       National Grid plc | Annual Report and Accounts 2010/11

Operating and Financial Review
National Grid is an international electricity and gas company cross listed on the London and New York stock exchanges and is one of the largest investor owned energy companies in the world. We play a vital role in delivering gas and electricity to many millions of people across Great Britain and northeastern US.

Overview	12	How the UK electricity industry works
This overview section provides an accessible introduction to what we do and the environment in which we operate. We show in pictographic form the electricity and gas industries in the UK and US, and show how the various market participants interact. We discuss how we organise ourselves into lines of business, describe the principal activities of each line of business and highlight some significant developments during 2010/11.

	14	How the US electricity industry works
	16	How the UK gas industry works
	18	How the US gas industry works
	20	Where we operate
	22	Management structure from 4 April 2011
	23	Management structure until 3 April 2011
	24	Principal operations
	26	Review of the year

Operating environment	28	Operating environment
This section provides an overview of the external factors affecting our operations. Since 97% of National Grid’s operating profit arises from regulated activities, an understanding of the work of our economic regulators is key to understanding our business, so we provide a detailed explanation of the regulatory processes in the UK and US.

	30	Regulatory environment – UK regulation
	32	Regulatory environment – US regulation
	35	Summary of US price controls and rate plans

Delivering operational performance	36	Business drivers, principal risks and opportunities
This section sets out the key factors that drive our business, and how our strategy and the Company objectives are designed to address those factors. The objectives form the basis for the execution of our strategy and our performance is measured against those objectives. Our key performance indicators are shown on pages 40 and 41 and the discussion which follows includes a number of further quantitative and qualitative measures.

	38	Vision, strategy and objectives
	40	Key performance indicators
	42	Performance against objectives

Financial information	54	Financial performance
This section discusses our financial performance. It also describes our approaches to capital management and risk management, including the policies and strategies which govern our use of financial and commodity derivatives.

	70	Financial position and financial management
	78	Accounting policies

This Operating and Financial Review describes the main trends and factors underlying our development, performance and position during the year ended 31 March 2011 as well as those likely to affect us in the future. It has been prepared in line with the guidance provided in the Reporting Statement on the Operating and Financial Review issued by the UK Accounting Standards Board and the Practice Statement on Management Commentary issued by the International Accounting Standards Board.

Annual Report and Accounts 2010/11 | National Grid plc       11

Operating and Financial Review
How the UK electricity industry works

Electricity is generated from coal, gas, oil and nuclear power plants, and renewable resources including hydroelectric plants and wind farms. Generation voltage is typically 22 kV, and generators normally have their own transformers to increase the voltage to transmission voltages.
There are also interconnectors with France, Northern Ireland and the Netherlands, allowing electricity generated in those countries to meet demand in the UK and vice versa.
We do not own or operate electricity generation assets in the UK.
Physical
National Grid transmits electricity in England and Wales at 400 kV and 275 kV. In Scotland, 132 kV is also considered to be transmission voltage. The national electricity transmission system (NETS) typically comprises the assets from the connection to the generator’s transformer as far as the substation at which the voltage is stepped down to 132 kV or lower for distribution.
We are responsible for balancing the system, managing generation output to ensure that it matches demand second by second throughout the day, to ensure that voltage and frequency are kept within acceptable limits.

Electricity generators sell the electricity they produce in the wholesale market. The majority of the electricity sold in the wholesale market is to electricity suppliers in bilateral contracts. Electricity produced by the generators is transported by transmission and distribution networks to the end user.
National Grid is not an electricity supply company in the UK; we do not buy or sell the electricity we transport there.
Commercial
Generators, distribution network operators and suppliers pay us for the right to connect their assets to the NETS and to use the system to transport electricity on their behalf. These connection and use of system charges reflect the costs of providing, maintaining and operating connection assets and are reviewed annually.
Generators, distribution network operators and suppliers also pay us for procuring balancing services to ensure the electricity system is kept in balance.
Finally, the transmission network use of system charge, paid by generators and suppliers, allows us to recover the costs of installing, operating and maintaining the NETS.

12       National Grid plc | Annual Report and Accounts 2010/11

Electricity is carried at 132 kV and lower voltages in 14 electricity distribution networks, owned and operated by seven distribution network operators.
The distribution systems typically comprise the assets from the connection to the step down transformer on the NETS either to the meter in a consumer’s premises or, for larger users, to their own step down transformer.
We do not own or operate electricity distribution networks in the UK.
Heavy and medium industrial consumers, towns and villages are typically supplied by a variety of voltages from 132 kV to 11 kV. For most consumers, the voltage is reduced through transformers and is ultimately provided to users at 230 V.
We do not sell electricity to end users in the UK.

Suppliers pay distribution network operators for the right to connect to and use their distribution networks. Those costs are passed on by the suppliers to their end user customers.
Each of the 14 distribution networks are regional monopolies and Ofgem regulates their revenues through price controls.
End users contract with electricity supply companies to provide electricity. The supply companies in turn purchase electricity from generators which is transported to the end user along the transmission and distribution systems.
Suppliers also contract with metering companies, including National Grid Metering and OnStream, which we own, for the provision of meters and metering services.
Of the average residential electricity bill, transmission charges represent approximately 4% and distribution charges approximately 17%. The majority of the bill is the cost of the electricity itself.

Annual Report and Accounts 2010/11 | National Grid plc       13

Operating and Financial Review
How the US electricity industry works

Electricity generating stations produce electricity from another form of energy such as fossil fuel (coal, oil or natural gas), nuclear, hydroelectric, geothermal, solar or wind.
We own 57 generation units on Long Island that together provide 4.1 GW of power under contract to the Long Island Power Authority (LIPA). We also own 3.4 MW of solar generation in Massachusetts, making us the largest owner of solar generation in the state.
Physical
The transmission system supplies electricity to substations in individual service areas. Transmission lines transmit electricity from the generation source or substation to distribution substations. Transmission voltages at National Grid vary from 69 kV to 345 kV. Transmission voltages can also be converted to lower subtransmission voltages, typically 15 kV to 69 kV, to supply distribution substations and/or provide electricity to large industrial customers.
We own and operate transmission facilities in upstate New York, Massachusetts, Rhode Island, New Hampshire and Vermont. We also own and operate a 224 km transmission interconnector between New England and Canada. We operate and maintain the transmission system on Long Island, owned by LIPA.

Utilities may generate all the electricity they sell or may purchase electricity on the wholesale market from other utilities, independent power producers, power marketers or from a market based on membership in a regional transmission reliability organisation such as an independent system operator (ISO).
We purchase electricity through the New York ISO and ISO New England for transmission and distribution to our customers. We also contract directly with generators to purchase electricity.
All available power from our Long Island generation facilities is made available to the New York ISO market to meet the Long Island Power Authority’s requirements and for sale to others.
Commercial
The independent system operators operate as independent administrators for the oversight of electricity transmission while providing fair and open access to the electricity grid. Each independent system operator is the clearing house for load serving entities’ bids to purchase electricity and generating stations’ offers to sell electricity. New York ISO and ISO New England markets determine the wholesale energy price for New York and New England respectively.
We are permitted to recover the cost of electricity transmission across the regional grid from our customers as a transmission service charge.

14       National Grid plc | Annual Report and Accounts 2010/11

The distribution system receives electricity from the substation and supplies it to customers at a voltage that they can use. The distribution system can be considered to begin at a substation. The substation transformer converts the transmission voltage to a distribution voltage. Electricity at the distribution voltage, also called primary voltage, is typically 4 kV to 35 kV and is supplied to the service area by distribution lines.
Distribution lines may be located overhead on utility poles or buried underground. Distribution transformers convert distribution voltage to a secondary voltage, which is the voltage used by customers. We own distribution facilities and provide service to 3.4 million customers in upstate New York, Massachusetts, Rhode Island and New Hampshire. We maintain and operate the distribution system on Long Island, providing service to 1.1 million LIPA customers.
Utilities such as National Grid and qualified retail marketers purchase electricity for customers connected to the distribution system. Qualified retail marketers buy and sell electricity only in deregulated states, but usually do not own or operate generation, transmission or distribution facilities.
Unlike in the UK, supply and distribution are not necessarily separate in the US; electricity distribution companies often sell electricity to their own customers connected to their distribution system.

Distribution rates are regulated by the state public utility commissions. Utility distribution facilities provide electricity services to end users. This contrasts with the UK, where distribution companies do not sell electricity to end users.
Customer bills typically comprise a commodity rate, covering the cost of electricity delivered, without a profit margin, and a delivery rate, covering our delivery service.
In deregulated states, which includes all the states in which we operate, consumers have the option to select their energy supply from the incumbent utility or retail marketers/energy supply companies.
Where customers choose National Grid, those customers pay us for distribution and commodity cost. Where they choose to purchase from third parties, they pay us for distribution only and pay the third party supplier for the commodity.

Annual Report and Accounts 2010/11 | National Grid plc       15

Operating and Financial Review
How the UK gas industry works

Gas producers, liquefied natural gas (LNG) importers and interconnector operators bring gas onshore. In the UK, there are seven gas reception terminals, three LNG importation terminals and three interconnectors, connecting Great Britain with Ireland, Belgium and the Netherlands.
National Grid gas does not participate in either the production of gas for the UK market, or the transportation of LNG by sea. However, we own and operate an LNG importation terminal at the Isle of Grain in Kent.
Physical
Gas from importation terminals is injected into the national transmission system (NTS) after the gas has been checked for quality. Gas previously extracted from the NTS and held in storage may be reintroduced into the system.
The NTS operates at pressures of up to 91 bar, transporting gas in high grade welded steel pipes of up to 1.2m diameter.
National Grid is the sole owner and operator of gas transmission infrastructure in Great Britain.

Gas producers and importers sell the gas to licensed shippers, who then own the gas as it travels through the transmission and distribution networks. National Grid is not a gas shipper; we do not buy or sell the gas we transport.
LNG importers pay us for the right to land LNG at our terminal.
Commercial
Shippers pay us for the use of the NTS via entry and exit capacity charges.
Entry capacity allows shippers to put gas into the NTS at system entry points. Entry capacity is sold in a variety of auctions, ranging from daily to quarterly.
Exit capacity allows shippers to take gas off the NTS at NTS exit points into distribution networks and to other users who are supplied directly from the NTS.
For shippers who use the system, there is also a commodity charge based on the actual flows of gas into the NTS.

16       National Grid plc | Annual Report and Accounts 2010/11

Gas exits the NTS at 53 offtake points where it is odourised. Gas is transported in the distribution networks at various pressures ranging from 75 bar down to 21 mbar for final delivery to end users.
Within the distribution networks, gas storage assets such as gas holders are used to help manage daily variation in demand.
In the UK, there are 13 local distribution zones grouped into eight regional distribution networks. We own four of the eight distribution networks and three other companies own the other four. As with the transmission system, the owners of the distribution networks do not buy or sell gas; the commodity is transported on behalf of shippers.
Although consumers in the UK have a choice of gas supply company, the gas is physically delivered to most consumers’ premises through a pipe belonging to the local distribution network. National Grid’s distribution networks deliver gas to approximately 10.8 million consumers.
Although we do not sell gas, and are not involved in billing consumers, we consider the consumers connected to our distribution network to be our customers because our activities directly affect them.

Shippers pay us transportation charges for the use of our gas distribution networks. These charges are ultimately passed on to consumers.
The transportation charges reflect the costs of building and operating the networks, and also the costs of operating a 24 hour emergency telephone helpline.
Consumers contract with gas supply companies for the supply of gas. The supply companies in turn contract with gas shippers who purchase the gas and arrange for it to be transported.
Suppliers also contract with metering companies, including National Grid Metering and OnStream, which we own, for the provision of meters and metering services.
Of the average residential gas bill, transmission charges represent approximately 3% and distribution charges approximately 21%. The majority of the bill is the cost of the gas itself.

Annual Report and Accounts 2010/11 | National Grid plc       17

Operating and Financial Review
How the US gas industry works

Gas is produced in the gulf coast, mid-continent, Rockies, western Canada, shale formations and other unconventional sources in North America. Liquefied natural gas (LNG) importers bring LNG from the mideast, South America and other places.
Physical
Gas is delivered into the US interstate and Canadian pipeline network by producers and LNG importers. National Grid holds only a minority interest in two interstate pipelines: Millennium Pipeline Company and Iroquois Gas Transmission System. Interstate pipelines are regulated by the Federal Energy Regulatory Commission (FERC).

We own and operate LNG storage and vaporisation facilities to support our gas distribution businesses as well as an LNG storage facility in Providence, Rhode Island, where we store gas for third parties for a fee. We also own a small gas production company, Seneca Upshur Petroleum, which operates in the Appalachian Basin in West Virginia. National Grid purchases gas supply directly from producers and LNG importers for resale to our customers.
Commercial
We pay to reserve firm transportation and storage capacity on the US interstate and Canadian pipeline network to transport natural gas from the various supply sources to its distribution facilities. The initial term under these agreements is typically from 10 to 20 years.
We are permitted to recover the cost of transportation and storage capacity as well as the gas commodity cost from our customers.

18       National Grid plc | Annual Report and Accounts 2010/11

Gas is delivered by the interstate pipeline companies to National Grid’s and other companies’ local distribution companies for distribution to their customers. As is the case with the distribution networks in the UK, each local distribution company has a geographically defined service territory and is the only local distribution company within that territory. Local distribution companies are regulated by the state utility commission of the state in which their service territory is located.
National Grid and other qualified gas marketers purchase gas for customers connected to our distribution systems.
Unlike the situation in the UK, supply and distribution are not necessarily separate: gas distribution companies often sell gas to consumers connected to their distribution systems.

The gas transported by our local distribution companies includes gas purchased by National Grid for our own end user customers as well as third party gas that we deliver to our transportation customers. This contrasts with the UK, where we do not purchase or sell the gas we transport.
In most cases, customers can choose whether to purchase gas from National Grid or other companies. Where they choose National Grid, those customers pay us for distribution and they reimburse us for the cost of the gas and upstream transportation capacity. When customers choose to purchase gas from third parties, they pay us for distribution only and pay the third party supplier for the cost of gas and upstream transportation capacity.

Annual Report and Accounts 2010/11 | National Grid plc       19

Operating and Financial Review
Where we operate
National Grid owns and operates regulated electricity and gas infrastructure networks in the UK and northeastern US, serving around 19 million customers directly and many more indirectly.

Our US network

Canada
Vermont
Maine
New Hampshire
Massachusetts
New York
Connecticut
Rhode Island
Pennsylvania
New Jersey
Transmission US
Electricity transmission network
Gas Distribution US
Gas distribution operating area
Electricity Distribution & Generation
Electricity distribution area
Long Island Power Authority (LIPA) area (see page 24)
Generation
Gas & electricity distribution area overlap

20       National Grid plc | Annual Report and Accounts 2010/11

Our UK network

Transmission UK
Scottish electricity transmission system
English and Welsh electricity transmission system
Gas transmission system
Terminal
LNG terminal owned by National Grid
LNG terminal
Gas interconnector
Electricity interconnector
Gas Distribution UK
Gas distribution operating area
St. Fergus
to Ballylumford
to Dublin
Teesside
Barrow
Easington
Burton Point
Theddlethorpe
from the Netherlands
Bacton
to/from Belgium
South Hook
Dragon
BritNed to/from the Netherlands
Grain LNG
to/from France

Annual Report and Accounts 2010/11 | National Grid plc       21

Operating and Financial Review
Management structure –
from 4 April 2011

Management structure
The performance of our principal businesses is reported by segment, reflecting the management responsibilities and economic characteristics of each activity.
Throughout the year ended 31 March 2011, the management structure was as described on the following page. Throughout this report, the following colours are used to indicate references to a particular segment:
█ Transmission
█ Gas Distribution
█ Electricity Distribution & Generation
Activities which do not fall within these segments are reported separately and are identified thus:
█ Non-regulated businesses and other activities
Discussion relating to the Company as a whole is identified thus:
█ Company activities
In next year’s Annual Report and Accounts, and in subsequent years, we will report by new segments reflecting the revised management structure.
New management structure
Four years ago we introduced the common operating model, consisting of global lines of business, in order to promote common standards and ways of working. Following a strategic review this year, and in response to feedback received from customers, regulators and other stakeholders, we announced on 31 January 2011 substantial changes to the way in which we organise National Grid. With effect from 4 April 2011, we have moved to a management structure more closely aligned with local responsibilities.
Certain functions will continue to have global responsibilities; these include finance, human resources, information systems and security, and procurement. There will also be regional functions, with responsibility for our operations in each country. In the US, there will be five local teams, each headed by a jurisdictional president: one each for New York and Massachusetts; one for Rhode Island and New Hampshire; one for Long Island where we work with the Long Island Power Authority and one with responsibility for federal regulatory affairs dealing with the Federal Energy Regulatory Commission.
The diagram below represents the new management structure.

22       National Grid plc | Annual Report and Accounts 2010/11

Management structure –
until 3 April 2011

As noted opposite, this page and those following represent the management structure and lines of business as they were throughout 2010/11.
Our principal businesses and segments, together with other activities, are described on pages 24 and 25. Significant developments during the year for each business can be found on pages 26 and 27.
Each line of business was headed by an Executive Director who had primary responsibility for that line of business. Responsibility for our non-regulated businesses was allocated to Executive Directors according to the nature of each business.

Management structure
Board of Directors:
The Board provides effective oversight of the Company and its business and determines the governance structure and strategic direction of the Company
Executive Committee:
The Executive Committee has responsibility for day-to-day management of National Grid and the execution of our strategy
Chief Executive:
Steve Holliday
Audit Committee
Finance Committee
Nominations Committee
Remuneration Committee
Risk & Responsibility Committee
Finance and shared services:
Andrew Bonfield
(Steve Lucas retired 31 December 2010)
Transmission:
Nick Winser
Gas Distribution:
Mark Fairbairn (stepped down 31 March 2011)
Electricity Distribution & Generation:
Tom King
Non-regulated businesses and other

Annual Report and Accounts 2010/11 | National Grid plc       23

Operating and Financial Review
Principal operations

Transmission UK

Electricity transmission owner
We own the electricity transmission system in England and Wales.

Electricity system operator
We are the national electricity transmission system operator, responsible for managing the operation of both the England and Wales transmission system, which we own, and the two high voltage transmission networks in Scotland, which we do not own. Day-to-day operation of the system involves the continuous real-time matching of demand and generation output, ensuring the stability and security of the power system and the maintenance of satisfactory voltage and frequency. We are also designated as system operator for the new offshore electricity transmission regime.

Gas transmission owner
We own the gas national transmission system (NTS) in Great Britain, connecting to eight distribution networks and to third party independent systems for onward transportation of gas to end consumers.

Gas system operator
We operate the NTS. Day-to-day operation involves balancing supply and demand.

Gas Distribution UK

Gas distribution operator
We own and operate four of the eight regional gas distribution networks in Great Britain. Our networks comprise approximately 132,000 km (82,000 miles) of gas distribution pipeline and we transport gas from the gas NTS to around 10.8 million consumers on behalf of 26 active gas shippers. Gas consumption in our UK networks was 304 TWh in 2010/11 compared with 299 TWh in 2009/10.
National gas emergency number operator
We manage the national gas emergency number (0800 111 999) for all the gas distribution networks and for other gas transporters in Great Britain. This service, along with the enquiries line, appliance repair helpline and meter number enquiry service, handled 2,816,403 calls during 2010/11.

Electricity distribution
We own and operate electricity distribution networks in upstate New York, Massachusetts, Rhode Island and New Hampshire.

Through our electricity distribution networks, we serve approximately 3.4 million electricity consumers in New England and upstate New York.

We also maintain and operate the electricity transmission and distribution system on Long Island owned by the Long Island Power Authority (LIPA), providing energy to homes, small businesses, and large commercial and industrial enterprises.

The LIPA service territory covers approximately 3,185 square km (1,230 square miles), encompassing nearly 90% of Long Island’s total land area. LIPA owns approximately 2,170 km (1,350 miles) of transmission line facilities that deliver power to approximately 177 substations. From these substations, approximately 24,300 circuit km (15,100 miles) of transmission and distribution facilities distribute electricity to 1.1 million consumers.

Grain LNG
Grain LNG is one of three LNG importation facilities in the UK. It was constructed in three phases, phases I and II becoming operational in 2005 and 2008 respectively and phase III being commissioned in December 2010.
BritNed
BritNed is a joint venture between National Grid and TenneT, the Dutch transmission system operator, to build and operate a 1,000 MW, 260 km (162 mile) subsea electricity link between the UK and the Netherlands. BritNed was fully commissioned and went live on 1 April 2011.

24       National Grid plc | Annual Report and Accounts 2010/11

Transmission US

French interconnector
We own and operate the UK assets, and a portion of the subsea cables, that comprise the electricity interconnector between England and France as part of a joint arrangement with the French transmission operator.

LNG storage
We own and operate three liquefied natural gas (LNG) storage facilities in Great Britain.
Electricity transmission owner
We own and operate an electricity transmission network spanning upstate New York, Massachusetts, Rhode Island, New Hampshire and Vermont. Our US electricity transmission facilities operate at voltages ranging from 69 kV to 345 kV. We are the largest electricity transmission service provider in New England and New York by reference to the length of these high voltage transmission lines.

Canadian interconnector We own and operate a 224 km (139 mile) direct current transmission line rated at 450 kV that is a key section of an interconnector between New England and Canada.

Gas Distribution US

Gas distribution owner
Our US gas distribution networks provide services to around 3.5 million consumers across the northeastern US, located in service territories in upstate New York, New York City, Long Island, Massachusetts, New Hampshire and Rhode Island. Our network of approximately 58,000 km (36,000 miles) of gas pipeline serves an area of approximately 26,400 square km (10,200 square miles). We are actively seeking to increase our customer base in these areas and in 2010/11 added more than 42,000 new gas heating customers.

Gas storage
We maintain a diversified and flexible portfolio of gas supply and storage assets, and are able to deliver additional benefits to customers and shareholders by optimising the use of these assets. During cold weather, we supplement gas from the interstate pipeline system with LNG and propane facilities in 19 locations.

Electricity generation
We own 57 electricity generation units on Long Island that together provide 4.1 GW of power under contract to LIPA. Our plants consist of oil and gas fired steam turbine, gas turbine and diesel driven generating units ranging from 2 MW to 385 MW. Any available power not needed to meet LIPA’s requirements is made available for sale on the open market.

Shared activities
Customer operations
In addition to the operation of our gas and electricity distribution networks, we are also responsible for billing, customer service and supply services.
Energy procurement
We are responsible for the planning, procurement and administration of gas and electricity commodity supply for our customers. We forecast, plan for and procure approximately 15 billion standard cubic metres of gas and 34 TWh of electricity annually across four states. We also manage gas assets such as transportation and storage capacity to ensure supply adequacy for delivery to customers. Through our fuel management services, we procure gas and fuel oil to supply the power generation units on Long Island, most of which we own.

Metering
National Grid Metering and OnStream provide installation and maintenance services to energy suppliers in the regulated and unregulated markets respectively in Great Britain. OnStream also provides meter reading services. Our metering businesses provide services for an asset base of about 20 million domestic, industrial and commercial meters.
UK Property
National Grid Property is responsible for managing our occupied properties in the UK and for the management, clean up and disposal of surplus sites, most of which are former gasworks.

Xoserve
Xoserve delivers transactional services on behalf of all the major gas network transportation companies in Great Britain, including National Grid. Xoserve is jointly owned by National Grid, as majority shareholder, and the other gas distribution network companies.

US non-regulated businesses
Includes LNG storage, LNG road transportation, transmission pipelines and West Virginia gas fields.

Corporate activities
and shared services function
Corporate activities comprise central overheads, insurance and expenditure incurred on business development.

Annual Report and Accounts 2010/11 | National Grid plc       25

Operating and Financial Review
Review of the year

Transmission	•	In October 2010, we finished commissioning the Wormington to Sapperton gas pipeline. This pipeline, of approximately 44 km (27 miles), is required to provide additional exit capacity in the southwest of England to meet increases in distribution network and forecast power station demand	•	On 16 November 2010, we signed our largest ever connection contract, with East Anglia Offshore Wind Ltd, for the full 7.2 GW of its capacity. The project will commission wind turbines in 10 stages between 2015 and 2021, delivering 6.6 GW before 2020, and connects to existing substations at Bramford and Norwich along with a new site to be developed in the area

Gas Distribution	•	In the UK, the first release of the new Gas Distribution front office system, a significant investment in the replacement of legacy IT applications, went live in October 2010 to over 1,000 employees. The full rollout of the programme is due to be completed by spring 2012	• •	Gas Distribution contractor safety in the UK and US improved substantially with the lost time injury frequency rate reducing to 0.08

A new campaign to reduce the number of electric cable strikes was introduced in the UK and has contributed to a 10% reduction during 2010/11

Electricity Distribution & Generation	•	We met all New York regulatory reliability targets for the third year in a row	•	The outcome of our Niagara Mohawk rate case in upstate New York was disappointing
	•	By March 2011, we had delivered $1.41 billion of the $1.47 billion investment in New York in line with the KeySpan merger agreement and ahead of schedule	•	Capital recovery mechanisms were agreed in Massachusetts, Rhode Island and New York

Non-regulated businesses and other	•	On 1 December 2010, Grain LNG phase III started full commercial operation, the first operating day for all three phases at Grain. The terminal now has 1 million cubic metres of storage capacity and has a capacity of approximately 650 GWh per day	•	On 1 April 2011, BritNed successfully achieved ‘go live’, with a capacity of 1,000 MW along the 260 km (162 mile) high voltage direct current interconnector between Maasvlakte in the Netherlands and the Isle of Grain in the UK

26       National Grid plc | Annual Report and Accounts 2010/11

•  By November 2010, the number of contracted generation agreements had met a significant milestone. Enough transmission-connected renewable generation had been contracted to meet our plans for achieving the government’s 2020 renewable energy targets (32 GW contracted against a target of approximately 29 GW)

•  On 13 December 2010, the Secretary of State gave consent for a pressure reduction installation at Tirley in Gloucestershire. Construction started on this installation in March 2011. Accordingly, we envisage that the full contracted capacity of 950 GWh in the Milford Haven gas pipeline will be available for winter 2012/13

•  We have funded an independent report on the costs of undergrounding electric cables compared with the use of overhead lines. The work is being conducted by Kema, and will be endorsed and published by the Institution of Engineering and Technology. We have also launched a public consultation on our approach to undergrounding new electricity transmission lines

•  Severe winter weather in the UK led to us failing several of our emergency standards of service. We met all but one of our other regulatory standards

•  In the US, we connected 42,416 new gas heating customers

•  In the UK, Ofgem imposed a fine of £8 million for inaccurate reporting of gas mains replacement data during 2005/06 to 2007/08

•  Our first biomethane injection plant has been constructed to connect Adnams Bio Energy Ltd, the first production facility built for injecting biomethane into the UK gas network

•  In our UK networks, actual gas consumption was 304 TWh in 2010/11 compared with 299 TWh in 2009/10

•  During the winter of 2010/11, the US gas network supported consumption of more than 218 TWh compared with 201 TWh in 2009/10

• The central and eastern regional control centres both achieved the significant milestone of one year without a switching error • We reduced lost time injuries by 7%
•  The Edison Electric Institute (EEI) recognises companies that make an outstanding effort to restore service to their customers through the EEI Emergency Response Awards. In March 2011 EEI presented an award to National Grid for our response to a storm on 13 and 14 March 2010, which affected nearly 270,000 LIPA customers

•  The Port Jefferson power station and the generation materials management division both recently passed the threshold of 1,000 days without a lost time incident. The Northport, E. F. Barrett, Glenwood, and Far Rockaway power stations have all gone more than a year without a lost time incident

• Our competitive metering business, OnStream, won Innovation of the Year and Meter Manufacturer and Technology of the Year at the European Smart Metering Awards 2011	• Our application to appeal against the £15 million fine imposed last year on our metering business for a breach of the Competition Act was unsuccessful

Annual Report and Accounts 2010/11 | National Grid plc       27

Operating and Financial Review
Operating environment

National Grid, in common with all international companies, operates in a complex environment with a number of external factors affecting our operations.
UK and European energy policy
This is a crucial time for energy policy decisions, with the focus of debate being on the electricity market and the network regulatory reviews. The government is determined to drive the low carbon agenda. In December 2010, the Department of Energy and Climate Change launched its consultation on electricity market reform, which is designed to enable the UK to meet its climate goals by encouraging low carbon generation, and also to ensure the UK has a secure, affordable supply of electricity in the long term. It is vital that the electricity market frameworks provide the right incentives for investors.
In the UK, there is now a strong political focus on delivering a low carbon economy. The Climate Change Act requires the UK to cut greenhouse gas emissions by 80% from the 1990 levels by 2050 and by 34% by 2020. Dramatic changes in the way we produce and use our energy will be required. We must become less dependent on fossil fuels, use our energy more efficiently and integrate greater use of electric vehicles and electric heating in homes. If we are to meet our 2020 renewable energy target, 15% of our energy for electricity, heat and transport will need to come from renewable sources by 2020. It is estimated that 30% of electricity would need to be from renewables to meet this target. If developed, a North Sea grid could deliver significant benefits by connecting wind generation to the grid and providing greater interconnection with the rest of Europe. Our forecasts for gas supply continue to be built on UK continental shelf decline and higher levels of importation. The changing sources of supply necessitate greater gas transmission network flexibility.
Creating the appropriate, joined up policies to deliver an affordable and secure, low carbon energy system presents an enormous challenge for the UK government. However, the move to a low carbon economy also represents a great opportunity for the UK in terms of new jobs and economic growth. At National Grid, we have a privileged perspective. We operate the grid to which the different energy sources are connected. So we sit at the heart of the energy transformation and we are working closely with government and other stakeholders to ensure the UK can seize the opportunities it presents.
US energy policy
US energy policy continues to be shaped by the economy, budget deficits and growing political unrest in the Middle East and North Africa. The low probability, high impact oil spill in the Gulf of Mexico, the nuclear crisis in Japan caused by the earthquake and tsunami, and the steep rise in oil prices have added significant volatility to the nation’s energy debate. The President and Congressional leaders have called for strong energy legislation this year that might include a clean, renewable energy standard, energy efficiency incentives for electric and natural gas vehicles, infrastructure development and domestic energy supplies. With the partisan divide in Washington, the outlook for successful energy legislation remains unclear.
Even so, the Federal Energy Regulatory Commission continues to work on electricity transmission policy, the Department of Energy on appliance and energy efficiency standards and the Department of Homeland Security on cyber security issues. The largest energy agenda rests with the Environmental Protection Agency (EPA), which is working on power plant regulations, addressing mercury and hazardous air pollutant emissions and interregional transport and water discharge impacts on bays, rivers and estuaries, while also addressing the environmental impact of coal ash waste. In addition, while climate change is currently off the legislative calendar, EPA is expected to promulgate regulations on greenhouse gas emissions, although there is considerable pressure from some members of Congress to either delay action or strip EPA of its authority altogether.
At the state level, an overarching concern continues to be the cost of energy and its impact on citizens, business and industry. Anticipating action on climate change is another focus. New York and Massachusetts have published formal climate action plans with carbon reduction goals and recommended steps to achieve them. In this context, they have adopted goals and policies to promote aggressive utility pursuit of cost effective energy efficiency, revenue decoupling to encourage focus on energy efficiency and consideration of the best business models for delivering expanded efficiency programmes.
The states in which we operate have set renewable portfolio standards to achieve ambitious targets for renewable energy’s contribution to the resource mix, addressing climate and security concerns. Massachusetts and Rhode Island have gone further, requiring utilities to enter into long-term contracts to support renewable energy development. Transmission investment continues to receive attention at the state level, largely in the context of renewable energy policy.
State policy with respect to smart technology varies, with legislation in Massachusetts requiring utilities to file smart grid pilot programmes and a generic proceeding in New York to define the appropriate role and benefits for customers of smart technology investment. Smart technology and innovation can support energy efficiency, demand response, and renewable and clean distributed generation.
Economic environment
Since the financial crisis in 2008/09, there has been a significant recovery. The UK, Europe and the US have emerged from recession and stock markets have risen during 2010/11.
In the UK, inflation has returned after a period of deflation, the retail price index having risen by 5.3% during 2010/11. Our UK regulated revenues are linked to inflation (see page 30 for an explanation of the UK regulatory regime), so higher inflation leads to higher revenue. We also have a significant quantity of index-linked debt, so our financing costs increase as inflation rises, providing an economic offset. However, revenues and financing costs are both based on lagged measures of inflation, and the time lags are not the same, so the economic offset is not perfect.
In the US, although GDP grew by 2.3% in 2010/11, unemployment remains high and in March 2011 still stood at 8.8%. Unlike the position in the UK, we sell gas and electricity directly to consumers in the US and so we are exposed to bad debt risk, which is affected by unemployment rates. Some of our rate plans include protection against such risk (see page 35 for an explanation), but in most cases these do not cover the full cost.
In March 2011, global oil prices reached their highest level since 2008. Our direct exposure to oil prices is very limited. However, the price of oil affects the willingness of consumers to switch from oil to gas for domestic heating purposes, which is a significant driver of the increase in our Gas Distribution customer numbers in the US.

28       National Grid plc | Annual Report and Accounts 2010/11

Corporate responsibility
Our reputation depends on our stakeholders being able to trust us and be confident in us. We can only retain our right to operate by working to the highest standards, by trusting our employees to do the right thing and by running our Company responsibly and sustainably.
Our Framework for Responsible Business, revised and relaunched in June 2010, provides a clear line of sight from our vision to how we manage our business and our day-to-day dealings with our stakeholders. Our Company wide policies and position statements, available on our website, underpin the Framework.
This Operating and Financial Review includes summary information and performance metrics for our key non-financial impacts, including process and employee safety (page 43), customer service (page 44), an inclusive, diverse and talented workforce (page 52) and climate change (page 53). Further information on these, together with other non-financial impacts, such as employee wellbeing, electric and magnetic fields and contaminated land, can be found in the responsibility section of our website www.nationalgrid.com. This also includes an overview of our approach to assuring the corporate responsibility information and data in this report and in our other public corporate responsibility reporting.
Business conduct
This year, we amended and reissued ‘Doing the Right Thing —Our Standards of Ethical Business Conduct’. Doing the Right Thing provides a common set of practical guidelines to help ensure our behaviours are lawful, comply with our policies and licences, and follow the values set out in the Framework and our core values. We undertake face to face training of new starters and are making available online training for employees annually to ensure they understand the Standards.
We have taken steps to prepare for the implementation of the Bribery Act 2010 which comes into force in the UK in July 2011. This has included undertaking a risk assessment, review of Company policies (including Doing the Right Thing mentioned above) and an extensive training and awareness programme that will include eLearning for all employees.
In 2010/11, there were 13.9 substantiated breaches of the Standards per 1,000 employees compared with 13.6 in 2009/10. Offences include such things as fraud, internet and email abuse, drugs and alcohol abuse, and misuse of Company vehicles and other assets. We take all breaches very seriously and disciplinary action can range from a verbal warning to dismissal.
More information on our approach to business ethics is included in the Corporate Governance section starting on page 80.

Annual Report and Accounts 2010/11 | National Grid plc       29

Operating and Financial Review
Regulatory environment –
UK regulation

Regulatory framework
In the UK, energy networks are regulated by the Office of Gas and Electricity Markets (Ofgem). Ofgem operates under the direction and governance of the Gas and Electricity Markets Authority (GEMA) and has established price control mechanisms that restrict the amount of revenue that can be earned by regulated businesses.
Ofgem’s main priority is to protect the interests of consumers. It does this by regulating monopoly activities such as the companies that run the gas and electricity networks and by promoting competitive gas and electricity markets.
The Gas Act 1986 and Electricity Act 1989, as amended (the Acts), provide the fundamental legal framework for gas and electricity companies. The Acts establish the licences for electricity generation, transmission, distribution and supply, and for gas transmission, distribution, shipping and supply.
Regulatory licences
Our main licensed businesses in the UK are:
●	the gas transportation businesses of National Grid Gas plc, consisting of the national transmission system and the retained distribution network businesses. There are also four independent distribution networks, which we previously owned and which we sold in 2005;

●	National Grid Metering, which is a subsidiary of National Grid Gas and manages the latter’s domestic and non domestic metering assets;

●	the electricity transmission business of National Grid Electricity Transmission plc; and

●	the interconnector business of National Grid Interconnectors Ltd.
The licences established under the Acts require each of these business activities to develop, maintain and operate an economic and efficient network and to facilitate competition in the supply of gas and electricity in Great Britain. The Acts also provide the licensed businesses statutory powers such as the right to bury our pipes or cables under public highways and the ability to purchase land compulsorily in order to facilitate the conduct of our businesses.
To ensure that our licensed businesses are operating efficiently, and that consumers are protected, we operate under eight price controls in the UK, comprising: two for our UK electricity transmission operations, one covering our role as transmission owner (TO) and the other for our role as system operator (SO); two for our gas transmission operations, again one as TO and one as SO; and one for each of our four regional gas distribution networks. In addition to the eight price controls, our LNG storage business has a price control covering some aspects of its operations. There is also a tariff cap price control applied to certain elements of domestic metering and daily meter reading activities undertaken by National Grid Metering.
Price control mechanism
Because price control mechanisms restrict revenues, not profits, they encourage efficiencies within our regulated businesses. Savings that are made can be retained for the remainder of the price control period, but the higher level of efficiency that led to these savings is then used to inform a new baseline level for the next price control period.
Price control regulation is designed to ensure that, as a monopoly, we charge reasonable prices, and to provide us with a future level of revenue sufficient to enable us to meet our statutory duties and licence obligations. It also provides financial incentives to manage and operate our networks in an economic, efficient and coordinated manner in accordance with our legal and licence obligations, offer good quality of service to network users and invest in our networks in a timely and efficient manner to help ensure long-term security of supply is maintained.
During each price control review period, the amount of money that can be earned by our regulated businesses is restricted by what is referred to as an RPI-X price control, which is normally reviewed every five years by Ofgem. The RPI-X allowance is based upon Ofgem’s estimates of efficient operating expenditure (opex), capital expenditure (capex) and asset replacement, together with an allowance for depreciation and an allowed rate of return on capital invested in our businesses. This is summarised in the diagram below, representing a building block model of the price control.
Building blocks
The inputs of the building block model are used, together with the regulatory asset base value (RAV) to calculate the allowed revenue. The RAV, which represents the value ascribed by Ofgem to the capital employed in our regulated businesses, is adjusted to reflect asset additions, removals, depreciation and the rate of inflation.
The RPI-X price control takes the retail price index as its benchmark and subtracts X, an efficiency factor, from it. For example, at a time when annual inflation was 3%, a value for X of 2% would allow our regulatory businesses to raise prices by no more than 1%. Price controls also include incentive mechanisms to encourage us to improve our performance in particular areas.
The price control provides our regulated businesses with a level of revenue that is sufficient to finance the businesses if they are efficiently run. The revenue allowance is based on an estimate of the costs an efficient company would face in running its regulated businesses and includes operating expenditure, capital expenditure, financing costs including both debt and equity, and taxation.

30       National Grid plc | Annual Report and Accounts 2010/11

Current price controls
The key elements of the current price controls for both gas and electricity transmission are that we are allowed to earn a 4.4% post-tax real return on our RAV, equivalent to a 5.05% vanilla return, with a £4.4 billion baseline five year capex allowance and a £1.2 billion five year controllable opex allowance.
In addition, we are subject to a number of incentives that can adjust our transmission network revenue. For electricity transmission, these include incentives for network reliability, sulphur hexafluoride losses, efficiency and balancing services. For gas transmission, our incentive schemes cover areas such as the cost of investment for additional capacity to facilitate new connections to the system.
The key elements of the current price controls for gas distribution are that we are allowed to earn a 4.3% post-tax real rate of return on our RAV, equivalent to a 4.94% vanilla return, with a £2.5 billion baseline five year capex allowance and a £1.6 billion five year controllable opex allowance.

		Allowed	Actual	Return
		vanilla	vanilla	on
	RAV	return	return	equity

Electricity transmission	£8,388m	5.05%	6.40%	13.6%

Gas transmission	£4,889m	5.05%	7.20%	15.8%

Gas distribution	£7,520m	4.94%	5.54%	12.1%

Total	£20,797m			13.6%
Ofgem’s review of price controls: RPI-X@20
Since privatisation, the RPI-X mechanism has provided the industry with strong incentives to be more efficient. The level of opex costs has decreased over the years, transforming previously inefficient nationalised industries. However, over the past few years new challenges, such as Great Britain’s transition to lower carbon emissions and the requirement to renew ageing networks, have caused Ofgem to review the continuing appropriateness of the RPI-X approach.
In March 2008, Ofgem announced the RPI-X@20 review, which was a two year project to review the workings of the current approach to regulating Great Britain’s energy networks and develop future policy recommendations.
Ofgem’s RPI-X@20 review aims were to: drive improvements in quality of service and efficiency; ensure that the regulatory framework is flexible to adapt to structural changes in the energy industry; and enable efficient network companies to finance themselves efficiently.
To allow the lessons of the review to be accommodated in full, Ofgem extended the current transmission price control from its scheduled end in March 2012 by one year to March 2013.
Following the RPI-X@20 review, Ofgem has identified a modified price control approach, designated as RIIO, to deliver and meet the changing future needs of the energy market. The fundamental building block approach shown in the diagram opposite will still be at the heart of the model.
The RIIO model
Ofgem’s revised RIIO regulatory framework will be implemented in the next round of gas distribution and gas and electricity transmission price controls, which will start in April 2013.
RIIO refers to the formula:
Revenue = Incentives + Innovation + Outputs
To attract the efficient investment needed for the industry, Ofgem’s RIIO model is intended to incentivise network companies to deliver the outputs demanded by consumers and network users in an efficient and innovative way.
The key features of the RIIO model are:
●	a longer price control, lasting eight years, to provide stronger incentives for networks to manage costs;

●	encouraging network companies to work more closely with stakeholders to identify what they want from energy network companies. This should help networks to identify, and so better meet, the developing needs of the energy market;

●	rewarding network companies with higher returns where they meet the needs of the network users and consumers in innovative and efficient ways. However, network companies that perform poorly can expect to receive lower returns;

●	encouraging network companies to become actively involved in delivering a sustainable energy sector;

●	supporting the development and delivery of a network service that provides long-term value for money to existing and future consumers; and

●	providing clarity to future investors to ensure that network companies can raise the finance needed in a timely manner and at a reasonable cost to consumers.
Impact on National Grid
The RIIO model will not only reward us for increased efficiency but also encourage us to engage more openly and effectively with our stakeholders. This will allow us to develop more robust commercial relationships with current and future network users to help us fulfil our vital role in the delivery of a sustainable future energy sector. It will also help us to respond and adapt our delivery plans to provide long-term value for money to network users.
Output measures in future price controls will give stakeholders a clear understanding of what we will deliver in return for the revenue that we receive from our customers. The proposed output categories are: customer satisfaction; reliability and availability; safe network services; connection terms; environmental impact; and social obligations. These outputs will cover both primary and secondary deliverables. We will be required to demonstrate in price controls that the primary outputs are material, controllable, measurable, comparable and legally compliant. The secondary deliverables will be evidenced through our business plans to demonstrate the costs required to deliver the primary outputs. Four years into the eight year price control, there will be an interim review of the outputs that we were required to deliver, to ensure that they remain relevant.
As the energy landscape evolves, Ofgem’s RIIO model should encourage us in our gas distribution and electricity and gas transmission roles to play a full part in the delivery of a sustainable energy sector and to deliver network services offering long-term value for money to existing and future consumers.

Annual Report and Accounts 2010/11 | National Grid plc       31

Operating and Financial Review
Regulatory environment –
US regulation

Regulators
In the US, public utilities’ retail transactions are regulated by state utility commissions, including the New York Public Service Commission, the Massachusetts Department of Public Utilities, the Rhode Island Public Utilities Commission and the New Hampshire Public Utilities Commission. Utility commissions serve as economic regulators in approving cost recovery and authorised rates of return. The state commissions establish the retail rates to recover the cost of transmission and distribution services, and focus on services and costs within their jurisdictions. The Federal Energy Regulatory Commission (FERC) regulates the wholesale transactions of public utilities, such as interstate transmission and electricity generation, and provides for the cost recovery of these services.
Utility commissions are also charged with serving the public interest by ensuring utilities provide safe and reliable service at just and reasonable prices. They establish service standards and approve mergers and acquisitions of public utilities. FERC also regulates public utility holding companies and centralised service companies, including those of the US businesses of National Grid.
In the US, many states have deregulated the commodity or supply component of electricity and gas utility service. Customers in deregulated states have been given the opportunity to purchase electricity or gas service from competitive suppliers. All the states in which we operate have deregulated electricity and gas supply.
Regulatory process
Utilities in the US submit a formal rate filing requesting a revenue adjustment in a proceeding known as a rate case. The rate case process is conducted in a litigated setting and, in the states in which we operate, it can take six to 13 months for the commission to render a final decision. In all states, the utility is required to prove that its requested rate change is prudent and reasonable. The utility may request a rate plan that can span multiple years.
During the rate case process, consumer advocates and other intervening parties scrutinise and often file opposing positions to the utility’s rate request. The rate case decision reflects a weighing of the facts in light of the regulator’s policy objectives. During a rate case, the utility, consumer advocates and intervening parties may agree on the resolution of aspects of a case and file a negotiated settlement with a commission for approval.
Gas and electricity rates are established from a revenue requirement, or cost of service, representing the utility’s total cost of providing distribution or delivery service to its customers. It includes operating expenses, depreciation, taxes and a fair and reasonable return on the utility’s regulated asset base, typically referred to as its rate base. The rate of return applied to the rate base is the utility’s weighted average cost of capital, representing its cost of debt and an adjudicated return on equity (ROE) intended to provide the utility with an opportunity to attract capital from investors and maintain its financial integrity. The total cost of service is apportioned among different customer classes and categories of service to establish the rates, through a process called rate design, for these classes of customers. The final cost of service and rate design are ultimately approved in the rate case decision.
The revenue requirement is derived from a comprehensive study of the utility’s total costs during a recent 12 month period of operations, referred to as a test year. Each commission has its own rules and standards for adjustments to the test year which are intended to arrive at the total costs expected in the first year new rates will be in effect, or the rate year, and may include forecasted capital investments in determining rate year rate base. Often, known and measurable adjustments are made to test year data to reflect normal operating conditions. In Massachusetts and New Hampshire, only limited adjustments to this test year are allowed, which are required to be both known and measurable. New York and Rhode Island allow more comprehensive adjustments to the test year.
In summary, the US regulatory regime is based on a building block approach intended to allow the utility to recover its cost of service and earn a return on past investments.
Regulatory lag
Once approved, base rates are typically either fixed until the next request is filed and litigated, or may be adjusted pursuant to a multi-year rate plan. Consequently, if costs change substantially between rate cases and base rates remain unchanged during the same period, the result can be large discrepancies between revenue generated from rates and actual costs incurred, commonly referred to as regulatory lag.
One of the ways to reduce the effects of regulatory lag has been to propose and gain approval for rate adjustment mechanisms in respect of certain costs which are generally outside the control of the utility management, such as pension and other post-employment benefit (OPEB) costs. Such mechanisms may be known as true ups or reconciling mechanisms. Base rates generally provide an allowance for such costs, but the actual costs incurred by the utility may turn out to be higher or lower than the allowance. A reconciling mechanism allows the utility to charge or refund to customers an amount in addition to or in place of base rates, so that the overall revenue providing for the recovery of the specified costs matches the actual costs incurred. A summary of these arrangements can be found on page 35.
Another way to reduce regulatory lag is by gaining approval of a formula rate from the regulator. FERC allows transmission cost recovery from wholesale transmission customers based upon a formula. The charges to wholesale customers are updated at least annually, based upon actual costs incurred and investments made. A calculation is performed each year to compare the actual with the projected revenue requirement. Any refund or surcharge in rates is an adjustment to the revenue requirement for the subsequent period. For our New England wholesale transmission business, the formula operates on a monthly basis, which virtually eliminates regulatory lag.
Our rate plans
We have five sets of electricity rates and seven sets of gas rates, covering our electricity distribution operations in upstate New York, Massachusetts, Rhode Island and New Hampshire, and our gas distribution networks in upstate New York, New York City, Long Island, Massachusetts, Rhode Island and New Hampshire. Distribution and transmission electricity services in upstate

32       National Grid plc | Annual Report and Accounts 2010/11

New York continue to be subject to a combined rate that is billed to end use customers. In New England, retail transmission rates reflect the recovery from our end use customers of wholesale transmission charges assessed to our electricity distribution companies. Wholesale rates for our electricity transmission network in New England and New York are subject to FERC approval.
We have regulatory arrangements that provide for the recovery of our historical investments and commitments related to our former electricity generation business that were stranded when some of our US subsidiaries divested their generation assets as part of industry restructuring and wholesale power deregulation in New England and New York. These arrangements include the recovery of certain above market costs of electricity power purchase contracts that were in place at that time. We recover most of these costs through the rates charged to our electricity customers. We will have fully recovered our sunk investments in generation assets by the end of 2011 at which time revenue associated with stranded cost recovery will decline significantly.
Our rate plans are designed to produce a specific allowed ROE, by reference to an allowed operating expense level and rate base. Some rate plans include earned savings mechanisms that allow us to retain a proportion of the savings we achieve through improving efficiency, with the balance benefiting customers.
In addition, our performance under certain rate plans is subject to service performance targets. We may be subject to monetary penalties in cases where we do not meet those targets.
Features of our rate plans
Unlike the position in the UK, we are responsible for billing our customers for their use of electricity and gas services. Customer bills typically comprise a commodity charge, covering the cost of the electricity or gas delivered, and delivery charges, covering our delivery service. Depending on the state, delivery rates are either based upon actual sales volumes and costs incurred in an historical test year, or on estimates of sales volumes and costs, and in both cases may differ from actual amounts. A substantial proportion of our costs, in particular electricity and gas purchases for supply to customers, are pass-through costs, meaning they are fully recoverable from our customers. Our charges to customers are designed to recover these costs with no profit. Rates are adjusted from time to time to ensure any over- or under-recovery of these costs is returned to, or recovered from, our customers. There can be timing differences between costs being incurred and rates being adjusted.
Our electricity and gas distribution businesses operate under franchise agreements that provide us with certain rights and obligations regarding facilities and the provision of service within each state in which we operate. In addition, there are federal and state laws and regulations covering both general business practices and electricity and gas operations in particular, especially with respect to safety, energy transactions, customer sales and service, levels of performance, rates, finances and environmental concerns.
Our Long Island generation plants sell capacity to the Long Island Power Authority under a contract, approved by FERC, which provides a similar economic effect to cost of service rate regulation.
Revenue for our wholesale transmission business in New England and New York is collected from wholesale transmission customers, who are typically other utilities and include our own New England electricity distribution businesses. With the exception of upstate New York, which continues to combine retail transmission and distribution rates to end use customers, these wholesale transmission costs are incurred by distribution utilities on behalf of their customers and are fully recovered as a pass-through from end use customers as approved by each state commission.
Regulatory filings
The objectives of our rate case filings are to ensure that we have the right cost of service with the ability to earn a fair and reasonable rate of return, while providing safe and reliable service to our customers. In order to achieve these objectives and to reduce regulatory lag, we have been requesting structural changes, such as revenue decoupling mechanisms, capital trackers, commodity related bad debt true ups, and pension and OPEB true ups, separately from base rates. These terms are explained below the table on page 35.
The chart below shows the progress we have made on these regulatory principles (excluding New Hampshire). We continue to work towards implementing these regulatory principles across our US business.
Although many of our rate plans feature revenue decoupling, in some cases decoupling applies only to some classes of customer. As a result, the proportion of revenues which is decoupled is 81% for our electricity businesses and 57% for our gas businesses for 2010/11. Transmission revenue is effectively decoupled.
Massachusetts gas rate case
On 16 April 2010, we filed a rate case for the Boston, Essex and Colonial Gas companies. The filing included requests for approval of: an increase in revenue to fund distribution operations and prior capital additions; a revenue decoupling mechanism; an infrastructure investment tracker; true up mechanisms for commodity bad debt and pension costs; and an annual inflation adjustment tracker.
On 2 November 2010, the Massachusetts regulator ruled on our request. We were granted an increase in revenue of $58 million, based upon an allowed return on equity of 9.75% and a 50% equity ratio. We also received approval for the implementation of a revenue decoupling mechanism, true up mechanisms for commodity bad debt and pension costs, and an infrastructure investment tracker with a cap on annual base rate increases of 1% of revenues for the prior calendar year. The regulator denied our proposed inflation adjustment tracking mechanism. Rates went into effect on 2 November 2010. The regulator also approved consolidated base rates for the merged Boston Gas and Essex Gas operations, as well as for the two operating divisions of Colonial Gas, so that we have two sets of base rates instead

Annual Report and Accounts 2010/11 | National Grid plc       33

Operating and Financial Review
Regulatory environment –
US regulation continued

of four. On 22 November 2010, we filed a motion for recalculation on certain rate case items, worth approximately $10 million in additional annual revenue. We expect a regulatory decision during the first half of 2011/12.
Massachusetts electricity revenue decoupling
and pension expense filing
On 25 February 2011, the Massachusetts regulator approved, subject to further review, rate adjustments resulting from our revenue decoupling mechanism and pension and OPEB expenses. The revenue decoupling mechanism allows for annual adjustments to our distribution rates to support incremental capital investment of up to $170 million, less the annual base rate allowance for depreciation expense of $96 million, and the reconciliation between allowed annual revenue targets and billed revenue. The approved revenue decoupling mechanism rate adjustments provide for the recovery of $2.6 million in revenue beginning on 1 March 2011. The regulator also approved recovery of forecast pension and OPEB expenses for calendar year 2011, one third of the balance of the expenses in excess of revenue for calendar year 2010 and carrying charges associated with pension and OPEB assets and liabilities. The approval permits the recovery of $50.3 million in costs beginning on 1 March 2011, representing an annual increase of $17.4 million.
Upstate New York electricity rate case
In January 2010, we filed a three year rate proposal for our upstate New York electricity business, to take effect from 1 January 2011. The filing included a request for an increase in revenue to fund electricity operations, a revenue decoupling mechanism proposal as requested by the regulator and annual reconciliation mechanisms for certain non controllable costs. During the proceeding, the rate case proposal was limited to one year.
In January 2011, the regulator ruled on our request, increasing base delivery rates by $119.3 million with effect from 1 February 2011, and allowing for a full calendar year of cost recovery as if new rates had come into effect on 1 January 2011. We were granted a 9.3% ROE with a capital structure of 48% common equity. An amount equivalent to 0.2% ROE, approximately $7 million, is refundable to customers if we file for new rates before 1 January 2012. Of the $119.3 million increase, approximately $40 million represents a one-off recovery of stranded costs. The increase in 2011 is entirely offset by extending the recovery period of certain deferred costs to prevent an increase in customer bills for 2011. The increase in delivery rates is therefore to be deferred until 2012 and will be subject to a filing by July 2011 for the recovery of deferral balances. In addition, $50 million of the annual revenue increase was approved on a temporary basis pending the outcome of a review of affiliate service company costs. The regulator approved the decoupling of revenues from energy delivered for all customer classes eligible for energy efficiency programmes and continues to allow for the full recovery of pension, OPEB and energy supply costs.
Downstate New York deferrals filing
The downstate New York rate plans allow us to request recovery or refund of certain costs and forecast expenses which vary from rate plan allowances. Such costs include: site investigation and environmental remediation; property tax; and pension and OPEB expenses. On 29 January 2010, our downstate New York companies made a filing with the New York regulator to request up to $65 million in cost recovery per year over five years. The proceeding is ongoing.
Rhode Island filings
In May 2010, Rhode Island enacted legislation requiring us to decouple revenue from energy delivered and providing revenue support for prospective infrastructure investment and certain electricity operation and maintenance expenses. In October 2010, we submitted our electricity and gas revenue decoupling mechanism petitions, and expect a regulatory decision in June 2011 that will include an effective start date of 1 April 2011. Incremental funding of our expanded electricity energy efficiency programmes was approved, beginning in January 2011. Due to conflicting statutes, the expanded gas efficiency programmes were not approved, but we anticipate that this will be resolved in 2011/12.
In December 2010, we filed petitions seeking approval of our 2011/12 infrastructure, safety and reliability plans for the electricity and gas businesses. In the filings, we requested revenue for the costs of capital investment programmes, along with vegetation management and inspection and maintenance expenses for the electricity distribution business. Both petitions were approved in March 2011, providing additional annual electricity and gas distribution revenues of approximately $3.3 million and $1.8 million, respectively.
New Hampshire gas rate case
On 26 February 2010, we filed a rate case for the EnergyNorth gas distribution business. The filing included a request for an overall increase in revenue of $11.4 million and a return on equity of 11.2%. We also proposed a revenue decoupling mechanism, an expanded capital tracker, reconciling mechanisms for pension and OPEB and for commodity related bad debt and an inflation tracker on operations and maintenance costs. On 14 May 2010, the regulator approved $5 million in temporary rates which will become effective on 1 June 2010, reconcilable to the final decision with new rates effective from 1 April 2011.
We entered into a settlement agreement for permanent rates in January 2011. The final decision, approving the settlement of the case, was issued on 10 March 2011. We received a revenue increase of $6.8 million, based upon an imputed return on equity of 9.67% and a capital structure of 50% equity. In addition, we received approval for a reconciling mechanism for commodity related bad debt, once certain thresholds are achieved, as well as updated pension and property tax expense for current year data. The final decision did not include approval of a revenue decoupling mechanism, pension and OPEB tracker or inflation tracker.
Disposal of New Hampshire businesses
On 8 December 2010, National Grid signed an agreement with a subsidiary of Algonquin Power & Utilities Corp. for the sale of the EnergyNorth gas and Granite State electricity companies. The transaction is expected to close in the second half of 2011/12.
Liberty Consulting Group audit
In September 2010, we commissioned Liberty Consulting Group (Liberty), a nationally recognised leader in providing independent audits of regulated businesses, to conduct a comprehensive review of our cost allocation process. Liberty was hired following questions about our cost allocation processes which surfaced during the upstate New York electricity and Massachusetts gas rate cases in August 2010. After a five month review, Liberty issued its final report including recommendations on our US accounting systems and practices. The review found no evidence of deliberate misallocation of expenses. Liberty’s recommendations, including a focus on financial reporting by jurisdiction rather than by line of business, improving controls and training related to cost allocation, and moving toward a single, consolidated financial platform and cost allocation methodology, are generally in line with actions we are already taking to implement improvements.

34       National Grid plc | Annual Report and Accounts 2010/11

Summary of US price controls and rate plans

†	Revenue decoupling

A mechanism that removes the link between a utility’s revenue and sales volume so that the utility is indifferent to changes in usage. Revenues are reconciled to a revenue target, with differences billed or credited to customers. Allows the utility to support energy efficiency.
‡	Capital tracker

A mechanism that allows for the recovery of the revenue requirement of incremental capital investment above that embedded in base rates, including depreciation, property taxes and a return on the incremental investment.
§	Commodity related bad debt true up

A mechanism that allows the Company to reconcile commodity related bad debt to either actual commodity related bad debt or to a specified commodity related bad debt write-off percentage. For electricity utilities, this mechanism also includes working capital.
◊	Pension/OPEB true up

A mechanism that reconciles the actual non capitalised costs of pension and other post-employment benefits and the actual amount recovered in base rates. The difference may be amortised and recovered over a period or deferred for a future rate case.

Annual Report and Accounts 2010/11 | National Grid plc       35

Operating and Financial Review
Business drivers, principal risks
and opportunities

## Business drivers

There are many factors that influence the success of our business and the financial returns we obtain. We consider the factors described here to be our principal business drivers.

### Price controls and rate plans

The prices we charge for use of our electricity and gas transmission and distribution networks are determined in accordance with regulatory approved price controls in the UK and rate plans in the US. These arrangements include incentive and/or penalty arrangements. The terms of these arrangements have a significant impact on our revenues.

### Multi-year contracts

Revenues in our Long Island electricity distribution and generation operations are subject to long-term contracts with the Long Island Power Authority. In addition, revenues in our Grain LNG importation terminal are determined by long-term contractual arrangements with blue chip customers.

### People

The skills and talents of our employees, along with succession planning and the development of future leaders, are critical to our success. We believe that business success will be delivered through the performance of all current and future employees, and enhanced by having a workforce that is diverse in its cultural, religious and community influences.

## Principal risks and opportunities

There are a number of risks that might cause us to fail to achieve our vision or to deliver growth in shareholder value. We can mitigate many of these risks by acting appropriately in response to the factors driving our business. The principal risks are described here. For more detail on risks, see pages 91 to 93.

### Regulatory settlements and long-term contracts

Our ability to obtain appropriate recovery of costs and rates of return on investment is of vital importance to the sustainability of our business. We have an opportunity to help shape the future of the regulatory environment, for example in our rate filings in the US. If we fail to take these opportunities, we risk failing to achieve satisfactory returns.

### Financial performance

Financial performance and operating cash flows are the basis for funding our future capital investment programmes, for servicing our borrowings and paying dividends, and for increasing shareholder value. Failure to achieve satisfactory performance could affect our ability to deliver the returns we and our stakeholders expect.

### Talent and skills

Harnessing and developing the skills and talent of our existing employees, and recruiting, retaining and developing the best new talent, will enable us to improve our capabilities. Failure to engage and develop our existing employees or to attract and retain talented employees could hamper our ability to deliver in the future.

## Objectives

We have developed the Company strategy and objectives to address the key business drivers and risks, ensuring we manage the business appropriately so as to mitigate risks and optimise opportunities. For more detail on objectives, see pages 38 and 39.

Building trust, transparency, and an inclusive and engaged workforce

Developing our talent, leadership skills and capabilities

## Key performance indicators (KPIs)

We use a variety of performance measures to monitor progress against our objectives. Some of these are considered to be key performance indicators and are set out here. For more detail on performance, see pages 40 to 69.

- Adjusted earnings per share
- Group return on equity
- Total shareholder return
- Employee engagement index

36       National Grid plc | Annual Report and Accounts 2010/11

### Capital investment

Capital investment is a significant driver of organic growth. In our regulated energy networks, the prices we charge include an allowed return for capital investment determined in accordance with our price controls and rate plans. Capital investment in non-regulated assets allows us to develop new revenue streams or to increase revenues from existing assets.

### Safety, reliability and efficiency

Our ability to operate safely and reliably is of paramount importance to us, our employees, our contractors, our customers, our regulators and the communities we serve. Operating efficiently allows us to minimise prices to our customers and improve our own financial performance to benefit our shareholders.

### Relationships and responsibility

Our reputation is vitally important to us. We only earn the trust and confidence of our stakeholders by conducting our business in a responsible manner. Our reputation depends on our behaviours being lawful and ethical, on complying with our policies and licences, and on living up to our core values.

### Other investment

Investment in new businesses is also a significant driver of growth, provided we can create value through operational improvements, synergies and financial benefits. Disposals can crystallise value for shareholders, where the price on offer is better than the long-term return we can obtain ourselves or where a business does not fit with our principal operations.

### Investment in our networks

Our future organic growth is dependent on the delivery of our capital investment plans. In order to deliver sustainable growth with superior financial performance we will need to finance our investment plans. Instability in the financial markets, loss of confidence by investors, or inadequate returns on our investment may restrict our ability to raise finance.

### Safety, reliability and customer service

The returns we generate are dependent on operating safely and reliably, and providing a quality service to customers. If we fail to meet our regulatory targets or the high standards we set ourselves, we risk loss of reputation as well as financial penalties imposed by regulators.

### Efficiency

Simplifying and standardising our systems and processes will drive efficiency and reduce costs. Transforming our operating model should enable us to deliver increased value to our shareholders. If we do not achieve the expected benefits in efficiency, then shareholder value will not grow as we hope or will diminish.

### Sustainability and climate change

Safeguarding our global environment for future generations is dependent on integrating sustainability and climate change considerations into our business decisions and influencing legislators, regulators, employees, customers and suppliers to address climate issues and become more environmentally responsible.

### Expanding our capabilities and identifying growth opportunities

We seek to identify, evaluate and acquire new businesses that build on our core regulated operations. If we are unable to acquire businesses with the correct strategic fit it may restrict our future growth and our ability to increase shareholder value. The acquisition of new businesses is dependent on our ability to fund transactions through internal cash flows or the issuance of new debt or new shares.

---

Modernising and extending our transmission and distribution networks

Driving improvements in our safety, customer and operational performance

---

Network reliability targets

Employee lost time injury frequency rate

Customer satisfaction

Regulated controllable operating costs

Greenhouse gas emissions

Annual Report and Accounts 2010/11 | National Grid plc       37

Operating and Financial Review
Vision, strategy and objectives
Vision
Our vision is the long-term aspiration for National Grid: what we want to be in the future. Our vision statement has remained unchanged since we first published it in 2007:
We, at National Grid, will be the foremost international electricity and gas company, delivering unparalleled safety, reliability and efficiency, vital to the wellbeing of our customers and communities.
We are committed to being an innovative leader in energy management and to safeguarding our global environment for future generations.
Strategy
Our strategy is a medium-term step in our journey to achieve the vision: what we will be doing over the next few years. It is also the overarching principle which provides commercial context to each of the objectives and actions.
Our strategy is designed to ensure that the objectives remain aligned with the factors that drive our business. To see how those factors are aligned, see pages 36 and 37. For the last three years, our strategy has been expressed in these terms:
We will build on our core UK and US, electricity and gas, regulated business base and financial discipline to deliver sustainable growth and superior financial performance.
Objectives
To guide leaders, managers and individuals in our businesses and help deliver the strategy, we set out eight Company objectives:
●	Driving improvements in our safety, customer and operational performance

●	Delivering strong, sustainable regulatory and long-term contracts with good returns

●	Modernising and extending our transmission and distribution networks

●	Expanding our capabilities and identifying new financeable opportunities to grow

●	Becoming more efficient through transforming our operating model and increasingly aligning our processes

●	Building trust, transparency and an inclusive and engaged workforce

●	Developing our talent, leadership skills and capabilities

●	Positively shaping the energy and climate change agenda with our external stakeholders in both regions
These are the objectives against which our performance has been measured this year. A summary of our progress is set out below, and a detailed discussion of our performance against each of the objectives can be found on pages 42 to 53.
Line of sight
In a number of places in this report, we refer to the principle of line of sight. What we mean by this principle is that the individual objectives of every employee should be set by reference to the Company objectives, strategy and vision, ensuring that every individual is encouraged and incentivised to contribute to the same collective goals. Consequently the actions required to deliver the strategy are allocated and aligned with employee responsibilities.
Performance for growth
Our performance, talent and reward management process for managers is known as performance for growth (P4G). Formal annual P4G performance appraisals are carried out for every manager against their individual objectives and against the National Grid leadership qualities. The appraisal assesses both what the individual has achieved during the year and how those outcomes have been achieved. Our staff performance and reward framework for non managerial grades, delivering performance, applies the same principles in aligning individual objectives with those of the Company.
Strategy for 2011/12
We have updated our line of sight framework and this refreshed framework reflects the new organisational arrangement, namely moving from a line of business structure to a regional structure, as set out on page 22. In addition, we have increased the level of transparency of our strategic actions. This change will improve the connection between individual actions and the achievements the organisation needs to make in the year.
The refreshed framework is shown opposite. This reflects our modified operating model in explicitly organising our business on a regional basis: UK and US. Our strategy is evolving to reflect the different challenges and operating environments we face (eg the regulatory frameworks differ significantly between the UK and US, as well as differences in energy policy direction). We will continue to exploit the scale benefits of having a global business, as set out in the shared strategic actions, but our new regional organisation will also help us to overcome the different challenges that our businesses face while ensuring a clear link with all our stakeholders.
We have worked hard to ensure that future UK price controls reflect the need for substantial and timely investments to ensure climate change targets and security of supply requirements are met, while delivering acceptable and timely returns.
In the US, our focus remains on filing rate plans and achieving appropriate rate outcomes, while also addressing our cost base. 2010/11 has seen some progress but there is more to do.

38       National Grid plc | Annual Report and Accounts 2010/11

*These are the forthcoming price controls for our UK regulated businesses. Transmission price control 4 (TPCR4) is the one year extension of the current price control for transmission to March 2013. The first RIIO price controls (RIIO-T1 for transmission, RIIO-GD1 for gas distribution) will start in April 2013

Annual Report and Accounts 2010/11 | National Grid plc       39

Operating and Financial Review
Key performance indicators (KPIs)

Financial KPIs

Company strategy and objectives	Financial KPIs	Definitions

Sustainable growth and superior financial performance	Adjusted earnings per share	Adjusted earnings* divided by the weighted average number of shares

	Total shareholder return	Average of the closing daily TSR levels for the 30 day period up to and including that date, assuming dividends have been reinvested

Delivering strong, sustainable regulatory and long-term contracts with good returns	Group return on equity	Adjusted earnings* with certain regulatory based adjustments divided by equity

Becoming more efficient through transforming our operating model and increasingly aligning our processes	Regulated controllable operating costs	Regulated controllable operating costs, excluding bad debts, as a proportion of regulated assets

Our performance and the progress we have made against our strategic aims and against the objectives we have set ourselves are described below and on the following pages. Commentary on our overall financial results can be found on pages 54 to 59, and information on the performance and financial results of each line of business is set out on pages 60 to 68.
We measure the achievement of our objectives both through the use of qualitative assessments and through the monitoring of quantitative indicators. To provide a full and rounded view of our business, we use non-financial as well as financial measures. Although all these measures are important, some are considered to be of more significance than others, and these more significant measures are designated as KPIs. Our financial and non-financial KPIs are highlighted here. KPIs are used as our primary measures of whether we are achieving our principal strategic aims of sustainable growth and superior financial performance. We also use KPIs to measure our performance against our objectives; the relationships between the objectives and the KPIs is explained above.

*	Adjusted earnings exclude exceptional items, remeasurements and stranded cost recoveries
+	2007/08 data include continuing operations acquired with KeySpan for the period from 24 August 2007 to 31 March 2008 or as at 31 March 2008
†	Comparative data have been restated for the impact of the bonus element of the rights issue and the scrip dividend issues
^	2007/08 results include KeySpan operations on a pro forma financial performance basis assuming the acquisition occurred on 1 April 2007
◊	Prior years have been restated on a constant currency basis

40       National Grid plc | Annual Report and Accounts 2010/11

Non-financial KPIs

Company objectives	Non-financial KPIs	Definitions

Modernising and extending our transmission and distribution networks	Network reliability targets	Various definitions appropriate to the relevant line of business

Driving improvements in our safety, customer and operational performance	Customer satisfaction	Our position in customer satisfaction surveys

	Employee lost time injury frequency rate	Number of employee lost time injuries per 100,000 hours worked on a 12 month basis

Building trust, transparency and an inclusive and engaged workforce	Employee engagement index	Employee engagement index calculated using responses to our employee survey

Positively shaping the energy and climate change agenda with our stakeholders in both regions	Greenhouse gas emissions	Percentage reduction in greenhouse gas emissions against our 1990 baseline

Network reliability		Performance			Measure			Target
targets		06/07	07/08	08/09	09/10	10/11		10/11

	Electricity transmission – UK	99.9999	99.9999	99.9999	99.9999	99.9999	%	99.9999

	Gas transmission – UK	100	100	100	100	100	%	100

	Gas distribution – UK	99.999	99.999	99.9999	99.999	99.999	%	99.999

	Electricity transmission – US	259	437	266	147	414	MWh losses	<204

	Electricity distribution – US	121	110	114	114	123	Mins of outage	<122

	See page 45 for additional details on network reliability

Customer satisfaction		Performance (quartile)			Measure	Target
		08/09	09/10	10/11

	Gas Distribution – UK	4th	4th	4th	Quartile ranking	To improve

	Gas Distribution – US: Residential	4th	3rd	2nd	Quartile ranking	To improve

	Gas Distribution – US: Commercial	3rd	2nd	4th	Quartile ranking	To improve

	Electricity Distribution & Generation: Residential	4th	4th	3rd	Quartile ranking	To improve

	Electricity Distribution & Generation: Commercial	4th	3rd	2nd	Quartile ranking	To improve

~ 2007/08 restated due to improved baseline data relating to KeySpan. Previously published figure excluding KeySpan was 30%

Annual Report and Accounts 2010/11 | National Grid plc       41

Operating and Financial Review
Performance against objectives

We use a number of detailed performance measures in addition to the key performance indicators (KPIs) shown on pages 40 and 41, reflecting the scale and complexity of our operations. We use qualitative assessments to judge progress against our objectives in areas where numerical measures are less relevant.
Alignment of performance measures and strategy
Our strategy and the Company objectives for 2010/11 are set out on page 38. Our performance in implementing the key elements of our strategy is measured in the following ways.
We will build on our core UK and US electricity and gas regulated business base...
We invest in our existing business in order to improve efficiency and reliability and to support our targeted dividend growth. We will also consider acquisitions in these core areas, but only where we believe we can derive added value for our investors.
Our KPIs in this area, as shown on pages 40 and 41, are total shareholder return and network reliability. Other performance measures include capital investment (see pages 47 to 49), and dividend growth (see page 55).
...and financial discipline...
We seek to control operating costs and to invest capital only where we expect to be able to obtain an acceptable return. We are committed to maintaining a single A range credit rating at the UK operating company level.
Our KPI in this area, as shown on page 40, is regulated controllable operating costs presented as a proportion of regulated assets. Other performance indicators include regulatory returns (see page 31 for UK returns and page 35 for returns for US businesses) and interest cover (see page 56).
...to deliver sustainable growth...
There are a number of factors that determine the extent to which growth is sustainable. We believe that operational excellence will help us to build and maintain good relationships with our customers and regulators. Managing the skills and talents of our employees helps us to recruit, retain and develop the best possible talent, creating a diverse and motivated workforce and positioning ourselves to take advantage of present and future opportunities.
Our KPIs in this area, as shown on page 41, are customer satisfaction, employee lost time injury frequency rate, employee engagement index and greenhouse gas emissions. Other performance measures include measures of gender and ethnic mix.
...and superior financial performance.
We aim to deliver superior returns to our investors, and to ensure that the value we create is reflected in our share price.
Our KPIs in this area, as shown on page 40 and discussed on page 55, are total shareholder return and adjusted earnings per share. Other performance measures include adjusted operating profit for the year (see pages 56 to 59) and operating cash flows (see page 69). A full discussion of our financial performance can be found on pages 54 to 69.
Future changes to performance measures
Following the strategic review discussed on page 38, and the adoption of the new Company and regional objectives noted on page 39, we will be reviewing our KPIs and other performance measures and will report any changes in the 2011/12 Annual Report and Accounts.

42       National Grid plc | Annual Report and Accounts 2010/11

Driving improvements in our safety, customer and operational performance
Safety
Safety is critical both to business performance and to helping to define the culture of the Company for our employees. We recognise that our operations potentially give rise to risk and that some of our assets could have catastrophic consequences to surrounding communities if not properly controlled. We believe we can eliminate or minimise those risks to achieve zero injuries or harm and to safeguard members of the public. We further believe that everyone in National Grid, collectively and individually, has a part to play in achieving this.
Process safety
Process safety has been in the headlines in recent years as a result of incidents affecting other companies such as the Deepwater Horizon incident in the Gulf of Mexico, the Buncefield explosion in the UK and the San Bruno pipeline explosion in California. While we have not had any significant incidents, operating major hazard sites and pipelines means managing process safety risks is always at the front of our thoughts in the way we run our business. As well as ensuring we have effective management systems in place, we look to incidents at other companies to learn any lessons.
We have continued to report process safety KPIs up to Executive level throughout the year and have focused on the effectiveness of the action plans to address any issues. This has been reinforced by getting our leadership team out into the field to discuss process safety. We see this as a critical element to demonstrating both leadership commitment and that we listen to the views of our employees.
In 2010/11, we continued to converge our approach to process safety management across the Company with the development of a Group level major accident hazard framework. Each part of our business has an effective safety management system in place which is the product of the legislation in the region and specific asset management policies. While this has delivered compliance, the implementation of a Group framework will ensure greater consistency and support the drive for continual improvement. With elements covering risk assessment, control standards and overarching management requirements, implementation throughout 2011/12 will require each part of the business to demonstrate it has adequate controls in place. This will be supported by a cross group peer review process to provide assurance and facilitate the sharing of good practice.
Occupational safety
We report our employee lost time injury frequency rate, expressed as lost time injuries per 100,000 hours worked, as a key measure that can be compared with other companies. This takes into account the number of employees and the hours worked. As well as reporting our lost time injury frequency rate, we also report the number of lost time injuries.
Following a significant reduction in lost time injury frequency rate from 0.25 in 2008/09 to 0.15 in 2009/10, this year saw a slight deterioration, although most of the gains made in the previous year have been sustained. At the end of 2010/11, lost time injury frequency rate was 0.18 and the number of lost time injuries was 96 compared with 86 in 2009/10. Definitions for lost time injury and lost time injury frequency rate are included in the glossary on page 185.
At the same time, we have seen a significant improvement in the lost time injury performance of our contract partners’ workforce. In 2010/11, there were 51 contractor lost time injuries compared with 85 in 2009/10.
The principal causes of lost time injuries were road traffic collisions, musculoskeletal injuries and slips, trips and falls. This year has seen a range of programmes implemented to improve performance in these areas including: installing cameras in our vehicles in the US to enable better investigation of road traffic collisions; running safe driving workshops in conjunction with local police forces in the UK; sharing good practice from the US soft tissue injury prevention programme to develop a similar programme in the UK looking at ergonomic assessment; early referral of injury to physiotherapists; and rehabilitation of people with long-term injuries.
However, lost time injury frequency rate only shows part of the picture and we measure a range of other KPIs internally to ensure we control our safety risks. This year has seen particular emphasis on high potential incidents. These are typically the near misses that do not result in harm, but have the potential for serious injuries. Examples include: dropped loads, vehicles overturning, contact with overhead electrical conductors and damaging underground cables. Distinguishing these incidents in terms of potential severity has allowed us to use novel ways to communicate learning to our workforce, such as publishing a ‘red top’ style newspaper featuring the stories of people involved in the incidents. It also provides the focus on developing campaigns to improve performance before people get hurt.
Public safety
The safety of the public in the communities we serve is of prime importance to us. In 2010/11, 52 members of the public were injured as a result of our activities, compared with 39 in 2009/10 (restated from 44 to remove five incidents not attributable to National Grid activities). The principal causes of injury were slips, trips and falls around our streetworks and road traffic collisions with our vehicles.
Enforcement action
During 2010/11, we received two Improvement Notices in the UK from the Health and Safety Executive (HSE). The first was in relation to the maintenance of a short section of buried steel pipe running from an LPG vessel at one of our training centres. The notice was complied with and the pipe was subsequently found to be plastic. The second notice was in relation to our approach to collecting data on the condition of service pipes in blocks of flats. We have agreed a programme of work with the HSE to be completed by the end of September 2011.
In the US, we received five citations from the Occupational Safety and Health Administration totalling $21,750 (£13,854). These were as a result of an incident in an excavation where the side collapsed injuring an employee.

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Operating and Financial Review
Performance against objectives continued

Customer service
Excellent customer service is not only consistent with our values and simply the right thing to do, it makes good business sense as good customer service means fewer complaints and decreased rework.
Gas Distribution UK
Over the summer of 2010, work was completed on a new five year Gas Distribution customer strategy. While building on a number of existing initiatives to improve customer performance, we expect to benefit from continuous improvement to our current working practices and processes, and the implementation of our new customer and user friendly systems (see Gas Distribution front office on page 50).
We recognise that system and process change alone is not enough to get us to our targets; we require more to deliver the standards of customer service to which we aspire. In 2011/12, we aim to change the look and feel of the interaction customers experience with us through the internet and printed media, including reviewing other companies’ methods to determine best practice. We will be able to use better management information to identify areas for closer focus for continuous improvement. We will develop and implement a stakeholder communication plan and implement training to support delivery of customer service. We will also improve our complaints handling processes to ensure we meet the Ofgem incentive and drive down complaints by understanding root causes and learning from them.
It is important to develop meaningful performance measurement tools, including performance targets for employees and contract partners to incentivise excellent performance.
Early indications are that our new strategy is driving improvements. All our networks are moving forward and we are scoring at or above our expectations for customer satisfaction.
Transmission UK
Transmission UK is facing a period of unprecedented change within the energy sector. To deliver our part in meeting the government targets we will need to be a flexible organisation that is in tune with the market environment and with our customers.
Our growing list of customers includes new developers, (from nuclear to wind, both on and offshore, wave and tidal power), gas storage and our more conventional gas and electricity customer connections. These new entrants will need our help in understanding our business and its complexity. We should not forget that we have a significant existing customer group who rightly expect us to deliver great customer service too. As customers ourselves, this is something we can and do expect.
Using information we have gathered from our customers and our employees, we are on our way to making the cultural shift in the way we behave and the way in which we do things. We are reviewing our internal interactions to assess their impact on our service provision, we are looking to ensure our website is a valued information resource, we will communicate the service level our customers can expect and are supporting our employees in developing their customer service skills.
We will continue to listen and respond to our customers and act upon their feedback. It is important to us that our customers recognise us as a company that is good to do business with and one that listens.

44       National Grid plc | Annual Report and Accounts 2010/11

US
Anticipating the wants and needs of our customers is essential to creating a future which delivers customer satisfaction. This year we have advanced projects supporting further consolidation of our customer systems which will drive efficiency and also provide improved customer service. The focus remained on strengthening our proactive collections strategy which provides for flexibility to treat customers differently based on their risk profile, no longer employing a uniform approach for all customers. In addition, we are piloting a home working programme for some of our employees designed to enhance employee satisfaction and loyalty while driving cost efficiencies.
Customer satisfaction
Reliable and efficient customer services are priorities. Improvements in our operations and how customers conduct their business with us have led to improvements in customer satisfaction. A key customer satisfaction metric comes from the J.D. Power and Associates independent customer satisfaction studies. Since the beginning of 2009, we have shown improvement overall in the J.D. Power satisfaction studies, moving from third to second quartile in two surveys, moving from fourth to third quartile in a third survey but falling to the fourth quartile in the commercial gas distribution survey in 2011.
We continue to enhance the experience customers have with us, giving them the channels and options they want to conduct their business with us. Our contact and support centre exceeded all regulatory service level and customer satisfaction targets in 2010.
The contact and support centre is the face of the Company to each and every one of our customers. Last year the centre handled 14.5 million calls, conducted 850,000 customer office interviews and responded to 90,000 customer emails. The success of our credit and collection programmes have helped to mitigate the effects of the economy on our bad debts, with write-offs being reduced by over $54 million (£34 million). Our consumer advocacy group assisted over 18,000 of our most vulnerable customers, who have demonstrated an inability to pay their energy bills, by identifying available programmes or services and implementing personalised payment plans designed to meet their individual needs.
Customer energy solutions
The customer energy solutions (CES, formerly customers and markets) group was designed to deliver integrated energy management solutions to help customers make better energy choices. Established in May 2010, CES is responsible for understanding market and customer needs, developing energy products and services, delivering integrated energy solutions and maintaining relationships with communities, key customers and local governments in support of business plans and priorities.
Given our customers’ economic concerns, CES’s marketing communications use bill inserts, direct mail and social media to provide customers with tips on how to manage their energy usage. To drive energy efficiency performance in our service territory, CES manages more than 100 different programmes across our regions and a budget of more than $400 million (£250 million) and growing. Since the inception of our efficiency programmes, more than 5.5 million National Grid customer projects have been completed in New England, saving over $4.0 billion (£2.5 billion) in lifetime energy costs and other benefits. Our programmes save customers nearly $80 million (£50 million) annually.
CES is also responsible for stakeholder management, which involves engaging the communities we serve when we are planning large construction projects to improve our service to customers. Further, as part of our energy management portfolio we consistently engage in research and development opportunities to provide diverse energy solutions offerings that include solar generation, alternative fuel and energy efficient options for our residential and commercial customers. We also help drive regional economic growth through economic development programmes.
Reliability
Transmission
We continue to maintain a world class standard of transmission network reliability in the UK, with reliability scores of 99.9999% for electricity and 100% for gas. Electricity network availability, which is affected by asset replacement activity, was 93.6% on average (2009/10: 94.76%), increasing to 96.95% (2009/10: 97.55%) for the winter peak demand.
In the US, annual electricity transmission network availability improved significantly to 99.97% from 98.8% last year. Peak demands were 7.580 GW in New England and 6.915 GW in upstate New York.
Gas Distribution
In the UK, despite the severe winter, we again achieved a high network reliability level of 99.999%, reflecting the low volume of customer interruptions during the year. We met our regulatory standards of service with the exception of one dealing with a category of connection quotations and several dealing with gas escapes. The coldest weather in December in over a century significantly increased emergency workload and hindered our engineers’ travel. As a result we fell short in six of our eight standards of service for gas escapes, where we are required to attend 97% of the escapes between one and two hours of the report.
The US Gas Distribution business met all regulatory requirements regarding service quality indices and performance measures. These standards are set by state regulatory agencies and cover operational activities including, but not limited to: damage prevention; leak repair; emergency response; inspections; meter changes; and main and service replacements.
Electricity Distribution & Generation
We achieved all our regulatory reliability targets in upstate New York, Long Island and Nantucket. Massachusetts Electric achieved one regulatory target but failed to meet the other because of a wind storm in February. We have filed a request for this event to be excluded, but may incur a penalty of $5.5 million (£3.5 million) if that request is not granted. In New Hampshire we achieved one of our two regulatory targets, but no penalty applies for failure to meet the second target. In Rhode Island we failed to meet our regulatory targets and may incur a small penalty.

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Operating and Financial Review
Performance against objectives continued

Delivering strong, sustainable regulatory and long-term contracts with good returns
Regulation
For a full description of UK regulation, including the key elements of current price controls and developments in the year, see pages 30 and 31.
For a full description of US regulation, including the key elements of our current rate plans and developments in the year, see pages 32 to 35.
Long-term contracts
On 7 May 2010, we signed an agreement with Cape Wind Associates to buy clean power from the first large scale offshore wind farm in the US. On 22 November 2010, the Massachusetts regulator approved the amended 15 year power purchase agreement between Massachusetts Electric, Nantucket Electric, Cape Wind Associates and the Attorney General of the Commonwealth of Massachusetts. We have an option to extend the contract for a further 10 years. Under the contract, we will purchase 50% of the wind farm’s output at a fixed rate per kilowatt hour in the first full year of operation, rising at 3.5% per annum thereafter. This includes electricity, capacity and renewable energy attributes, and will begin on the commercial operation date of the facility, which is anticipated to be by the end of 2012. The contract will enable us to comply with the Massachusetts renewable energy and greenhouse gas emissions reduction requirements, and will enhance reliability and moderate peak load. Cape Wind has a capacity of 468 MW.
On 30 June 2010, pursuant to Rhode Island legislation passed in 2010, Narragansett Electric and Deepwater Wind signed an amended 20 year power purchase agreement for electricity generated from Deepwater’s initial 28.8 MW offshore wind project near Block Island, Rhode Island. On 11 August 2010, the Rhode Island regulator approved the power purchase agreement between the two companies. The agreement is an amendment of an earlier purchased power agreement executed in 2009 but includes, among other things, a fixed bundled price under the contract in its first year as well as the ability of any project savings to be flowed through the agreement for the benefit of our customers. The initial offshore wind project will include up to eight turbines and we would buy Deepwater’s output for a fixed rate per kilowatt hour in 2013, escalating at 3.5% per year.

46       National Grid plc | Annual Report and Accounts 2010/11

Modernising and extending our transmission and distribution networks
The principal measure we use to monitor organic investment is capital expenditure, including investment in property, plant and equipment, and software. The graph below shows our capital expenditure over the last five years, by segment. The largest area of organic growth is in the Transmission segment in the UK, and we expect that to be the case for the next few years.
We have delivered a record level of capital investment this year of £3,603 million, including joint ventures, with significant projects across the Company but particularly in the UK where investment is focused on structural changes to the sources of gas and electricity supply. Ageing equipment and carbon reduction targets are leading to the retirement of existing generating capacity and demands to connect low carbon and renewable generation. Our role is to ensure that these new sources of energy can be delivered to areas of demand: a critical role in meeting the UK government’s climate change agenda and achieving the associated CO2 reduction targets by 2020. We continue to expect this to drive further growth in capital investment in coming years.
Over the past year we saw further increases in demand for connections of renewable generation to the UK electricity transmission system. In 2010/11, the level of renewable generation already connected or with firm connection requests reached the level required to meet the UK renewable energy target of more than 30% of electricity being generated from renewable sources by 2020.
We ensure, before any investment is undertaken, that we are clear how and when it will be remunerated and we only look to invest capital where we expect to be able to earn an acceptable return. Combined with procurement efficiencies this disciplined approach to capital investment has restricted the level of increase in our capital expenditure to approximately £265 million compared with last year.

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Operating and Financial Review
Performance against objectives continued

Transmission UK
Capital investment of £1,432 million in 2010/11 (2009/10: £1,254 million; 2008/09: £1,259 million) mainly related to UK electricity transmission including investment to facilitate connection of renewable generation, the Thames Estuary reinforcement and our London cable tunnels project. Capital investment included £27 million with respect to intangible assets, principally software applications (2009/10: £21 million; 2008/09: £18 million).
Transmission US
Capital investment was £310 million in 2010/11 (2009/10: £240 million; 2008/09: £182 million). After excluding the £1 million effect of exchange movements, capital investment increased by £69 million in 2010/11 compared with 2009/10. The change principally reflects the increased investment in improving regional reliability including the New England East-West Solution, and the refurbishment of overhead lines in New England.
Gas Distribution UK
Capital investment of £669 million in 2010/11 (2009/10: £670 million; 2008/09: £598 million) consisted of £476 million replacement expenditure (2009/10: £465 million; 2008/09: £425 million) and £193 million other capital investment (2009/10: £205 million; 2008/09: £173 million). Expenditure on software applications included within the above amounts was £75 million (2009/10: £54 million; 2008/09: £22 million). The increase in expenditure is primarily driven by the Gas Distribution front office system (see page 50).
Replacement expenditure increased by £11 million compared with 2009/10. Performance under the mains and services replacement incentive scheme has been adversely affected by the severe winter weather and we therefore expect to make a loss on this incentive in 2010/11.
In collaboration with our gas alliance and coalition partners, we have replaced 1,791 kilometres of metallic gas main this year and more than 15,000 kilometres since 2002/03. The vast majority of this relates to the long-term gas main replacement programme agreed with the Health and Safety Executive.
The reduction in other capital expenditure in 2010/11 compared with 2009/10 primarily reflects the completion of a major new pipeline in west London in 2009/10.
Gas Distribution US
Capital expenditure of £415 million in 2010/11 (2009/10: £409 million; 2008/09: £421 million) mainly related to the replacement, reinforcement and extension of our US gas distribution networks. After excluding the effect of exchange movements of £1 million in 2010/11 compared with 2009/10, capital expenditure increased by £5 million, reflecting a greater volume of main and service replacements, coupled with higher growth programme spending, partially offset by a decrease in reliability programme spending.
Electricity Distribution & Generation
Capital investment of £367 million in 2010/11 (2009/10: £372 million; 2008/09: £355 million) mainly related to distribution line mandatory installations and statutory inspection and maintenance programmes, and policy driven spending associated with our feeder hardening, reliability, asset improvement and load relief programmes, substation asset condition improvement, solar investment and main office and special purpose facility renovations. After excluding the effect of exchange movements of £1 million in 2010/11 compared with 2009/10, capital investment decreased by £6 million.
Non-regulated businesses and other
Capital investment amounted to £275 million in 2010/11 (2009/10: £307 million; 2008/09: £427 million). We have delayed a decision on the construction of a fourth phase at our Isle of Grain LNG terminal until demand is clearer.

48       National Grid plc | Annual Report and Accounts 2010/11

Expanding our capabilities and identifying
new financeable opportunities to grow
In addition to the capital expenditure discussed above, we are actively investigating opportunities in relation to offshore transmission, possible electricity interconnectors with Belgium and Norway, and carbon capture and storage technology.
We will consider acquiring new businesses in our core markets of electricity and gas delivery in the UK and US.
We use the aggregate consideration paid and debt assumed to monitor this investment in new businesses. There is no specific target because each investment is considered on its own merits. We also monitor synergy savings generated following an acquisition.
There have been no acquisitions during the last two years.
Grain LNG
On 1 December 2010, we commenced commercial operations for the phase III capacity expansion of our LNG importation terminal at the Isle of Grain (Grain LNG), on time and to budget. Following the arrival of the first commissioning cargo of LNG on 29 October, the commissioning process was completed in just over a month, delivering a 50% increase in terminal capacity for the start of the winter period. This was achieved while continuing to deliver a high standard of service and meeting the daily operational needs of our existing customers.
At Grain LNG, work will continue through 2011/12 on reducing our carbon footprint. An innovative solution has been developed to use hot water from a nearby electricity plant to heat the LNG to convert it back to its gaseous form for supply.
The commitment to safety at Grain LNG was recognised by the Gas Industry Safety Group who gave us the accolade of an outstanding safety performance award.
An investment of around £1 billion has made Grain LNG one of the world’s largest importation facilities, making a vital contribution to UK energy supply security.
Offshore transmission
The UK government has stated its commitment to supporting offshore wind generation and, together with Ofgem, has established a competitive offshore transmission regulatory regime. The first and second round of tenders, collectively known as the transitional regime, are under way to identify licensees to own and operate offshore transmission assets. In April 2011, National Grid Offshore Ltd was selected, along with three other bidders, to tender for each of the Lincs, Gwynt-y-Mor and London Array phase 1 wind farm projects, which collectively have a value of just over £1 billion.
Belgian interconnector
National Grid and Elia, the Belgian transmission system operator, continue to develop a project to construct a 1,000 MW electricity interconnector between the two countries. During 2010, a geophysical survey was completed and work is well under way in respect of a geotechnical survey. The results of the surveys will be used to inform the marine consenting activities and subsea cable design.
Discussions between National Grid, Elia and the two national energy regulators to find an acceptable regulatory framework are ongoing. During 2011, applications will be submitted to the respective consenting authorities in the UK and Belgium.
National Grid is also exploring further electricity interconnector projects to Norway and a second link to France.

Annual Report and Accounts 2010/11 | National Grid plc       49

Operating and Financial Review
Performance against objectives continued

Carbon capture and storage (CCS)
Since 2009, we have been working in partnership with Scottish Power and Shell on a CCS demonstration project at Longannet in Scotland. As part of this project, we are investigating the potential to reuse one of our high pressure natural gas transmission pipelines for the transportation of carbon dioxide. During 2010, National Grid conducted a range of tests at Spadeadam in Cumbria to help establish safety standards in relation to this new technology. On Humberside, we are working to develop a potential shared pipeline network and storage site – a CCS cluster – and we are involved in a further project on Teesside.
Technological developments
The breadth of technological advances that offer opportunities and challenges to us across our businesses is vast, and we continually seek to identify them and feed them into our assessment process as early as possible.
Smart grid technology offers many possibilities, from radically improving our customer engagement and satisfaction through to further automating our electricity distribution systems, to reduce or eliminate interruptions to supply. Future networks will be cleaner, more integrated and more resilient and will offer the customer control over how and when they use their energy.
Advancements in gasification and anaerobic digestion technologies already mean many sources of waste in society and industry can be used as cost effective sources of gas for injection into the gas distribution networks. This offsets natural gas requirements and contributes to lower carbon intensity at the point of combustion.
Large scale battery energy storage is beginning to look attractive for a number of applications in managing our networks as we integrate more intermittent renewable and distributed generation sources. Adding large scale storage onto our network offers numerous operational and commercial opportunities.
Breakthroughs in voltage source converter technology will lead to high voltage direct current becoming the technology of choice within the next five to 10 years for bulk energy transfer over long distances, opening up opportunities for greater interconnection of networks and the development of offshore supergrids.
We are active participants in these and many other technologies as we look to trial and deploy those that offer business value and environmental benefits as soon as possible on our networks. To meet the challenges of a low carbon future, we believe new technology breakthroughs will be required and the pace of development will increase. To keep abreast we take a proactive approach with many external partners including leading technology providers, academics, research agencies, industry commentators and venture capitalists.
Becoming more efficient through transforming our operating model and increasingly aligning our processes
Gas Distribution front office (GDFO)
GDFO is a significant investment for National Grid in the replacement of our legacy IT applications for asset and work management systems and is planned to be deployed in three stages. The core of the new system is SAP with three further satellite applications providing the specialist software we need to optimise our asset management capabilities and ensure our field staff are able to respond to customers quickly and effectively.
The first release of the new front office system went live in October 2010 to over 1,000 employees who operate the maintenance process. We were also able to implement an early release to emergency response teams in the West and East Midlands areas ahead of the winter. As with all major IT projects, there were teething problems to resolve in the first few weeks after going live and we were able to gain valuable experience through the winter of how the new system works.
The next two stages of GDFO implementation will take place in 2011/12. In the spring/summer, we will complete the full rollout to the remaining 1,000 emergency response staff, add additional data capture functionality to the maintenance teams’ application and introduce a new customer system into our call centres. The customer system will benefit from the integrated design. It will provide much greater information on job progress and any previous work at the customer’s premises, and enable rapid communication of issues to and from the field in response to customers’ needs. The final stage, following later in 2011/12, will be for our repair teams and to get all remaining new construction and mains replacement work flowing through the new system.
GDFO is not just a large IT replacement project. It forms the foundation of a wider transformation that is under way in Gas Distribution. The emphasis in our new operating model is to focus on improvements to all our processes. This focus will deliver big benefits for our customers and will enhance the efficiency and effectiveness of our operations. Coupled with the enhanced functionality from the investment in IT, we will be able to streamline our organisation and take advantage of our scale of operation.
Information services (IS) transformation
The IS transformation programme establishes a global IS function delivering services and new solutions to all parts of the Company.
The transformation programme is underpinned by establishing a number of contracts for services that National Grid can leverage from the broader IT marketplace where such commodities (eg email and virtualisation services) can deliver excellence with economy of scale pricing. Some of the key contracts have been put in place this year with the remainder planned for next year. Sourcing decisions are taken with full consultation with the appropriate bodies and sympathetic consideration of the impact on employees.
An essential component of the transformation programme is to ensure that the structure of the IS department and its commercial arrangements are consistent with the overall National Grid strategy and specific line of business objectives. The IS strategy and associated architecture plans are well developed to deliver efficiencies in the existing IT services through consolidation and rationalisation but also to invest in the new capabilities necessary to meet the challenges ahead.

50       National Grid plc | Annual Report and Accounts 2010/11

The is leadership team is well established and the overall organisational structure is evolving as the commercial contracts are put in place. Key functions that are critical to IS delivery are being developed to ensure we have the right internal capabilities in areas such as business relationships, security, architecture and strategy.
The next stages for the transformation are the completion of the contract placements, the transitioning activities necessary to establish the new arrangements and ensuring the delivery of the benefits. Alongside transformation, the demand for investments in IT systems next year is significant with a range of large projects across the UK and US being delivered or initiated to support key business initiatives.
US foundation
The US foundation programme is a critical enabler in the delivery of many of our strategic objectives. The primary focus of the programme is to provide an integrated SAP platform that will ensure process and systems standardisation. Creating a highly integrated IS infrastructure in the US, this programme will move the systems and business processes used to support finance, human resources, supply chain and certain elements of our operational systems such as fleet and inventory management to one common structure that will streamline reporting and reduce risk.
UK business process outsourcing
The outsourcing of some of our UK shared services activities to an external service provider in India was undertaken during the year. This should deliver both financial and process benefits over the next five years.
Building trust, transparency and an inclusive and engaged workforce
Employees
We employ over 27,000 people. Communication is a key theme both at a corporate and business level. Multiple communication channels are used throughout National Grid, including the use of various business specific intranets, which we continue to develop to ensure the timely passing of information to employees.
Employee engagement continues to be a key focus for National Grid. 2010 saw an unprecedented employee survey response rate of 97%. This response rate generated an extremely large amount of data and feedback to review.
As always, we have worked to engage teams throughout the business in creating action plans to address survey feedback. We also regularly seek feedback about the survey process, and teams have consistently expressed a desire to have more time to ensure their actions translate into meaningful results. Therefore, we have decided to postpone the 2011 survey to enable us to work more deeply on action planning and other key engagement activities.
We are working at an Executive level to ensure we create visible links between performance and engagement, as we feel the two are interconnected and vital to our success. Throughout 2011, we will be working on reinforcing the link between performance and engagement, and supporting our survey champions as we prepare to launch the 2012 employee survey.

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Operating and Financial Review
Performance against objectives continued

Inclusion and diversity
Measures such as the percentages of female and ethnic minority employees continue to be reviewed regularly at Executive Committee level. As at 31 March 2011, 22.3% of our employees were female and 13.5% were from ethnic minority groups. This compares with respectively 22.7% and 13.5% at 31 March 2010 and 22.6% and 13.2% at 31 March 2009.
We aim to ensure equal opportunity in recruitment, career development, promotion, training and reward for all employees, including those with disabilities. Where existing employees become disabled, our policy is to provide continuing employment and training wherever practical.
Following the decision not to undertake a full employee survey in 2011, we are using an external partner to conduct a number of focus groups with a cross section of employees. These focus groups, in conjunction with interviews with senior management, will provide us with valuable insight into how inclusion and diversity are perceived within National Grid.
We have continued to make our inclusive leadership programme available to our middle managers in the UK, while the Foundations of Leadership (FoL) programme, which is aimed at the next generation of managers and which contains an inclusive leadership module, has been completed by 500 employees since 1 April 2010. In addition, in the US a programme focusing on the prevention of workplace bullying and sexual harassment was also implemented; approximately 97% of US non union employees had completed the training by 31 March 2011.
For a fourth year we have received 100% in the Human Rights Campaign’s Equality Index in the US. In the UK, we have been placed in the Top 100 of the Stonewall Workplace Equality Index for the third year running, and were also in the Times Top 50 Employers for Women. In December 2010, National Grid was featured in Profiles in Diversity Journal as a leader in diversity, and was also recognised for its work in the US on supplier diversity.
Our employee resource groups, which cover areas including gender, ethnicity, disability, faith, sexual orientation and new employees, continue to deliver results in three areas: providing professional development opportunities for members through workshops and programmes; supporting the Company’s community relations activities through fundraising, volunteering, and providing support to organisations such as the American Association of Blacks in Energy; and working to increase broader understanding of inclusion through workshops, presentations and other educational events.
We have established a programme known as level playing field which seeks to address the ongoing challenge we face around retention of under represented groups such as women and ethnic minorities. The programme is designed to enhance or make better use of existing processes such as mentoring and sponsorship, drive individual accountability for inclusion within the performance management framework, and encourage the application of flexible working policies.
Developing our talent, leadership skills and capabilities
Talent development continues to be a critical lever for successful business performance. During the past year, we completed the development of our leadership transitions strategy. In 2008, developing future leaders (DFL) was created for senior leaders, in 2009, FoL was created for front line or first time leaders and in 2010, we launched two programmes targeted at middle level leaders focused on their leadership style and business acumen. Middle managers also have access to a suite of solutions that can be used to customise a curriculum for their unique needs. Given our significant investment in leadership development, we set out to evaluate the impact of DFL and FoL with the help of an external party. The results were compelling. For FoL, participation in the programme was associated with lower turnover rates and improvements in performance ratings. For DFL, participants showed improvements in leadership ratings and in several managerial indices from the employee survey.
To support the development needs of the broader management population, a comprehensive portfolio of classroom based and eLearning solutions was introduced covering the areas of communication, performance management, business acumen and general management. More will be added as further business needs are identified. In 2010/11, over 97,000 learning hours were delivered in professional and leadership development.
We continued our focus on safeguarding our future talent. In the US, 21 highly energetic and skilled graduates have taken on a variety of roles as the first class to graduate from the graduate development programme. Across the US, 51 high school students participated in a one week ‘introduction to engineering’ academy as part of the US launch of Engineering our Future. In the UK, 164 new early career learners were inducted into various strategic technical programmes. The UK apprenticeship training programmes enjoy Ofsted outstanding ratings on all criteria and we were awarded the East Midlands National Training Award for our advanced apprenticeship model.
To accommodate year on year growth in technical training needs in both the UK and US, significant investments have been made in expanding the Eakring, Nottinghamshire and Millbury, Massachusetts learning centres. In 2010/11, nearly one million learning hours of technical development were delivered.
We have incorporated cutting edge technology into our learning strategy to accommodate diverse learning styles and manage costs. This includes 3D technology, eLearning modules, online assessments, SmartBoards and virtual classrooms.

52       National Grid plc | Annual Report and Accounts 2010/11

Positively shaping the energy and climate change agenda
We aim to take the lead on the energy and climate change issues facing society. We will not simply react to the initiatives of other relevant bodies. Instead, we will be proactive in leading the agenda to make sure we help to safeguard the environment. We will continue to press for ambitious national and international plans to tackle the causes and consequences of climate change.
We are invited to have a seat at the table on a range of policy debates on facilitating the move to a low carbon economy. For example, in New York and Massachusetts we were asked to serve on both the climate change policy teams and adaptation committees. In the UK, we have worked closely with the Department for Environment, Food and Rural Affairs (Defra) on the implementation of climate change adaptation reporting.
We have continued to work with Ceres in the US and with the Worldwide Fund for Nature (WWF) in the UK to seek their views on our internal and external efforts to reduce our climate change impacts and shape our positive influence on legislators and regulators.
We run nationally recognised energy efficiency programmes with customers in the US, where we are also actively promoting the use of renewables, having signed a contract with the country’s first offshore wind development project (see page 46).
Climate change
We have continued with our climate change strategy and energy efficiency programmes, focusing on initiatives that are cost effective and regulated. We remain committed to our 45% by 2020 and 80% by 2050 greenhouse gas emissions reduction targets for our Scope 1 and 2 emissions.
During 2010/11, each line of business worked to deliver their targets under year one of our first five year plan for greenhouse gas reduction. The plan established a trajectory to 2015 as the half way point to our 2020 target. Performance against the plan is linked to the executive compensation scheme. A more detailed breakdown of our emissions and performance against the plan can be found on our website.
Our total Scope 1 and 2 emissions for 2010/11 were 9.7 million tonnes carbon dioxide equivalent (CO2e), compared with 8.8 million tonnes in 2009/10. Our 2010/11 performance equates to a 51% reduction against our 1990 baseline, but is an increase of 4% with respect to our 1990 baseline compared with 2009/10. Virtually all of this is attributable to increased utilisation of our generating plant on Long Island in order to meet increased consumer demand and to pick up capacity shortfall from other generators. We have continued to invest in modernisation of these plants and this has resulted in a 3.8% increase in efficiency, or a saving of 35,375 tonnes CO2e over the year on a like for like output basis.
As a result of participating in the World Resources Institute/World Business Council for Sustainable Development pilot study during 2010, we are now in a position to report our Scope 3 emissions in more detail. Our Scope 3 emissions for 2010/11 consisted of: 5.1 million tonnes CO2e associated with electricity transmission and distribution losses; 2.8 million tonnes associated with the procurement of goods and services; and 29.6 million tonnes associated with sold product (gas and electricity) in the US.
A significant part of our investment in infrastructure is associated with modernising our networks and building connections to low carbon sources of energy. As a consequence, we expect our Scope 3 emissions due to this to increase in the short term as we play our part in decarbonising the economy. We then anticipate a reduction in our reported transmission and distribution losses as the grid average carbon intensity decreases. In the US, our reported emissions associated with customers may rise as our customer base increases. However, as many of our new customers were previously using fuel oil supplied by others for domestic heating, which is a more carbon intensive fuel, on a like for like basis this will have resulted in a regional reduction in emissions that does not appear on our inventory. Our energy efficiency campaigns are also supporting a reduction in the energy used by our customers.
We believe that a strong carbon price signal in the economy is essential to driving the right behaviours and to the delivery of a low carbon society. During 2010/11, we introduced a carbon price of £52 per tonne into our investment appraisals in order to challenge our designs and better understand where our opportunities for decarbonisation exist. As a regulated utility, we recognise that we will not always be funded to invest on this basis under existing rate agreements and, in such circumstances, the information that we gather will be used to inform future discussions.
It is equally important we understand the impact of past global emissions on future climate change. We have been working with the UK Met Office to understand how these changes might affect our UK and US infrastructure and future energy demand.
During 2010, we were asked by Defra to represent the energy sector on a project to develop climate adaptation risk assessments for our regulated UK gas and electricity businesses. Our assessment process used the government’s latest available climate change scenarios to test the resilience of our networks to a range of future conditions. The feedback from the process showed that National Grid has a good understanding of the risks posed by potential future climate change and has a high degree of resilience already built into its networks. The ongoing monitoring and appropriate mitigation of the risks from a changing climate will be through our day-to-day business risk management processes. The full reports can be found on our website. In the US, we are working with state task forces and the primary focus of our adaptation work has been on flood risk assessment and mitigation requirements for our electricity assets. In 2011/12, we will continue to work with our respective governmental and local agencies as this field of study and research evolves.

Annual Report and Accounts 2010/11 | National Grid plc       53

Operating and Financial Review
Financial performance
Measurement of financial performance
We report our financial results and position in accordance with International Financial Reporting Standards (IFRS).
Use of adjusted profit measures
In considering the financial performance of our businesses and segments, we analyse each of our primary financial measures of operating profit, profit before tax, profit for the year attributable to equity shareholders and earnings per share into two components.
The first of these components is referred to as an adjusted profit measure, also known as a business performance measure. This is the principal measure used by management to assess the performance of the underlying business.
Adjusted results exclude exceptional items, remeasurements, stranded cost recoveries, and the amortisation of acquisition-related intangibles. These items are reported collectively as the second component of the financial measures.
The items comprising the second component are excluded from the adjusted profit measures used by management to monitor financial performance as they are considered to distort the comparability of our reported financial performance from year to year.
Accounting policy T on page 117 explains in detail the items which are excluded from our adjusted profit measures.
Adjusted profit measures have limitations in their usefulness compared with the comparable total profit measures as they exclude important elements of our financial performance. However, we believe that by presenting our financial performance in two components it is easier to read and interpret financial performance between periods, as adjusted profit measures are made more comparable by removing the distorting effect of the excluded items, and those items are more clearly understood if separately identified and analysed. The presentation of these two components of financial performance is additional to, and not a substitute for, the comparable total profit measures presented.
Management uses adjusted profit measures as the basis for monitoring financial performance and in communicating financial performance to investors in external presentations and announcements of financial results. Internal financial reports, budgets and forecasts are primarily prepared on the basis of adjusted profit measures, although planned exceptional items, such as significant restructurings, and stranded cost recoveries are also reflected in budgets and forecasts. Management compensates for the limitations inherent in the use of adjusted profit measures through the separate monitoring and disclosure of the excluded items as a component of our overall financial performance.
Exchange rates
Our financial results are reported in sterling. Transactions for our US operations are denominated in dollars and so the related amounts that are reported in sterling depend on the dollar to sterling exchange rate. As the average rate of the dollar at $1.57:£1 in 2010/11 was stronger than the average rate of $1.58:£1 in 2009/10, the same amount of revenue, adjusted operating profit and operating profit in dollars earned in 2009/10 would have been reported as £29 million, £3 million and £4 million higher respectively if earned in 2010/11. In 2008/09 the average rate was $1.54:£1; if the revenue, adjusted operating profit and operating profit in dollars recognised in 2008/09 was earned in 2009/10 it would have been reported as £261 million, £27 million and £23 million lower respectively.

54       National Grid plc | Annual Report and Accounts 2010/11

However, the effect of movements in the dollar exchange rate on adjusted operating profit and operating profit in 2010/11 was entirely offset by the impact of interest and tax charges denominated in dollars, when translated into sterling. This includes the effect of derivative financial instruments that swap debt raised in other currencies into dollars as part of the financing of our US operations. As a result, adjusted profit for the year and profit for the year from continuing operations for 2009/10 would have been no different if translated at the 2010/11 average exchange rate of $1.57:£1 (2008/09: £7 million and £5 million lower respectively if translated at the 2009/10 average exchange rate of $1.58:£1).
The balance sheet at the end of the financial year has been translated at an exchange rate of $1.61:£1 at 31 March 2011 ($1.52:£1 at 31 March 2010).
Continuing and discontinued operations
The financial results of our businesses and segments and of our other activities (as described on pages 60 to 68) are presented within continuing operations. There were no discontinued operations in 2010/11 or in 2009/10. Discontinued operations in 2008/09 comprised the Ravenswood generation station in New York, KeySpan Communications and KeySpan engineering companies.
Timing
Our profit for the year includes a number of timing differences, including an over-recovery of revenues compared to regulatory allowed revenues, of £270 million. These timing differences are, by their nature, unpredictable, but our current expectation is that they will not recur in 2011/12. The closing balance of over-recovery at 31 March 2011 was £66 million. All other things being equal, that balance should be returned to customers in 2011/12, which would lead to a variance of £336 million when comparing 2011/12 operating profit to 2010/11.
Key performance indicators (KPIs)
Total shareholder return (TSR)
We measure total shareholder return as a KPI on a cumulative three year basis. The measure reflects changes in our share price and also assumes that dividends paid to shareholders over that period were reinvested in our shares. Cumulative total shareholder return for the period from 1 April 2008 to 31 March 2011 was 4% (1 April 2007 to 31 March 2010: -3%; 1 April 2006 to 31 March 2009: 11%). This reflects the fact that, although equity prices generally fell sharply amid the turbulence in the financial markets during 2008/09, the subsequent recovery during 2009/10 and 2010/11 has reversed those losses.
We have changed the presentation of TSR from previous years in order to align the Company KPI with the methodology which will be used to determine an element of Executive Directors’ remuneration under the new Long Term Performance Plan (see page 98).
Group return on equity
We measure our performance in generating value from the investments we make by dividing our annual return by our equity base. Our annual return consists of adjusted earnings, amended for a number of items including regulatory depreciation, retail price index (RPI) inflation on our UK regulatory asset value (RAV), and a pension deficit adjustment. Our equity base consists of invested capital less opening net debt. Invested capital is the opening UK RAV inflated to mid year using RPI inflation, plus opening US invested capital excluding stranded cost assets and assets disposed in the year, plus the closing net book value of assets and liabilities of UK based non-regulated businesses, corporate activities and joint ventures. Opening net debt is adjusted for significant individual transactions during the year such as disposal proceeds and our rights issue.
We monitor our performance using a three year average return rather than a return for a specific year. We believe this provides a better measure of our ongoing performance because it helps to reduce short-term fluctuations due to temporary market conditions such as inflation volatility. For 2010/11, our three year average return on equity was 11.9%, compared with 11.3% in 2009/10 and 10.8% in 2008/09. The increase in the year was primarily driven by movements in UK inflation.
Regulated controllable operating costs
We measure regulated controllable operating costs as a proportion of our regulated assets, as measured by our RAV in the UK and our rate base in the US.
This ratio decreased to 7.3% in 2010/11, compared with 7.5% in 2009/10 and 8.0% in 2008/09 on a constant currency basis, reflecting our continuing drive to improve our efficiency while maintaining safety and reliability.
Adjusted earnings per share
We monitor our financial performance during the year by measuring adjusted earnings per share. This and other profit measures are described on the following pages.
Other performance measures
Dividends and dividend cover
The proposed total ordinary dividend for 2010/11 amounts to £1,275 million or 36.37 pence per ordinary share. This represents an increase of 8% over the previous year’s ordinary dividend per share of 38.49 pence, after adjusting for the bonus element of the rights issue.
The table below shows the ordinary dividends paid or payable by National Grid for the past five financial years. These dividends do not include any associated UK tax credit in respect of such dividends, and represent the gross dividends declared whether settled in cash or by new shares.

	2011	2010	2009	2008	2007
Dividends	pence	pence	pence	pence	pence

Interim	12.90	13.65	12.64	11.70	10.90

Final	23.47	24.84	23.00	21.30	17.80

Total	36.37	38.49	35.64	33.00	28.70

Dividends per ADS	$	$	$	$	$

Interim	1.02	1.15	0.95	1.21	1.03

Final	1.90	1.77	1.74	2.05	1.76

Total	2.92	2.92	2.69	3.26	2.79

Annual Report and Accounts 2010/11 | National Grid plc       55

Operating and Financial Review
Financial performance continued

Dividends expressed in dollars per American Depositary Share (ADS) in the table on page 55 reflect the amounts paid or payable to ADS holders, rounded to two decimal places.
The total ordinary dividend per share was covered 1.4 times by adjusted earnings from continuing operations per ordinary share (2009/10: covered 1.5 times; 2008/09: covered 1.4 times) and covered 1.8 times by earnings per ordinary share from continuing operations (2009/10: covered 1.5 times; 2008/09: covered 1.0 times).
For the final dividend of 2008/09, and subsequent dividends, shareholders were offered the option of a scrip dividend, whereby they could elect to receive the dividend in the form of new shares rather than cash. The proportion of shareholders taking up the scrip dividend option was as follows:

Dividend	Proportion taking up scrip

2008/09 final	25%

2009/10 interim	20%

2009/10 final	23%

2010/11 interim	14%

In accordance with IFRS, the final dividend proposed in respect of each financial year is reported in the financial statements for the following year. Therefore, the proposed final dividend for 2010/11 of 23.47 pence per share, amounting to approximately £824 million (assuming all dividends are settled in cash), will be reported in the financial statements for the year ending 31 March 2012.
Interest cover
In order to deliver sustainable growth, we must be disciplined in the way we manage our balance sheet. The principal measure we use to monitor financial discipline is interest cover, being a measure of the cash flows we generate compared with the net interest cost of servicing our borrowings.
Our long-term target range for interest cover is between 3.0 and 3.5. Interest cover for the year ended 31 March 2011 was above our target range, having fallen slightly to 3.8 compared with 3.9 for the year ended 31 March 2010 (year ended 31 March 2009: 3.1). The primary reasons for the decrease in 2010/11 were increased interest expense on our index-linked debt, due to the return of UK inflation, offset by a reduction in debt following the rights issue in June 2010 and higher levels of cash inflows from operations during the financial year.
Profit for the year
Adjusted profit, adjusted earnings and adjusted earnings per share
Adjusted profit for the year from continuing operations was £1,751 million in 2010/11 (2009/10: £1,421 million; 2008/09: £1,253 million). Adjusted earnings, being adjusted profit for the year from continuing operations attributable to equity shareholders of the parent, were £1,747 million (2009/10: £1,418 million; 2008/09: £1,250 million).
Adjusted earnings per share from continuing operations were 51.7 pence in 2010/11, 49.5 pence per share in 2009/10 and 43.3 pence per share in 2008/09.
The following chart shows the five year trend in adjusted profit and adjusted earnings per share.
Profit, earnings and earnings per share
Profit for the year from continuing operations was £2,163 million in 2010/11 (2009/10: £1,389 million; 2008/09: £922 million). After excluding amounts attributable to non-controlling interests, earnings were £2,159 million in 2010/11, compared with £1,386 million in 2009/10 and £919 million in 2008/09.
Total earnings per share from continuing operations were 63.9 pence in 2010/11, 48.4 pence per share in 2009/10 and 31.8 pence per share in 2008/09.
The following chart shows the five year trend in profit and earnings per share from continuing operations.
The increases in profit and adjusted profit, and in earnings and adjusted earnings, were a consequence of the changes in operating profit, net finance costs, exceptional finance costs and remeasurements, and taxation described in the following sections.
In accordance with IAS 33, all earnings per share and adjusted earnings per share amounts for comparative periods have been restated as a result of shares issued via scrip dividends and the bonus element of the rights issue.

56       National Grid plc | Annual Report and Accounts 2010/11

Reconciliation of adjusted earnings to earnings
Adjusted earnings are presented in note 8 to the consolidated financial statements, under the heading adjusted earnings – continuing operations.

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Adjusted earnings	1,747	1,418	1,250

Exceptional items	(16)	(270)	(247)

Remeasurements	219	17	(340)

Stranded cost recoveries	209	221	256

Earnings	2,159	1,386	919

Reconciliation of adjusted earnings per share to total earnings per share

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Adjusted earnings per share	51.7	49.5	43.3

Exceptional items	(0.5)	(9.4)	(8.6)

Remeasurements	6.5	0.6	(11.8)

Stranded cost recoveries	6.2	7.7	8.9

Earnings per share	63.9	48.4	31.8

Revenue by operating segment

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Transmission UK	3,484	3,475	3,517

Transmission US	429	405	420

Gas Distribution UK	1,524	1,518	1,468

Gas Distribution US	3,811	3,708	4,786

Electricity Distribution & Generation	4,567	4,339	4,972

Other activities	678	741	750

Total segmental revenues	14,493	14,186	15,913

Less: sales between operating segments	(150)	(179)	(226)

Total	14,343	14,007	15,687

Operating profit by segment
Adjusted operating profit by segment
Reconciliation of adjusted operating profit to adjusted profit and adjusted earnings

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Adjusted operating profit	3,600	3,121	2,915

Net finance costs excluding exceptional items and remeasurements	(1,134)	(1,155)	(1,150)

Share of post-tax results of joint ventures	7	8	5

Adjusted profit before taxation	2,473	1,974	1,770

Taxation excluding tax on exceptional items, remeasurements and stranded cost recoveries	(722)	(553)	(517)

Adjusted profit	1,751	1,421	1,253

Attributable to non-controlling interests	(4)	(3)	(3)

Adjusted earnings	1,747	1,418	1,250

	pence	pence	pence

Adjusted earnings per share	51.7	49.5	43.3

Reconciliation of operating profit to profit and earnings

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Total operating profit	3,745	3,293	2,623

Net finance costs	(1,128)	(1,108)	(1,234)

Share of post-tax results of joint ventures	7	8	5

Profit before taxation	2,624	2,193	1,394

Taxation	(461)	(804)	(472)

Profit	2,163	1,389	922

Attributable to non-controlling interests	(4)	(3)	(3)

Earnings	2,159	1,386	919

	pence	pence	pence

Earnings per share	63.9	48.4	31.8

Annual Report and Accounts 2010/11 | National Grid plc       57

Operating and Financial Review
Financial performance continued

Reconciliation of adjusted operating profit to total operating profit
Adjusted operating profit is presented on the face of the income statement under the heading operating profit before exceptional items, remeasurements and stranded cost recoveries.

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Adjusted operating profit	3,600	3,121	2,915

Exceptional items	(350)	(268)	(275)

Remeasurements	147	71	(443)

Stranded cost recoveries	348	369	426

Total operating profit	3,745	3,293	2,623

Reconciliation of adjusted profit before tax to total profit before tax
Adjusted profit before tax is presented on the face of the income statement under the heading profit before tax before exceptional items, remeasurements and stranded cost recoveries.

	Years ended 31 March
	2011	2010	2009
Continuing operations	£m	£m	£m

Adjusted profit before taxation	2,473	1,974	1,770

Exceptional items	(380)	(301)	(275)

Remeasurements	183	151	(527)

Stranded cost recoveries	348	369	426

Total profit before taxation	2,624	2,193	1,394

Diluted earnings per share
Diluted adjusted earnings per share from continuing operations were 51.4 pence in 2010/11 (0.3 pence lower than basic adjusted earnings per share), compared with 49.3 pence in 2009/10 (0.2 pence lower) and 43.1 pence in 2008/09 (0.2 pence lower).
Diluted earnings per share from continuing operations were 63.6 pence in 2010/11 (0.3 pence lower than basic earnings per share from continuing operations), compared with 48.2 pence in 2009/10 (0.2 pence lower) and 31.7 pence in 2008/09 (0.1 pence lower).
The principal reason for the dilution in each year relates to employee share plans.
Net finance costs
Net finance costs excluding exceptional items and remeasurements were £1,134 million in 2010/11 compared with £1,155 million in 2009/10 and £1,150 million in 2008/09. The slight decrease in 2010/11 compared with 2009/10 primarily reflected lower net pension interest due to higher plan assets and higher rates of return on those assets, offset by higher accretions on index-linked debt following the return of UK inflation. The slight increase in 2009/10 compared with 2008/09 primarily reflected an increase in net pension interest due to a fall in the value of plan assets, partially offset by a lower effective interest rate due to lower RPI and LIBOR rates.
Exceptional items
Exceptional charges of £350 million in 2010/11 consisted of restructuring costs of £89 million, environmental charges of £128 million, impairment costs and related charges of £133 million and other charges of £15 million, offset by net gains on disposals of three subsidiaries and an associate of £15 million.
Exceptional charges of £268 million in 2009/10 consisted of restructuring charges of £149 million, environmental charges of £63 million and other charges of £67 million, offset by net gains on disposals of £11 million.
Exceptional charges of £275 million in 2008/09 consisted of restructuring charges of £192 million, environmental charges of £78 million and other charges of £5 million.
Exceptional finance costs and remeasurements
There were £73 million of exceptional finance costs during 2010/11 relating to the early redemption of debt following the rights issue in June 2010, offset by £43 million of exceptional interest income relating to tax settlements in the US. There were £33 million of exceptional finance costs during 2009/10 relating to the early redemption of debt. There were no exceptional finance costs in 2008/09.
Financial remeasurements relate to net gains on derivative financial instruments of £36 million (2009/10: £81 million gains; 2008/09: £82 million losses). The financial element of commodity contract revaluations was nil in 2010/11 (2009/10: £1 million loss; 2008/09: £2 million loss).
Taxation
A net charge of £461 million arose in 2010/11 (2009/10: £804 million; 2008/09: £472 million) comprising a £722 million charge (2009/10: £553 million charge; 2008/09: £517 million charge) on profit before tax excluding exceptional items, remeasurements and stranded cost recoveries, and a £261 million credit (2009/10: £251 million charge; 2008/09: £45 million credit) on exceptional items, remeasurements and stranded cost recoveries.
In 2010/11, exceptional items, remeasurements and stranded cost recoveries included a £226 million deferred tax credit arising on a reduction in the UK tax rate, and a £59 million tax credit primarily arising as a result of settling a number of KeySpan pre-acquisition items with the US tax authorities.
In 2009/10, exceptional items, remeasurements and stranded cost recoveries included a £41 million tax charge due to a change in US tax legislation under the Patient Protection and Affordable Care Act.
In 2008/09, exceptional items, remeasurements and stranded cost recoveries included a £49 million tax charge for increased deferred tax liabilities due to a change in the UK industrial buildings allowance regime.
The effective tax rates before and after exceptional items, remeasurements and stranded cost recoveries were 29.2% and 17.6% respectively (2009/10: 28.0% and 36.7%; 2008/09: 29.2% and 33.9%).

58       National Grid plc | Annual Report and Accounts 2010/11

Analysis of adjusted operating profit
The charts on this page analyse the movements in adjusted operating profit by segment, comparing 2010/11 with 2009/10 and comparing 2009/10 with 2008/09. The charts on the following pages show the principal movements in each segment. Analysis of 2010/11 compared with 2009/10 can be found on pages 60 to 65 and analysis of 2009/10 compared with 2008/09 can be found on pages 66 to 68.
2010/11 compared with 2009/10
2009/10 compared with 2008/09

Annual Report and Accounts 2010/11 | National Grid plc       59

Operating and Financial Review
Financial performance continued
Transmission UK
The results of the Transmission UK segment for the years ended
31 March 2011, 2010 and 2009 were as follows:

	Years ended 31 March
	2011	2010	2009
	£m	£m	£m

Revenue and other operating income	3,484	3,475	3,517

Operating costs excluding exceptional items	(2,121)	(2,164)	(2,391)

Adjusted operating profits	1,363	1,311	1,126

Exceptional items	(70)	(59)	(63)

Operating profit	1,293	1,252	1,063

2010/11 compared with 2009/10

60       National Grid plc | Annual Report and Accounts 2010/11

Transmission US
The results of the Transmission US segment for the years ended
31 March 2011, 2010 and 2009 were as follows:

	Years ended 31 March
	2011	2010	2009
	£m	£m	£m

Revenue and other operating income	429	405	420

Operating costs excluding exceptional items	(273)	(252)	(245)

Adjusted operating profits	156	153	175

Exceptional items	(2)	(2)	(2)

Operating profit	154	151	173

2010/11 compared with 2009/10

Annual Report and Accounts 2010/11 | National Grid plc       61

Operating and Financial Review
Financial performance continued
Gas Distribution UK
The results of the Gas Distribution UK segment for the years ended
31 March 2011, 2010 and 2009 were as follows:

	Years ended 31 March
	2011	2010	2009
	£m	£m	£m

Revenue and other operating income	1,524	1,518	1,468

Operating costs excluding exceptional items	(813)	(795)	(796)

Adjusted operating profits	711	723	672

Exceptional items	(40)	(41)	(43)

Operating profit	671	682	629

2010/11 compared with 2009/10

62       National Grid plc | Annual Report and Accounts 2010/11

Gas Distribution US
The results of the Gas Distribution US segment for the years ended
31 March 2011, 2010 and 2009 were as follows:

	Years ended 31 March
	2011	2010	2009
	£m	£m	£m

Revenue	3,811	3,708	4,786

Operating costs excluding exceptional items and remeasurements	(3,157)	(3,294)	(4,174)

Adjusted operating profits	654	414	612

Exceptional items and remeasurements	(14)	34	(386)

Operating profit	640	448	226

2010/11 compared with 2009/10

Annual Report and Accounts 2010/11 | National Grid plc       63

Operating and Financial Review
Financial performance continued
Electricity Distribution & Generation
The results of the Electricity Distribution & Generation segment for the years ended 31 March 2011, 2010 and 2009 were as follows:

	Years ended 31 March
	2011	2010	2009
	£m	£m	£m

Revenue excluding stranded cost recoveries	4,212	3,963	4,537

Operating costs excluding exceptional items and remeasurements	(3,615)	(3,589)	(4,272)

Adjusted operating profits	597	374	265

Exceptional items and remeasurements	(35)	(42)	(160)

Stranded cost recoveries	348	369	426

Operating profit	910	701	531

2010/11 compared with 2009/10

64       National Grid plc | Annual Report and Accounts 2010/11

Non-regulated businesses and other
The results of our non-regulated businesses and other activities for the years ended 31 March 2011, 2010 and 2009 were as follows:

	Years ended 31 March
	2011	2010	2009
	£m	£m	£m

Revenue and other operating income	678	741	750

Operating costs excluding exceptional items	(559)	(595)	(685)

Adjusted operating profit	119	146	65

Exceptional items	(42)	(87)	(64)

Operating profit	77	59	1

2010/11 compared with 2009/10

Annual Report and Accounts 2010/11 | National Grid plc       65

Operating and Financial Review
Financial performance continued
Transmission UK
The principal movements between 2008/09 and 2009/10 for the Transmission UK segment were as follows:
Transmission US
The principal movements between 2008/09 and 2009/10 for the Transmission US segment were as follows:

66       National Grid plc | Annual Report and Accounts 2010/11

Gas Distribution UK
The principal movements between 2008/09 and 2009/10 for the Gas Distribution UK segment were as follows:
Gas Distribution US
The principal movements between 2008/09 and 2009/10 for the Gas Distribution US segment were as follows:

Annual Report and Accounts 2010/11 | National Grid plc       67

Operating and Financial Review
Financial performance continued
Electricity Distribution & Generation
The principal movements between 2008/09 and 2009/10 for the Electricity Distribution & Generation segment were as follows:
Non-regulated businesses and other
The principal movements between 2008/09 and 2009/10 for non-regulated businesses and other activities were as follows:

68       National Grid plc | Annual Report and Accounts 2010/11

Cash flows
Cash flows from operating activities
Cash generated from continuing operations was £4,854 million in 2010/11, compared with £4,372 million in 2009/10 and £3,564 million in 2008/09. This included cash outflows for continuing operations relating to exceptional items of £147 million, £135 million and £131 million respectively, and cash inflows from stranded cost recoveries of £343 million, compared with £361 million and £359 million respectively.
After reflecting taxes, net cash inflow from operating activities was £4,858 million, compared with £4,516 million in 2009/10 and £3,413 million in 2008/09. This included net corporate tax receipts amounting to £4 million in 2010/11 (2009/10: £144 million tax receipts; £143 million tax payments).
Cash flows from investing activities
Cash outflows from investing activities were £4,774 million in 2010/11, compared with £2,332 million in 2009/10 and £1,998 million in 2008/09.
Net purchases of financial investments were £1,577 million in 2010/11, compared with net sales of £805 million in 2009/10 and £99 million in 2008/09. Proceeds from sales of subsidiaries, joint ventures and other investments were £11 million in 2010/11, compared with £6 million in 2009/10 and £nil in 2008/09.
Excluding acquisitions and disposals of financial investments, cash outflows from investing activities for continuing operations increased by £60 million compared with 2009/10 (2009/10: decreased by £9 million compared with 2008/09). Investing activities of discontinued operations were £nil in the period and in 2009/10, compared with a cash inflow of £1,049 million in 2008/09.
Cash flows from financing activities
Net cash outflows from financing activities excluding the rights issue were £3,644 million in 2010/11 compared with £2,212 million in 2009/10 and £877 million in 2008/09. This reflected net outflows from borrowings of £1,763 million (2009/10: £499 million outflow; 2008/09: £1,641 million inflow) and share repurchases of £3 million (2009/10: £7 million; 2008/09: £627 million).
Payments to providers of finance, in the form of interest and dividends, totalled £1,823 million in 2010/11 compared with £1,691 million in 2009/10 and £1,899 million in 2008/09.
Interest payments decreased from £1,003 million in 2009/10 to £965 million in 2010/11 (decreased from £1,061 million in 2008/09 to £1,003 million in 2009/10).
Dividends paid to shareholders increased from £688 million in 2009/10 to £858 million in 2010/11 reflecting both the increase in the amount of the dividend per share and the increase in the number of shares in issue following the rights issue in June 2010. Dividends paid to shareholders decreased from £838 million in 2008/09 to £688 million in 2009/10.
Statutory disclosures
Research and development
Expenditure on research and development during the year was £16 million (2009/10: £19 million; 2008/09: £10 million). This included development of new materials for use in the electricity transmission business and research into low carbon energy such as carbon capture and storage.
Charitable donations
During 2010/11, approximately £13 million (2009/10: £11 million; 2008/09: £10 million) was invested in support of community initiatives and relationships. The London Benchmarking Group model was used to assess this overall community investment. Direct donations to charitable organisations amounted to £0.8 million (2009/10: £1.1 million; 2008/09: £1.4 million). In addition to our charitable donations, financial support was provided for our affordable warmth programme, education programme, university research and our Young Offenders Programme.
Political donations and expenditure
National Grid made no donations in the UK or European Union during the year, including donations as defined for the purposes of the Political Parties, Elections and Referendums Act 2000. National Grid USA and certain of its subsidiaries made political donations in the US of $151,000 (£96,000) (2009/10: $177,000; 2008/09: $180,000) during the year to affiliated Federal and New York and New Hampshire state political action committees (PACs). National Grid USA’s affiliated New York PACs were funded partly by contributions from National Grid USA and certain of its subsidiaries and partly by voluntary employee contributions. National Grid USA’s affiliated New Hampshire PAC was funded wholly by contributions from National Grid USA and certain of its subsidiaries. National Grid USA’s affiliated federal PACs were funded wholly by voluntary employee contributions.
Policy and practice on payment of creditors
It is National Grid’s policy to include in contracts or other agreements terms of payment with suppliers. Once agreed, National Grid aims to abide by these payment terms. The average creditor payment period at 31 March 2011 for National Grid’s principal operations in the UK was 20 days (14 days at 31 March 2010).

Annual Report and Accounts 2010/11 | National Grid plc       69

Operating and Financial Review
Financial position and financial management

Going concern
Having made enquiries, the Directors consider that the Company and its subsidiary undertakings have adequate resources to continue in business for the foreseeable future, and that it is therefore appropriate to adopt the going concern basis in preparing the consolidated and individual financial statements of the Company. More details of our liquidity position are provided under the heading Funding and liquidity management on page 72 and in note 32(d) to the consolidated financial statements.
Financial position
Balance sheet
Our balance sheet at 31 March 2011 can be summarised as follows:

			Net
	Assets	Liabilities	assets
	£m	£m	£m

Property, plant and equipment and non-current intangible assets	32,457	–	32,457

Goodwill and non-current investments	5,369	–	5,369

Current assets and liabilities	2,822	(3,794)	(972)

Other non-current assets and liabilities	135	(3,405)	(3,270)

Post-retirement assets and obligations	556	(2,574)	(2,018)

Deferred tax	–	(3,766)	(3,766)

Total before net debt	41,339	(13,539)	27,800

Net debt	5,061	(23,792)	(18,731)

Total as at 31 March 2011	46,400	(37,331)	9,069

Total as at 31 March 2010	43,553	(39,342)	4,211

The increase in net assets from £4,211 million at 31 March 2010 to £9,069 million at 31 March 2011 resulted from: the profit for the year of £2,163 million; the rights issue which raised £3,214 million net of costs; income recognised directly in equity of £301 million; and other items totalling £38 million; offset by dividends payable net of scrip issues of £858 million.
Net debt
Net debt decreased by £3,408 million from £22,139 million at 31 March 2010 to £18,731 million at 31 March 2011. Cash flow from operations of £4.9 billion and the net proceeds of the rights issue of £3.2 billion were offset by capital expenditure of £3.3 billion and payment of dividends of £0.9 billion, resulting in a net cash inflow of £3.9 billion. Interest charges of £1.2 billion were offset by a £0.7 billion impact of the movement in the dollar exchange rate on our dollar denominated debt and other fair value movements. A five year history of net debt is shown below.
At 31 March 2011, net debt comprised borrowings of £23,198 million (2010: £25,124 million) including bank overdrafts of £42 million (2010: £29 million), less cash and cash equivalents of £384 million (2010: £720 million), financial investments of £2,939 million (2010: £1,397 million) and derivative financial instruments with a net carrying value of £1,144 million (2010: £868 million).

70       National Grid plc | Annual Report and Accounts 2010/11

The maturity of borrowings at 31 March 2011 is provided in note 19 to the consolidated financial statements and is illustrated below.
The maturity of net debt, defined as borrowings plus derivative financial liabilities, less cash and cash equivalents, current financial investments and derivative financial assets, is illustrated below.

*	Negative figure indicates that cash and short-term financial investments exceed debt maturities
Capital structure
The principal measure of our balance sheet efficiency is our interest cover ratio as described on page 56. Our target long-term range for interest cover is between 3.0 and 3.5, which we believe is consistent with single A range long-term senior unsecured debt credit ratings within our main UK operating companies, National Grid Electricity Transmission plc (NGET plc) and National Grid Gas plc (NGG plc).
Interest cover for the year ended 31 March 2011 was above our target range, having fallen slightly to 3.8 from 3.9 for the year ended 31 March 2010. The primary reasons for the decrease in 2010/11 were increased interest expense on our retail price index (RPI) linked debt, due to the return of UK inflation, offset by a reduction in debt following the rights issue which completed in June 2010 and higher levels of operating cash inflows.
Gearing at 31 March 2011 and 31 March 2010, calculated as net debt expressed as a percentage of net debt plus net assets shown in the balance sheet, amounted to 67% and 84% respectively. We do not consider that this standard gearing ratio is an appropriate measure of our balance sheet efficiency as it does not reflect the economic value of the assets of our UK and US regulated businesses.
In addition, we monitor the regulatory asset value (RAV) gearing within each of NGET plc and the regulated transmission and distribution businesses within NGG plc. This is calculated as net debt expressed as a percentage of RAV, and indicates the level of debt employed to fund our UK regulated businesses. It is compared with the level of RAV gearing indicated by Ofgem as being appropriate for these businesses, at around 60%. The table below shows the RAV gearing for NGET plc and for the regulated transmission and distribution businesses within NGG plc as at 31 March 2011 and 31 March 2010.
To calculate RAV gearing for the regulated transmission and distribution businesses within NGG plc, we exclude an element of debt that is associated with funding the metering business within NGG plc which no longer has a RAV associated with it.

	2011	2010
RAV gearing	%	%

Regulated transmission and distribution businesses within National Grid Gas plc	54	57

National Grid Electricity Transmission plc	54	56

Some of our regulatory agreements impose lower limits for the long-term senior unsecured debt credit ratings that certain companies within the group must hold or the amount of equity within their capital structures. These requirements are monitored on a regular basis in order to ensure compliance. One of the key limits requires National Grid plc to hold an investment grade long-term senior unsecured debt credit rating. We believe that our aim of maintaining single A range long-term senior unsecured debt credit ratings within our main UK operating companies is consistent with this.
Rights issue
On 19 May 2010, the Board resolved to offer a fully underwritten rights issue to raise approximately £3.2 billion, net of expenses. The rights issue completed successfully in June, with 94.2% of qualifying shareholders taking up their rights. The capital raised will allow us to increase our capital investment in the UK significantly, and assist in maintaining single A credit ratings for our UK operating companies, thereby improving our long-term competitive position.
Liquidity and treasury management
Treasury policy
Funding and treasury risk management is carried out by the treasury function under policies and guidelines approved by the Finance Committee of the Board. The Finance Committee (for further details see page 84) has authority delegated from the Board, and is responsible for the regular review and monitoring of treasury activity and for the approval of specific transactions, the authority for which may be further delegated.
The primary objective of the treasury function is to manage our funding and liquidity requirements. A secondary objective is to manage the associated financial risks, in the form of interest rate risk and foreign exchange risk, to within acceptable boundaries. Further details of the management of funding and liquidity and the main risks arising from our financing activities are set out below, as are the policies for managing these risks, including the use of financial derivatives, which are agreed and reviewed by the Finance Committee.
The treasury function is not operated as a profit centre. Debt and treasury positions are managed in a non speculative manner, such that all transactions in financial instruments or products are matched to an underlying current or anticipated business requirement.
Commodity derivatives entered into in respect of gas and electricity commodities are used in support of the operational requirements of the business, and the policy regarding their use is explained on page 74.

Annual Report and Accounts 2010/11 | National Grid plc       71

Operating and Financial Review
Financial position and financial management continued

Current condition of the financial markets
The financial markets have essentially returned to normal for National Grid following the turmoil in the capital markets in 2008 and 2009. Following our rights issue, which completed in June 2010, our funding requirements were modest. Nevertheless, we issued approximately £0.8 billion of new long-term debt but also repurchased £1.3 billion and did not refinance £1.6 billion of debt maturities. In addition, we have issued £1.6 billion of commercial paper, £457 million of which remained outstanding as at 31 March 2011. We remain confident of our ability to access the public debt markets in the future.
Cash flow and cash flow forecasting
Cash flows from our operations are largely stable over a period of years. Our electricity and gas transmission and distribution operations in the UK and US are subject to multi-year rate agreements with regulators. In the UK, we have largely stable annual cash flows. However, in the US our short-term cash flows are dependent on the price of gas and electricity and the timing of customer payments. The regulatory mechanisms for recovering costs from customers can result in very significant cash flow swings from year to year. Significant changes in volumes in the US, for example as a consequence of abnormally mild or extreme weather or economic conditions affecting the level of demand, can affect cash inflows in particular. In addition, our cash flows arising in the US are exposed to movements in the dollar exchange rate, although our foreign exchange risk management policy aims to limit this exposure. Further detail is provided under the foreign exchange risk management section on page 73.
Both short- and long-term cash flow forecasts are produced regularly to assist the treasury function in identifying short-term liquidity and long-term funding requirements, and we seek to enhance our cash flow forecasting processes on an ongoing basis. Cash flow forecasts, supplemented by a financial headroom analysis, are monitored regularly to assess funding adequacy for at least a 12 month period.
As part of our regulatory arrangements, our operations are subject to a number of restrictions on the way we can operate. These include regulatory ‘ring fences’ that require us to maintain adequate financial resources within certain parts of our operating businesses and restrict our ability to undertake transactions between certain subsidiary companies including paying dividends, lending cash and levying charges. Our assessment of National Grid’s liquidity takes into account these restrictions.
Funding and liquidity management
We maintain a number of commercial paper and medium-term note programmes in both the UK and US to facilitate short- and long-term debt issuance into the money markets and capital markets. National Grid plc also has a Securities and Exchange Commission registered debt shelf in place to facilitate long-term debt issuance specifically into the US capital markets. Details of the programmes we maintain can be found in the debt investors section of our website.
In addition, we have both committed and uncommitted bank borrowing facilities that are available for general corporate purposes to support our liquidity requirements. The vast majority of our committed borrowing facilities are used to provide back up to our commercial paper programmes or other specific debt issuances. These have never been drawn and there is currently no intention to draw them in the future.
Details of the bank facilities we maintain can be found in the debt investors section of our website. During the year, the $850 million short-term syndicated committed facility at National Grid plc expired and was renewed at the same level, but over five years instead of 364 days. In addition, the long-term committed facilities at National Grid Electricity Transmission plc and National Grid Gas plc were renewed for four years at levels of £715 million and £425 million respectively.
None of the committed facilities were drawn at any time during the year. Note 34 to the consolidated financial statements shows the maturity profile of undrawn committed borrowing facilities at 31 March 2011.
To facilitate debt issuance into the capital and money markets, many of the companies within National Grid maintain credit ratings. Details of the long-term senior unsecured debt and short-term debt credit ratings respectively provided by Moody’s Investor Services, Standard & Poor’s and Fitch Ratings can be found in the debt investors section of our website.
We invest surplus funds on the money markets, usually in the form of short-term fixed deposits and placements with money market funds that are invested in highly liquid instruments of high credit quality. Investment of surplus funds is subject to our counterparty risk management policy, and we continue to believe that our cash management and counterparty risk management policies provide appropriate liquidity and credit risk management. Details relating to cash, short-term investments and other financial assets at 31 March 2011 are shown in notes 13 and 17 to the consolidated financial statements.
We believe that maturing amounts in respect of contractual obligations as shown in commitments and contingencies in note 28 to the consolidated financial statements can be met from existing cash and investments, operating cash flows and other financings that we reasonably expect to be able to secure in the future, together with the use of committed facilities if required.
In line with our normal treasury practice we expect to continue to access the markets in order to manage actively our debt portfolio, optimise our finance costs and manage our refinancing risk.
Use of derivative financial instruments
As part of our business operations, including our treasury activities, we are exposed to risks arising from fluctuations in interest rates and exchange rates. We use financial instruments, including derivative financial instruments, to manage exposures of this type. Our policy is not to use derivative financial instruments for trading purposes.
More details on derivative financial instruments are provided in note 14 to the consolidated financial statements.
Refinancing risk management
The Board controls refinancing risk mainly by limiting the amount of debt maturities arising on borrowings in any financial year.
The following chart shows the maturities of our long-term debt, which extend to 2058/59. This shows that, at 31 March 2011, we had £1.36 billion of long-term debt maturing in 2011/12, and no more than £1.64 billion of long-term debt maturing in any future year. We expect to be able to refinance this debt through the capital and money markets.

72       National Grid plc | Annual Report and Accounts 2010/11

Interest rate risk management
Our interest rate exposure arising from borrowings and deposits is managed by the use of fixed-rate and floating-rate debt and derivative financial instruments, including interest rate swaps, swaptions and forward rate agreements. Our interest rate risk management policy is to seek to minimise total financing costs (being interest costs and changes in the market value of debt) subject to constraints so that, even with an extreme movement in interest rates, neither the interest cost nor the total financing cost is expected to exceed preset limits with a high degree of certainty.
Some of the bonds in issue from NGET plc and NGG plc are inflation linked, that is their cost is linked to changes in the UK retail price index (RPI). We believe that these bonds provide an appropriate hedge for revenues and our regulatory asset values that are also RPI linked under our price control formulae in the UK.
The performance of the treasury function in interest rate risk management is measured by comparing the actual total financing costs of its debt portfolio with those of a passively managed benchmark portfolio with set ratios of fixed-rate to floating-rate debt, to identify the impact of actively managing National Grid’s interest rate risk. This is monitored regularly by the Finance Committee.
Within the constraints of our interest rate risk management policy, and as approved by the Finance Committee, we actively manage our interest rate exposure and therefore the interest rate profile shown at 31 March 2011 will change over time.
The chart below shows the interest rate profile of our net debt before derivatives.
The chart below shows the impact, as at 31 March 2011, of derivatives on our net debt for 2011/12 and for future years. The 2011/12 position reflects the use of derivatives, including forward rate agreements, to lock in interest rates in the short term. The future years’ position excludes derivatives that mature within the next year.
In 2011/12, we expect our financing costs to continue to benefit from low short-term interest rates, some of which have already been locked in using short-term interest rate derivatives.
More information on the interest rate profile of our debt is included in note 32(a)(ii) to the consolidated financial statements.
Foreign exchange risk management
Translation risk arising from assets and liabilities denominated in dollars forms our principal foreign exchange exposure. In relation to this risk, our objective is to maintain the ratio of dollar denominated financial liabilities to dollar denominated gross assets between 85% and 95%, by using debt and foreign exchange derivatives, so as to provide an economic offset of our cash flows that arise in dollars against the servicing of those liabilities.
We have a policy of managing our foreign exchange transaction risk by hedging contractually committed foreign exchange transactions occurring in currencies other than the dollar over a prescribed minimum size. This covers a minimum of 75% of such transactions occurring in the next six months and a minimum of 50% of such transactions occurring between six and 12 months in the future. In addition, where foreign currency cash flow forecasts are uncertain and a judgement has to be made, our policy is to hedge a proportion of such cash flows based on the likelihood of them occurring, with the aim of hedging substantially all the cash flows without overhedging. Cover generally takes the form of forward sale or purchase of foreign currencies and must always relate to forecast underlying operational cash flows.

Annual Report and Accounts 2010/11 | National Grid plc       73

Operating and Financial Review
Financial position and financial management continued

The result of this hedging activity is that our cash flow has limited exposure to foreign currencies.
Our capital expenditure programme over the next few years will result in material foreign currency exposures as we purchase raw materials and components from overseas suppliers. The treasury function will seek to manage these exposures through a range of hedging strategies and instruments.
In addition, we are exposed to currency exposures on borrowings in currencies other than sterling and the dollar, principally the euro. This currency exposure is managed through the use of cross-currency swaps, so that post-derivatives the currency profile of our debt is almost entirely sterling/dollar, as shown below.
More details can be found in note 32(a)(i) to the consolidated financial statements.
Counterparty risk management
Counterparty risk arises from the investment of surplus funds, from the use of derivative instruments including commodity contracts, and from commercial contracts entered into by the businesses. The Finance Committee has agreed a policy for managing such risk. This policy sets limits as to the exposure that we can have with any one counterparty, based on that counterparty’s credit rating from independent credit rating agencies. Our exposure to individual counterparties is monitored daily and counterparty limits are regularly updated for changes in credit ratings. We have a central treasury department, which is responsible for managing the policy. Where business areas enter into contracts carrying credit risk, part of the relevant counterparty limit can be allocated to the business area involved. This ensures that our overall exposure is managed within the appropriate limit.
Where multiple transactions are entered into with a single counterparty, a netting arrangement is usually put in place to reduce our exposure to credit risk in relation to that counterparty. When transacting interest rate and exchange rate derivatives, we use market standard documentation, which provides for netting in respect of all transactions governed by a specific agreement with a counterparty.
Further information on the management of counterparty risk is provided in note 32(c) to the consolidated financial statements.
Valuation and sensitivity analysis
We calculate the fair value of debt and financial derivatives by discounting all future cash flows by the market yield curve, at the balance sheet date, including the credit spread for debt, and, in the case of financial derivatives, taking into account the credit quality of both parties. The market yield curve for each currency is obtained from external sources for interest and foreign exchange rates. In the case of derivative instruments that include options, the Black’s variation of the Black-Scholes model is used to calculate fair value.
For debt and derivative instruments held, we utilise a sensitivity analysis technique to evaluate the effect that changes in relevant rates or prices would have on the market value of such instruments.
As described in note 32(e) to the consolidated financial statements, movements in financial indices would have the following estimated impact on the financial statements as a consequence of changes in the value of financial instruments. This analysis does not take account of the change in value in our income stream or in the value of our US operations that certain of these financial instruments are being used to hedge.

	2010/11		2009/10
		Other		Other
	Income	equity	Income	equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

UK retail price index ±0.50%	19	–	17	–

UK interest rates ±0.50%	38	50	51	71

US interest rates ±0.50%	39	15	52	14

US dollar exchange rate ±10%	44	636	68	623

Commodity contracts
We purchase electricity and gas in order to supply our customers in the US and also to meet our own energy requirements, primarily in the UK. We also enter into physical and financial derivative transactions to manage electricity and gas cost volatility on behalf of customers in the US. Substantially all our costs of purchasing electricity and gas for supply to customers are recoverable at an amount equal to cost. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period.
Our US operating companies participate in the physical and financial markets related only to those commodities for which we or our customers have a physical market requirement, and transact only within pre-defined risk parameters. These parameters are approved by the energy procurement risk management committee, which operates in accordance with authority delegated to it by the Finance Committee and Executive Committee of the Board.
The most significant gas purchases for our own use relate to the operation of our gas transmission and gas distribution networks, mainly in the UK. We also purchase fuel for our vehicle fleets in the UK. In the US, we also sell gas produced by our West Virginia gas fields.
In the US, during the year we also had a management contract with ConocoPhillips, under which we and ConocoPhillips shared the responsibilities for managing upstream gas distribution assets associated with our Massachusetts gas distribution operations, as well as providing city gate delivered supply. This contract allowed for both parties to employ derivative instruments to maximise the profitability of the portfolio of gas distribution assets. Profits associated with these activities were shared between us, ConocoPhillips and our customers in Massachusetts. This contract expired on 31 March 2011.
In our UK gas transmission operations, we are obliged to offer for sale through a series of auctions, both short- and long-term, a predetermined quantity of entry capacity for every day in the year at pre-defined locations. Where, on the day, the gas transmission system’s capability is constrained, such that gas is prevented from entering the system for which entry capacity rights have been sold, then UK gas transmission is required to buy back those entry capacity rights sold in excess of system capability. Forward and option contracts may be used to reduce the risk and exposure to on the day entry capacity prices.

74       National Grid plc | Annual Report and Accounts 2010/11

Our UK electricity transmission operations have also entered into electricity options, pursuant to the requirement to stabilise the electricity system in Great Britain through the operation of the British Electricity Trading and Transmission Arrangements. The contracts are for varying terms and have been entered into so that we have the ability to deliver electricity as required to meet our obligations under our UK electricity transmission licence. We have not and do not expect to enter into any significant derivatives in connection with our Great Britain national electricity transmission system operator role.
Energy purchase contracts
The majority of our electricity contracts and certain of our gas contracts are entered into to meet our expected purchase, sale or usage requirements and so are accounted for as ordinary sales or purchase contracts. These include contractual commitments to purchase energy under long-term contracts amounting to £3,543 million as at 31 March 2011 (2010: £3,948 million) of which £1,081 million is due within one year (2010: £1,195 million). Further information is included in note 28 to the consolidated financial statements.
Commodity purchase contracts accounted for as derivative contracts
Certain of our forward purchases of electricity, gas and electricity capacity do not meet the own use exemption for accounting purposes and hence are accounted for as derivatives. Mark-to-market changes in the value of these contracts are reflected through earnings under the heading of commodity remeasurements. The fair value of these contracts includes contracts with a positive value of £42 million (2010: £51 million), recorded as assets in our balance sheet and contracts with a negative value of £184 million (2010: £228 million) recorded as liabilities.
Commodity purchase contracts accounted for as derivatives include contracts for the forward purchase of electricity that reverted to us as part of the settlement arising from USGen’s bankruptcy in 2005, which were originally entered into prior to the restructuring of the electricity industry in New England. The electricity purchased under these contracts is not required for our normal activities and is sold in the energy markets at prices which are currently significantly below the amount we are required to pay. The fair value of these contracts amounted to a £101 million liability at 31 March 2011 (2010: £127 million liability).
Derivative financial instruments linked to
commodity prices
We also enter into derivative financial instruments linked to commodity prices, including index-linked swaps and futures contracts. These derivative financial instruments are used to reduce market price volatility and are principally used to manage commodity prices associated with our gas and electricity delivery operations in the US on behalf of our customers.
Derivative financial instruments are carried at fair value in the balance sheet and mark-to-market changes in the value of these contracts are reflected through earnings under commodity remeasurements with the exception of those relating to our West Virginia gas fields that are designated as cash flow hedges.
We use NYMEX electricity and natural gas futures to reduce the cash flow variability associated with the purchase price for a portion of future electricity and gas purchases associated with certain of our electricity and gas distribution operations in the US. These had a negative fair value at 31 March 2011 of £12 million (2010: £41 million), but the liability on the balance sheet has been reduced by the amount of collateral paid to counterparties in respect of these contracts due to accounting netting requirements for such instruments.
In addition, we utilise over the counter swaps and options to reduce the cash flow variability associated with the purchase price for a portion of future electricity and gas purchases associated with certain of our electricity and gas distribution operations in the US. These had a net fair value at 31 March 2011 of £33 million (2010: £45 million negative).
We also utilise over the counter gas swaps in the US to hedge the cash flow variability associated with forecast sales of a portion of gas production from our West Virginia gas fields.
Sensitivity analysis
As described in note 33(d) to the consolidated financial statements, movements in commodity prices would have the following estimated impact on the financial statements in the value of commodities. This analysis does not take account of any change in the composition of our commodity portfolio.

	2010/11		2009/10
		Other		Other
	Income	equity	Income	equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

10% increase in
commodity prices	58	–	71	(1)

10% decrease in
commodity prices	(54)	–	(64)	1

Commitments and contingencies
Commitments and contingencies outstanding at 31 March 2011 and 2010 are summarised in the table below:

	2011	2010*
	£m	£m

Future capital expenditure contracted
but not provided for	1,614	1,738

Total operating lease commitments	795	926

Power commitments	3,543	3,948

Guarantees and letters of credit	762	1,189

*	Comparatives have been restated to present items on a basis consistent with the current year classification
The energy commitments shown in the commitments and contingencies table above reflect obligations to purchase energy under long-term contracts. These contracts are used in respect of our normal sale and purchase requirements and do not include commodity contracts carried at fair value as described above.
We propose to meet all our commitments from existing cash and investments, operating cash flows, existing credit facilities, future facilities and other financing that we reasonably expect to be able to secure in the future.
Contractual obligations at 31 March 2011
The table of contractual obligations shown below analyses our long-term contractual obligations according to payment period.
Purchase obligations reflect commitments under power contracts and future capital expenditure contracted for but not provided. The other long-term liabilities reflected in the balance sheet at 31 March 2011 comprise commodity contracts carried at fair value and other creditors that represent contractual obligations falling due after more than one year.

Annual Report and Accounts 2010/11 | National Grid plc       75

Operating and Financial Review
Financial position and financial management continued

Interest on borrowings is calculated based on borrowings at 31 March 2011 and does not reflect future debt issues. Floating-rate interest has been estimated using future interest rate curves at 31 March 2011.

	Less			More
	than	1-3	3-5	than
	1 year	years	years	5 years	Total
	£m	£m	£m	£m	£m

Financial liabilities

Borrowings	2,616	2,762	2,141	15,314	22,833

Interest payments on borrowings	828	1,548	1,278	8,050	11,704

Finance lease liabilities	20	71	52	105	248

Other non interest- bearing liabilities	2,320	279	–	–	2,599

Derivatives payments	1,213	514	881	464	3,072

Derivatives receipts	(1,596)	(1,056)	(1,151)	(455)	(4,258)

Commodity contracts	290	124	62	(19)	457

Other contractual obligations

Capital commitments	1,217	294	92	11	1,614

Operating leases	83	172	142	398	795

Energy commitments	1,081	808	513	1,141	3,543

Total at 31 March 2011	8,072	5,516	4,010	25,009	42,607

Off balance sheet arrangements
There were no significant off balance sheet arrangements other than the contractual obligations and commitments described above.
Details of material litigation as at 31 March 2011
Details of material litigation as at 31 March 2011
We were not party to litigation that we considered to be material as at 31 March 2011. Save as set out below, there have been no governmental, legal or arbitration proceedings in the last 12 months which may have or have had significant effects on the Company’s financial position or profitability.
Metering competition investigation
As previously reported, on 25 February 2008 the Gas and Electricity Markets Authority (GEMA) announced it had decided we breached Chapter II of the Competition Act 1998 and Article 82 (now Article 102) of the Treaty of the Functioning of the European Union and fined us £41.6 million. Following appeals, the Competition Appeal Tribunal reduced the fine to £30 million and the Court of Appeal further reduced the fine to £15 million. On 22 March 2010, we applied to the Supreme Court for leave to appeal the Court of Appeal’s judgement. On 28 July 2010, the Supreme Court denied our application and this ends the legal process. The £15 million fine was paid to GEMA on 1 April 2010.
Gas Distribution mains replacement investigation
As previously reported, in October 2008 we informed Ofgem that mains replacement activity carried out by the UK Gas Distribution business may have been inaccurately reported. Ofgem has now concluded its investigation and, following the reaching of a settlement between Ofgem and National Grid Gas plc, on 6 January 2011 Ofgem announced its intention to impose a penalty of £8 million and to find National Grid Gas plc in breach of certain obligations in respect of the reporting of mains replacement data. Ofgem also stated that the penalty would have been higher had it not been for the cooperation and corrective action by National Grid Gas plc. On 10 March 2011, following the end of the period in which representations could be made in respect of the proposed decision, Ofgem wrote to National Grid Gas plc to confirm its decision. On 13 May 2011, we received the Final Penalty Notice and must pay the penalty by 27 June 2011.
KeySpan Department of Justice investigation
As previously reported, in May 2007 KeySpan received a civil investigative demand (CID) from the Antitrust Division of the United States Department of Justice (DOJ), requesting the production of documents and information relating to its investigation of competitive issues in the New York City electricity capacity market prior to our acquisition of KeySpan. In April 2008, we received a second CID in connection with this matter.
On 22 February 2010, DOJ filed a proposed final judgement in the US District Court for the Southern District of New York. Under the terms of the proposed settlement, DOJ and KeySpan agreed that KeySpan would pay $12 million (£7.5 million) in full and final resolution of DOJ’s CIDs. This amount has been paid in full. The agreement contained no admissions of wrongdoing by KeySpan and was subject to court approval, which was obtained on 2 February 2011. On 9 February 2011, we transferred $12 million to DOJ in full and final settlement and this matter is now closed.
KeySpan class action
Two putative class actions were commenced against KeySpan and Morgan Stanley, one in a New York state court and one in the federal court. The claims are based on allegations that the financial swap transaction between KeySpan and Morgan Stanley dated 18 January 2006 caused customers of Consolidated Edison, Inc. to overpay for electricity between May 2006 and February 2008. We believe that both complaints and their allegations are without merit and we have applied to have both actions dismissed. Our application for dismissal in the federal court was granted on 22 March 2011 but the plaintiffs may still appeal.
Related party transactions
We provide goods and services to and receive goods and services from related parties, principally joint ventures. In the year ended 31 March 2011, we charged £11 million and received charges of £84 million from related parties (other than Directors) compared with £5 million and £73 million in 2009/10 and £4 million and £44 million in 2008/09.
Further information relating to related party transactions is contained within note 29 to the consolidated financial statements. Details on amounts paid to Directors are included within the Directors’ Remuneration Report on pages 96 to 108.

76       National Grid plc | Annual Report and Accounts 2010/11

Retirement arrangements
We operate pension arrangements on behalf of our employees in both the UK and US and also provide post-retirement healthcare and life insurance benefits to qualifying retirees in the US.
In the UK, the defined benefit section of the National Grid UK Pension Scheme and the National Grid section of the Electricity Supply Pension Scheme (National Grid Electricity Supply Pension Scheme) are closed to new entrants. Membership of the defined contribution section of the National Grid UK Pension Scheme is offered to all new employees in the UK.
In September 2010 the UK government changed the basis for statutory pension increases from the retail price index (RPI) to the consumer price index (CPI). The scheme rules of our two UK pension schemes specifically reference RPI. As a consequence, the impact of the Government’s move to CPI was predominantly limited to our guaranteed minimum pensions and the financial consequence was an approximate £55 million reduction in plan liabilities.
In the US, we operate a number of pension plans in the various states in which we operate, which provide both defined benefits and defined contribution benefits. We also provide post-retirement benefits other than pensions to the majority of employees. Benefits include health care and life insurance coverage to eligible retired employees.
Net pension and other post-retirement obligations
The following table summarises the pension and other post-retirement obligations recorded in the consolidated financial statements:

	UK	US	Total
Net plan liability	£m	£m	£m

As at 1 April 2010	(646)	(2,452)	(3,098)

Exchange movements	–	125	125

Current service cost	(90)	(112)	(202)

Expected return less interest	79	(54)	25

Curtailments, settlements and other	(7)	2	(5)

Actuarial gains/(losses)

– on plan assets	124	234	358

– on plan liabilities	301	(88)	213

Employer contributions	149	417	566

As at 31 March 2011	(90)	(1,928)	(2,018)

Represented by:

Plan assets	15,353	4,616	19,969

Plan liabilities	(15,443)	(6,544)	(21,987)

Net plan liability	(90)	(1,928)	(2,018)

The amounts recorded in the balance sheet are based on International Accounting Standard 19, which requires pension obligations to be calculated on a different basis from that used by the actuaries to determine the funding we need to make into each arrangement.
Plan assets are measured at the bid market value at the balance sheet date. Plan liabilities are measured by discounting the best estimate of future cash flows to be paid out by the plans using the projected unit method. Estimated future cash flows are discounted at the current rate of return on high quality corporate bonds in UK and US debt markets of an equivalent term to the liability.
The principal movements in net obligations during the year arose as a consequence of actuarial gains on plan assets reflecting improvements in bond markets in particular and actuarial gains in the UK on plan liabilities principally as a consequence of using higher real discount rates partially offset by actuarial losses in the US due to a decrease in nominal discount rates.
UK funding valuation
A triennial valuation is carried out for the independent trustees of our two UK defined benefit plans by professionally qualified actuaries, using the projected unit method. The purpose of the valuation is to design a funding plan to ensure that present and future contributions should be sufficient to meet future liabilities.
The 2010 valuations are nearing completion but the formal agreement has not yet been completed with the trustees. The valuations are on track to be completed by no later than the end of June 2011.
The last completed full actuarial valuation of the National Grid UK Pension Scheme was as at 31 March 2007. This concluded that the pre-tax funding deficit was £442 million in the defined benefit section on the basis of the funding assumptions. Employer cash contributions for the ongoing cost of this plan are currently being made at a rate of 29.4% of pensionable payroll.
The last completed full actuarial valuation of National Grid Electricity Supply Pension Scheme was as at 31 March 2007. This concluded that the pre-tax funding deficit was £405 million on the basis of the funding assumptions. Employer cash contributions for the ongoing cost of this plan are currently being made at a rate of 20.5% of pensionable payroll.
Contributions
In addition to ongoing employer contributions, as part of the initial valuation discussions with the trustees of the National Grid Electricity Supply Pension Scheme it was agreed that a deficit payment of £45 million would be made in March 2011.
In accordance with our funding policy for US pension and other post-retirement benefit plans, we made contributions of £417 million in 2010/11 and expect to contribute approximately £413 million to these plans during 2011/12.
Plan assets
Plan assets are predominantly invested in equities, corporate bonds, gilts, property and short-term investments. Our plans are trustee administered and the trustees are responsible for setting the investment strategy and monitoring investment performance, consulting with us where appropriate.

Annual Report and Accounts 2010/11 | National Grid plc       77

Operating and Financial Review
Accounting policies

Basis of accounting
The consolidated financial statements present our results for the years ended 31 March 2011, 2010 and 2009 and our financial position as at 31 March 2011 and 2010. They have been prepared using the accounting policies shown, in accordance with International Financial Reporting Standards (IFRS).
In complying with IFRS, we are also complying with the version of IFRS that has been endorsed by the European Union for use by listed companies.
Choices permitted under IFRS
IFRS provides certain options available within accounting standards. Material choices we have made, and continue to make, include the following:

Presentation formats
We use the nature of expense method for our income statement and total our balance sheet to net assets and total equity.
In the income statement, we present subtotals of total operating profit, profit before tax and profit from continuing operations, together with additional subtotals excluding exceptional items, remeasurements and stranded cost recoveries. Exceptional items, remeasurements and stranded cost recoveries are presented separately on the face of the income statement.

Customer contributions
Contributions received prior to 1 July 2009 towards capital expenditure are recorded as deferred income and amortised in line with the depreciation on the associated asset.

Financial instruments
We normally opt to apply hedge accounting in most circumstances where this is permitted. For net investment hedges, we have chosen to use the spot rate method, rather than the alternative forward rate method.

Timing of goodwill
impairment reviews
Goodwill impairment reviews are carried out annually in the final quarter of the financial year.

Critical accounting policies
The application of accounting principles requires us to make estimates, judgements and assumptions that may affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the accounts. On an ongoing basis, we evaluate our estimates using historical experience, consultation with experts and other methods that we consider reasonable in the particular circumstances to ensure compliance with IFRS. Actual results may differ significantly from our estimates, the effect of which will be recognised in the period in which the facts that give rise to the revision become known.
Certain accounting policies, described below, have been identified as critical accounting policies, as these policies involve particularly complex or subjective decisions or assessments. The discussion of critical accounting policies below should be read in conjunction with the description of our accounting policies set out in the consolidated financial statements on pages 112 to 118.

Revenue
Revenue includes an assessment of energy and accruals for transportation services supplied to customers between the date of the last meter reading and the year end. Changes to the estimate of the energy or transportation services supplied during this period would have an impact on our reported results.
Unbilled revenues at 31 March 2011 are estimated at £303 million in the UK and £445 million in the US compared with £308 million and £415 million respectively at 31 March 2010.

Estimated economic lives of property, plant and equipment
The reported amounts for depreciation of property, plant and equipment and amortisation of non-current intangible assets can be materially affected by the judgements exercised in determining their estimated economic lives.

Hedge accounting
We use derivative financial instruments to hedge certain economic exposures arising from movements in exchange and interest rates or other factors that could affect either the value of our assets or liabilities or our future cash flows. Movements in the fair values of derivative financial instruments may be accounted for using hedge accounting where we meet the relevant eligibility, documentation and effectiveness testing requirements. If a hedge does not meet the strict criteria for hedge accounting, or where there is ineffectiveness or partial ineffectiveness, then the movements will be recorded in the income statement immediately instead of being recognised in other comprehensive income or by being offset by adjustments to the carrying value of debt.

Exceptional items, remeasurements and stranded cost recoveries
Exceptional items, remeasurements and stranded cost recoveries are items of income and expense that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and distort the comparability of our financial performance between periods.
Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, integration of acquired businesses, gains or losses on disposals of businesses or investments and debt redemption costs as a consequence of transactions such as significant disposals or issues of equity.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments. These fair values increase or decrease as a consequence of changes in commodity and financial indices and prices over which we have no control.
Stranded cost recoveries relate to the recovery, through charges to electricity customers in upstate New York and in New England, of costs mainly incurred prior to divestiture of generation assets.

Tax estimates
Our tax charge is based on the profit for the year and tax rates in effect. The determination of appropriate provisions for taxation requires us to take into account anticipated decisions of tax authorities and estimate our ability to utilise tax benefits through future earnings and tax planning.

78       National Grid plc | Annual Report and Accounts 2010/11

Carrying value of assets and potential for impairments
The carrying value of assets recorded in the consolidated balance sheet could be materially reduced if an impairment were to be assessed as being required. Impairment reviews are carried out either when a change in circumstance is identified that indicates an asset might be impaired or, in the case of goodwill, annually. An impairment review involves calculating either or both of the fair value or the value in use of an asset or group of assets and comparing with the carrying value in the balance sheet.
These calculations involve the use of assumptions as to the price that could be obtained for, or the future cash flows that will be generated by, an asset or group of assets, together with an appropriate discount rate to apply to those cash flows.

Assets and liabilities carried
at fair value
Certain assets and liabilities, principally financial investments, derivative financial instruments and certain commodity contracts, are carried in the balance sheet at their fair value rather than historical cost.
The fair value of financial investments is based on market prices, as is that of derivative financial instruments where market prices exist. Other derivative financial instruments and those commodity contracts carried at fair value are valued using financial models, which include judgements on, in particular, future movements in exchange and interest rates as well as equity and commodity prices.

Provisions
Provisions are made for liabilities, the timing and amount of which is uncertain. These include provisions for the cost of environmental restoration and remediation, decommissioning of nuclear facilities we no longer own but to which we still have a responsibility to contribute, restructuring, and employer and public liability claims.
Calculations of these provisions are based on estimated cash flows relating to these costs, discounted at an appropriate rate where significant. The amounts and timing of cash flows relating to these liabilities are based on management estimates supported by external consultants.

Pensions and other post-retirement obligations
Pensions and other post-retirement benefit obligations recorded in the balance sheet are calculated actuarially using a number of assumptions about the future, including inflation, salary increases, life expectancy, length of service and pension and investment returns, together with the use of a discount rate to calculate the present value of the obligation.
These assumptions can have a significant impact on both the pension obligation recorded in the balance sheet and on the net charge recorded in the income statement.

Energy commitments
Our energy commitments relate to contractual commitments to purchase electricity or gas to satisfy physical delivery requirements to our customers or for energy that we use ourselves. In management’s judgement these commitments meet the normal purchase, sale or usage exemption in IAS 39 and are not recognised in the financial statements.
If these commitments were judged not to meet the exemption under IAS 39 they would have to be carried in the balance sheet at fair value as derivative instruments, with movements in their fair value shown in the income statement under remeasurements.

In order to illustrate the impact that changes in assumptions could have on our results and financial position, the following sensitivities are presented:

Revenue accruals
A 10% change in our estimate of unbilled revenues at 31 March 2011 would result in an increase or decrease in our recorded net assets and profit for the year by approximately £49 million net of tax.

Asset useful lives
An increase in the economic useful lives of assets of one year on average would reduce our annual depreciation charge on property, plant and equipment by £40 million (pre-tax) and our annual amortisation charge on intangible assets by £7 million (pre-tax).

Hedge accounting
If using our derivative financial instruments, hedge accounting had not been achieved during the year ended 31 March 2011 then the profit after tax for the year would have been £336 million higher than that reported net of tax, and net assets would have been £82 million lower.

Assets carried at fair value
A 10% change in assets and liabilities carried at fair value would result in an increase or decrease in the carrying value of derivative financial instruments and commodity contract liabilities of £114 million and £11 million respectively.

Provisions
A 10% change in the estimates of future cash flows estimated in respect of provisions for liabilities would result in an increase or decrease in our provisions of approximately £181 million.

Pensions and other post-retirement obligations
Our pension and post-retirement obligations are sensitive to the actuarial assumptions used. A 0.1% increase in the discount rate, a 0.5% increase in the rate of salary increases or an increase of one year in life expectancy would result in a change in the net obligation of £304 million, £162 million and £653 million and a change in the annual pension cost of £7 million, £8 million and £7 million respectively.

Accounting developments
Accounting standards, amendments to standards
and interpretations adopted in 2010/11
In preparing our consolidated financial statements we have complied with International Financial Reporting Standards, International Accounting Standards and interpretations applicable for 2010/11. The standards, amendments to standards and interpretations adopted during 2010/11 are discussed in the consolidated financial statements on page 119. None of these resulted in a material change to our consolidated results, assets or liabilities in 2010/11 or in those of previous periods.
Accounting standards, amendments to standards
and interpretations not yet adopted
New accounting standards, amendments to standards and interpretations which have been issued but not yet adopted by National Grid are discussed in the consolidated financial statements on page 119.

Annual Report and Accounts 2010/11 | National Grid plc       79

Corporate Governance
Corporate Governance
Chairman’s foreword
I am delighted to report we are again compliant with the Combined Code and have made preparations for our future reporting under the UK Corporate Governance Code.
I have always endeavoured to take my responsibilities as Chairman seriously and to lead the Board by example. I review and discuss with each Director the outcomes of the annual performance evaluation process and continually look for enhancements to the way we function and perform to ensure we are as effective as we ought to be. The Non-executive Directors constructively challenge our Executive team and continue to be highly engaged in developing strategy.
The Nominations Committee and I regularly review the balance of skills, experience, independence and knowledge on the Board and its Committees. These will continue to be important factors when pursuing our diversity objectives on the Board. In this regard, we have conducted a review of the recommendations in the Davies Review ‘Women on boards’, are committed to the principles and will be publishing our aspirational goals by the end of September.
Our new Finance Director, Andrew Bonfield, has had a varied induction programme including meetings with senior management across the Company, briefings on key processes such as audit, governance, human resources and risk, together with meetings with external stakeholders such as the auditors, corporate brokers and analysts. Combined with his previous international experience and his clear capabilities, this induction programme has assisted him in making a valuable early contribution to our business.
The Board is collectively responsible for the long-term success of the Company. We take decisions only after the necessary level of information has been made available to us and with due consideration of all the relevant facts including the risk profile. The Board is always mindful of its obligations to act in the best interests of the Company, its shareholders and all its stakeholders.
We continually strive for best practice in our communications and I truly hope you find the revised format of the Corporate Governance report transparent and informative.
Sir John Parker
Chairman
Board focus during the year
●	safety, including actions taken to reduce risks and improve performance;

●	the rights issue and subsequent investor reaction;

●	reorganisation of the Company and associated changes in Executive Director responsibilities announced 31 January 2011;

●	risks associated with the political and regulatory landscape, including the US rate cases; and

●	the performance evaluation process, including how the Board and its Committees could operate more effectively.
Expected Board focus for the next year
●	safety, as part of the Chief Executive’s monthly report;

●	monitoring implementation of the reorganisation, including progress with anticipated efficiencies and associated employee relations issues;

●	strategy sessions, including business development;

●	UK and US regulatory updates;

●	impact of the Bribery Act 2010;

●	reviewing and implementing as appropriate the recommendations of the Davies Review;

●	updates on the allocation of US expenses; and

●	monitoring and discussing progress with Ofgem on price controls.
Governance framework
The Company is committed to operating our businesses in a responsible and sustainable manner. Our corporate governance framework forms an integral part of this approach in order to safeguard shareholder value. Our Company wide policies and procedures including risk management, which are referred to later in this report, are considered as part of the overall governance of the business. This report focuses on the Company’s approach to corporate governance as provided in the Combined Code on Corporate Governance as revised in 2008 (the Code) which is applicable to the Company for the financial year being reported. The Company also has regard to, and regularly reviews, developing corporate governance best practice including matters contained in various investor guidelines.
The Board considers that it complied in full with the provisions of the Code during the year.
This report explains key features of the Company’s governance structure and how it applies the principles of the Code, and includes reporting required by the Disclosure and Transparency Rules. The location within the Annual Report and Accounts of each of the disclosures required in the Directors’ Report is set out in the index at the top of the following page.

80       National Grid plc | Annual Report and Accounts 2010/11

  Directors’ Report statutory disclosures

94	Annual General Meeting
83	Articles of Association
89	Audit information
8-9	Board of Directors
83	Change of control provisions
69	Charitable donations

83	Code of Ethics
30-35	Contractual and other arrangements
83	Directors’ indemnity
96-108	Directors’ share interests
55-56	Dividends
51-52	Employees – I&D

72-75, 78	Financial instruments
11-79	Future developments
95	Material interests in shares
69	Policy and practice on payment of creditors
69	Political donations and expenditure

83	Post balance sheet events
11-95	Principal activities and business review
69	Research and development
94	Share capital

Our Board
During the year, Steve Lucas retired following 10 years’ service and Andrew Bonfield was appointed as Finance Director. Additionally, Mark Fairbairn stepped down from the Board at the year end, in conjunction with the reorganisation of the Company to a regional model. The Directors during the year are as set out on page 85.
Balance is considered a key requirement for the composition of the Board, not only in terms of the Executives and Non-executives, but also with regard to the mix of skills, experience, knowledge, independence and diversity. Biographical details for all the Directors can be found on pages 8 and 9, together with details of Board Committee memberships.
The role of the Board
During the year, the Board has reviewed its role and matters reserved for its consideration as part of a review of the Delegations of Authority. As a result of this review, minor changes to add clarity and update terminology were made to the matters reserved to the Board in September 2010.
The Board reserves a number of matters for its sole consideration where these matters impact the strategic direction and effective oversight of the Company and its businesses. Examples include:
•	corporate governance, including policy and procedure statements, codes of conduct, the Delegations of Authority, the Framework for Responsible Business and Doing the Right Thing – Our Standards of Ethical Business Conduct;

•	overall business strategy;

•	financial policy, the budget and business plan;

•	acquisitions or divestments;

•	shareholder documents;

•	Director/employee issues such as Director succession planning, with input and recommendations from the Nominations Committee; and

•	stock exchange and listing requirements such as approval/ recommendation of dividend and approval of results announcements, interim management statements and the Annual Report and Accounts.
A full description of the matters reserved to the Board and the framework and standards described above, together with other documentation relating to the Company’s governance, are available on our website at www.nationalgrid.com.
In addition to the above matters reserved to the Board, certain items of strategic, operational or governance importance are considered at every scheduled Board meeting including:
•	safety, health and the environment;

•	financial status of the Company;

•	operational headlines from the Company’s businesses, together with a detailed update from one of the business areas on a rotating basis;

•	business development and strategy implementation;

•	external matters affecting the Company and any legal or new risk issues;

•	reports from the Board Committees; and

•	updates on the governance of the Company and its businesses.
The Board and its Committees
In order to operate effectively and to give appropriate attention and consideration to matters, the Board has delegated authority to its Committees to carry out certain tasks as defined in, and regulated by, the Committees’ terms of reference, which are available on our website at www.nationalgrid.com. The Board has delegated to the Executive Committee responsibility for day-to-day management decisions. The Committee structure is set out on pages 84 and 85.
The Board is kept apprised by the Committee chairmen through the provision of a summary of the issues discussed and decisions taken by the Committee. Minutes of Committee meetings are circulated to other Directors once available and as appropriate.
Board members are required to attend Board and Committee meetings regularly in order to ensure they are kept up to date with the business and accordingly can contribute to meetings. Should any Director be unable to attend a meeting, the Chairman and Committee chairman are informed and the absent Director is encouraged to communicate opinions and comments on the matters to be considered. Instances of non attendance during the year were considered and determined as being reasonable in each case due to the individual circumstances.
In order to have the opportunity to discuss matters, for example relating to governance, independently of management, the Chairman and other Non-executive Directors meet formally at least once a year without Executive Directors or other members of management present. The Chairman and Non-executive Directors also meet formally at least once a year with the Chief Executive. Ad hoc meetings may also be held as required.
Non-executive Director independence
In order for the Non-executive Directors to contribute fully, and in particular to challenge the Executive Directors over strategic matters where appropriate, it is important the Non-executive Directors bring experience, probity and independence to the Board. Accordingly, the independence of the Non-executive Directors is considered at least annually along with their character, judgement, commitment and performance on the Board and relevant Committees.
The Board in its deliberations specifically took into consideration the Code and examples of indicators of potential non independence including length of service, with a particularly rigorous review for those Directors who have served greater than six years. Following this evaluation, each of the Non-executive Directors at year end has been determined by the Board to be independent notwithstanding that Ken Harvey, George Rose and Stephen Pettit have served on the Board for more than nine years when their appointments as directors of Lattice Group plc are included. The Board believes they have retained independent character and judgement and recognise the significant changes in the Company’s operations over the years noting that Lattice Group plc had limited overseas operations and no electricity businesses. The Board acknowledges that some of its Non-executive Directors have been in tenure for a number of years and the Nominations Committee will be actively considering Board and Committee composition in the year ahead. The Board considers the varied and relevant experience of all the Non-executive Directors to be of great benefit to the Company.
Roles of the Chairman, Chief Executive
and Senior Independent Director
In order to avoid the potential for apparent concentration of power in one individual, the Chairman and the Chief Executive have separate roles and responsibilities, which have been approved by the Board. The Chairman’s main responsibility is the leadership

Annual Report and Accounts 2010/11 | National Grid plc     81

Corporate Governance
Corporate Governance continued

and management of the Board and its governance, ensuring a culture of openness which encourages active debate. He chairs the Board meetings ensuring that, for example, the forward agendas are appropriate, relevant business is brought to the Board for consideration in accordance with the schedule of matters reserved to the Board, the Delegations of Authority and the Board’s strategic remit, and each Director has the opportunity to consider the matters brought to the meeting and to contribute accordingly.
The Chief Executive, as head of the Company’s Executive team, retains responsibility for the leadership and day-to-day management of the Company and the execution of its strategy as approved by the Board. In addition to the other Executive Directors, key corporate executives report directly to the Chief Executive.
The Senior Independent Director, Ken Harvey, was appointed to this role in 2004. His responsibilities include leading the Non-executive Directors’ annual consideration of the Chairman’s performance and holding discussions with Non-executive Directors without Executive Directors or other members of management present as well as acting as a sounding board for the Chairman. He is also available to shareholders in the event they feel it inappropriate to communicate via the Chairman, the Chief Executive or the Finance Director. The Senior Independent Director did not meet with shareholders during the year.
Director induction, development and support
The Chairman, with the support of the Company Secretary & General Counsel, is responsible for the induction of new Directors and involved with ongoing development of all Directors. This includes a discussion on any personal development needs at the one-to-one meetings held with the Chairman as part of the performance evaluation process. On appointment to the Board, new Directors receive a tailored induction programme including one-to-one meetings with other Directors and senior management, and a Directors’ information pack to provide background information on the Company’s businesses and operations including issues relating to corporate responsibility. For further details of Andrew Bonfield’s induction programme, see Chairman’s foreword on page 80. Board meetings are regularly held at the Company’s sites and additional visits are organised in order for the Directors to develop their understanding of the business.
Ongoing development for Non-executive Directors includes:
•	informing them at each Board meeting of the latest training courses which may be of interest;

•	attendance at key site visits;

•	providing updates on legal, economic, corporate governance and best practice matters; and

•	tailored management presentations.
For Executive Directors, coaching and development programmes include:
•	external coaching;

•	attendance at external training; and

•	experience of other boardrooms through non-executive appointments.
Accordingly, as part of their development and with the agreement of the Board, Steve Holliday, Andrew Bonfield, Nick Winser and the Company Secretary & General Counsel hold other directorships as set out on pages 8 and 9. The fees for these positions are retained by the Directors and the Company Secretary & General Counsel and details for Directors are on page 101.
The number and perceived responsibility of other directorships are considered annually to satisfy the Board that Directors do not have excessive commitments that could potentially affect the time they are able to devote to the Company. Prior to any new commitment, agreement is sought from the Chairman. The Board is satisfied that the Chairman and other Non-executive Directors, if required, would be available as needed outside their contracted hours.
The Company Secretariat is available to provide assistance and information on governance, corporate administration and legal matters to Directors as appropriate. Directors may also seek, at the Company’s expense, advice directly from independent professional advisors should they so wish. This is in addition to the advice provided by independent advisors to the Board Committees. No such requests for external professional advice were received during the year.
Performance evaluation
Continuous improvement and development through a cycle of action monitoring and engagement is key to ensuring the Board and Board Committee processes, procedures and governance structures remain in line with best practice. Following a review of the appropriateness of the internal process, the Nominations Committee agreed the performance evaluation process remains robust. This year, the Board survey was supplemented with additional questions following Professor Andrew Kakabadse’s (Professor of International Management Development, Cranfield School of Management) review last year and the Committee questionnaires were enhanced to reflect the UK Corporate Governance Code. The Nominations Committee also considers if an external party should be engaged to facilitate and/or perform the annual performance evaluation and going forward will take into account the requirements of the UK Corporate Governance Code to conduct an external evaluation at least every three years.
The 2010/11 process, led by the Chairman and assisted by the Company Secretary & General Counsel, was a formal and rigorous evaluation of the performance of the Board, its Committees and the Directors. A summary of the annual cycle for this process is set out in the diagram above.

82     National Grid plc | Annual Report and Accounts 2010/11

A positive set of results was recorded once again across all surveys, indicating the Board and Committees are working effectively.
Examples of actions completed in 2010/11 and actions identified as a result of this year’s evaluation are set out in the tables below.

Area	Actions completed 2010/11

Training and development	Enhancement of the Non-executive Directors’ familiarity and interaction with each line of business.
Responsibility: Board

Information and support	Development of a more standard presentation format for in depth line of business reviews, in order to promote consistency and ease of comparison.
Responsibility: Executive Directors

Information and support	Greater transparency of key performance indicator data provided to the Board.
Responsibility: Chief Executive

Area	Actions for 2011/12

Training and development	Ongoing review and assessment of training and development opportunities for Board members, including any areas of interest for training sessions to be delivered by internal or external parties.
Responsibility: Board

Board composition	Review and agree clarity of succession planning focus between the Nominations Committee and the Board.
Responsibility: Board and Nominations Committee

Role and structure	Continue to monitor and review advice from, and effectiveness of, advisors including appropriateness of each advisor.
Responsibility: Remuneration and Risk & Responsibility Committees

Taking into account the views of the Executive Directors, the Non-executive Directors, led by the Senior Independent Director, reviewed the Chairman’s performance at a private meeting. The Chairman’s leadership and performance were considered to have been of a high standard.
Director appointment and election
Shareholders have the opportunity to consider the appointment and performance of each Director by voting in relation to their election or re-election as a Director at the Annual General Meeting (AGM). Following Andrew Bonfield’s appointment during the year, he will seek election at the AGM. In accordance with best practice and our commitment last year, all Directors, with the exception of John Allan, will seek re-election this year as set out in the Notice of 2011 AGM.
In order to ensure transparency regarding the terms of their appointment, the service contracts (Executive Directors) and letters of appointment (Non-executive Directors) are available to our shareholders and may also be inspected at the AGM prior to the meeting. For further details regarding the Directors’ service contracts and letters of appointment see pages 101 and 102 in the Directors’ Remuneration Report.
Conflicts of interest
The Board continues to monitor and note possible conflicts of interest that each Director may have and Directors are reminded of their continuing obligations in relation to conflicts at each Board meeting. Potential conflicts are considered and, if appropriate, approved and noted, with the conflicted Director not voting on the matter. During the year ended 31 March 2011, the Board has been advised by the Directors of a number of situations in relation to which no actual conflict of interest was identified and has therefore authorised such situations in accordance with its powers.
Directors’ indemnity
In addition to the Directors’ and Officers’ liability insurance cover for each Director, the Company has arranged, in accordance with the Companies Act 2006 and the Articles of Association, qualifying third party indemnities against financial exposure that Directors may incur in the course of their professional duties.
Code of Ethics
In accordance with US legal requirements, the Board has adopted a Code of Ethics for senior financial professionals. This code is available on our website at www.nationalgrid.com (where any amendments or waivers will also be posted). There were no amendments to, or waivers of, our Code of Ethics during the year.
Change of control provisions
No compensation would be paid for loss of office of Directors on a change of control of the Company. As at 31 March 2011, the Company had undrawn borrowing facilities with a number of its banks of £1.8 billion and a further £1.2 billion of drawn bank loans which, on a change of control of the Company following a takeover bid, may alter or terminate. All the Company’s share plans contain provisions relating to a change of control. Outstanding awards and options would normally vest and become exercisable on a change of control, subject to the satisfaction of any performance conditions at that time. No other agreements that take effect, alter or terminate upon a change of control of the Company following a takeover bid are considered to be significant in terms of their potential impact on the business as a whole.
Articles of Association
The Articles of Association set out the internal regulation of the Company and cover such matters as the rights of shareholders and the conduct of the Board and general meetings. Copies are available upon request and are displayed on the Company’s website at www.nationalgrid.com. In accordance with the Articles of Association, Directors can be appointed or removed by the Board or shareholders in general meeting. Amendments to the Articles of Association have to be approved by at least 75% of those voting in person or by proxy at a general meeting of the Company. Subject to company law and the Articles of Association, the Directors may exercise all the powers of the Company, and may delegate authorities to Committees and day-to-day management and decision making to individual Executive Directors. The Committee structure is set out on pages 84 and 85.
Post balance sheet events
There have been no material post balance sheet events.

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Corporate Governance
Corporate Governance continued

Our Board and Committee governance structure
The Board
The Board provides effective oversight of the Company and its businesses and determines the governance structure and strategic direction of the Company.
In order to operate efficiently and to give appropriate attention and consideration to matters, the Board has delegated authority to its Committees to carry out tasks as summarised below, with further details on the following pages.
Listed below is the Committee membership and attendance together with details of the other attendees who are invited to ensure the respective Committees receive relevant updates and background information.

Executive Committee
Role and focus
The Committee oversees the financial, operational and safety performance of the Company, taking management action it considers necessary to safeguard the interests of the Company and to further the strategy, business objectives and targets established by the Board.
Membership and attendance

Name	Attendance*

Committee chairman
Steve Holliday	11 of 11

Executive Directors
Andrew Bonfield **	5 of 5
Tom King	11 of 11
Nick Winser	11 of 11

Steve Lucas ***	8 of 8
Mark Fairbairn ****	11 of 11

Other members
David Lister
chief information officer	11 of 11
Helen Mahy
Company Secretary & General Counsel	11 of 11
George Mayhew
corporate affairs director	11 of 11
Mike Westcott
global human resources director	11 of 11
Alison Wood
global director of strategy and business
development	11 of 11

Other attendees:
Senior management as necessary to keep the Committee fully apprised of the Company’s businesses.
Finance Committee
Role and focus
The Committee sets policy and grants authority for financing decisions, bank accounts, credit exposure, control mechanisms for hedging and foreign exchange transactions, guarantees and indemnities and approves, or if appropriate recommends to the Board, other treasury, tax, pensions and insurance strategies.
Membership and attendance

Name	Attendance*

Committee chairman
Maria Richter	5 of 5

Executive Directors
Steve Holliday	5 of 5
Andrew Bonfield **	3 of 3

Steve Lucas ***	3 of 3

Non-executive Directors
John Allan	5 of 5
Stephen Pettit	5 of 5

Other attendees:
•	global director of tax and treasury;

•	head of group tax;

•	head of risk and insurance;

•	global head of retirement plans;

•	external advisors as appropriate; and

•	management, as required.

Nominations Committee
Role and focus
The Committee is responsible for considering the structure, size and composition of the Board and for identifying and proposing individuals to be Directors and senior management, together with establishing the criteria for any new position.
Membership and attendance

Name	Attendance*

Committee chairman
Sir John Parker	5 of 5

Non-executive Directors
Ken Harvey	5 of 5
Maria Richter	5 of 5
George Rose	4 of 5

Other attendees:
•	Chief Executive;

•	global human resources director; and

•	external advisors, as required.

84     National Grid plc | Annual Report and Accounts 2010/11

Board composition, attendance and independence

Non independent

Name	Attendance*

Non-executive Chairman
Sir John Parker	10 of 10

Chief Executive
Steve Holliday	10 of 10

Executive Directors
Andrew Bonfield **	4 of 5
Tom King	10 of 10
Nick Winser	9 of 10

Steve Lucas ***	7 of 7
Mark Fairbairn ****	10 of 10

Independent

Name	Attendance*

Non-executive Directors
Ken Harvey (Senior Independent Director)	10 of 10
Linda Adamany	10 of 10
Philip Aiken	10 of 10
John Allan	10 of 10
Stephen Pettit	10 of 10
Maria Richter	10 of 10
George Rose	8 of 10

*	Attendance is expressed as number of meetings attended out of number possible or applicable for the individual Director

**	Andrew Bonfield was appointed to the Board on 1 November 2010

***	Steve Lucas retired on 31 December 2010

****	Mark Fairbairn left the Company on 31 March 2011

Remuneration Committee
Role and focus
The Committee is responsible for developing policy regarding executive remuneration, and determining the remuneration of the Executive Directors and certain executives below Board level. It also has oversight of the remuneration policies for other employees and provides direction over the Company’s employee share plans.
Membership and attendance

Name	Attendance*

Committee chairman
John Allan	9 of 9

Non-executive Directors
Ken Harvey	9 of 9
Stephen Pettit	9 of 9
George Rose	8 of 9

Other attendees:
•	Chairman;

•	Chief Executive;

•	global human resources director and global head of compensation & benefits; and

•	independent external advisors.

Risk & Responsibility Committee
Role and focus
The Committee monitors and reviews the Company’s non-financial risks and interfaces with the Audit Committee. The Committee is responsible for reviewing the strategies, policies, targets and performance of the Company within its Framework for Responsible Business.
Membership and attendance

Name	Attendance*

Committee chairman
Stephen Pettit	4 of 4

Non-executive Directors
Linda Adamany	4 of 4
Philip Aiken	4 of 4
Ken Harvey	4 of 4

Other attendees:
•	Chief Executive;

•	Company Secretary & General Counsel;

•	director of UK safety, health and environment;

•	US senior VP safety, health, environmental services;

•	Executive Directors, as appropriate; and

•	director of corporate audit or corporate affairs director on an alternate basis.

Audit Committee
Role and focus
The Committee has oversight of the Company’s internal controls and their effectiveness, together with financial reporting and the procedures for the identification, assessment and reporting of risks. It also has oversight of the services provided by the external auditors and their remuneration.
Membership and attendance

Name	Attendance*

Committee chairman
George Rose	6 of 6

Non-executive Directors
Linda Adamany	6 of 6
Philip Aiken	6 of 6
Maria Richter	6 of 6

Other attendees:
•	external auditors;

•	Chairman;

•	Chief Executive;

•	Finance Director;

•	director of corporate audit, financial controller, Company Secretary & General Counsel; and

•	other Executive Directors, global director of tax and treasury, chief accountant and global head of risk management, as appropriate.

áReporting line

Disclosure committee	See page 88

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Corporate Governance
Corporate Governance continued

Steve Holliday
Committee chairman

Review of the year
Examples of matters the Committee considered during the year include:
•	the financial, operational, safety and environmental performance of the Company and its businesses, including process safety improvements;

•	strategic business development and implementation, in particular the redesign of our organisational structure;

•	approving capital and operational expenditure under the authorities delegated to it by the Board;

•	global regulatory matters, including the UK price controls RIIO –T1 and RIIO –GD1, and US rate filings;

•	business conduct, risk and compliance reports, including adequacy and effectiveness of internal control and risk management;

•	employee issues such as inclusion and diversity, employee reward and succession planning; and

•	global information systems strategic issues.

“Our focus this year has been on the delivery of our strategic actions, including the step up in our capital plan and regulatory developments. We have also reviewed and redesigned our organisational structure from a global line of business model to a regional model, as our customers and regulators look for a business more closely tuned to their needs. This represents an evolution in the way we run our business. We will of course continue to collaborate to share best practice and knowledge and maintain the value that we have gained from our global lines of business.”
Steve Holliday

Maria Richter
Committee chairman

Review of the year
Examples of matters the Committee considered during the year include:
•	transaction structure for the rights issue;

•	debt management policy, with policy changes to take advantage of market conditions, an external presentation on the 2010 debt capital markets and key drivers for 2011;

•	UK and US tax strategy;

•	activities of the energy procurement risk management committee in the US;

•	pensions update, including the funding status of all plans, discussions on actions to address funding deficits and their treatment in price control reviews;

•	insurance, including a review of premium levels and liability policy limits; and

•	approved financing to meet the Company’s anticipated increased role in US energy efficiency programmes.

“It has been a particularly busy year for the Committee. We’ve considered several proposals between the scheduled meetings to enable the Company to remain competitive with its financing activities and to secure the best market deals available. Despite the uncertainties within the economy, I am pleased to say that our specialist finance, treasury, tax, insurance and pensions teams have all risen to the challenges and we remain well placed for the year ahead.”
Maria Richter

Sir John Parker
Committee chairman

Review of the year
Appointment during the year
Andrew Bonfield was appointed to the Board on the recommendation of the Nominations Committee, which deemed him to be the most suitable candidate. The selection process undertaken in relation to this appointment was formal and rigorous with due regard to diversity, skills, experience and other time commitments. External recruitment consultants were engaged to ensure the widest possible candidate pool.
Examples of other matters the Committee considered during the year include:
•	the size of the Board, its structure and composition;

•	aspects of the performance evaluation process, see pages 82 and 83 for details;

•	ongoing succession planning for Board members and senior management; and

•	development plans for senior management, as proposed by the Chief Executive and global human resources director.

“Succession planning ensures the Company continues to be managed by people with the necessary skills, experience and knowledge and that the Board itself has the right balance of skills and experience to be able to perform its duties effectively. With the renewed focus on Board gender diversity, the Committee will continue to review Board succession aiming to ensure that, following the Davies Review, we can meet our aspirational goals.”
Sir John Parker

86     National Grid plc | Annual Report and Accounts 2010/11

John Allan
Committee chairman

Review of the year
Examples of matters the Committee considered during the year include:
•	impact of the rights issue on the employee share plans, including on the earnings per share performance condition in the Performance Share Plan;

•	salary review proposals and performance objectives;

•	compensation and benefit arrangements for departing and new Executive Directors;

•	market trends in remuneration and benchmarking of individual roles;

•	long-term ill health benefits within the defined contribution section of The National Grid UK Pension Scheme; and

•	impact of UK income tax relief changes on pensions.
See Directors’ Remuneration Report on pages 96 to 108 for further details on remuneration and remuneration policy, including Directors’ interests in shares and in options to receive shares, and any changes that have occurred since 31 March 2011.

“Remuneration at Board and senior management level has again been firmly in the public eye over the last year. The Committee acknowledges that there is considerable focus on this topic and that decisions it makes must be fully justifiable. We have continued to consider the interests of shareholders, customers, regulators and other stakeholders as appropriate, which has been illustrated by the consultation with major shareholders in respect of the new Long Term Performance Plan.”
John Allan

Stephen Pettit
Committee chairman

Review of the year
Examples of matters the Committee considered during the year include:
•	serious incident and near miss reports, such as an electric arc flash incident at a US substation, noting root causes and associated learning;

•	climate change strategy, performance against targets and the challenges related to Scope III emissions;

•	safety, health and environment audit plans and findings from such audits;

•	progress toward embedding a security culture and actions being taken to improve digital and asset security;

•	changes in the non-financial risk profile of the Company; and

•	findings from the new external safety advisor and subsequent response from management.

“We undertook a number of site visits during the year starting with a tour of a US LNG site, which focused on process safety. We also went to a London electricity substation, where we gained a greater understanding of the issues associated with the failure of certain types of transformer and the actions being taken to manage them. Later in the year, we visited a Gas Distribution training centre in the UK, where we observed the work under way to increase our level of performance in the field. During all these visits, we were impressed by the commitment of everyone we met to safety – of themselves, their colleagues and the public.”
Stephen Pettit

George Rose
Committee chairman

Experience
As required, the Board has determined that George Rose, finance director of BAE Systems plc until 31 March this year, has recent and relevant financial experience and is a suitably qualified financial expert.
Review of the year
Examples of matters the Committee considered during the year include:
•	developments in the US finance environment including recruitment to strengthen capabilities;

•	accounting for goodwill, including an outline of the approach adopted for goodwill impairment testing;

•	implications of the Bribery Act 2010, including a review of policies and procedures to ensure adequate controls are in place;

•	the risk management process in Transmission, noting the principal risks; and

•	the rights issue, including the transaction structure and the external auditors’ review of working capital projections.

“The role and responsibilities of audit committees have come under continued scrutiny. During the year, the bodies responsible for oversight of financial reporting, both in the UK and internationally, have consulted on initiatives to improve the accountability and transparency of companies’ reporting. We have observed closely and participated in these processes and aim to be at the forefront of transparent financial reporting. The Committee will continue to consider best practice reporting to stakeholders as an integral part of its business.”
George Rose

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Corporate Governance
Corporate Governance continued

Audit Committee
The Audit Committee, in accordance with the authority delegated to it by the Board, together with the Risk & Responsibility Committee, supports the Board with oversight of the risks facing the Company. It has primary responsibility for consideration of the transparency of reporting of financial performance of the Company to its stakeholders.
Regular updates are provided by management where issues are ongoing, as was the case with the Ofgem investigation into the inaccurate reporting of the gas mains replacement data and is currently the case with the review of the allocation of expenses in the US. Management is also required to demonstrate how the lessons learned from certain events have been implemented, including changes to systems and processes, in order to provide satisfactory assurance to the Committee, the Board and other stakeholders.
Financial reporting
The Audit Committee is responsible for reviewing the Company’s results statements, interim management statements, Performance Summary and Annual Report and Accounts before publication, and making appropriate recommendations to the Board following review. The financial information in such documents, including in particular the consolidated accounts, is prepared and reviewed by experienced accountants in a specialist financial control team. When considering the financial information to be published, the director of investor relations attends the Audit Committee meeting and provides it with the opportunity to review particular drafting and content. In addition, the Committee also reviews reports of, and discusses any issues raised by, the disclosure committee (see below for more information).
Accounting policies are reviewed in the context of international accounting developments and regular reports are provided to the Committee on topical financial reporting matters from management and the external auditors. The Committee also considers best practice in light of the Company’s operations and business environment. If there is scope under the accounting regulations for assumptions or judgements, the Committee is informed of management’s suggested position in reporting financial performance and the views of the external auditors are also considered.
Disclosure committee
The role of the Company’s disclosure committee is to assist the Chief Executive and the Finance Director in fulfilling their responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company whether in connection with its financial reporting obligations or other material stock exchange announcements and presentations to analysts. It is chaired by the Finance Director and its members are the Company Secretary & General Counsel, the global director of tax and treasury, the financial controller, the director of investor relations, the director of corporate audit and the corporate counsel together with such other attendees as may be appropriate.
Accordingly, during the year the committee reviewed the process and controls over external disclosures and key documents before their release including the Annual Report and Accounts, the preliminary and half year results statements and the interim management statements, as well as the changes in Executive Directors and Company reorganisation. Additionally, the committee considered the announcement for the rights issue, as well as the financial information contained in the rights issue prospectus and the presentations made by the Chief Executive and the Finance Director on the day of announcement.
Confidential reporting procedures and whistleblowing
Any employee may, via National Grid’s confidential helplines (one of which is run internally and one by an independent third party), raise concerns relating to potential fraud, health and safety, harassment, discrimination, security or any other matter. Such concerns can be raised anonymously if the employee wishes and employees are protected from any retaliation. The Company also ensures that a proportionate and independent investigation is undertaken in each case with disciplinary or other follow up action being taken as appropriate.
The Audit Committee reviews at least annually the procedures for the receipt, retention and treatment of complaints received to ensure that all concerns raised by employees are treated confidentially and are investigated and reported appropriately. Matters relating to business conduct and other relevant subjects within the Risk & Responsibility Committee’s terms of reference are reported to the Audit Committee as appropriate.
All instances of alleged fraud, irrespective of the amounts involved, and actions taken as a result of fraud investigations, including consequential amendments to processes by management, are considered and reviewed by the Audit Committee.
Internal (corporate) audit
The Committee is responsible for monitoring and reviewing the effectiveness of internal audit activities. This includes discussions with the director of corporate audit without management present on the remit of the internal audit function and issues arising from its activities.
The appointment and removal of the director of corporate audit is subject to the approval of the Committee and that person is accountable to the Committee and works closely with it. The Committee receives, reviews and approves the corporate audit charter, the plan for the upcoming year’s activities and ensures that the corporate audit function has sufficient resources to carry out its work effectively. The internal auditors provide regular reports on key control issues and significant control findings and management’s response to such matters.
External audit
The Committee is responsible for making recommendations to the Board on the appointment, reappointment and fees of the external auditors, which are then subject to shareholder approval each year at the AGM. The lead partner from the external auditors and other senior representatives are invited to attend meetings to provide additional information to aid the Committee’s discussions. Additionally, meetings of the Committee without management present are held at least annually so that the external auditors have the opportunity to raise any matters in confidence.
Auditor independence and objectivity
Safeguards are in place to eliminate, or reduce to an acceptable level, any threat to objectivity and independence in the conduct of the audit resulting from the provision of non-audit services by the external auditors, with this work being subject to prior approval by the Audit Committee. The engagement of the external auditors for non-audit services is also restricted by the Sarbanes-Oxley Act 2002, which prohibits them from providing certain services. Where a service is permissible, the Company’s policy is that the external auditors will not be used for non statutory audit work unless it can be demonstrated as part of the approval process the engagement will not compromise independence, is a natural extension of their audit work or there are other overriding reasons that make them the most suitably qualified to undertake it. The non-audit services in the year ended 31 March 2011 related primarily to work in

88     National Grid plc | Annual Report and Accounts 2010/11

connection with the rights issue and tax advice. Approval was given for the provision of non-audit services by the external auditors where the services were legally required to be provided, as in the case of the rights issue, were otherwise closely related to the statutory audit, or where the Audit Committee was satisfied that the external auditors were able to provide better value for money or had specialist knowledge not available from other providers. Details of the fees paid to the external auditors for non-audit work carried out during the year can be found in note 2(e) to the consolidated financial statements on page 128.
An annual review is conducted by the Committee of the level and constitution of external audit and non-audit fees and the independence and objectivity of the external auditors, including an evaluation of the external audit process globally, incorporating a review of the expertise of the audit firm and our relationship with them.
Following the latest annual review, the Committee is satisfied with the effectiveness, objectivity and independence of the external auditors, who have been engaged since the merger with Lattice Group plc in 2002, and they will be recommended to shareholders for reappointment at the AGM. There are no contractual obligations restricting the Company’s choice of external auditors and no auditor liability agreement has been entered into by the Company. The external auditors are required to rotate the audit partner responsible for the Company every five years and a new partner was appointed during the year.
In addition to the annual review of the service provided by the external auditors, the Committee considers formally at least every three years whether the audit might be provided more efficiently or effectively by an alternative audit firm. However, the Company may put the audit out to tender at any time.
Audit information
Having made the requisite enquiries, so far as the Directors in office at the date of the signing of this report are aware, there is no relevant audit information of which the auditors are unaware and each Director has taken all reasonable steps to make themselves aware of any relevant audit information and to establish that the auditors are aware of that information.
Internal control, risk and compliance
The Audit Committee regularly considers the effectiveness of the Company’s financial reporting, internal controls and compliance with applicable legal requirements. The Committee monitors risk and compliance management procedures across the Company and reviewed specific risks during the year, details of which can be found below and on pages 91 to 93.
The Committee also receives reports from the business separation compliance officer via the compliance committees as required under National Grid Gas plc’s gas transporter licences. The Committee oversees the business separation compliance officer’s role in ensuring that no unfair commercial advantage is conferred by the UK regulated gas transportation businesses on any National Grid business. Robust systems are in place to prevent this and the business separation compliance officer monitors the situation and reports his findings to the Committee.
The Committee reviews the Company’s systems for risk identification, how the risks are graded and what methods are employed to mitigate those risks. During the year, the Committee also received regular updates on the status of the risks and any changes, including lessons learned from other companies and industries and the Bribery Act 2010.
As with the risk management process, the Audit Committee also reviews the compliance management process at least once a year and reports on this to the Board. The compliance management process also contributes toward the entity level testing that is performed under the Sarbanes-Oxley Act 2002, as well as some of the Company’s other internal assurance activities.
Risk management and internal control
The Board is committed to the long-term success of the Company and the protection of the value of our reputation and assets. The Board ensures that the Company maintains a sound system of internal control in order to safeguard the interests of our shareholders. An effective system of operational and financial controls, including the maintenance of qualitative financial records, is an important element of internal control.
In order to understand the risks and potential control issues facing the Company, the following sections as well as pages 36 and 37 in the Operating and Financial Review should be considered. The system of internal control, and in particular the risk management policy, has been designed to manage rather than eliminate material risks to the achievement of our strategic and business objectives while also recognising that any such process can provide only reasonable, and not absolute, assurance against material misstatement or loss. This process complies with the Turnbull working party guidance, revised October 2005, and additionally contributes to our compliance with the obligations under the Sarbanes-Oxley Act 2002 and other internal assurance activities.
Framework
In accordance with the Code and the schedule of matters reserved to the Board, the Board retains overall responsibility for the Company’s system of internal control and monitoring its effectiveness. There is an established system of internal control throughout the Company and its businesses. This system is based on thorough and systematic processes for the identification and assessment of business critical risks and their management and monitoring over time. In depth reports are provided from both line managers and certain internal assurance providers such as corporate audit and risk and compliance. These reports are provided to the Board Committees in relation to their specific areas of responsibility. The Committees then, in turn, provide reports to the Board.
Review
The Board reviews the internal control process, including around financial reporting, and its effectiveness on an annual basis to ensure it remains robust and to identify any control weaknesses. The latest review covered the financial year to 31 March 2011 and included the period to the approval of this Annual Report and Accounts.
This review includes:
•	the receipt of a Letter of Assurance from the Chief Executive, which consolidates key matters of interest raised through the year-end assurance process;

•	assurance from its Committees as appropriate, with particular reference to the reports received from the Audit Committee and Risk & Responsibility Committee on the reviews undertaken at their respective meetings; and

•	assurances in relation to the certifications required under the Sarbanes-Oxley Act 2002 as a result of the Company’s NYSE listing.

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Corporate Governance
Corporate Governance continued

Risk management
Our risk management programme is designed to protect value and enhance performance by building vigilance, agility and resilience into our management process. We continue to have a well established, enterprise wide risk management process that ensures our business leaders look to the future to identify risks to our strategic plan. Once identified, the process ensures that risks are assessed against a uniform set of criteria, continuously managed and regularly reported in a visible and structured manner. We rely on the output of this process both to inform management decisions and to provide assurance to management and the Board, thus helping to safeguard our assets and reputation.
The risk management process is based on comprehensive bottom-up and top-down assessments of a wide range of risks, which typically include operational (including safety and reliability), financial, strategic and project. All businesses and the corporate and global functions that support them, prepare and maintain risk registers that capture their key risks and the actions being taken to manage them. Executive Directors and other senior management review, challenge and debate these bottom-up results, thereby producing an overall evaluation of the risks facing the Company. The Executive, Audit and Risk & Responsibility Committees review the risk profile and any changes to it in accordance with their terms of reference, and the Audit Committee reviews the overall risk management process.
The risk management process is subject to regular review. In the last year, a comprehensive assessment of the process has been undertaken and we are currently implementing a number of enhancements. A closer alignment with the activities of the corporate strategy, corporate audit and Sarbanes-Oxley compliance functions has been achieved as a result. Additionally, new analytical tools that support the strategic planning process have been developed, together with a risk based process to better evaluate the safety risks associated with key facilities, such as electricity generation plants, LNG facilities and compressor stations. Also in progress is the implementation of a state of the art governance risk and compliance system that will improve our ability to link risks, automate risk metrics and capture a full range of assurance data.
Compliance management
Our enterprise wide compliance management process is comprehensive, well established and continues to provide visibility on performance against key internal and external obligations. The process provides assurance to senior management on the effectiveness of control frameworks to manage key internal and external obligations and also highlights any instances of significant non compliance with those obligations. Our external obligations are driven primarily by key legal and regulatory requirements, whereas our internal obligations focus on compliance with the Company’s own corporate policies and procedures.
In examining a business area’s compliance performance, we look for any actual or potential instances of non compliance and consult with other assurance providers such as internal and external auditors, and frequently review the effectiveness of communications and training programmes. Before issuing an opinion on an area’s compliance control framework, we obtain the views of experts in the field such as internal safety and environmental experts.
The compliance management process is consistent with, and complementary to, our risk management process and provides, among other things, a more detailed breakdown of the risk of non compliance with laws, regulations, standards of service, corporate policies and procedures.
The Executive, Risk & Responsibility and Audit Committees each receive a report twice a year setting out the key internal and external compliance obligations across the Company and any significant non compliance with those obligations, together with compliance opinions and action plans to improve controls where necessary.
Internal control
Internal control – information assurance
The Board considers that it is imperative to have accurate and reliable information within the Company to enable informed decisions to be taken that further the Company’s objectives. Key elements in managing information assurance risks include education, training and awareness.
These initiatives emphasise the importance of information security, the quality of data collection and the affirmation process that supports our business transactions, evidencing our decisions and actions. All communication channels, including training for our newly revised Doing the Right Thing, make it clear that the accurate and honest reporting of data must never be compromised. These initiatives are supported by the Letter of Assurance process in which managers affirm, among other things, that they have control frameworks in place to ensure data is reported accurately.
The Company continues to work collaboratively with a variety of organisations and professional bodies to develop and implement best practice, examples being the Institute of Business Ethics in the UK and the Ethics and Compliance Officer Association in the US.
Internal control over financial reporting – Sarbanes-Oxley
National Grid has carried out an assessment of its internal control over consolidated financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act 2002 and the Disclosure and Transparency Rules. The management of the Company, which is responsible under the Sarbanes-Oxley Act 2002 for establishing and maintaining an adequate system of internal control over consolidated financial reporting, evaluated the effectiveness of that system using the Committee of Sponsoring Organizations of the Treadway Commission framework. Based on that evaluation, the management of the Company expects to conclude in its Annual Report on Form 20-F filing with the US Securities and Exchange Commission that the system of internal control over consolidated financial reporting was effective as at 31 March 2011.

90     National Grid plc | Annual Report and Accounts 2010/11

Risk factors
Our risk management process has identified the following risk factors that could have a material adverse effect on our business, financial condition, results of operations and reputation, as well as the value and liquidity of our securities. Not all of these factors are within our control. Any investment decision regarding our securities and any forward-looking statements made by us should be considered in the light of these risk factors and the cautionary statement set out on the back cover.

Changes in law or regulation and decisions by governmental bodies or regulators
Many of our businesses are utilities or networks that are subject to regulation by governments and other authorities.

Changes in law or regulation or regulatory policy and precedent in the countries or states in which we operate (including the new RIIO approach in the UK) could materially adversely affect us. Decisions or rulings concerning, for example:

•  whether licences, approvals or agreements to operate or supply are granted or are renewed or whether there has been any breach of the terms of a licence, approval or regulatory requirement; and

•  timely recovery of incurred expenditure or obligations, the ability to pass through commodity costs, a decoupling of energy usage and revenue and other decisions relating to the impact of general economic conditions on us, our markets and customers, implications of climate change, remuneration for stranded assets, the level of permitted revenues and dividend distributions for our businesses and in relation to proposed business development activities, could have a material adverse impact on our results of operations, cash flows, the financial condition of our businesses and the ability to develop those businesses in the future.

For further information, see the Operating and Financial Review and, in particular, the operating environment section.

Potentially harmful activities, the environment and climate change
Aspects of our activities are potentially dangerous and could potentially harm members of the public and our employees, such as the operation and maintenance of electricity generation facilities and electricity lines and the transmission and distribution of gas. We are subject to laws and regulations in the UK and US governing health and safety matters protecting the public and our employees. Electricity and gas utilities also typically use and generate in their operations hazardous and potentially hazardous products and by-products. In addition, there may be other aspects of our operations that are not currently regarded or proved to have adverse effects but could become so, such as the effects of electric and magnetic fields.

We are subject to laws and regulations relating to pollution, the protection of the environment, and the use and disposal of hazardous substances and waste materials. These expose us to costs and liabilities relating to our operations and our properties whether current, including those inherited from predecessor bodies, or formerly owned by us and sites used for the disposal of our waste. The cost of future environmental remediation obligations is often inherently difficult to estimate and uncertainties can include the extent of contamination, the appropriate corrective actions and our share of the liability. We are increasingly subject to regulation in relation to climate change and are affected by requirements to reduce our own carbon emissions as well as reduction in energy use by our customers.

We commit significant expenditure toward complying with these laws and regulations and to meeting our obligations under negotiated settlements. If additional requirements are imposed, or our ability to recover these costs under regulatory frameworks changes, this could have a material adverse impact on our businesses, results of operations and financial position. Furthermore, any breach of our regulatory or contractual obligations, or our climate change targets, or even incidents that do not amount to a breach, could materially adversely affect our results of operations and our reputation.

For further information about environmental, climate change and health and safety matters relating to our businesses, see the Corporate responsibility section of our website at www.nationalgrid.com.

Network failure or interruption, the inability to carry out critical non network operations and damage to infrastructure
We may suffer a major network failure or interruption or may not be able to carry out critical non network operations. Operational performance could be materially adversely affected by a failure to maintain the health of the system or network, inadequate forecasting of demand, inadequate record keeping or control of data or failure of information systems and supporting technology. This could cause us to fail to meet agreed standards of service or incentive and reliability targets or be in breach of a licence, approval, regulatory requirement or contractual obligation, and even incidents that do not amount to a breach could result in adverse regulatory and financial consequences, as well as harming our reputation.

In addition to these risks, we may be affected by other potential events that are largely outside our control such as the impact of weather (including as a result of climate change), unlawful or unintentional acts of third parties, insufficient supply or force majeure. Weather conditions, including prolonged periods of adverse weather, can affect financial performance and severe weather that causes outages or damages infrastructure will materially adversely affect operational and potentially business performance and our reputation. Malicious attack, sabotage or other intentional acts may also damage our assets or affect corporate activities and as a consequence have a material adverse impact on our results of operations and financial condition. Even where we establish business continuity controls, these may not be sufficient.

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Corporate Governance
Corporate Governance continued

Business performance
Earnings maintenance and growth from our regulated businesses will be affected by our ability to meet or exceed efficiency and integration targets and service quality standards set by, or agreed with, our regulators. In addition, from time to time, we publish cost and efficiency savings targets for our businesses. If we are to meet these targets and standards, perform well against our peers, meet the expectations of our stakeholders and deliver our business plan, we must continue to improve operational performance, service reliability and customer service and continue to invest in our infrastructure and the development of our information technology. We are also restructuring our organisation and carrying out other major internal transformation projects. If we do not meet these targets and standards, deliver our business plan or implement the restructuring or transformation projects as envisaged, we may not achieve the expected benefits, our business may be materially adversely affected and our performance, results of operations and reputation may be materially harmed.

Exchange rates, interest rates and commodity price indices
We have significant operations in the US and we are therefore subject to the exchange rate risks normally associated with non domestic operations, including the need to translate US assets and liabilities, and income and expenses, into sterling, our primary reporting currency. In addition, our results of operations and net debt position may be affected because a significant proportion of our borrowings, derivative financial instruments and commodity contracts are affected by changes in exchange rates, interest rates and commodity price indices, in particular the dollar to sterling exchange rate.

Furthermore, our cash flow may be materially affected as a result of settling hedging arrangements entered into to manage our exchange rate, commodity and interest rate exposure, or by cash collateral movements relating to derivative market values, which also depend on euro and other exchange rates. For further information see the financial performance section of the Operating and Financial Review.

Borrowing and debt arrangements, funding costs, tax, access to financing and holding company
Our business is financed through cash generated from ongoing operations, bank lending facilities and the capital markets, particularly the long-term debt capital markets. Some of the debt we issue is rated by credit rating agencies and changes to these ratings may affect both our borrowing capacity and the cost of those borrowings. In addition, restrictions imposed by regulators may limit the manner in which we service the financial requirements of our current businesses or the financing of newly acquired or developing businesses. The effective rate of tax we pay may be influenced by a number of factors including changes in law and accounting standards, the results of which could increase that rate and therefore have a material adverse impact on our results of operations.

Financial markets can be subject to periods of volatility and shortages of liquidity and, if we were unable to access the capital markets or other sources of finance at competitive rates for a prolonged period, our cost of financing may increase, the uncommitted and discretionary elements of our proposed capital investment programme may need to be reconsidered and the manner in which we implement our strategy may need to be reassessed. The occurrence of any such events could have a material adverse impact on our business, results of operations and prospects.

In addition, National Grid plc is a holding company and, as such, has no revenue generating operations of its own. As a result, National Grid plc depends on (i) the earnings and cash flows of its operating subsidiaries, (ii) the ability of its subsidiaries to pay dividends (which may be restricted due to legal or regulatory constraints or otherwise), (iii) subsidiaries repaying funds due to it and (iv) the maintenance by its subsidiaries of certain minimum credit ratings (which also depend on the credit rating of National Grid plc). If National Grid plc’s subsidiaries are unable to achieve any of the foregoing, National Grid plc may be unable to pay dividends and there may be a material adverse impact on its operations, costs associated with financing or its ability to access the capital markets or other forms of bank financing at competitive rates.

Inflation
Our income under our price controls in the UK is linked to the retail price index. During a period of inflation our operating costs may increase without a corresponding increase in the retail price index and therefore without a corresponding increase in UK revenues. Our income under the rate plans in the US is not typically linked to inflation. In periods of inflation in the US, our operating costs may increase by more than our revenues. In both the UK and US such increased costs may materially adversely affect our results of operations.

Business development activity
Business development activities, including acquisitions and disposals, entail a number of risks, including an inability to identify suitable acquisition opportunities or obtain funding for such acquisitions, that such transactions may be based on incorrect assumptions or conclusions, the inability to integrate acquired businesses effectively with our existing operations, failure to realise planned levels of synergy and efficiency savings from acquisitions, unanticipated operational, financial and tax impacts (including unanticipated costs) and other unanticipated effects. We may also be liable for the past acts, omissions or liabilities of companies or businesses we have acquired, which may be unforeseen or greater than anticipated at the time of the relevant acquisition. The occurrence of any of these events could have a material adverse impact on our results of operations or financial condition, and could also impact our ability to enter into other transactions.

92     National Grid plc | Annual Report and Accounts 2010/11

Funding of our pension schemes and other post- retirement benefits
We participate in a number of pension schemes that together cover substantially all our employees. In both the UK and US, the principal schemes are defined benefit schemes where the scheme assets are held independently of our own financial resources. In the US, we also have other post-retirement benefit schemes. Estimates of the amount and timing of future funding for these schemes are based on actuarial assumptions and other factors including the actual and projected market performance of the scheme assets, future long-term bond yields, average life expectancies and relevant legal requirements. The impact of these assumptions and other factors may require us to make additional contributions to these pension schemes which, to the extent they are not recoverable under our price controls or state rate plans, could materially adversely affect our results of operations and financial condition.

Customers and counterparty risk
Our operations are exposed to the risk that customers and counterparties to our transactions that owe us money or commodities will not perform their obligations, which could materially adversely affect our financial position. This risk is most significant where our subsidiaries have concentrations of receivables from gas and electricity utilities and their affiliates, as well as industrial customers and other purchasers and may also arise where customers are unable to pay us as a result of increasing commodity prices or adverse economic conditions.

A substantial portion of our US electricity distribution and generation business’s revenues are derived from a series of agreements with the Long Island Power Authority (LIPA) pursuant to which we manage LIPA’s transmission and distribution system and supply the majority of LIPA’s generating capacity. These agreements are largely scheduled to expire in 2013. If these agreements are not renewed, our income may be reduced and we may suffer stranded costs, for which we may not be remunerated.

Employees and others
Our ability to implement our long-term business strategy depends on the capabilities and performance of our personnel. Loss of key personnel or an inability to attract, train or retain appropriately qualified personnel (in particular for technical positions where availability of appropriately qualified personnel may be limited), or if significant disputes arise with our employees, our ability to implement our long-term business strategy may be affected and there may be a material adverse effect on our business, financial condition, results of operations and prospects.

There is a risk that an employee or someone acting on our behalf commits a breach of anti-bribery legislation or otherwise commits a breach of our internal controls or internal governance framework. This could impact our results of operations, our reputation and our relationship with our regulators and other stakeholders.

Seasonal fluctuations
Our electricity and gas businesses are seasonal businesses and are subject to weather conditions. In particular, revenues from our gas distribution networks in the US are weighted towards the end of our financial year, when demand for gas increases due to colder weather conditions. As a result, we are subject to seasonal variations in working capital because we purchase gas supplies for storage in the first half of our financial year and must finance these purchases. Accordingly, our results of operations for this business fluctuate substantially on a seasonal basis. In addition, portions of our electricity businesses are seasonal and subject to weather and weather related market conditions. Sales of electricity to customers are influenced by temperature changes. Significant changes in heating or cooling requirements, for example, could have a substantial effect. As a result, fluctuations in weather and competitive supply between years may have a significant effect on our results of operations for both gas and electricity businesses.

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Corporate Governance
Corporate Governance continued

Shareholder and share capital information
Shareholders
Our aim is to ensure the appropriate value of our business is fully reflected in our share price and that capital markets have up-to-date information on which to base their decisions.
The Company considers it has an effective and open process of engagement with all shareholders through its regular communications, the AGM and other investor relations activities.
In line with established best practice and in support of The UK Stewardship Code for institutional investors, the Board has responsibility for ensuring effective communication takes place with all shareholders and it considers carefully major announcements to the market. Relations with shareholders are managed mainly by the Chief Executive, Finance Director and director of investor relations. Meetings are held regularly throughout the year with institutional investors, fund managers and analysts to discuss the public disclosures and announcements made by the Company.
The Chairman also writes to major shareholders following the announcement of the Company’s preliminary and half year results to offer them the opportunity to meet with him, the Senior Independent Director or any of the other Non-executive Directors. This enables major shareholders to take up with these individuals any issue they feel unable to raise with members of the Executive team.
The Board receives feedback from the Company’s brokers and the director of investor relations to ensure that they are aware of and understand the views of our shareholders. An independent audit of investor sentiment is also undertaken on a periodic basis and presented to the Board in full. In addition, analysts’ notes on the Company are also circulated regularly to Directors for their information.
During the year we conducted over 250 investor meetings in the UK and Europe and 220 investor meetings in the US, maintaining a presence at five UK and European conferences and at 10 North American conferences. We presented to 16 broker sales teams and held three web based presentations, covering UK and US regulation and the Company reorganisation. We also presented to debt investors in the major European financial centres, as well as across the US.
Following the appointment of Andrew Bonfield, a number of meetings were arranged, either as part of established roadshows or separately, to introduce him to major shareholders and analysts.
Issues relevant to our smaller shareholders are also considered by the Board. During the year ended 31 March 2011, the Company offered initiatives such as duplicate account amalgamation, a low cost share dealing service for sales and purchases, the shareholder networking programme and cost reduction of calls to Capita Registrars.
Shareholder networking
The shareholder networking programme, which is normally run twice a year with each event over two days, includes visits to UK operational sites and presentations by senior managers and employees. The costs of the programme (including shareholder travel to and from the event) are paid for by the Company. Open to UK resident shareholders, participation is by application and selection by ballot, with priority given to those who have not recently attended.
If you would like to take part please apply online at www.nationalgrid.com/corporate/Investor+Relations/ ShareholderServices/ShareholderNetworking/. There is also the opportunity to apply in person at the AGM. Only those successful in the ballot will be contacted.
Annual General Meeting
National Grid’s 2011 AGM will be held on Monday 25 July 2011 at The International Convention Centre in Birmingham. Details are set out in the Notice of AGM.
Share capital
The share capital of the Company consists of ordinary shares of 11 17/43 pence nominal value each and American Depositary Shares (ADSs) only. The ordinary shares and ADSs allow holders to receive dividends and vote at general meetings of the Company. Shares held in treasury do not attract a vote or dividends. There are no restrictions on the transfer or sale of ordinary shares.
Some of the Company’s employee share plans, details of which are contained in the Directors’ Remuneration Report, include restrictions on transfer of shares while the shares are subject to the plan.
Where, under an employee share plan operated by the Company, participants are the beneficial owners of the shares but not the registered owner, the voting rights may be exercised by the registered owner at the direction of the participant.
A number of our share plans have been reviewed this year. The all-employee share plans, namely the Sharesave Plan, Share Incentive Plan and Employee Stock Purchase Plan, are subject to shareholder approval or reapproval under corporate governance guidelines with minor, administrative changes being suggested. With respect to the Performance Share Plan, the long term incentive plan for the most senior employees, all aspects of the plan have been reviewed and a replacement plan, the Long Term Performance Plan, is to be presented for approval by shareholders at this year’s AGM.
Further details of the operation of this new plan and changes to the other plans can be found in the Directors’ Remuneration Report. Resolutions regarding the reapproval of the plan rules for the Share Incentive Plan and Employee Stock Purchase Plan and the approval of the plan rules for the Sharesave Plan and the new Long Term Performance Plan are set out in the Notice of AGM.
At the Company’s 2010 AGM, shareholder authority was given to purchase up to 10% of the Company’s ordinary shares. The Directors intend to seek shareholder approval to renew this authority at this year’s AGM. No shares were repurchased during the year. Of the shares repurchased in prior years and held in treasury, 3,951,389 have been transferred to employees under the employee share plans and, as at the date of this report, 137,141,164 were held in treasury.
Shareholders also approved the authority for the Directors to allot relevant securities up to approximately one third of the issued share capital and a further third in connection with an offer by way of a rights issue. The Directors intend to seek shareholder approval to renew this authority at this year’s AGM, details of which are contained in the Notice of AGM.
The Directors consider it desirable to have the maximum flexibility permitted by investor guidelines to respond to market developments. No issue of shares will be made which would effectively alter control of the Company without the sanction of shareholders in general meeting. Each authority will be subject to renewal annually.

94     National Grid plc | Annual Report and Accounts 2010/11

The Directors currently have no intention of issuing new shares, or of granting rights to subscribe for or to convert any security into shares, except in relation to the Company’s Scrip Dividend Scheme and in connection with the exercise of options under the Company’s share schemes.
Dividends
The Company normally pays dividends twice each year, in accordance with the timetable set out on page 188. We encourage shareholders to elect to have their dividends paid directly into their bank or building society account. As well as being convenient for the shareholder, as the dividend will normally reach their account on the day of payment, there will be no delays from paying in or losing cheques.
Shareholders can elect to acquire further National Grid ordinary shares without payment of dealing charges or stamp duty reserve tax through the Scrip Dividend Scheme. Details and an application form are available from Capita Registrars for ordinary shareholders, or from Bank of New York Mellon for ADS holders, contact information is set out on the back cover. Ordinary shareholders can also elect to participate in the Scrip Dividend Scheme at www.nationalgridshareholders.com.
The Directors are recommending a final dividend of 23.47 pence per ordinary share ($1.9005 per ADS) to be paid on 17 August 2011 to shareholders on the register at 3 June 2011. Further details in respect of dividend payments can be found on pages 55 and 56.
Shareholdings
Shareholder analysis
The following table includes a brief analysis of shareholder numbers and shareholdings as at 31 March 2011:

Size of	Number of	% of	Number of	% of
shareholding	shareholders	shareholders	shares	shares

1–50	190,832	17.3231	5,656,922	0.1551

51–100	309,117	28.0606	21,879,729	0.5997

101–500	475,163	43.1337	98,764,846	2.7071

501–1,000	62,591	5.6818	43,761,154	1.1995

1,001–10,000	60,728	5.5127	148,499,028	4.0703

10,001–50,000	2,095	0.1902	37,952,684	1.0403

50,001–100,000	204	0.0185	14,789,851	0.4054

100,001–500,000	424	0.0385	101,943,724	2.7942

500,001–1,000,000	155	0.0140	114,266,975	3.1320

1,000,001+	296	0.0269	3,060,824,562	83.8964

Total	1,101,605	100	3,648,339,475	100

Material interests in shares
As at the date of this report, National Grid had been notified of the following holdings in voting rights of 3% or more in the issued share capital of the Company:

% of voting rights

Black Rock Inc	5.21

Capital Group Companies, Inc	5.04

Crescent Holding GmbH	4.31

Legal and General Group plc	3.99

No further notifications have been received.
Share dealing, individual savings accounts (ISAs) and ShareGift
A share dealing service is available from Capita Registrars. For more information please call 0800 022 3374 or +44 203 367 2693 if calling from outside the UK or visit www.capitadeal.com/nationalgrid. Lines are open from 8am to 4.30pm Monday to Friday. High street banks may also offer share dealing services. Corporate ISAs for National Grid shares are available from Stocktrade. For more information, call Stocktrade on 0131 240 0443 or 0845 213 4443, email isa@stocktrade.co.uk or write to Stocktrade, 81 George Street, Edinburgh EH2 3ES.
If you hold only a few shares and feel that it is uneconomical or otherwise not worthwhile to sell them, you could consider donating your shares to charity. ShareGift is an independent registered charity (no. 1052686) that provides a free service for shareholders wishing to give holdings of shares to benefit charitable causes. For more information please visit www.sharegift.org or call Capita Registrars, see contact details on the back cover.
These details are provided for information only and any action you take is at your own risk. National Grid cannot advise you on what action, if any, you should take in respect of your shares. If you have any doubt as to the action you should take, you are recommended to seek your own financial advice from your stockbroker, bank manager, accountant or other independent financial advisor authorised pursuant to the Financial Services and Markets Act 2000.
Corporate governance practices: differences from New York Stock Exchange (NYSE) listing standards
As the Company has a US listing, it is required to disclose differences in corporate governance practices adopted by the Company as a UK listed company, compared with those of a US company. The corporate governance practices of the Company are primarily based on UK requirements but substantially conform to those required of US companies listed on the NYSE. The principal differences between the Company’s governance practices pursuant to the Code and UK best practice and the Section 303A Corporate Governance Rules of the NYSE are:
•	different tests of independence for Board members are applied under the Code and Section 303A;

•	there is no requirement for a separate corporate governance committee in the UK; all Directors on the Board discuss and decide upon governance issues and the Nominations Committee makes recommendations to the Board with regard to certain of the responsibilities of a corporate governance committee;

•	while the Company reports compliance with the Code in each Annual Report and Accounts, there is no requirement to adopt and disclose separate corporate governance guidelines; and

•	while the Audit Committee, having a membership of four independent Non-executive Directors, exceeds the minimum membership requirements under Section 303A of three independent Non-executive Directors, it should be noted that the quorum for a meeting of the Audit Committee, of two independent Non-executive Directors, is less than the minimum membership requirements under Section 303A.

Annual Report and Accounts 2010/11 | National Grid plc     95

\

Directors’ Remuneration Report
Directors’ Remuneration Report

Review of the year by John Allan, Chairman of the Remuneration Committee
I am pleased to present the Directors’ Remuneration Report for 2010/11. This year we have reviewed a number of our share plans, some purely on the basis they are subject to shareholder approval under corporate governance guidelines ie our all-employee share plans – the Sharesave Plan, Share Incentive Plan and Employee Stock Purchase Plan, where only minor, administrative changes have been made. With respect to the Performance Share Plan, the long-term incentive plan for our most senior employees, we have reviewed all aspects of the plan and a replacement plan, the Long Term Performance Plan, will be presented for approval by shareholders at this year’s Annual General Meeting (AGM). While the changes to the long-term incentive are not major, we believe the introduction of a new measure (return on equity) provides a strong link with our key objectives. Details of the operation of this new plan are provided later in this report.
Our policy of relating pay to the performance of the Company continues to be a strong principle underlying the Remuneration Committee’s consideration of executive remuneration. We aim to ensure the Company continues to attract, motivate and retain high calibre individuals to deliver the highest possible performance for our shareholders.
We firmly believe the mix of our remuneration package provides an appropriate and balanced opportunity for executives and their senior teams. Our incentive plans remain aligned with the Company’s strategic objectives and our shareholders’ interests, while continuing to motivate and engage the team leading the Company to achieve stretching targets.
Remuneration Committee
The Remuneration Committee members are John Allan, Ken Harvey, Stephen Pettit and George Rose. Each of these Non-executive Directors is regarded by the Board as independent and served throughout the year.
The Global Human Resources Director and Global Head of Compensation & Benefits provide advice on remuneration policies and practices and are usually invited to attend meetings, along with the Chairman and the Chief Executive.
No Director or other attendee is present during any discussion regarding his or her own remuneration.
The Remuneration Committee is responsible for developing Company policy regarding executive remuneration and for determining the remuneration of the Executive Directors and executives below Board level who report directly to the Chief Executive. It also has oversight of the remuneration policies for other employees of the Company and provides direction over the Company’s employee share plans.
The Board has accepted all the recommendations made by the Remuneration Committee during the year.
The Remuneration Committee has authority to obtain the advice of external independent remuneration consultants. It is solely responsible for their appointment, retention and termination; and for approval of the basis of their fees and other terms.
In the year to 31 March 2011, the following advisors provided services to the Remuneration Committee:
•	Towers Watson, independent remuneration advisors. It also provides general remuneration and benefits advice to the Company. In this respect, the Remuneration Committee is satisfied that any potential conflicts are appropriately managed. The Remuneration Committee has carefully reviewed the voluntary code of conduct in relation to executive consulting in the UK;
•	Alithos Limited, provision of Total Shareholder Return calculations for the Performance Share Plan;
•	Linklaters LLP, advice relating to Directors’ service contracts as well as providing other legal advice to the Company; and
•	KPMG LLP, advice relating to pension taxation legislation.

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Remuneration policy
The Remuneration Committee determines remuneration policy and practices with the aim of attracting, motivating and retaining high calibre Executive Directors and other senior employees to deliver value for shareholders and high levels of customer service, safety and reliability in an efficient and responsible manner. The Remuneration Committee sets remuneration policies and practices in line with best practice in the markets in which the Company operates. Remuneration policies continue to be framed around the following key principles:
•	total rewards should be set at levels that are competitive in the relevant market. For UK-based Executive Directors, the primary focus is placed on companies ranked (in terms of market capitalisation) 11-40 in the FTSE 100. This peer group is therefore weighted towards companies smaller than National Grid and positioning the package slightly below median against this group is considered to be appropriate for a large, international but predominately regulated business. For US-based Executive Directors, the primary focus is placed on US utility companies;

•	a significant proportion of the Executive Directors’ total reward should be performance based. Performance based incentives will be earned through the achievement of demanding targets for short-term business and individual performance as well as long-term shareholder value creation, consistent with our Framework for Responsible Business which can be found at: www.nationalgrid.com/corporate/About+Us/ CorporateGovernance/Other;

•	for higher levels of performance, rewards should be substantial but not excessive;

•	incentive plans, performance measures and targets should be stretching and aligned as closely as possible with shareholders’ long-term interests; and

•	remuneration structures should motivate employees to enhance the Company’s performance without encouraging them to take undue risks, whether financial or operational.
It is currently intended to continue this policy in subsequent years.
To ensure salary and employment benefits across the Company are taken into consideration when decisions regarding Executive Directors’ remuneration are made, the Remuneration Committee is briefed on any key changes impacting employees; and depending on the scope of that change its approval is sought.
Executive Directors’ remuneration
Remuneration packages for Executive Directors consist of the following elements:
•	salary;

•	Annual Performance Plan including the Deferred Share Plan;

•	long-term incentive, the Performance Share Plan, to be replaced by the Long Term Performance Plan;

•	all-employee share plans;

•	pension contributions; and

•	non-cash benefits.
Salary
Salaries are reviewed annually and targeted broadly at the median position against the relevant market. In determining the relevant market, the Remuneration Committee takes account of the regulated nature of the majority of the Company’s operating activities along with the size, complexity and international scope of the business. For UK-based and US-based Executive Directors, UK and US markets are used respectively. In setting individual salary levels, the Remuneration Committee takes into account business performance, the individual’s performance and experience in the role together with salary practices prevailing for other employees in the Company to ensure any increases are broadly in line with those for employees generally.
Annual Performance Plan including the Deferred Share Plan (DSP)
The Annual Performance Plan is based on the achievement of a combination of demanding Company, individual and, where applicable, divisional targets. The plan is cascaded through the management population, which provides a line of sight for employees to connect day to day activities with National Grid’s vision, strategy and key financial and service provision metrics. The principal measures of Company performance in 2010/11 were adjusted earnings per share (EPS), see page 56 for further details, consolidated cash flow and regulated controllable costs. The main divisional measures were operating profit and line of business returns targets, with some employees having slightly different targets dependent upon their role and area of the business.
Financial targets for Executive Directors represent 70% of the plan. Individual targets, representing 30% of the plan, are set in relation to key operating and strategic objectives. These include, for example, stretch goals in regulatory management, business development activities, customer satisfaction improvement programmes and carbon efficiency targets. The split between financial targets and individual objectives changes at different levels of seniority in the Company to reflect line of sight and the impact of those different levels of seniority on the Company’s performance.
The Remuneration Committee sets financial targets at the start of the year, including Executive Directors’ individual objectives. It reviews performance against those targets and individual objectives at year end. When setting financial targets and individual objectives, and when reviewing performance against them, the Remuneration Committee takes into account the long-term impact and any risks that could be associated with those targets and objectives. In addition, the chairmen of the Audit and Risk & Responsibility Committees are both members of the Remuneration Committee and therefore are able to provide input from those Committees’ reviews of the Company’s performance.
The Remuneration Committee may use its discretion to reduce payments to take account of significant safety or service standard incidents; or to increase them in the event of exceptional value creation. The Remuneration Committee also has discretion to consider environmental, social and governance issues when determining payments to Executive Directors. Those principles may then be cascaded down the organisation to appropriate employee groups based on the specific circumstances.
In addition, the Remuneration Committee retains the right, in exceptional circumstances, to reclaim any monies based on financial misstatement and/or the misconduct of an individual through means deemed appropriate to those specific circumstances.

Annual Report and Accounts 2010/11 | National Grid plc     97

Directors’ Remuneration Report
Directors’ Remuneration Report continued

Performance against Company and divisional financial targets for this year is shown in the following table:

Level of performance achieved in 2010/11
as determined by the Remuneration Committee
Financial measures	Company targets	Divisional targets

Adjusted EPS	Between target and stretch

Consolidated cash flow	Stretch

Regulated controllable costs	Between target and stretch

Operating profit		Varied performance (i), (ii)

Line of business returns targets		Varied performance (iii), (iv), (v)

(i)	Transmission and Gas Distribution between target and stretch.

(ii)	Electricity Distribution & Generation at stretch.

(iii)	Transmission between target and stretch, UK and US.

(iv)	Gas Distribution between threshold and target (UK), at stretch (US).

(v)	Electricity Distribution & Generation at stretch (US only).
In 2010/11, the maximum opportunity under the Annual Performance Plan for Executive Directors was 150% of base salary, with 40% of the plan (60% of salary) being paid for target performance. One half of any award earned is automatically deferred into National Grid shares (ADSs for US-based Executive Directors) through the DSP. The shares are held in trust for three years before release. The Remuneration Committee may, at the time of release of the shares, use its discretion to pay a cash amount equivalent to the value of the dividends that would have accumulated on the deferred shares. The deferred shares may be forfeited if the Executive Director ceases employment during the three year holding period as a ‘bad leaver’, for example, resignation. We believe the forfeiture provision serves as a strong retention tool.
The Remuneration Committee believes that requiring Executive Directors to invest a substantial amount of their Annual Performance Plan award in National Grid shares increases the proportion of rewards linked to both short-term performance and longer-term Total Shareholder Return (TSR). This practice also ensures that Executive Directors share a significant level of risk with the Company’s shareholders. Awards for UK-based Executive Directors are not pensionable but, in line with current US market practice, US-based Executive Directors’ awards are pensionable.
Long-term incentive – Performance Share Plan (PSP)
operated for awards between 2003 and 2010 inclusive
Executive Directors and approximately 400 other senior employees who have significant influence over the Company’s ability to meet its strategic objectives, may receive an award which will vest subject to the achievement of performance conditions set by the Remuneration Committee at the date of grant. The value of shares (ADSs for US-based Executive Directors and relevant employees) constituting an award (as a percentage of salary) varies by grade and seniority subject to a maximum, for Executive Directors, of 200% of salary. Typically awards of 200% of salary have been awarded to Executive Directors. The provisions in the PSP rules allow awards up to a maximum value of 250% of salary.
Shares vest after three years, conditional upon the satisfaction of the relevant performance criteria. Vested shares must then be held for a further period (the retention period) after which they are released to the participant on the fourth anniversary of the date of grant. During the retention period, the Remuneration Committee has discretion to pay an amount, in cash or shares, equivalent to the dividend which would have been paid on the vested shares.
Awards vest based on the Company’s TSR performance when compared to the FTSE 100 at the date of grant (50% of the award) and the annualised growth of the Company’s EPS (50% of the award).
In calculating TSR it is assumed that all dividends are reinvested. No shares will be released under the TSR part of the award if the Company’s TSR over the three year performance period, when ranked against that of the FTSE 100 comparator group, falls below the median. For TSR at the median, 30% of those shares will be released, 100% will be released where National Grid’s TSR performance on an annualised compound basis is 7.5% above that of the median company in the FTSE 100 (upper target).
The EPS measure is calculated by reference to National Grid’s real EPS growth, see page 56 for further details. Where annualised growth in adjusted EPS (on a continuing basis and excluding exceptional items, remeasurements and stranded costs) over the three year performance period exceeds the average annual increase in RPI (the general index of retail prices for all items) over the same period by 3% (threshold performance), 30% of the shares under the EPS part of the award will be released. All the shares will be released where EPS growth exceeds RPI growth by 8% (upper target).
Vested 2007 PSP award
The upper target for the EPS performance criteria was reached and vesting on a partial basis occurred for the TSR performance measure for the 2007 award. This resulted in vesting at 65.15% of the award. The shares then entered the retention period. The Remuneration Committee agreed to pay a cash amount equivalent in value to the net dividends (after taxes, commissions and any other charges) that would be paid during the retention period in respect of the shares comprised in the vested award. These payments were made in August 2010 and February 2011, to align broadly with dividend payments to our shareholders.
New long-term incentive – Long Term Performance Plan (LTPP)
This plan will replace the PSP effective from the 2011 award which will be made after the 2011 AGM, subject to shareholder approval. Further details of the LTPP can be found in the Notice of the 2011 AGM.
The plan will operate largely on the basis of the current PSP with respect to participants and their award levels, except the Remuneration Committee has decided the maximum award level for the Chief Executive will increase from 200% to 225% of salary, in order to further emphasise longer term performance related pay in his package. The provisions in the LTPP rules allow awards up to a maximum value of 250% of salary, as permissible under the current plan, in order to provide a degree of flexibility for the future.

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Shares will vest (over three and four years) conditional upon the satisfaction of the relevant performance criteria. Awards will vest based on the annualised growth of the Company’s EPS (50% of the award), the Company’s TSR performance when compared to the FTSE 100 at the date of grant (25% of the award) and a return on equity (ROE) target measuring performance against allowed regulatory returns established through price control reviews in the UK and rate case settlements in the US (25% of the award).
The TSR and EPS targets will be measured over a three year performance period and ROE will be measured over four years. This will result in partial vesting after three years, subject to performance and the remainder relating purely to ROE after four years.
The Remuneration Committee is taking the opportunity to introduce ROE into the LTPP as return measures are established key performance indicators for our shareholders and regulators. Inclusion of returns in the plan will focus participants further on increasing efficiency and enhancing returns for shareholders over the longer term.
The ROE measure is derived from returns on pages 31 and 35. In the UK, this is based on electricity and gas Transmission returns and the Gas Distribution return. For the US, it is based on US electricity Transmission, Gas Distribution and Electricity Distribution & Generation by jurisdiction. The Chief Executive and Finance Director will be targeted on both the UK and US targets. For the UK and US-based operational Directors, they will be targeted on their respective UK or US targets.
The performance range for ROE will be measured as follows: threshold performance will be met where the allowed regulatory returns in the UK and -1% of the allowed regulatory returns in the US are achieved. The upper target will represent out-performance of regulatory returns by 2% UK and 1% US.
The Remuneration Committee believes the level of challenge for the performance ranges in the UK and the US are broadly similar, to provide stretch in both cases while at the same time being motivational for participants. The performance ranges reflect the different impacts of regulated incentives in the UK and US. The targets will be subject to review prior to any subsequent awards being made to ensure they remain appropriate and stretching.
The TSR and EPS targets will remain unchanged from those operated under the PSP, as detailed on page 98. However, the percentage of each element of the award that will vest for threshold performance will be reduced from 30% to 25%.
For performance, under each measure, between threshold and the upper target, the number of shares released is pro rated on a straight-line basis.
These measures will be used because the Remuneration Committee believes they offer a balance between meeting the needs of shareholders (by measuring TSR performance against other large UK companies) and providing a measure of performance (EPS growth and now ROE) over which the Executive Directors have direct influence.
In order to better align the interests of participants with those of shareholders, the rules of the LTPP allow the Remuneration Committee to determine that dividends accrue on the shares comprised in the award. The dividends will be released in shares when the award vests, if and to the extent that the performance criteria are achieved.
Common elements of the PSP and LTPP
The Remuneration Committee believes the overall mix of measures used in the plans are appropriate as they align with the Company’s strategy. In addition, the LTPP will ensure continued focus on returns (particularly in the US) and shareholders’ interests through the continued use of TSR and EPS.
No re-testing of performance is permitted for the awards that do not vest after the performance periods and any such awards lapse.
If the Remuneration Committee considers, in its absolute discretion, the underlying financial performance of the Company does not justify the vesting of awards, even if some or all of the performance measures are satisfied in whole or in part, it can declare that some or all of the award lapses.
In addition, the Remuneration Committee retains the right, in exceptional circumstances, to reclaim any monies based on financial misstatement and/or the misconduct of an individual through means deemed appropriate to those specific circumstances.
Under the terms of the plans, the Remuneration Committee may allow shares to vest early to departing participants, including Executive Directors, to the extent the performance conditions have been met, in which event the number of shares that vest will be pro rated to reflect the proportion of the performance period that has elapsed at the date of departure.
Recruitment promise – Special Retention Award (SRA)
As part of a contractual commitment made at the time of Tom King’s recruitment, Tom received an SRA in November 2007. This one-off award of National Grid ADSs vested in equal tranches, over three years, on the anniversary of the award (November 2008 through to November 2010) and was subject to his continued employment. There were no performance conditions attached to this award. Details of the final tranche of vested ADSs can be found on page 106.
Share ownership guidelines
The Chief Executive is required to build up and retain a shareholding representing at least 200% of annual salary. For other Executive Directors, the requirement is 125% of salary. This will be achieved by retaining at least 50% of the after-tax gain on any options exercised or shares received through the long-term incentive or all-employee share plans and will include any shares held beneficially. Each of the Executive Directors has surpassed the respective share ownership guideline (except for Andrew Bonfield who is newly appointed).
Share dilution through the operation of share-based incentive plans
Where shares may be issued or treasury shares reissued to satisfy incentives, the aggregate dilution resulting from executive share-based incentives will not exceed 5% in any 10 year period. Dilution resulting from all incentives, including all-employee incentives, will not exceed 10% in any 10 year period. The Remuneration Committee reviews dilution against these limits regularly and under these limits, the Company currently has headroom of 4.00% and 7.14% respectively.

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Directors’ Remuneration Report
Directors’ Remuneration Report continued

Executive Directors’ remuneration package
Illustrated below is the current remuneration package for Executive Directors (excluding pensions, all-employee share plans and non-cash benefits) for both ‘maximum stretch’ performance and assuming ‘on target’ performance based on 40% (60% of salary) for the Annual Performance Plan; and TSR and EPS performance such that 30% (60% of salary) of PSP awards are released to participants at the end of the performance period and subsequent retention period. All Executive Directors have the same proportion of fixed and variable remuneration in this respect.

Executive Directors’ remuneration package
2010/11 UK & US
All-employee share plans
•	Sharesave: Employees resident in the UK, including UK-based Executive Directors, are eligible to participate in HM Revenue & Customs approved all-employee Sharesave schemes. Under these schemes, participants may contribute between £5 and £250 in total each month, for a fixed period of three years, five years or both. Contributions are taken from net salary. At the end of the savings period, these contributions can be used to purchase ordinary shares in National Grid at a discount capped at 20% of the market price set at the launch of each scheme.

•	Share Incentive Plan (SIP): Employees resident in the UK, including UK-based Executive Directors, are eligible to participate in the SIP. Contributions up to £125 are deducted from participants’ gross salary and used to purchase ordinary shares in National Grid each month. The shares are placed in trust and if they are left in trust for at least five years, they can be removed free of UK income tax and National Insurance Contributions.

•	US Incentive Thrift Plans: Employees of National Grid’s US companies (including US-based Executive Directors) are eligible to participate in the Thrift Plans, which are tax-advantaged savings plans (commonly referred to as 401(k) plans). These are defined contribution pension plans that give participants the opportunity to invest up to applicable Federal salary limits ie for pre-tax contributions, a maximum of 50% of salary limited to $16,500 for those under the age of 50 and $22,000 for those over 50 for calendar years 2010 and 2011; for post-tax contributions, up to 15% of salary limited to the lesser of 100% of compensation or $49,000 for calendar years 2010 and 2011. Employees may invest their own and Company contributions in National Grid shares or various mutual fund options.

With effect from 1 January 2011, the Company matches 50% of the first 8% of salary contributed. Prior to that, the Company matched 100% of the first 2% and 75% of the next 4% of salary contributed, resulting in a maximum matching contribution of 5% of salary up to the Federal salary cap. For employees in legacy KeySpan plans, the Company matched 50% of the first 6% of salary contributed. With effect from 1 January 2011, the Company no longer provides a discount to purchase Company stock, however, prior to this date legacy KeySpan employees invested in National Grid shares at a 10% discount.

•	Employee Stock Purchase Plan (ESPP): Employees of National Grid’s US companies (including US-based Executive Directors) are eligible to participate in the ESPP (commonly referred to as a 423b plan). Eligible employees have the opportunity to purchase ADSs on a monthly basis at a 10% discounted price. Under the plan employees may contribute up to 20% of base pay each year up to a maximum annual contribution of $18,888 to purchase ADSs in National Grid. Any ADSs purchased through the ESPP may be sold at any time, however, there are tax advantages for ADSs held for at least two years from the offer date.
Pensions
Steve Holliday and Nick Winser are provided with final salary pension benefits. These pension provisions are designed to provide a pension of one thirtieth of final salary at age 60 for each year of service subject to a maximum of two thirds of final salary, including any pension rights earned in previous employment. Within the pension schemes, the pensionable salary is normally the base salary in the 12 months prior to leaving the Company. Both Executive Directors participate in Flexible Pension Savings (FPS), a salary sacrifice arrangement available to all members of the Company’s pension arrangements. Life assurance provision of four times pensionable salary and a spouse’s pension equal to two thirds of the Executive Director’s pension are provided on death.
Both aforementioned Executive Directors have elected to participate in the unfunded scheme in respect of any benefits in excess of the Lifetime Allowance or their Personal Lifetime Allowance. An appropriate provision in respect of the unfunded scheme has been made in the Company’s balance sheet. Alternatively, these Executive Directors are able to cease accrual in the pension schemes and take a 30% cash allowance in lieu of pension if they so wish. These choices are in line with those offered to current senior employees in the Company, except the cash allowance varies depending upon organisational grade.
Andrew Bonfield is a member of the National Grid UK Pension Scheme – Defined Contribution Section. He has chosen to participate in FPS, the Company’s salary sacrifice arrangement. Under this arrangement, if the Executive Director chooses the maximum standard contribution of 5% of salary, the Company will typically pay a pension contribution of 30%. Alternatively, the Company will pay a non-pensionable cash allowance to ensure the total value of the Company contribution (not including contributions paid via FPS) and the cash allowance is equal to 30% of base salary. The latter option was chosen by Andrew Bonfield. These benefits are in line with those offered to current senior employees in the Company, except the total value of the Company contribution and cash allowance varies depending upon organisational grade. Life assurance provision of four times pensionable salary and a spouse’s pension equal to one third of the Executive Director’s base salary are provided on death.
Following the changes to pensions tax relief introduced from April 2011, the Company has reviewed the pension benefits offered to members. The Company has agreed that senior employees most likely to be affected by the legislative changes will be offered more flexibility to take cash in lieu of Company contributions. The total level of benefits offered in the form of cash and/or pension contributions will not change. The Company continues to honour existing unfunded promises, however, no new unfunded promises have been granted since April 2006.

100     National Grid plc | Annual Report and Accounts 2010/11

US-based Executive Directors participate in a qualified pension plan and an executive supplemental retirement plan provided by National Grid’s US companies. These plans are non-contributory defined benefit arrangements. The qualified plan is directly funded, while the executive supplemental retirement plan is indirectly funded through a ‘rabbi trust’. Benefits are calculated using a formula based on years of service and highest average compensation over five or three consecutive years. In line with many US plans, the calculation of benefits under the arrangements takes into account salary, Annual Performance Plan awards and incentive share awards (DSP) but not share options or PSP awards. The normal retirement age under the qualified pension plan is 65. The executive supplemental retirement plan provides unreduced pension benefits from age 55. On the death of the Executive Director, the plans also provide for a spouse’s pension of at least 50% of that accrued by the Executive Director. Benefits under these arrangements do not increase once in payment.
Non-cash benefits
The Company provides competitive benefits to Executive Directors, such as a fully expensed car or a cash alternative in lieu of car, use of a driver when required, private medical insurance and life assurance. Business expenses incurred are reimbursed in such a way as to give rise to no benefit to the Executive Director.
Flexible benefits plan
Additional benefits may be purchased under the flexible benefits plan (the Plan), in which UK-based Executive Directors, along with most other UK employees, have been given the opportunity to participate. The Plan operates by way of salary sacrifice, that is, the participants’ salaries are reduced by the monetary value used to purchase benefits under the Plan. Many of the benefits are linked to purchasing additional healthcare and insurance products for employees and their families. A number of the Executive Directors participate in this Plan and details of the impact on their salaries are shown in Table 1A on page 103.
Similar plans are offered to US-based employees. However, they are not salary sacrifice plans and therefore do not affect salary values. Tom King was a participant in such a plan during the year.
Executive Directors’ service contracts, termination and mitigation
In its consideration of these matters, the Remuneration Committee takes into account the Companies Act 2006, the UK Listing Authority’s Listing Rules, the Combined Code on Corporate Governance, as revised in 2008, and other requirements of legislation, regulation and good governance. Service contracts for all Executive Directors provide for one year’s notice by either party.
In the event of early termination by the Company of an Executive Director’s employment, contractual base salary reflecting the notice period would normally be payable. The Remuneration Committee operates a policy of mitigation in these circumstances with any payments being made on a monthly basis. The departing Executive Director would generally be expected to mitigate any losses where employment is taken up during the notice period, however, this policy remains subject to the Remuneration Committee’s discretion, based on the circumstances of the termination.

	Date of contract	Notice period

Executive Directors

Steve Holliday	1 April 2006	12 months

Andrew Bonfield (i)	1 November 2010	12 months

Nick Winser	28 April 2003	12 months

Tom King	11 July 2007	12 months

Steve Lucas (ii)	13 June 2002	12 months

Mark Fairbairn (iii)	23 January 2007	12 months

(i)	Andrew Bonfield joined the Board on 1 November 2010.

(ii)	Steve Lucas retired from the Board on 31 December 2010.

(iii)	Mark Fairbairn left the Company on 31 March 2011.
External appointments and retention of fees
With the approval of the Board in each case, Executive Directors may normally accept an external appointment as a non-executive director of another company and retain any fees received for this appointment. The table below details the Executive Directors who served as non-executive directors in other companies during the year ended 31 March 2011.

		Retained
	Company	fees (£)

Executive Directors

Steve Holliday	Marks and Spencer Group plc	81,000

Andrew Bonfield (i)	Kingfisher plc	30,000

Nick Winser	Kier Group plc	43,000

Steve Lucas (ii)	Compass Group PLC	71,000

(i)	Andrew Bonfield’s paid external appointment was taken up prior to joining the Board on 1 November 2010. The retained fees shown reflect the period 1 November 2010 to 31 March 2011.

(ii)	The retained fees for Steve Lucas reflect the period 1 April 2010 to 31 December 2010 when he was an Executive Director of National Grid.
Non-executive Directors’ remuneration –
pre January 2011
Non-executive Directors’ fees are determined by the Executive Directors subject to the limits applied by National Grid’s Articles of Association. Non-executive Directors’ remuneration comprised an annual fee (£45,000) and a fee for each Board meeting attended (£1,500) with a higher fee for meetings held outside the Non-executive Director’s country of residence (£4,000). An additional fee of £12,500 pa was payable for chairmanship of a Board Committee and for holding the position of Senior Independent Director. The Audit Committee chairman received a chairmanship fee of £15,000 pa to recognise the additional responsibilities commensurate with this role. The Chairman is covered by the Company’s personal accident and private medical insurance schemes and the Company provides him with life assurance cover, a car (with driver when appropriate) and fuel expenses.

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Directors’ Remuneration Report
Directors’ Remuneration Report continued

Non-executive Directors’ remuneration –
post January 2011
From 1 January 2011, the framework for Non-executive Directors’ fees has been amended to reflect market practice more generally, fees having last been adjusted in January 2007. Non-executive Directors’ remuneration now comprises a basic fee (£60,000 pa for those who are UK-based and £72,000 pa for those who are US-based), a Committee membership fee of £8,000 pa per membership and for those who are chairmen of committees, an additional fee of £12,500 pa. The Audit Committee chairman will continue to receive a fee of £15,000 pa to recognise the additional responsibilities commensurate with that role and the Senior Independent Director fee has been increased to £20,000 pa.
Non-executive Directors do not participate in the Annual Performance Plan or the long-term incentive plan, nor do they receive any pension benefits from the Company.
Non-executive Directors’ letters of appointment
The Chairman’s letter of appointment provides for a period of six months’ notice by either party to give the Company reasonable security with regard to his service. The terms of engagement of Non-executive Directors other than the Chairman are also set out in letters of appointment. For all Non-executive Directors, their initial appointment and any subsequent reappointment is subject to election by shareholders. The letters of appointment do not contain provision for termination payments.

Date of
	appointment	Date of next
	to the Board	election

Non-executive Directors

Sir John Parker	21 October 2002	2011 AGM

Ken Harvey	21 October 2002	2011 AGM

Linda Adamany	1 November 2006	2011 AGM

Philip Aiken	15 May 2008	2011 AGM

John Allan	1 May 2005	–

Stephen Pettit	21 October 2002	2011 AGM

Maria Richter	1 October 2003	2011 AGM

George Rose	21 October 2002	2011 AGM

Performance graph
The graph below represents the comparative TSR performance of the Company from 31 March 2006 to 31 March 2011.
This graph represents the Company’s performance against the performance of the FTSE 100 index, which is considered suitable for this purpose as it is a broad equity market index of which National Grid is a constituent. This graph has been produced in accordance with the requirements of Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
In drawing this graph, it has been assumed that all dividends have been reinvested. The TSR level shown at 31 March each year is the average of the closing daily TSR levels for the 30 day period up to and including that date.

102     National Grid plc | Annual Report and Accounts 2010/11

Remuneration during the year ended 31 March 2011
Sections 1, 2, 3, 4 and 6 comprise the ‘auditable’ part of the Directors’ Remuneration Report, being the information required by Schedule 8 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008.
1. Directors’ emoluments
The following tables set out the pre-tax emoluments for the years ended 31 March 2011 and 2010, including Annual Performance Plan awards but excluding pensions, for individual Directors who held office in National Grid during the year ended 31 March 2011.

							Year ended
							31 March
Table 1A	Year ended 31 March 2011						2010
		Annual	Benefits	Benefits
		Performance	in kind (ii)	in kind (ii)	Other
	Salary (i)	Plan	(cash)	(non-cash)	emoluments	Total	Total
	£000s	£000s	£000s	£000s	£000s	£000s	£000s

Executive Directors

Steve Holliday	946	1,154	12	14	–	2,126	2,273

Andrew Bonfield (iii)	281	346	83	1	–	711	–

Nick Winser	482	573	–	15	–	1,070	1,129

Tom King (iv)	684	855	5	17	–	1,561	1,582

Steve Lucas (v)	375	500	–	12	201	1,088	1,270

Mark Fairbairn (iii), (vi), (vii)	469	540	2	13	–	1,024	1,002

Total	3,237	3,968	102	72	201	7,580	7,256

(i)	With effect from 1 June 2011, the Executive Directors’ salaries are as follows: Steve Holliday £975,000; Andrew Bonfield £695,000; Nick Winser £530,000 and Tom King £714,740.

(ii)	Benefits in kind comprise benefits such as private medical insurance, life assurance, either a fully expensed car or cash in lieu of a car and the use of a driver when required. In the case of Andrew Bonfield, a cash allowance in lieu of additional Company pension contributions is included (see Table 2 for further details).

(iii)	These Executive Directors participate in the UK flexible benefits plan which operates by way of salary sacrifice, therefore, their salaries are reduced by the benefits they have purchased. The value of these benefits is included in the Benefits in kind (non-cash) figure. The values are: Andrew Bonfield £155.68 and Mark Fairbairn £543.36.

(iv)	For the US-based Executive Director, the exchange rate averaged over the year 1 April 2010 to 31 March 2011 to convert dollars to UK pounds sterling is $1.574:£1.

(v)	Steve Lucas left National Grid on 31 December 2010. He had a contractual entitlement of one year’s salary on leaving, of which he worked three months. He therefore was entitled to nine months salary, which is payable in six monthly instalments and is subject to mitigation, at the Remuneration Committee’s discretion, should he take employment during the period. Payment of £201,000 referred to above in Other emoluments reflects the first three months of those instalments.

(vi)	Mark Fairbairn left National Grid on 31 March 2011. He had a contractual entitlement to one year’s salary on leaving, of which he worked two months. He therefore was entitled to 10 months salary, which is payable in six monthly instalments and is subject to mitigation, at the Remuneration Committee’s discretion, should he take employment during the period.

(vii)	In addition to the amounts shown in the above table, Mark Fairbairn, on leaving, was entitled to a statutory redundancy payment of £10,200.

				Year ended
				31 March
Table 1B	Year ended 31 March 2011			2010
		Other
	Fees	emoluments	Total	Total
	£000s	£000s	£000s	£000s

Non-executive Directors

Sir John Parker (i)	550	71	621	615

Ken Harvey	83	–	83	80

Linda Adamany	74	–	74	78

Philip Aiken	68	–	68	68

John Allan	81	–	81	82

Stephen Pettit	83	–	83	82

Maria Richter	89	–	89	94

George Rose	79	–	79	81

Total	1,107	71	1,178	1,180

(i)	Sir John Parker’s Other emoluments comprise private medical insurance, life assurance and a fully expensed car.

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Directors’ Remuneration Report
Directors’ Remuneration Report continued
2. Directors’ pensions
The table below provides details of the Executive Directors’ pension benefits.

							Transfer value
							of increase in
							accrued benefit in
	Additional benefit					Additional benefit	the year ended
	earned during	Accrued	Transfer value of accrued			earned in the year	31 March 2011
	year ended	entitlement as at	benefits as at 31 March (i)		Increase in transfer	ended 31 March 2011	(excluding inflation
	31 March 2011	31 March 2011			value less Director's	(excluding inflation)	& Director's
	pension	pension	2011	2010	contributions (ii)	pension	contributions) (ii)
Table 2	£000s	£000s	£000s	£000s	£000s	£000s	£000s

Steve Holliday (iii)	39	352	7,122	5,995	1,127	24	478

Andrew Bonfield (iv)	–	–	–	–	–	–	–

Nick Winser (v)	18	215	3,888	3,379	509	9	157

Tom King (vi)	62	222	1,212	832	380	62	341

Steve Lucas (vii)	30	299	6,985	6,006	979	23	543

Mark Fairbairn (viii)	30	229	7,200	3,714	3,486	21	657

(i)	The transfer values shown at 31 March 2010 and 2011 represent the value of each Executive Director’s accrued benefits based on total service to the relevant date. Transfer values for the UK-based Executive Directors have been calculated in line with transfer value bases agreed by the UK Pension Scheme Trustees. The transfer values for the US-based Executive Director have been calculated using discount rates based on high quality US corporate bonds and associated yields at the relevant dates.

(ii)	The UK-based Executive Directors participate in Flexible Pension Savings (FPS), a salary sacrifice arrangement, the effects of which have not been taken into account in the table above. Contributions paid via FPS should be deducted from the figures shown above.

(iii)	In addition to the pension above, for Steve Holliday there is an accrued lump sum entitlement of £111,000 as at 31 March 2011. The increase to the accumulated lump sum including inflation was £2,000 and excluding inflation was nil in the year to 31 March 2011. The transfer value information above includes the value of the lump sum. Contributions were paid via FPS of £19,000.

(iv)	Andrew Bonfield does not participate in either of the Company’s defined benefit pension arrangements. Andrew joined the Defined Contribution Section of the National Grid UK Pension Scheme and the Company has made contributions of £9,000 to this arrangement. In addition, £4,500 was paid via FPS. Andrew also received a cash allowance in lieu of additional Company contributions equal to 26% of base salary. This allowance is included in Table 1A on page 103.

(v)	In addition to the pension above, for Nick Winser there is an accrued lump sum entitlement of £271,000 as at 31 March 2011. The increase to the accumulated lump sum including inflation was £11,000 and excluding inflation was nil in the year to 31 March 2011. The transfer value information above includes the value of the lump sum. Contributions were paid via FPS of £29,000.

(vi)	For Tom King, the exchange rate as at 31 March 2011 was $1.60700:£1 and as at 31 March 2010 was $1.51845:£1. In addition to the pension quoted above, through participation in the 401(k) plan in the US, the Company made contributions worth £5,497 to a defined contribution arrangement.

(vii)	Contributions were paid via FPS of £24,000. It was agreed that £293,000, representing the value of 52,984 shares which Steve Lucas would otherwise have received in respect of his PSP awards (see Table 4 on page 107), instead be transferred into his pension fund. This is equivalent to nine months additional pension credit and is included above. Steve received a deferred pension on cessation of employment. He opted to take an immediate pension which was reduced for early retirement under the standard terms of the Trust Deed and Rules of the Pension Scheme.

(viii)	In addition to the pension above, for Mark Fairbairn there is an accrued lump sum entitlement of £306,000 as at 31 March 2011. The increase to the accumulated lump sum including inflation was £26,000 and excluding inflation was £13,000 in the year to 31 March 2011. The transfer value information above includes the value of the lump sum. Contributions were paid via FPS of £28,000. Mark left the Company on 31 March 2011 and received an immediate unreduced pension on cessation of employment under the standard redundancy terms of the Trust Deed and Rules of the Pension Scheme.

104     National Grid plc | Annual Report and Accounts 2010/11

3. Directors’ interests in share options
Executive Share Option Plan (ESOP)
No further awards will be made under this plan but there are outstanding options granted in previous years. Such options will normally be exercisable between the third and tenth anniversary of the date of grant, subject to a performance condition.
Options worth up to 100% of an optionholder’s base salary will become exercisable in full if TSR, measured over the period of three years beginning with the financial year in which the option is granted, is at least median compared with a comparator group of energy distribution companies; and UK and international utilities.
Grants in excess of 100% of salary vest on a sliding scale and become fully exercisable if the Company’s TSR is in the top quartile.
The outstanding options have reached the required performance criteria and remain subject to exercise only.
The table below provides details of the Executive Directors’ holdings of share options awarded under the ESOP, the Share Matching Plan (Share Match) and Sharesave schemes.

	Adjusted no. of
	options held	Adjusted no.			Adjusted no. of
	at 1 April	options		Options	options held at	Adjusted
	2010 or, if later,	exercised or	Market price at	granted	31 March 2011	exercise price
	on appointment *	lapsed during	exercise	during	or, if earlier, on	per share
Table 3	(i)	the year (i)	(pence)	the year	retirement † (i)	(pence) (ii)	Normal exercise period

Steve Holliday

ESOP	77,129	–	–	–	77,129	421.36	Jun 2005 to Jun 2012

Share Match	11,827	–	–	–	11,827	100 in total	Jun 2005 to Jun 2012

	16,092	–	–	–	16,092	100 in total	Jun 2006 to Jun 2013

	21,383	–	–	–	21,383	nil	May 2007 to May 2014

Sharesave	3,921	–	–	–	3,921	427.05	Apr 2014 to Sep 2014

Total	130,352	–		–	130,352

Andrew Bonfield

Sharesave	– *	–	–	3,421	3,421	445	Apr 2016 to Sep 2016

Total	– *	–		3,421	3,421

Steve Lucas (iii)

ESOP	62,167 (iv)	–	–	–	62,167 †	380.02	Jan 2011 to Dec 2011

Sharesave	3,416 (iv)	–	–	–	3,416 †	455.06	Jan 2011 to Jun 2011

Total	65,583	–		–	65,583 †

Mark Fairbairn (iii)

Sharesave	2,011 (v)	–	–	–	2,011	488.31	Apr 2011 to Sep 2011

	585 (v)	–	–	–	585	573.19	Apr 2011 to Sep 2011

Total	2,596	–		–	2,596

(i)	The option numbers shown, for awards granted prior to the rights issue which completed on 14 June 2010, were adjusted using an adjustment factor of 1.14271765.

(ii)	The exercise prices shown above, for awards granted prior to the rights issue which completed on 14 June 2010, were adjusted using an adjustment factor of 0.87510681.

(iii)	On 1 April 2010, the first day of the financial year, Steve Lucas and Mark Fairbairn exercised Sharesave options over 1,693 and 862 shares respectively as reported in footnote (i) of Table 3 of the 2009/10 Directors’ Remuneration Report. As a result, these options were not adjusted for the rights issue which completed on 14 June 2010 and are not included in this table.

(iv)	On leaving, Steve Lucas was permitted 12 months from his termination date in which to exercise his ESOP options and six months to exercise his Sharesave options.

(v)	On leaving, Mark Fairbairn was permitted six months from his termination date in which to exercise his Sharesave options.

Annual Report and Accounts 2010/11 | National Grid plc     105

Directors’ Remuneration Report
Directors’ Remuneration Report continued
4. Directors’ interests in the PSP, DSP and SRA
The table below provides details of the Executive Directors’ holdings of shares awarded under the PSP whereby Executive Directors receive a conditional award of shares, up to a current maximum of 200% of salary, which is subject to performance criteria over a three year performance period. Awards vest based on the Company’s TSR performance when compared to the FTSE 100 at the date of grant (50% of the award) and the annualised growth of the Company’s EPS (50% of the award), see page 98 for further information. Shares are then released on the fourth anniversary of the date of grant, following a retention period. The table includes share awards under the DSP, where Executive Directors receive an award of shares representing one half of any Annual Performance Plan award earned in the year. The deferred shares are held in trust for three years before release. As part of a contractual commitment made at the time of Tom King’s recruitment, he received a SRA. The one-off award of National Grid ADSs vested in equal tranches, over three years, on the anniversary of the award (November 2008 through to November 2010). There were no performance conditions attached to the award.

		Adjusted no. of
		PSP, DSP
		and SRA
		conditional					Adjusted		Adjusted no. of
		awards at	Adjusted no. of	Adjusted no. of			market price		conditional awards
		1 April 2010 or, if	awards	awards	Release		at award		at 31 March 2011
		later, on	lapsed	vested	of PSP		(pence		or, if earlier, on
	Type of	appointment *	during year	in year	awards	Awards granted	except #)		retirement †
Table 4	award	(i)	(i)	(i)	in year	during year	(ii)	Date of award	(i)	Release date

Steve Holliday

PSP		159,085	55,441 (iii)	103,644 (iii)	–	–	648.24	Jun 2007	103,644	Jun 2011

PSP		88,271	30,763 (iii)	57,508 (iii)	–	–	700.95	Nov 2007	57,508	Nov 2011

PSP		316,472	–	–	–	–	584.57	Jun 2008	316,472	Jun 2012

PSP		391,212	–	–	–	–	472.89	Jun 2009	391,212	Jun 2013

PSP		–	–	–	–	384,220	494.5076	Jun 2010	384,220	Jun 2014

DSP		97,481	–	–	–	–	610.37	Jun 2008	97,481	Jun 2011

DSP		68,960 (iv)	–	–	–	–	541.14	Jun 2009	68,960	Jun 2012

DSP		–	–	–	–	130,636	506.294	Jun 2010	130,636	Jun 2013

Total		1,121,481	86,204	161,152	–	514,856			1,550,133

Andrew Bonfield

PSP		– *	–	–	–	236,464 (v)	570.9098	Nov 2010	236,464	Nov 2014

Total		– *	–	–	–	236,464			236,464

Nick Winser

PSP		85,712	29,871 (iii)	55,841 (iii)	–	–	648.24	Jun 2007	55,841	Jun 2011

PSP		47,559	16,574 (iii)	30,985 (iii)	–	–	700.95	Nov 2007	30,985	Nov 2011

PSP		158,166	–	–	–	–	584.57	Jun 2008	158,166	Jun 2012

PSP		195,521	–	–	–	–	472.89	Jun 2009	195,521	Jun 2013

PSP		–	–	–	–	196,356	494.5076	Jun 2010	196,356	Jun 2014

DSP		41,146	–	–	–	–	610.37	Jun 2008	41,146	Jun 2011

DSP		33,804 (iv)	–	–	–	–	541.14	Jun 2009	33,804	Jun 2012

DSP		–	–	–	–	64,370	506.294	Jun 2010	64,370	Jun 2013

Total		561,908	46,445	86,826	–	260,726			776,189

Tom King

PSP		ADSs 27,432	9,560 (iii)	17,872 (iii)	–	–	$72.907 #	Nov 2007	17,872	Nov 2011

PSP		ADSs 36,680	–	–	–	–	$57.2505 #	Jun 2008	36,680	Jun 2012

PSP		ADSs 54,403	–	–	–	–	$38.6002 #	Jun 2009	54,403	Jun 2013

PSP		–	–	–	–	ADSs 57,762 (vi)	$37.4465 #	Jun 2010	57,762	Jun 2014

										Nov 2008
SRA		ADSs 13,517	–	13,517 (vii)	–	–	$73.978 #	Nov 2007	–	to Nov 2010

DSP		ADSs 5,534	–	–	–	–	$59.61 #	Jun 2008	5,534	Jun 2011

DSP		ADSs 13,804	–	–	–	–	$39.2373 #	Jun 2009	13,804	Jun 2012

DSP		–	–	–	–	ADSs 18,776 (vi)	$37.7474 #	Jun 2010	18,776	Jun 2013

Total ADSs		ADSs 151,370	ADSs 9,560	ADSs 31,389	–	ADSs 76,538			ADSs 204,831

106     National Grid plc | Annual Report and Accounts 2010/11

		Adjusted no. of
		PSP, DSP
		and SRA
		conditional					Adjusted		Adjusted no. of
		awards at	Adjusted no. of	Adjusted no. of			market price		conditional awards
		1 April 2010 or, if	awards	awards	Release		at award		at 31 March 2011
		later, on	lapsed	vested	of PSP		(pence		or, if earlier, on
	Type of	appointment *	during year	in year	awards	Awards granted	except #)		retirement †
Table 4	award	(i)	(i)	(i)	in year	during year	(ii)	Date of award	(i)	Release date

Steve Lucas

	PSP	97,051	33,822 (iii)	63,229 (iii)	–	–	648.24	Jun 2007	63,229 †	Jan 2011

	PSP	53,850	18,767 (iii)	35,083 (iii)	–	–	700.95	Nov 2007	35,083 †	Jan 2011

	PSP	179,619 (viii)	–	–	–	–	584.57	Jun 2008	179,619 †	Jan 2011

	PSP	222,039 (viii)	–	–	–	–	472.89	Jun 2009	222,039 †	Jan 2011

	PSP	–	–	–	–	216,579 (viii)	494.5076	Jun 2010	216,579 †	Jan 2011

	DSP	54,008 (ix)	–	–	–	–	610.37	Jun 2008	54,008 †	Jan 2011

	DSP	38,656 (iv), (ix)	–	–	–	–	541.14	Jun 2009	38,656 †	Jan 2011

	DSP	–	–	–	–	72,073 (ix)	506.294	Jun 2010	72,073 †	Jan 2011

Total		645,223	52,589	98,312	–	288,652			881,286 †

Mark Fairbairn

	PSP	77,132	26,881 (iii)	50,251 (iii)	–	–	648.24	Jun 2007	50,251	Apr 2011

	PSP	42,798	14,916 (iii)	27,882 (iii)	–	–	700.95	Nov 2007	27,882	Apr 2011

	PSP	158,065 (x)	–	–	–	–	584.57	Jun 2008	158,065	Apr 2011

	PSP	195,394 (x)	–	–	–	–	472.89	Jun 2009	195,394	Apr 2011

	PSP	–	–	–	–	190,694 (x)	494.5076	Jun 2010	190,694	Apr 2011

	DSP	46,446 (x)	–	–	–	–	610.37	Jun 2008	46,446	Apr 2011

	DSP	32,605 (iv), (x)	–	–	–	–	541.14	Jun 2009	32,605	Apr 2011

	DSP	–	–	–	–	52,015 (x)	506.294	Jun 2010	52,015	Apr 2011

Total		552,440	41,797	78,133	–	242,709			753,352

(i)	The award numbers shown, for awards granted prior to the rights issue which completed on 14 June 2010, except those shares detailed in note (iv) below, were adjusted using an adjustment factor of 1.14271765.

(ii)	The market prices of awards above, for awards granted prior to the rights issue which completed on 14 June 2010, except those shares detailed in note (iv) below, were adjusted using an adjustment factor of 0.87510681.

(iii)	The 2007 PSP award vested partially in June 2010 at a vesting level of 65.15% of the award. The award then entered a retention period. Cash payments in lieu of dividends accrued during the retention period were paid as follows: Steve Holliday £44,478 in August 2010 and £23,098 in February 2011; Nick Winser £23,964 and £12,445; Tom King £20,139 and £11,626; Steve Lucas £27,134 in August 2010; and Mark Fairbairn £21,565 and £11,199 respectively.

(iv)	Exceptionally, the 2009 DSP award for UK-based Executive Directors was made over restricted shares. The award was subject to income tax and National Insurance Contributions on grant and therefore shares shown reflect the net number of shares. As these shares are beneficially owned, UK-based Executive Directors were able to participate in the rights issue. They chose to take up their rights in full and these additional shares are included in Table 5 on page 108.

(v)	Andrew Bonfield was appointed after the June 2010 PSP award was granted and he received a full award in November 2010.

(vi)	Awards were made over ADSs and each ADS represents five ordinary shares.

(vii)	Tom King received a SRA as part of a contractual commitment made at the time of his recruitment. The award vested in three equal tranches over three years, the final vesting for which was November 2010 for 13,517 ADSs. The ADS price on vesting for the final tranche was $44.8449.

(viii)	Shortly after leaving, Steve Lucas received 246,712 PSP shares that vested as a result of time pro ration from the date of grant to his leave date, taking into account the performance criteria achieved for each award. In order to recognise his significant contribution to the business, the Remuneration Committee exercised its discretion and allowed a further 52,984 shares to vest. Instead of receiving the additional 52,984 shares, it was agreed an equivalent monetary value (using a share price of 553p) would be transferred into his pension fund. See Table 2 on page 104. All remaining PSP shares shown in the table above lapsed.

(ix)	Shortly after leaving, Steve Lucas received the DSP shares awarded to him, as detailed in the table above. This treatment aligns with normal practice for such leavers under the plan rules.

(x)	Shortly after leaving, Mark Fairbairn received the PSP shares for each award that vested as a result of time pro ration from the date of grant to his leave date, taking into account the performance criteria achieved for each award. This amounted to 231,407 shares. All remaining PSP shares shown in the table above lapsed. He also received his DSP shares, as detailed in the table above. This treatment aligns with normal practice for such leavers under the plan rules.

Annual Report and Accounts 2010/11 | National Grid plc     107

Directors’ Remuneration Report
Directors’ Remuneration Report continued

5. Directors’ beneficial interests
The Directors’ beneficial interests (which include those of their families) in National Grid ordinary shares of 11 17/43 pence each are shown below.

			Adjusted no. of	Adjusted no. of
	Ordinary shares at	Ordinary shares at	options/awards over	options/awards over
	31 March 2011	1 April 2010	ordinary shares at	ordinary shares at
	or, if earlier, on	or, if later, on	31 March 2011 or, if earlier, on	1 April 2010 or, if later, on
Table 5	retirement † (i)	appointment *	retirement † (ii)	appointment * (ii)

Sir John Parker	134,712	81,635	–	–

Steve Holliday (iii), (iv), (v)	339,451	221,472	1,680,485	1,251,839

Andrew Bonfield (iii), (iv), (v)	44	– *	239,885	– *

Nick Winser (iv)	325,914	223,138	776,189	561,912

Tom King	155,195	97,640	1,024,155	756,856

Steve Lucas (iv), (vi), (vii)	214,720 †	167,503	946,869 †	712,743

Mark Fairbairn (iv), (viii)	219,781	143,372	755,948	556,023

Ken Harvey	5,236	3,740	–	–

Linda Adamany	2,800	2,000	–	–

Philip Aiken	4,900	3,500	–	–

John Allan	14,500	7,000	–	–

Stephen Pettit	3,906	2,632	–	–

Maria Richter	14,357	10,255	–	–

George Rose	6,792	4,852	–	–

(i)	The number of shares shown represent beneficial holdings, including those shares subscribed for by Directors under the rights issue.

(ii)	The option/award numbers shown, for awards granted prior to the rights issue which completed on 14 June 2010, except those shares detailed in Table 4 note (iv) on page 107, were adjusted using an adjustment factor of 1.14271765.

(iii)	There has been no other change in the beneficial interests of the Directors in ordinary shares between 1 April 2011 and 18 May 2011, except in respect of routine monthly purchases under the SIP (see note (v) below).

(iv)	Each of the Executive Directors, with the exception of Tom King, was for Companies Act purposes deemed to be a potential beneficiary under the National Grid plc 1996 Employee Benefit Trust and the National Grid Employee Share Trust; Steve Holliday, Andrew Bonfield, Nick Winser, Steve Lucas and Mark Fairbairn thereby have an interest in 178,690 and 693,481 ordinary shares in the aforementioned trusts respectively, as at 31 March 2011 (with the latter trust holding 9,977 ADSs in addition).

(v)	Beneficial interests includes shares purchased under the monthly operation of the SIP in the year to 31 March 2011. In April and May 2011 a further 42 shares were purchased on behalf of Steve Holliday and a further 41 shares were purchased on behalf of Andrew Bonfield thereby increasing their beneficial interests.

(vi)	Steve Lucas was for Companies Act purposes deemed to be a potential beneficiary in 6,188 ordinary shares held by Lattice Group Trustees Limited as trustee of the Lattice Group Employee Share Ownership Trust as at 31 March 2011.

(vii)	Steve Lucas retired from the Board as a Director on 31 December 2010.

(viii)	Mark Fairbairn left the Company on 31 March 2011.
6. National Grid share price range
The closing price of a National Grid ordinary share on 31 March 2011 was 594p. The rights issue adjusted range during the year was 596.17p (high) and 484.20p (low). The Register of Directors’ Interests contains full details of shareholdings and options/awards held by Directors as at 31 March 2011.
The Remuneration Report has been approved by the Board and signed on its behalf by:
John Allan
Chairman of the Remuneration Committee
18 May 2011
The Directors’ Report on pages 10 to 108 was approved by the Board and signed on its behalf by:
Helen Mahy
Company Secretary & General Counsel
18 May 2011
National Grid plc, 1-3 Strand, London WC2N 5EH
Registered in England and Wales No. 4031152

108     National Grid plc | Annual Report and Accounts 2010/11

Contents of financial statements

Directors’ statement and independent Auditors’ report

110	Statement of Directors’ responsibilities
111	Independent Auditors’ report to the Members of National Grid plc

Consolidated financial statements under IFRS

Basis of preparation
112	Accounting policies
119	Adoption of new accounting standards

Primary statements
120	Consolidated income statement
121	Consolidated statement of comprehensive income
122	Consolidated balance sheet
123	Consolidated statement of changes in equity
124	Consolidated cash flow statement

Notes to the consolidated financial statements – analysis of items in the primary statements
125	Note 1 – Segmental analysis
127	Note 2 – Operating costs
129	Note 3 – Exceptional items, remeasurements and stranded cost recoveries
131	Note 4 – Finance income and costs
132	Note 5 – Taxation
134	Note 6 – Discontinued operations
134	Note 7 – Dividends
135	Note 8 – Earnings per share
136	Note 9 – Goodwill
137	Note 10 – Other intangible assets
138	Note 11 – Property, plant and equipment
139	Note 12 – Other non-current assets
139	Note 13 – Financial and other investments
140	Note 14 – Derivative financial instruments
141	Note 15 – Inventories and current intangible assets
141	Note 16 – Trade and other receivables
142	Note 17 – Cash and cash equivalents
142	Note 18 – Businesses classified as held for sale
143	Note 19 – Borrowings
144	Note 20 – Trade and other payables
144	Note 21 – Other non-current liabilities
145	Note 22 – Deferred tax assets and liabilities
146	Note 23 – Pensions and other post-retirement benefits
148	Note 24 – Provisions
149	Note 25 – Share capital
150	Note 26 – Other equity reserves
151	Note 27 – Consolidated cash flow statement

Notes to the consolidated financial statements – supplementary information
152	Note 28 – Commitments and contingencies
153	Note 29 – Related party transactions
153	Note 30 – Actuarial information on pensions and other post-retirement benefits
156	Note 31 – Supplementary information on derivative financial instruments
157	Note 32 – Financial risk
162	Note 33 – Commodity risk
165	Note 34 – Bonds and facilities
167	Note 35 – Share options and reward plans
169	Note 36 – Subsidiary undertakings, joint ventures and associates
170	Note 37 – National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures

Company financial statements under UK GAAP

Basis of preparation
177	Company accounting policies

Primary statement
179	Company balance sheet

Notes to the Company financial statements
180	Note 1 – Fixed asset investments
180	Note 2 – Debtors
180	Note 3 – Creditors (amounts falling due within one year)
181	Note 4 – Derivative financial instruments
181	Note 5 – Current asset investments
181	Note 6 – Borrowings
182	Note 7 – Called up share capital
182	Note 8 – Reserves
183	Note 9 – Reconciliation of movements in shareholders’ funds
183	Note 10 – Commitments and contingencies

Annual Report and Accounts 2010/11 | National Grid plc     109

Financial Statements
Statement of Directors’ responsibilities

The Directors are responsible for preparing the Annual Report and Accounts, including the consolidated financial statements and the Company financial statements, and the Directors’ Report including the Directors’ Remuneration Report, in accordance with applicable law and regulations.
Company law requires the Directors to prepare financial statements for each financial year. Under that law the Directors have prepared the consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, and the Company financial statements and the Directors’ Remuneration Report in accordance with applicable law and United Kingdom Accounting Standards (United Kingdom generally accepted accounting practice, UK GAAP). In preparing the consolidated financial statements, the Directors have also elected to comply with IFRS, issued by the International Accounting Standards Board. Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Company on a consolidated and individual basis and of the profit or loss of the Company on a consolidated and individual basis for that period.
In preparing these financial statements, the Directors are required to:
•	select suitable accounting policies and then apply them consistently;

•	make judgements and estimates that are reasonable and prudent;

•	state that the consolidated financial statements comply with IFRS as adopted by the European Union and, with regard to the Company financial statements, that applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements; and

•	prepare the consolidated financial statements and Company financial statements on a going concern basis unless it is inappropriate to presume that the Company, on a consolidated and individual basis, will continue in business, in which case there should be supporting assumptions or qualifications as necessary.
The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Company’s transactions and disclose with reasonable accuracy at any time the financial position of the Company on a consolidated and individual basis, and to enable them to ensure that the consolidated financial statements comply with the Companies Act 2006 and Article 4 of the IAS Regulation and the Company financial statements and the Directors’ Remuneration Report comply with the Companies Act 2006. They are also responsible for safeguarding the assets of the Company and its subsidiaries and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.
Each of the Directors, whose names and functions are listed on pages 8 and 9, confirms that, to the best of their knowledge:
•	the consolidated financial statements and the Company financial statements, which have been prepared in accordance with IFRS as adopted by the European Union and UK GAAP respectively, give a true and fair view of the assets, liabilities, financial position and profit of the Company on a consolidated and individual basis; and

•	the Annual Report includes a fair review of the development and performance of the business and the position of the Company on a consolidated and individual basis, together with a description of the principal risks and uncertainties that it faces.
By order of the Board
Helen Mahy
Company Secretary & General Counsel
18 May 2011

110     National Grid plc | Annual Report and Accounts 2010/11

Independent Auditors’ report to the
Members of National Grid plc

We have audited the consolidated and Company financial statements (the ‘financial statements’) of National Grid plc for the year ended 31 March 2011, which comprise the consolidated income statement, the consolidated statement of comprehensive income, the consolidated and Company balance sheets, the consolidated statement of changes in equity, the consolidated cash flow statement, the accounting policies and Company accounting policies, the adoption of new accounting standards, the notes to the consolidated financial statements and the notes to the Company financial statements. The financial reporting framework that has been applied in the preparation of the consolidated financial statements is applicable law and International Financial Reporting Standards (IFRS) as adopted by the European Union. The financial reporting framework that has been applied in the preparation of the Company financial statements is applicable law and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice).
Respective responsibilities of Directors and Auditors
As explained more fully in the Statement of Directors’ responsibilities set out on page 110, the Directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view. Our responsibility is to audit and express an opinion on the financial statements in accordance with applicable law and International Standards on Auditing (UK and Ireland). Those standards require us to comply with the Auditing Practices Board’s Ethical Standards for Auditors.
This report, including the opinions, has been prepared for and only for the Company’s members as a body in accordance with Chapter 3 of Part 16 of the Companies Act 2006 and for no other purpose. We do not, in giving these opinions, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.
Scope of the audit of the financial statements
An audit involves obtaining evidence about the amounts and disclosures in the financial statements sufficient to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or error. This includes an assessment of: whether the accounting policies are appropriate to the group’s and Company’s circumstances and have been consistently applied and adequately disclosed; the reasonableness of significant accounting estimates made by the Directors; and the overall presentation of the financial statements. In addition, we read all the financial and non-financial information in the annual report to identify material inconsistencies with the audited financial statements. If we become aware of any apparent material misstatements or inconsistencies we consider the implications for our report.
Opinion on financial statements
In our opinion:
•	the financial statements give a true and fair view of the state of the group’s and of the Company’s affairs as at 31 March 2011 and of the group’s profit and cash flows for the year then ended;

•	the consolidated financial statements have been properly prepared in accordance with IFRS as adopted by the European Union;

•	the Company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and

•	the financial statements have been prepared in accordance with the requirements of the Companies Act 2006 and, as regards the consolidated financial statements, Article 4 of the lAS Regulation.
Opinion on other matters prescribed by the Companies Act 2006
In our opinion:
•	the part of the Directors’ Remuneration Report to be audited has been properly prepared in accordance with the Companies Act 2006; and

•	the information given in the Directors’ Report for the financial year for which the financial statements are prepared is consistent with the financial statements.
Matters on which we are required to report by exception
We have nothing to report in respect of the following:
Under the Companies Act 2006 we are required to report to you if, in our opinion:
•	adequate accounting records have not been kept by the Company, or returns adequate for our audit have not been received from branches not visited by us; or

•	the Company financial statements and the part of the Directors’ Remuneration Report to be audited are not in agreement with the accounting records and returns; or

•	certain disclosures of Directors’ remuneration specified by law are not made; or

•	we have not received all the information and explanations we require for our audit.
Under the Listing Rules we are required to review:
•	the Directors’ statement, set out on page 70, in relation to going concern;

•	the part of the Corporate Governance Statement relating to the Company’s compliance with the nine provisions of the June 2008 Combined Code specified for our review; and

•	certain elements of the report to shareholders by the Board on Directors’ remuneration.
Nicholas Blackwood (Senior Statutory Auditor)
for and on behalf of PricewaterhouseCoopers LLP
Chartered Accountants and Statutory Auditors
London
18 May 2011

Annual Report and Accounts 2010/11 | National Grid plc     111

Financial Statements
Accounting policies

A. Basis of preparation of consolidated financial statements under IFRS
National Grid’s principal activities involve the transmission and distribution of electricity and gas in Great Britain and the northeastern United States. The Company is a public limited liability company incorporated and domiciled in England, with its registered office at 1-3 Strand, London WC2N 5EH.
The Company has its primary listing on the London Stock Exchange and is also quoted on the New York Stock Exchange. These consolidated financial statements were approved for issue by the Board of Directors on 18 May 2011.
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and IFRS as adopted by the European Union. They are prepared on the basis of all IFRS accounting standards and interpretations that are mandatory for periods ending 31 March 2011 and in accordance with the Companies Act 2006 applicable to companies reporting under IFRS and Article 4 of the European Union IAS Regulation. The 2010 and 2009 comparative financial information has also been prepared on this basis.
The consolidated financial statements have been prepared on an historical cost basis, except for the recording of pension assets and liabilities, the revaluation of derivative financial instruments and certain commodity contracts and investments classified as available for sale.
These consolidated financial statements are presented in pounds sterling, which is the functional currency of the Company.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period (see accounting policy Y). Actual results could differ from these estimates.
B. Basis of consolidation
The consolidated financial statements incorporate the financial statements of the Company and its subsidiaries, together with a share of the results, assets and liabilities of jointly controlled entities (joint ventures) and associates using the equity method of accounting, where the investment is carried at cost plus post-acquisition changes in the share of net assets of the joint venture, less any provision for impairment.
A subsidiary is defined as an entity controlled by the Company. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities. A joint venture is an entity established to engage in economic activity, which the Company jointly controls with its fellow venturers. An associate is an entity which is neither a subsidiary nor a joint venture, but over which the Company has significant influence.
Losses in excess of the consolidated interest in joint ventures are not recognised, except where the Company or its subsidiaries have made a commitment to make good those losses.
Where necessary, adjustments are made to bring the accounting policies used in the individual financial statements of the Company, subsidiaries, joint ventures and associates into line with those used by the Company in its consolidated financial statements under IFRS. Intercompany transactions are eliminated.
The results of subsidiaries, joint ventures and associates acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.
Acquisitions are accounted for using the purchase method, where the purchase price is allocated to the identifiable assets acquired and liabilities assumed on a fair value basis and the remainder recognised as goodwill.
C. Foreign currencies
Transactions in currencies other than the functional currency of the Company or subsidiary concerned are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at closing exchange rates. Non-monetary assets are not retranslated unless they are carried at fair value.
Gains and losses arising on the retranslation of monetary assets and liabilities are included in the income statement, except where the adoption of hedge accounting requires inclusion in other comprehensive income (accounting policy R).
On consolidation, the assets and liabilities of operations that have a functional currency different from the Company’s functional currency of pounds sterling, principally our US operations that have a functional currency of dollars, are translated at exchange rates prevailing at the balance sheet date. Income and expense items are translated at the weighted average exchange rates for the period where these do not differ materially from rates at the date of the transaction. Exchange differences arising are classified as equity and transferred to the consolidated translation reserve.
D. Goodwill
Goodwill arising on a business combination represents the difference between the cost of acquisition and the Company’s consolidated interest in the fair value of the identifiable assets and liabilities of a subsidiary or joint venture as at the date of acquisition.
Goodwill is recognised as an asset and is not amortised, but is reviewed for impairment at least annually. Any impairment is recognised immediately in the income statement and is not subsequently reversed.
Goodwill recorded under UK GAAP arising on acquisitions before 1 April 2004, the date of transition to IFRS, has been frozen at that date, subject to subsequent testing for impairment.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing exchange rate.

112     National Grid plc | Annual Report and Accounts 2010/11

E. Intangible assets other than goodwill
With the exception of goodwill, as described above, identifiable intangible assets are recorded at cost less accumulated amortisation and any provision for impairment.
Internally generated intangible fixed assets, such as software, are recognised only if: an asset is created that can be identified; it is probable that the asset created will generate future economic benefits; and the development cost of the asset can be measured reliably. Where no internally generated intangible asset can be recognised, development expenditure is recorded as an expense in the period in which it is incurred.
On a business combination, as well as recording separable intangible assets possessed by the acquired entity at their fair value, identifiable intangible assets that arise from contractual or other legal rights are also included in the balance sheet at their fair value. Acquisition-related intangible assets principally comprise customer relationships.
Non-current intangible assets, other than goodwill, are amortised on a straight-line basis over their estimated useful economic lives. Amortisation periods for categories of intangible assets are:

Amortisation periods	Years

Software	3 to 7
Acquisition-related intangibles	10 to 25
Other – licences and other intangibles	3 to 5

Intangible emission allowances are accounted for in accordance with accounting policy U.
F. Property, plant and equipment
Property, plant and equipment is recorded at cost or deemed cost at the date of transition to IFRS, less accumulated depreciation and any impairment losses.
Cost includes payroll and finance costs incurred which are directly attributable to the construction of property, plant and equipment as well as the cost of any associated asset retirement obligations.
Property, plant and equipment includes assets in which the Company’s interest comprises legally protected statutory or contractual rights of use.
Additions represent the purchase or construction of new assets, including capital expenditure for safety and environmental assets, and extensions to, enhancements to, or replacement of existing assets.
Contributions received prior to 1 July 2009 towards the cost of property, plant and equipment are included in trade and other payables as deferred income and credited on a straight-line basis to the income statement over the estimated useful economic lives of the assets to which they relate.
Contributions received post 1 July 2009 are recognised in revenue immediately, except where the contributions are consideration for a future service, in which case they are recognised initially as deferred income and revenue is subsequently recognised over the period in which the service is provided.
No depreciation is provided on freehold land or assets in the course of construction.
Other items of property, plant and equipment are depreciated, principally on a straight-line basis, at rates estimated to write off their book values over their estimated useful economic lives. In assessing estimated useful economic lives, which are reviewed on a regular basis, consideration is given to any contractual arrangements and operational requirements relating to particular assets. Unless otherwise determined by operational requirements, the depreciation periods for the principal categories of property, plant and equipment are, in general, as shown in the table below:

Depreciation periods	Years

Freehold and leasehold buildings	up to 65
Plant and machinery
Electricity transmission plant	15 to 60
Electricity distribution plant	15 to 60
Electricity generation plant	20 to 40
Interconnector plant	15 to 60
Gas plant – mains, services and regulating equipment	30 to 100
Gas plant – storage	40
Gas plant – meters	10 to 33
Motor vehicles and office equipment	up to 10

G. Impairment of assets
Impairments of assets are calculated as the difference between the carrying value of the asset and its recoverable amount, if lower. Where such an asset does not generate cash flows that are independent from other assets, the recoverable amount of the cash-generating unit to which that asset belongs is estimated. Recoverable amount is defined as the higher of fair value less costs to sell and estimated value-in-use at the date the impairment review is undertaken.
Value-in-use represents the present value of expected future cash flows, discounted using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.
Goodwill is tested for impairment at least annually. Otherwise, tests for impairment are carried out only if there is some indication that the carrying value of the assets may have been impaired.
Material impairments are recognised in the income statement and are disclosed separately.

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Financial Statements
Accounting policies continued

H. Taxation
Current tax
Current tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the balance sheet date. Current tax is charged or credited to the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In these cases the tax is also recognised in other comprehensive income or directly in equity, respectively.
Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.
Deferred tax and investment tax credits
Deferred tax is provided for using the balance sheet liability method and is recognised on temporary differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit.
Deferred tax liabilities are generally recognised on all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition of other assets and liabilities in a transaction (other than a business combination) that affects neither the accounting nor taxable profit or loss.
Deferred tax liabilities are recognised on taxable temporary differences arising on investments in subsidiaries and jointly controlled entities, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised, based on the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Deferred tax is charged or credited to the income statement, except to the extent that it relates to items recognised in other comprehensive income or directly in equity. In these cases the tax is also recognised in other comprehensive income or directly in equity, respectively.
The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred tax asset to be recovered. Unrecognised deferred tax assets are reassessed at each balance sheet date and are recognised to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company and its subsidiaries intend to settle their current tax assets and liabilities on a net basis.
Investment tax credits are amortised over the economic life of the assets that give rise to the credits.
I. Discontinued operations, assets and businesses held for sale
Cash flows and operations that relate to a major component of the business or geographical region that has been sold or is classified as held for sale are shown separately from continuing operations.
Assets and businesses classified as held for sale are measured at the lower of carrying amount and fair value less costs to sell. No depreciation is charged on assets and businesses classified as held for sale.
Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. This condition is regarded as being met only when the sale is highly probable and the assets or businesses are available for immediate sale in their present condition or the sale relates to a subsidiary acquired exclusively with a view to resale. Management must be committed to the sale, which should be expected to qualify for recognition as a completed sale within one year from the date of classification.
Finance income or costs are included in discontinued operations only in respect of financial assets or liabilities classified as held for sale or derecognised on sale.
J. Inventories
Inventories are stated at the lower of cost, calculated on a weighted average basis, and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs as well as those overheads that have been incurred in bringing the inventories to their present location and condition.
K. Decommissioning and environmental costs
Provision is made for decommissioning and environmental costs, based on future estimated expenditures, discounted to present values. An initial estimate of decommissioning and environmental costs attributable to property, plant and equipment is recorded as part of the original cost of the related property, plant and equipment.
Changes in the provision arising from revised estimates or discount rates or changes in the expected timing of expenditures that relate to property, plant and equipment are recorded as adjustments to their carrying value and depreciated prospectively over their remaining estimated economic useful lives; otherwise such changes are recognised in the income statement.
The unwinding of the discount is included within the income statement as a financing charge.

114     National Grid plc | Annual Report and Accounts 2010/11

L. Revenue
Revenue primarily represents the sales value derived from the generation, transmission, and distribution of energy and recovery of US stranded costs together with the sales value derived from the provision of other services to customers during the year and excludes value added tax and intra-group sales.
US stranded costs are various generation-related costs incurred prior to the divestiture of generation assets beginning in the late 1990s and costs of legacy contracts that are being recovered from customers. The recovery of stranded costs and other amounts allowed to be collected from customers under regulatory arrangements is recognised in the period in which these amounts are recoverable from customers.
Revenue includes an assessment of unbilled energy and transportation services supplied to customers between the date of the last meter reading and the year end.
Where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to future prices to reflect this over-recovery, no liability is recognised as such an adjustment to future prices relates to the provision of future services. Similarly no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery.
M. Segmental information
Segmental information is based on the information the Board of Directors uses internally for the purposes of evaluating the performance of operating segments and determining resource allocation between operating segments. The Board of Directors is deemed to be the chief operating decision maker and assesses the performance of operations principally on the basis of operating profit before exceptional items, remeasurements and stranded cost recoveries (see accounting policy T).
N. Pensions and other post-retirement benefits
For defined benefit retirement schemes, the cost of providing benefits is determined using the projected unit method, with actuarial valuations being carried out at each balance sheet date.
Current service cost is recognised in operating costs in the period in which the defined benefit obligation increases as a result of employee services.
Actuarial gains and losses are recognised in full in the period in which they occur in the statement of other comprehensive income.
Past service costs are recognised immediately to the extent that benefits are already vested. Otherwise such costs are amortised on a straight-line basis over the period until the benefits vest.
Settlements are recognised when a transaction is entered into that eliminates all further legal or constructive obligations for benefits under a scheme.
Curtailments are recognised when a commitment is made to a material reduction in the number of employees covered by a scheme.
The retirement benefit obligations recognised in the balance sheet represent the present value of the defined benefit obligations, as reduced by the fair value of scheme assets and any unrecognised past service cost.
The expected return on scheme assets and the unwinding of the discount on defined benefit obligations are recognised within interest income and expense respectively.
O. Leases
Rentals under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease.
Assets held under finance leases are recognised at their fair value or, if lower, the present value of the minimum lease payments on inception. The corresponding liability is recognised as a finance lease obligation within borrowings. Rental payments are apportioned between finance costs and reduction in the finance lease obligation, so as to achieve a constant rate of interest.
Assets held under finance leases are depreciated over the shorter of their useful life and the lease term.
P. Financial instruments
Financial assets, liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into, and recognised on trade date. Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any other categories.
Trade receivables are initially recognised at fair value and subsequently measured at amortised cost, less any appropriate allowances for estimated irrecoverable amounts. A provision is established for irrecoverable amounts when there is objective evidence that amounts due under the original payment terms will not be collected. Indications that the trade receivable may become irrecoverable would include financial difficulties of the debtor, likelihood of the debtor’s insolvency, and default or significant failure of payment. Trade payables are initially recognised at fair value and subsequently measured at amortised cost.
Loans receivable and other receivables are carried at amortised cost using the effective interest method. Interest income, together with gains and losses when the loans and receivables are derecognised or impaired, are recognised in the income statement.

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Financial Statements
Accounting policies continued

Other financial investments are recognised at fair value plus, in the case of available-for-sale financial investments, directly related incremental transaction costs, and are subsequently carried at fair value on the balance sheet. Changes in the fair value of investments classified as fair value through profit and loss are included in the income statement, while changes in the fair value of investments classified as available-for-sale are recognised directly in equity, until the investment is disposed of or is determined to be impaired. At this time the cumulative gain or loss previously recognised in equity is included in the income statement for the period. In the case of securities classified as available-for-sale, a significant or prolonged decline in the fair value of the securities below their cost is considered as an indicator that the securities are impaired. Investment income on investments classified as fair value through profit and loss and on available-for-sale investments is recognised using the effective interest method and taken through interest income in the income statement.
Borrowings, which include interest bearing loans, UK retail price index (RPI) linked debt and overdrafts are recorded at their initial fair value which normally reflects the proceeds received, net of direct issue costs less any repayments. Subsequently these are stated at amortised cost, using the effective interest method. Any difference between the proceeds after direct issue costs and the redemption value is recognised over the term of the borrowing in the income statement using the effective interest method.
Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets (being assets that necessarily take a substantial period of time to prepare for their intended use or sale) are added to their cost. Such additions cease when the assets are substantially ready for their intended use.
Derivative financial instruments are recorded at fair value. Where the fair value of a derivative is positive it is carried as a derivative asset, and where negative as a derivative liability. Assets and liabilities on different transactions are only netted if the transactions are with the same counterparty, a legal right of set off exists and the cash flows are intended to be settled on a net basis. Gains and losses arising from the changes in fair value are included in the income statement in the period they arise.
No adjustment is made with respect to derivative clauses embedded in financial instruments or other contracts that are closely related to those instruments or contracts. In particular, interest payments on UK RPI debt are linked to movements in the UK retail price index. The link to RPI is considered to be an embedded derivative, which is closely related to the underlying debt instrument based on the view that there is a strong relationship between interest rates and inflation in the UK economy. Consequently these embedded derivatives are not accounted for separately from the debt instrument. Where there are embedded derivatives in host contracts not closely related, the embedded derivative is separately accounted for as a derivative financial instrument and recorded at fair value.
An equity instrument is any contract that evidences a residual interest in the consolidated assets of the Company after deducting all its liabilities and is recorded at the proceeds received, net of direct issue costs, with an amount equal to the nominal amount of the shares issued included in the share capital account and the balance recorded in the share premium account.
Subsequent to initial recognition, the fair values of financial instruments measured at fair value that are quoted in active markets are based on bid prices for assets held and offer prices for issued liabilities. When independent prices are not available, fair values are determined by using valuation techniques which are consistent with techniques commonly used by the relevant market. The techniques use observable market data.
Q. Commodity contracts
Commodity contracts that meet the definition of a derivative and which do not meet the exemption for normal sale, purchase or usage are carried at fair value.
Energy purchase contracts for the forward purchase of electricity or gas that are used to satisfy physical delivery requirements to customers or for energy that the Company uses itself meet the normal purchase, sale or usage exemption of IAS 32 ‘Financial Instruments: Presentation’. They are, therefore, not recognised in the financial statements. Disclosure of commitments under such contracts is made in the notes to the financial statements (see note 28).
Remeasurements of commodity contracts carried at fair value are recognised in the income statement, with changes due to movements in commodity prices recorded in operating costs and changes relating to movements in interest rates recorded in finance costs.
Where contracts are traded on a recognised exchange and margin payments are made, the contract fair values are reported net of the associated margin payments.
R. Hedge accounting
The Company and its subsidiaries enter into both derivative financial instruments (derivatives) and non-derivative financial instruments in order to manage interest rate and foreign currency exposures, and commodity price risks associated with underlying business activities and the financing of those activities.
Hedge accounting allows derivatives to be designated as a hedge of another (non-derivative) financial instrument, to mitigate the impact of potential volatility in the income statement of changes in the fair value of the derivative instruments. To qualify for hedge accounting, documentation is prepared specifying the hedging strategy, the component transactions and methodology used for effectiveness measurement. National Grid uses three hedge accounting methods.

116     National Grid plc | Annual Report and Accounts 2010/11

Firstly, changes in the carrying value of financial instruments that are designated and effective as hedges of future cash flows (cash flow hedges) are recognised directly in equity and any ineffective portion is recognised immediately in the income statement. Amounts deferred in equity in respect of cash flow hedges are subsequently recognised in the income statement in the same period in which the hedged item affects net profit or loss. Where a non-financial asset or a non-financial liability results from a forecasted transaction or firm commitment being hedged, the amounts deferred in equity are included in the initial measurement of that non-monetary asset or liability.
Secondly, fair value hedge accounting offsets the changes in the fair value of the hedging instrument against the change in the fair value of the hedged item with respect to the risk being hedged. These changes are recognised in the income statement to the extent the fair value hedge is effective. Adjustments made to the carrying amount of the hedged item for fair value hedges will be amortised over the remaining life, in line with the hedged item.
Thirdly, foreign exchange gains or losses arising on financial instruments that are designated and effective as hedges of the Company’s consolidated net investment in overseas operations (net investment hedges) are recorded directly in equity, with any ineffective portion recognised immediately in the income statement.
Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the income statement as they arise, within finance costs (included in remeasurements – see accounting policy T).
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised or no longer qualifies for hedge accounting. At that time, any cumulative gains or losses relating to cash flow hedges recognised in equity are initially retained in equity and subsequently recognised in the income statement in the same periods in which the previously hedged item affects net profit or loss. Amounts deferred in equity with respect to net investment hedges are subsequently recognised in the income statement in the event of the disposal of the overseas operations concerned. For fair value hedges, the cumulative adjustment recorded to the carrying value of the hedged item at the date hedge accounting is discontinued is amortised to the income statement using the effective interest method.
If a hedged forecast transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the income statement immediately.
S. Share-based payments
The Company issues equity-settled, share-based payments to certain employees of the Company’s subsidiary undertakings.
Equity-settled, share-based payments are measured at fair value at the date of grant. The fair value determined at the grant date of the equity-settled, share-based payments is expensed on a straight-line basis over the vesting period, based on an estimate of the number of shares that will eventually vest.
T. Business performance and exceptional items, remeasurements and stranded cost recoveries
Our financial performance is analysed into two components: business performance, which excludes exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles; and exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles. Business performance is used by management to monitor financial performance as it is considered that it improves the comparability of our reported financial performance from year to year. Business performance subtotals, which exclude exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are presented on the face of the income statement or in the notes to the financial statements.
Exceptional items, remeasurements, stranded cost recoveries and amortisation of acquisition-related intangibles are items of income and expense that, in the judgement of management, should be disclosed separately on the basis that they are material, either by their nature or their size, to an understanding of our financial performance and significantly distort the comparability of financial performance between periods.
Items of income or expense that are considered by management for designation as exceptional items include such items as significant restructurings, write-downs or impairments of non-current assets, significant changes in environmental or decommissioning provisions, integration of acquired businesses, restructuring costs, gains or losses on disposals of businesses or investments and debt redemption costs as a consequence of transactions such as significant disposals or issues of equity.
Costs arising from restructuring programmes include redundancy costs. Redundancy costs are charged to the income statement in the year in which an irrevocable commitment is made to incur the costs and the main features of the restructuring plan have been announced to affected employees.
Remeasurements comprise gains or losses recorded in the income statement arising from changes in the fair value of commodity contracts and of derivative financial instruments to the extent that hedge accounting is not achieved or is not effective.

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Financial Statements
Accounting policies continued

Stranded cost recoveries represent the recovery of historical generation-related costs in the US, related to generation assets that are no longer owned by National Grid. Such costs are being recovered from customers as permitted by regulatory agreements.
Acquisition-related intangibles comprise intangible assets, principally customer relationships, that are only recognised as a consequence of accounting required for a business combination. The amortisation of acquisition-related intangibles distorts the comparison of the financial performance of acquired businesses with non-acquired businesses.
U. Emission allowances
Emission allowances, principally relating to the emissions of carbon dioxide in the UK and sulphur and nitrous oxides in the US, are recorded as intangible assets within current assets and are initially recorded at cost and subsequently at the lower of cost and net realisable value. Where emission allowances are granted by relevant authorities, cost is deemed to be equal to the fair value at the date of allocation. Receipts of such grants are treated as deferred income, which is recognised in the income statement as the related charges for emissions are recognised or on impairment of the related intangible asset. A provision is recorded in respect of the obligation to deliver emission allowances and emission charges are recognised in the income statement in the period in which emissions are made.
Income from emission allowances that are sold is reported in revenue.
V. Cash and cash equivalents
Cash and cash equivalents include cash held at bank and in hand, together with short-term highly liquid investments with an original maturity of less than three months that are readily convertible to known amounts of cash and subject to an insignificant change in value. Net cash and cash equivalents reflected in the cash flow statement are net of bank overdrafts, which are reported in borrowings.
W. Other equity reserves
Other equity reserves comprise the translation reserve (see accounting policy C), cash flow hedge reserve (see accounting policy R), available-for-sale reserve (see accounting policy P), the capital redemption reserve and the merger reserve. The merger reserve arose as a result of the application of merger accounting principles under the then prevailing UK GAAP, which under IFRS 1 was retained for mergers that occurred prior to the IFRS transition date of 1 April 2004. Under merger accounting principles, the difference between the carrying amount of the capital structure of the acquiring vehicle and that of the acquired business was treated as a merger difference and included within reserves.
As the amounts included in other equity reserves are not attributable to any of the other classes of equity presented, they have been disclosed as a separate classification of equity.
X. Dividends
Interim dividends are recognised when they become payable to the Company’s shareholders. Final dividends are recognised when they are approved by shareholders.
Y. Areas of judgement and key sources of estimation uncertainty
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Information about such judgements and estimations is contained in the accounting policies or the notes to the financial statements, and the key areas are summarised below.
Areas of judgement that have the most significant effect on the amounts recognised in the financial statements are as follows:
•	The categorisation of certain items as exceptional items, remeasurements and stranded cost recoveries and the definition of adjusted earnings – notes 3 and 8.

•	The exemptions adopted on transition to IFRS on 1 April 2004 including, in particular, those relating to business combinations.

•	Classification of business activities as held for sale and discontinued operations – accounting policy I.

•	Hedge accounting – accounting policy R.

•	Energy purchase contracts – classification as being for normal purchase, sale or usage – accounting policy Q and note 28.
Key sources of estimation uncertainty that have significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are as follows:
•	Impairment of goodwill – accounting policy D and note 9.

•	Review of residual lives, carrying values and impairment charges for other intangible assets and property, plant and equipment – accounting policies E, F and G.

•	Estimation of liabilities for pensions and other post-retirement benefits – note 23.

•	Valuation of financial instruments and derivatives – notes 14 and 31.

•	Revenue recognition and assessment of unbilled revenue – accounting policy L.

•	Recoverability of deferred tax assets – accounting policy H and note 22.

•	Environmental and decommissioning provisions – note 24.

118     National Grid plc | Annual Report and Accounts 2010/11

Adoption of new accounting standards
Adoption of new accounting standards

New IFRS accounting standards and interpretations adopted in 2010/11
During the year ended 31 March 2011, the Company adopted the following International Financial Reporting Standards (IFRS), International Accounting Standards (IAS) or amendments, and interpretations by the IFRS Interpretations Committee. None of the pronouncements had a material impact on the Company’s consolidated results or assets and liabilities.
•	IFRS 3R on business combinations

•	IAS 27R on consolidated and individual financial statements

•	Amendment to IAS 39 Financial Instruments: Recognition and measurement on eligible hedged items

•	Revised IFRS 1 on first time adoption of IFRS

•	IFRIC 17 on distribution of non-cash assets to owners

•	Improvements to IFRS 2009

•	Amendment to IFRS 2 on group cash-settled share-based payments

•	Amendment to IFRS 1 on first time adoption of IFRS

•	Amendment to IAS 32 on classification of rights issues
New IFRS accounting standards and interpretations not yet adopted
The standards and interpretations listed below were not effective for the year ended 31 March 2011.
The Company enters into a significant number of transactions which fall within the scope of IFRS 9 on financial instruments. The International Accounting Standards Board is completing IFRS 9 on financial instruments in phases and the Company is evaluating the impact of the standard as it develops.
IFRS 10, 11, 12 and 13 and the consequent amendments to IAS 27 and IAS 28 were issued on 12 May 2011. The Company is evaluating the impact of these standards on the financial statements.
None of the other standards and interpretations listed below are expected to have a material impact on the Company’s consolidated results or assets and liabilities.
•	IFRS 9 on financial instruments

•	Revised IAS 24 on related party disclosures

•	IFRIC 19 on extinguishing financial liabilities with equity instruments

•	Amendment to IFRIC 14 on prepayments of a minimum funding requirement

•	Amendment to IFRS 1 on comparative IFRS 7 disclosures

•	Improvements to IFRS 2010

•	Amendment to IFRS 7 on disclosures for transfers of financial assets

•	Amendment to IFRS 1 on severe hyperinflation and removal of fixed dates for first-time adoption

•	Amendment to IAS 12 on deferred tax on recovery of underlying assets

•	IFRS 10 on consolidated financial statements

•	IFRS 11 on joint arrangements

•	IFRS 12 on disclosures of interests in other entities

•	IFRS 13 on fair value measurements

•	IAS 27 on separate financial statements

•	IAS 28 on investment in associates and joint ventures

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Financial Statements
Consolidated income statement
for the years ended 31 March

		2011	2011	2010	2010	2009	2009
	Notes	£m	£m	£m	£m	£m	£m

Revenue*	1(a)		14,343		14,007		15,687
Operating costs	2		(10,598)		(10,714)		(13,064)

Operating profit
Before exceptional items, remeasurements and stranded cost recoveries	1(b)	3,600		3,121		2,915
Exceptional items, remeasurements and Stranded cost recoveries	3	145		172		(292)

Total operating profit	1(b)		3,745		3,293		2,623
Interest income and similar income
Before exceptional items	4	1,281		1,005		1,315
Exceptional items	3,4	43		–		–

Total interest income and similar income	4		1,324		1,005		1,315
Interest expense and other finance costs
Before exceptional items and remeasurements	4	(2,415)		(2,160)		(2,465)
Exceptional items and remeasurements	3,4	(37)		47		(84)

Total interest expense and other finance costs	4		(2,452)		(2,113)		(2,549)
Share of post-tax results of joint ventures and associates	13		7		8		5

Profit before tax
Before exceptional items, remeasurements and stranded cost recoveries	1(b)	2,473		1,974		1,770
Exceptional items, remeasurements and Stranded cost recoveries	3	151		219		(376)

Total profit before tax	1(b)		2,624		2,193		1,394
Taxation
Before exceptional items, remeasurements and stranded cost recoveries	5	(722)		(553)		(517)
Exceptional items, remeasurements and stranded cost recoveries	3,5	261		(251)		45

Total taxation	5		(461)		(804)		(472)

Profit from continuing operations after tax
Before exceptional items, remeasurements and stranded cost recoveries		1,751		1,421		1,253
Exceptional items, remeasurements and stranded cost recoveries	3	412		(32)		(331)

Profit for the year from continuing operations			2,163		1,389		922
Profit for the year from discontinued operations	6		–		–		25

Profit for the year			2,163		1,389		947

Attributable to:
Equity shareholders of the parent			2,159		1,386		944
Non-controlling interests			4		3		3

			2,163		1,389		947

Earnings per share from continuing operations**
Basic	8		63.9p		48.4p		31.8p
Diluted	8		63.6p		48.2p		31.7p
Earnings per share**
Basic	8		63.9p		48.4p		32.7p
Diluted	8		63.6p		48.2p		32.5p

* Items previously reported separately as ‘other operating income’ have been included within revenue
**Restated to reflect the impact of the bonus element of the rights issue and as a result of the additional shares issued as scrip dividends
The notes on pages 125 to 176 form part of the consolidated financial statements.

120     National Grid plc | Annual Report and Accounts 2010/11

Consolidated statement
of comprehensive income
for the years ended 31 March

		2011	2010	2009
	Notes	£m	£m	£m

Profit for the year		2,163	1,389	947

Other comprehensive income/(loss):
Exchange adjustments		(95)	33	464
Actuarial net gains/(losses)	23	571	(731)	(2,018)
Deferred tax on actuarial net gains and losses	5	(181)	175	678
Net gains/(losses) in respect of cash flow hedges		7	(45)	(1)
Transferred to profit or loss on cash flow hedges		(7)	3	(53)
Deferred tax on cash flow hedges	5	(2)	9	19
Net gains on available-for-sale investments		16	54	9
Transferred to profit or loss on sale of available-for-sale investments		(3)	(6)	(18)
Deferred tax on available-for-sale investments	5	(1)	(5)	7
Share of post-tax other comprehensive (loss)/income of joint ventures		(4)	5	–

Other comprehensive income/(loss) for the year, net of tax		301	(508)	(913)

Total comprehensive income for the year		2,464	881	34

Total comprehensive income attributable to:
Equity shareholders of the parent		2,460	879	26
Non-controlling interests		4	2	8

		2,464	881	34

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Financial Statements
Consolidated balance sheet
as at 31 March

		2011	2010
	Notes	£m	£m

Non-current assets
Goodwill	9	4,776	5,102
Other intangible assets	10	501	389
Property, plant and equipment	11	31,956	30,855
Other non-current assets	12	135	162
Pension assets	23	556	–
Financial and other investments	13	593	486
Derivative financial assets	14	1,270	1,494

Total non-current assets		39,787	38,488

Current assets
Inventories and current intangible assets	15	320	407
Trade and other receivables	16	2,212	2,293
Financial and other investments	13	2,939	1,397
Derivative financial assets	14	468	248
Cash and cash equivalents	17	384	720

Total current assets		6,323	5,065

Assets of businesses held for sale	18	290	–

Total assets		46,400	43,553

Current liabilities
Borrowings	19	(2,952)	(2,806)
Derivative financial liabilities	14	(190)	(212)
Trade and other payables	20	(2,828)	(2,847)
Current tax liabilities		(503)	(391)
Provisions	24	(353)	(303)

Total current liabilities		(6,826)	(6,559)

Non-current liabilities
Borrowings	19	(20,246)	(22,318)
Derivative financial liabilities	14	(404)	(662)
Other non-current liabilities	21	(1,944)	(1,974)
Deferred tax liabilities	22	(3,766)	(3,324)
Pensions and other post-retirement benefit obligations	23	(2,574)	(3,098)
Provisions	24	(1,461)	(1,407)

Total non-current liabilities		(30,395)	(32,783)

Liabilities of businesses held for sale	18	(110)	–

Total liabilities		(37,331)	(39,342)

Net assets		9,069	4,211

Equity
Called up share capital	25	416	298
Share premium account		1,361	1,366
Retained earnings		12,153	7,316
Other equity reserves	26	(4,870)	(4,781)

Shareholders’ equity		9,060	4,199
Non-controlling interests		9	12

Total equity		9,069	4,211

These financial statements comprising the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of changes in equity, consolidated cash flow statement, accounting policies, adoption of new accounting standards and the notes to the consolidated financial statements 1 to 37, were approved by the Board of Directors on 18 May 2011 and were signed on its behalf by:
Sir John Parker Chairman
Andrew Bonfield Finance Director

122     National Grid plc | Annual Report and Accounts 2010/11

Consolidated statement of changes in equity
for the years ended 31 March

	Called-up	Share		Other	Total	Non-
	share	premium	Retained	equity	shareholders’	controlling	Total
	capital	account	earnings	reserves(i)	equity	interests	equity
	£m	£m	£m	£m	£m	£m	£m

At 31 March 2008	294	1,371	8,943	(5,252)	5,356	18	5,374
Total comprehensive (loss)/income for the year	–	–	(396)	422	26	8	34
Equity dividends	–	–	(838)	–	(838)	–	(838)
Issue of treasury shares	–	–	8	–	8	–	8
Repurchase of share capital and purchase of treasury shares	–	–	(603)	–	(603)	–	(603)
Other movements in non-controlling interests	–	–	–	–	–	(12)	(12)
Share-based payment	–	–	22	–	22	–	22
Tax on share-based payment	–	–	(1)	–	(1)	–	(1)

At 31 March 2009	294	1,371	7,135	(4,830)	3,970	14	3,984
Total comprehensive income for the year	–	–	830	49	879	2	881
Equity dividends	–	–	(893)	–	(893)	–	(893)
Scrip dividend related share issue	4	(5)	205	–	204	–	204
Issue of treasury shares	–	–	18	–	18	–	18
Purchase of own shares	–	–	(7)	–	(7)	–	(7)
Other movements in non-controlling interests	–	–	–	–	–	(4)	(4)
Share-based payment	–	–	25	–	25	–	25
Tax on share-based payment	–	–	3	–	3	–	3

At 31 March 2010	298	1,366	7,316	(4,781)	4,199	12	4,211
Total comprehensive income for the year	–	–	2,549	(89)	2,460	4	2,464
Rights issue	113	–	–	3,101	3,214	–	3,214
Transfer between reserves	–	–	3,101	(3,101)	–	–	–
Equity dividends	–	–	(1,064)	–	(1,064)	–	(1,064)
Scrip dividend related share issue	5	(5)	206	–	206	–	206
Issue of treasury shares	–	–	18	–	18	–	18
Purchase of own shares	–	–	(3)	–	(3)	–	(3)
Other movements in non-controlling interests	–	–	–	–	–	(7)	(7)
Share-based payment	–	–	25	–	25	–	25
Tax on share-based payment	–	–	5	–	5	–	5

At 31 March 2011	416	1,361	12,153	(4,870)	9,060	9	9,069

(i)	For further details of other reserves, see note 26.

Annual Report and Accounts 2010/11 | National Grid plc     123

Financial Statements
Consolidated cash flow statement
for the years ended 31 March

			2011	2010	2009
	Notes		£m	£m	£m

Cash flows from operating activities
Total operating profit	1	(b)	3,745	3,293	2,623
Adjustments for:
Exceptional items, remeasurements and stranded cost recoveries		3	(145)	(172)	292
Depreciation and amortisation			1,245	1,188	1,122
Share-based payment charge			25	25	22
Changes in working capital			185	431	54
Changes in provisions			(93)	(98)	(99)
Changes in pensions and other post-retirement benefit obligations			(304)	(521)	(678)
Cash flows relating to exceptional items			(147)	(135)	(131)
Cash flows relating to stranded cost recoveries			343	361	359

Cash flows generated from continuing operations			4,854	4,372	3,564
Cash flows relating to discontinued operations (excluding tax)	27	(a)	–	–	(8)

Cash generated from operations			4,854	4,372	3,556
Tax received/(paid)			4	144	(143)

Net cash inflow from operating activities			4,858	4,516	3,413

Cash flows from investing activities
Acquisition of investments			(135)	(86)	(73)
Net proceeds from sale of investments in subsidiaries			11	6	–
Purchases of intangible assets			(176)	(104)	(78)
Purchases of property, plant and equipment			(2,958)	(3,007)	(3,107)
Disposals of property, plant and equipment			26	15	27
Dividends received from joint ventures			9	18	–
Interest received			26	21	85
Net movement in short-term financial investments			(1,577)	805	99

Cash flows used in continuing operations – investing activities			(4,774)	(2,332)	(3,047)
Cash flows relating to discontinued operations – investing activities (net of tax)	27	(b)	–	–	1,049

Net cash flow used in investing activities			(4,774)	(2,332)	(1,998)

Cash flows from financing activities
Proceeds of rights issue			3,214	–	–
Proceeds from issue of treasury shares			18	18	8
Proceeds from loans received			767	1,933	4,892
Repayment of loans			(2,878)	(2,257)	(2,618)
Net movements in short-term borrowings and derivatives			348	(175)	(633)
Interest paid			(965)	(1,003)	(1,061)
Exceptional finance costs on the redemption of debt			(73)	(33)	–
Dividends paid to shareholders			(858)	(688)	(838)
Repurchase of share capital and purchase of treasury shares			(3)	(7)	(627)

Net cash flow used in financing activities			(430)	(2,212)	(877)

Net (decrease)/increase in cash and cash equivalents	27	(c)	(346)	(28)	538
Exchange movements			(3)	(1)	18
Net cash and cash equivalents at start of year			691	720	164

Net cash and cash equivalents at end of year (i)		17	342	691	720

(i)	Net of bank overdrafts of £42m (2010: £29m; 2009: £17m).

124     National Grid plc | Annual Report and Accounts 2010/11

Notes to the consolidated financial statements – analysis of items in the primary statements

1. Segmental analysis
The Board of Directors is National Grid’s chief operating decision making body (as defined by IFRS 8 on operating segments). The segmental analysis is based on the information the Board of Directors uses internally for the purposes of evaluating the performance of operating segments and determining resource allocation between segments. The performance of operating segments is assessed principally on the basis of operating profit before exceptional items, remeasurements and stranded cost recoveries. The following table describes the main activities for each operating segment:

Transmission UK	High voltage electricity transmission networks, the gas transmission network in Great Britain, UK liquefied natural gas (LNG) storage activities and the French electricity interconnector.

Transmission US	High voltage electricity transmission networks in New York and New England.

Gas Distribution UK	Four of the eight regional networks of Great Britain’s gas distribution system.

Gas Distribution US	Gas distribution networks in New York and New England.

Electricity Distribution & Generation US	Electricity distribution networks in New York and New England and electricity generation facilities in New York.

Other activities primarily relate to non-regulated businesses and other commercial operations not included within the above segments, including: UK-based gas and electricity metering activities; UK property management; a UK LNG import terminal; other LNG operations; US unregulated transmission pipelines; US gas fields; together with corporate activities.
For the year ended 31 March 2009, discontinued operations comprise the Ravenswood generation station in New York City and the engineering and communications operations in the US acquired as part of the KeySpan acquisition which were sold during the years ended 31 March 2009 and 2010. For additional disclosures relating to discontinued operations, see note 6.
Sales between operating segments are priced having regard to the regulatory and legal requirements to which the businesses are subject. The analysis of revenue by geographical area is on the basis of destination. There are no material sales between the UK and US geographical areas.
As a consequence of the introduction of a new operating model, which took effect on 4 April 2011, there will be a corresponding change to our reported segments in future reporting periods. The US Transmission, US Gas Distribution and US Electricity Distribution & Generation segments are expected to be combined and reported as a single US segment.
(a) Revenue

		Sales	Sales		Sales	Sales		Sales	Sales
	Total	between	to third	Total	between	to third	Total	between	to third
	sales	segments	parties	sales	segments	parties	sales	segments	parties
	2011	2011	2011	2010	2010	2010	2009	2009	2009
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Operating segments – continuing operations
Transmission UK*	3,484	(7)	3,477	3,475	(6)	3,469	3,517	(2)	3,515
Transmission US	429	(56)	373	405	(74)	331	420	(83)	337
Gas Distribution UK*	1,524	(60)	1,464	1,518	(70)	1,448	1,468	(79)	1,389
Gas Distribution US	3,811	(4)	3,807	3,708	(5)	3,703	4,786	(3)	4,783
Electricity Distribution & Generation US	4,567	(1)	4,566	4,339	(1)	4,338	4,972	(1)	4,971
Other activities*	678	(22)	656	741	(23)	718	750	(58)	692

	14,493	(150)	14,343	14,186	(179)	14,007	15,913	(226)	15,687

Total excluding stranded cost recoveries			13,988			13,631			15,252
Stranded cost recoveries			355			376			435

			14,343			14,007			15,687

Geographical areas
UK			5,556			5,543			5,397
US			8,787			8,464			10,290

			14,343			14,007			15,687

*	Items previously reported separately as ‘other operating income’ have been included within revenue
Where revenue received or receivable exceeds the maximum amount permitted by regulatory agreement and adjustments will be made to future prices to reflect the over-recovery, no liability is recognised. Similarly, no asset is recognised where a regulatory agreement permits adjustments to be made to future prices in respect of an under-recovery. In the UK, there was an under-recovery of £34m at 31 March 2011 (2010: £100m; 2009: £52m). In the US, under-recoveries and other regulatory entitlements to future revenue (including stranded cost recoveries) amounted to £1,618m at 31 March 2011 (2010: £2,333m; 2009: £2,289m).

Annual Report and Accounts 2010/11 | National Grid plc     125

Financial Statements
Notes to the consolidated financial statements continued

1. Segmental analysis continued
(b) Operating profit
A reconciliation of the operating segments’ measure of profit to total profit before taxation is provided below. Further details of the exceptional items, remeasurements and stranded cost recoveries are provided in note 3.

	Before exceptional items,			After exceptional items,
	remeasurements and stranded			remeasurements and stranded
	cost recoveries			cost recoveries
	2011	2010	2009	2011	2010	2009
	£m	£m	£m	£m	£m	£m

Operating segments – continuing operations
Transmission UK	1,363	1,311	1,126	1,293	1,252	1,063
Transmission US	156	153	175	154	151	173
Gas Distribution UK	711	723	672	671	682	629
Gas Distribution US	654	414	612	640	448	226
Electricity Distribution & Generation US	597	374	265	910	701	531
Other activities	119	146	65	77	59	1

	3,600	3,121	2,915	3,745	3,293	2,623

Geographical areas
UK	2,226	2,180	1,875	2,055	2,007	1,729
US	1,374	941	1,040	1,690	1,286	894

	3,600	3,121	2,915	3,745	3,293	2,623

Reconciliation to profit before tax:
Operating profit	3,600	3,121	2,915	3,745	3,293	2,623
Interest income and similar income	1,281	1,005	1,315	1,324	1,005	1,315
Interest expense and other finance costs	(2,415)	(2,160)	(2,465)	(2,452)	(2,113)	(2,549)
Share of post-tax results of joint ventures and associates	7	8	5	7	8	5

Profit before tax – continuing operations	2,473	1,974	1,770	2,624	2,193	1,394

(c) Capital expenditure and depreciation

	Capital expenditure			Depreciation and amortisation
	2011	2010	2009	2011	2010	2009
	£m	£m	£m	£m	£m	£m

Operating segments – continuing operations
Transmission UK	1,432	1,254	1,259	(400)	(373)	(353)
Transmission US	310	240	182	(63)	(59)	(56)
Gas Distribution UK	669	670	598	(218)	(201)	(177)
Gas Distribution US	415	409	421	(175)	(173)	(172)
Electricity Distribution & Generation US	367	372	355	(207)	(215)	(223)
Other activities	275	307	427	(189)	(173)	(146)

	3,468	3,252	3,242	(1,252)	(1,194)	(1,127)

Geographical areas
UK	2,310	2,187	2,270	(789)	(733)	(679)
US	1,158	1,065	972	(463)	(461)	(448)

	3,468	3,252	3,242	(1,252)	(1,194)	(1,127)

By asset type
Property, plant and equipment	3,292	3,148	3,164	(1,182)	(1,131)	(1,058)
Other non-current intangible assets	176	104	78	(70)	(63)	(69)

	3,468	3,252	3,242	(1,252)	(1,194)	(1,127)

126       National Grid plc | Annual Report and Accounts 2010/11

2. Operating costs

	Before exceptional items,			Exceptional items,
	remeasurements and stranded			remeasurements and stranded
	cost recoveries			cost recoveries			Total
	2011	2010	2009	2011	2010	2009	2011	2010	2009
	£m	£m	£m	£m	£m	£m	£m	£m	£m

Depreciation and amortisation	1,245	1,188	1,122	7	6	5	1,252	1,194	1,127
Payroll costs	1,460	1,354	1,415	36	48	34	1,496	1,402	1,449
Purchases of electricity	1,547	1,592	2,199	(65)	(19)	28	1,482	1,573	2,227
Purchases of gas	2,102	2,294	3,228	(82)	(52)	334	2,020	2,242	3,562
Rates and property taxes	945	907	881	–	–	–	945	907	881
Balancing Service Incentive Scheme	581	691	904	–	–	–	581	691	904
Payments to Scottish transmission owners	298	260	243	–	–	–	298	260	243
Other	2,210	2,224	2,345	314	221	326	2,524	2,445	2,671

	10,388	10,510	12,337	210	204	727	10,598	10,714	13,064

Operating costs include:
Inventory consumed							451	475	788
Operating leases							89	87	81
Research expenditure							16	19	10

(a) Payroll costs

	2011	2010	2009
	£m	£m	£m

Wages and salaries	1,592	1,596	1,615
Social security costs	119	120	118
Other pension costs	208	161	160
Share-based payments (note 35)	25	25	22
Severance costs (excluding pension costs)	56	16	16

	2,000	1,918	1,931
Less: payroll costs capitalised	(504)	(516)	(482)

	1,496	1,402	1,449

Payroll costs of discontinued operations for the year ended 31 March 2009 were £11m.
(b) Number of employees

	31 March	Average	31 March	Average
	2011	2011	2010	2010
	Number	Number	Number	Number

UK	9,807	9,953	10,211	10,269
US	17,282	17,719	17,895	17,798

	27,089	27,672	28,106	28,067

The vast majority of employees in the US are either directly or indirectly employed in the transmission, distribution and generation of electricity or the distribution of gas, while those in the UK are either directly or indirectly employed in the transmission and distribution of gas or the transmission of electricity. At 31 March 2011, there were 2,597 (2010: 3,533) employees in other operations, excluding shared services.

Annual Report and Accounts 2010/11 | National Grid plc       127

Financial Statements
Notes to the consolidated financial statements continued
2. Operating costs continued
(c) Key management compensation

	2011	2010	2009
	£m	£m	£m

Salaries and short-term employee benefits	10	10	11
Post-retirement benefits	6	4	3
Share-based payments	6	5	5

	22	19	19

Key management compensation relates to the Board of Directors, including the Executive Directors and Non-executive Directors for the years presented.
(d) Directors’ emoluments
Details of Directors’ emoluments are contained in the auditable part of the Directors’ Remuneration Report, which forms part of these financial statements.
(e) Auditors’ remuneration

	2011	2010	2009
	£m	£m	£m

Total services pursuant to legislation
Audit services:
Audit of parent company and consolidated financial statements	1.0	1.1	1.5
Other services pursuant to legislation: (i)
Audit of subsidiary financial statements	4.8	5.4	5.8
Other services supplied	2.1	1.9	2.4

	7.9	8.4	9.7

Total other services
Services relating to tax compliance	0.5	0.6	0.6
Services relating to tax advice	0.4	0.8	0.3
Services relating to information technology	0.2	–	–
Services relating to corporate finance transactions*	0.4	0.4	0.1
All other services* (ii)	1.2	0.8	0.8

	2.7	2.6	1.8

Total auditors’ remuneration	10.6	11.0	11.5

* Comparatives have been re-presented on a basis consistent with the current year classification

(i)	Other services supplied pursuant to legislation represent fees payable for services in relation to other statutory filings or engagements that are required to be carried out by the auditors. In particular, this includes fees for reports under section 404 of the US Public Company Accounting Reform and Investor Protection Act of 2002 (Sarbanes-Oxley) and audit reports on regulatory returns.

(ii)	All other services include fees relating to corporate responsibility reporting, treasury related projects and sundry services, all of which have been subject to prior approval by the Audit Committee.
In addition, fees of £0.1m were incurred in 2011 in relation to the audits of the pension schemes of the Company (2010: £0.1m; 2009: £0.1m).

128       National Grid plc | Annual Report and Accounts 2010/11

3. Exceptional items, remeasurements and stranded cost recoveries

	2011	2010	2009
	£m	£m	£m

Included within operating profit:
Exceptional items:
Restructuring costs(1)	(89)	(149)	(192)
Environmental charges(2)	(128)	(63)	(78)
Net gain on disposal of subsidiaries and associate(3)	15	11	–
Impairment charges and related costs(4)	(133)	–	–
Other(5)	(15)	(67)	(5)

	(350)	(268)	(275)
Remeasurements – commodity contracts(6)	147	71	(443)
Stranded cost recoveries(7)	348	369	426

	145	172	(292)

Included within interest income and similar income:
Exceptional items:
Interest credit on tax settlement(8)	43	–	–

Included within finance costs:
Exceptional items:
Debt redemption costs(9)	(73)	(33)	–
Remeasurements:
Commodity contracts(6)	–	(1)	(2)
Net gains/(losses) on derivative financial instruments(10)	36	81	(82)

	(37)	47	(84)

Total included within profit before tax	151	219	(376)

Included within taxation:
Exceptional credits/(charges) arising on items not included in profit before tax:
Deferred tax credit arising on the reduction in the UK tax rate(11)	226	–	–
Deferred tax charge arising from change in UK industrial building allowance regime(12)	–	–	(49)
Other(13,14)	59	(41)	–
Tax on exceptional items	79	72	77
Tax on remeasurements (6,10)	36	(134)	187
Tax on stranded cost recoveries	(139)	(148)	(170)

	261	(251)	45

Total exceptional items, remeasurements and stranded cost recoveries after tax	412	(32)	(331)

Analysis of total exceptional items, remeasurements and stranded cost recoveries after tax:
Exceptional items after tax	(16)	(270)	(247)
Remeasurements after tax	219	17	(340)
Stranded cost recoveries after tax	209	221	256

Total	412	(32)	(331)

(1)	Restructuring costs include:

	–	costs related to the integration of KeySpan of £15m (2010: £30m; 2009: £53m);

	–	transformation related initiatives of £103m (2010: £78m; 2009: £68m);

	–	a charge of £10m related to the restructuring of our US operations, which includes a severance provision offset by a pension and other post-retirement benefits curtailment gain; and

	–	a release of £39m of restructuring provisions recognised in prior years.

Charges in 2010 and 2009 also included an amount for the restructuring of our liquefied natural gas (LNG) storage facilities of £41m and £50m respectively and in 2009 charges related to planned cost reduction programmes in our UK businesses of £21m.

(2)	Environmental charges include £70m (2010: £42m; 2009: £37m) and £58m (2010: £21m; 2009: £41m) related to specific exposures in the UK and US respectively. Costs incurred with respect to US environmental provisions are substantially recoverable from customers.

(3)	During the year we sold three wholly-owned subsidiaries and an interest in an associate resulting in a gain of £15m. During the year ended 31 March 2010 there was a gain of £5m on the sale of an associate and the release of various unutilised provisions amounting to £6m originally recorded on the sale of a wholly-owned subsidiary in 2008.

Annual Report and Accounts 2010/11 | National Grid plc       129

Financial Statements
Notes to the consolidated financial statements continued
3. Exceptional items, remeasurements and stranded cost recoveries continued
(4)	Impairment charges and related costs include:

	–	a charge of £49m relating to our investment in Blue-NG, a joint venture investing in combined heat and power generation. The charge comprises an impairment of the carrying value of the investment together with committed funding and associated exit costs;

	–	an impairment charge of £34m against the carrying value of the goodwill relating to our US companies in New Hampshire following our announcement in December 2010 of the proposed sale of these businesses; and

	–	a charge of £50m relating to our US generation assets for impairment and associated decommissioning.

(5)	Other exceptional charges for the year include an amortisation charge of £7m (2010: £6m; 2009: £5m) in relation to acquisition-related intangibles plus an £8m penalty levied by Ofgem on our UK Gas Distribution business. For the year ended 31 March 2010, other exceptional items also included an impairment charge of £11m in relation to acquisition-related intangibles, a charge of £9m relating to US healthcare costs arising from legislative changes, and £41m related to a fine of £15m levied by the Gas and Electricity Markets Authority (GEMA) together with associated costs and provisions against receivables and other balance sheet items. For further details of the fine levied upon us by GEMA refer to note 28.

(6)	Remeasurements – commodity contracts represent mark-to-market movements on certain physical and financial commodity contract obligations in the US. These contracts primarily relate to the forward purchase of energy for supply to customers, or to the economic hedging thereof, that are required to be measured at fair value and that do not qualify for hedge accounting. Under the existing rate plans in the US, commodity costs are recoverable from customers although the timing of recovery may differ from the pattern of costs incurred. These movements are comprised of those affecting operating profit which are based on the change in the commodity contract liability and those recorded in finance costs as a result of the time value of money.

(7)	Stranded cost recoveries include the recovery of some of our historical investments in generating plants that were divested as part of the restructuring and wholesale power deregulation process in New England and New York during the 1990s. Stranded cost recoveries on a pre-tax basis consist of revenue of £355m (2010: £376m; 2009: £435m) and operating costs of £7m (2010: £7m; 2009: £9m).

(8)	During the year we reached agreement with the US tax authorities on the settlement of pre-acquisition tax liabilities which resulted in the repayment of tax and interest accruing.

(9)	Debt redemption costs represent costs arising from our debt repurchase programme, undertaken primarily in the first half of the year, to manage our cash resources efficiently following the rights issue. Debt redemption costs in the year ended 31 March 2010 represented costs relating to the early redemption of a significant loan.

(10)	Remeasurements – net gains/(losses) on derivative financial instruments comprise gains/(losses) arising on derivative financial instruments reported in the income statement. These exclude gains and losses for which hedge accounting has been effective, which have been recognised directly in other comprehensive income or which are offset by adjustments to the carrying value of debt. The tax credit in the year includes a credit of £104m (2010: £78m charge; 2009: £1m charge) in respect of prior years.

(11)	The exceptional tax credit arises from a reduction in the UK corporation tax rate from 28% to 26% included and enacted in the Finance (No. 2) Act 2010 and the Provisional Collection of Taxes Act 1968 and applicable from 1 April 2011. This results in a reduction in deferred tax liabilities.

(12)	The exceptional tax charge of £49m in the year ended 31 March 2009 arose from a change in the UK industrial building allowance regime arising in the 2008 Finance Act. This resulted in an increase in deferred tax liabilities.

(13)	The exceptional tax charge of £41m in the year ended 31 March 2010 arose from a change in US tax legislation under the Patient Protection and Affordable Care Act.

(14)	The exceptional tax credit for the year ended 31 March 2011 primarily arose from a settlement of pre-acquisition tax liabilities with the US tax authorities.

130       National Grid plc | Annual Report and Accounts 2010/11

4. Finance income and costs

	2011	2010	2009
	£m	£m	£m

Interest income and similar income
Expected return on pension and other post-retirement benefit plan assets	1,256	981	1,236
Interest income on financial instruments:
Bank deposits and other financial assets	22	18	61
Gains on disposal of available-for-sale investments	3	6	18

Interest income and similar income before exceptional items	1,281	1,005	1,315

Exceptional items
Exceptional interest credit on tax settlement	43	–	–

Interest income and similar income	1,324	1,005	1,315

Interest expense and other finance costs
Interest on pension and other post-retirement benefit plan obligations	(1,231)	(1,193)	(1,250)
Interest expense on financial liabilities held at amortised cost:
Bank loans and overdrafts	(85)	(80)	(136)
Other borrowings	(1,184)	(938)	(1,149)
Derivatives	84	22	5
Unwinding of discounts on provisions	(128)	(70)	(68)
Less: Interest capitalised (i)	129	99	133

Interest expense and other finance costs before exceptional items and remeasurements	(2,415)	(2,160)	(2,465)

Exceptional items
Exceptional debt redemption costs	(73)	(33)	–

Remeasurements
Net gains/(losses) on derivative financial instruments included in remeasurements (ii):
Ineffectiveness on derivatives designated as:
Fair value hedges (iii)	40	67	(34)
Cash flow hedges	9	(5)	(18)
Net investment hedges	7	(19)	(2)
Net investment hedges – undesignated forward rate risk	(16)	51	112
Derivatives not designated as hedges or ineligible for hedge accounting	(4)	(13)	(140)
Financial element of remeasurements on commodity contracts	–	(1)	(2)

	36	80	(84)

Exceptional items and remeasurements included within interest expense	(37)	47	(84)

Interest expense and other finance costs	(2,452)	(2,113)	(2,549)

Net finance costs	(1,128)	(1,108)	(1,234)

(i)	Interest on funding attributable to assets in the course of construction was capitalised during the year at a rate of 5.3% (2010: 2.8%; 2009: 5.7%).

(ii)	Includes a net foreign exchange gain on financing activities of £173m (2010: £334m gain; 2009: £1,500m loss) offset by foreign exchange gains and losses on derivative financial instruments measured at fair value.

(iii)	Includes a net gain on instruments designated as fair value hedges of £86m (2010: £90m loss; 2009: £382m gain) offset by a net loss of £46m (2010: £157m gain; 2009: £416m loss) arising from fair value adjustments to the carrying value of debt.

Annual Report and Accounts 2010/11 | National Grid plc       131

Financial Statements
Notes to the consolidated financial statements continued
5. Taxation
Taxation on items charged/(credited) to the income statement

	2011	2010	2009
	£m	£m	£m

Tax before exceptional items, remeasurements and stranded cost recoveries	722	553	517

Exceptional tax on items not included in profit before tax (see note 3)	(285)	41	49
Tax on other exceptional items, remeasurements and stranded cost recoveries	24	210	(94)

Tax on total exceptional items, remeasurements and stranded cost recoveries (see note 3)	(261)	251	(45)

Total tax charge	461	804	472

Taxation as a percentage of profit before tax

	2011	2010	2009
	%	%	%

Before exceptional items, remeasurements and stranded cost recoveries	29.2	28.0	29.2
After exceptional items, remeasurements and stranded cost recoveries	17.6	36.7	33.9

The tax charge for the year can be analysed as follows:

	2011	2010	2009
	£m	£m	£m

United Kingdom
Corporation tax at 28%	168	197	37
Corporation tax adjustment in respect of prior years	(161)	(31)	(54)
Deferred tax	53	259	339
Deferred tax adjustment in respect of prior years	(43)	(5)	–

	17	420	322

Overseas
Corporate tax	105	74	105
Corporate tax adjustment in respect of prior years	(2)	(364)	38
Deferred tax	393	279	37
Deferred tax adjustment in respect of prior years	(52)	395	(30)

	444	384	150

Total tax charge	461	804	472

Adjustments in respect of prior years include a £207m corporation tax credit (2010: £76m charge; 2009: £2m credit) and a £44m deferred tax charge (2010: £1m; 2009: £1m) that relate to exceptional items, remeasurements and stranded cost recoveries.
Tax on items (credited)/charged to other comprehensive income and equity

	2011	2010	2009
	£m	£m	£m

Corporation tax
Share-based payments	(1)	(3)	(2)
Deferred tax
Share of other comprehensive income of joint ventures and associates	(2)	4	–
Available-for-sale investments	1	5	(7)
Cash flow hedges	2	(9)	(19)
Share-based payments	(4)	–	3
Actuarial gains/(losses) (i)	181	(175)	(678)

	177	(178)	(703)

Total tax recognised in the statement of comprehensive income	182	(175)	(704)
Total tax relating to share-based payments recognised directly in equity	(5)	(3)	1

	177	(178)	(703)

(i)	2010 includes a £42m charge relating to a change in US tax legislation under the Patient Protection and Affordable Care Act.

132       National Grid plc | Annual Report and Accounts 2010/11

5. Taxation continued
The tax charge for the year after exceptional items, remeasurements and stranded cost recoveries is lower than (2010: higher; 2009: higher) the standard rate of corporation tax in the UK of 28% (2010: 28%; 2009: 28%):

	Before	After	Before	After	Before	After
	exceptional	exceptional	exceptional	exceptional	exceptional	exceptional
	items,	items,	items,	items,	items,	items,
	remeasurements	remeasurements	remeasurements	remeasurements	remeasurements	remeasurements
	and stranded	and stranded	and stranded	and stranded	and stranded	and stranded
	cost recoveries	cost recoveries	cost recoveries	cost recoveries	cost recoveries	cost recoveries
	2011	2011	2010	2010	2009	2009
	£m	£m	£m	£m	£m	£m

Profit before tax
Before exceptional items, remeasurements and stranded cost recoveries	2,473	2,473	1,974	1,974	1,770	1,770
Exceptional items, remeasurements and stranded cost recoveries	–	151	–	219	–	(376)

Profit before tax	2,473	2,624	1,974	2,193	1,770	1,394

Profit before tax multiplied by UK corporation tax rate of 28%	692	735	553	614	496	390
Effects of:
Adjustments in respect of prior years	(95)	(258)	(82)	(5)	(45)	(46)
Expenses not deductible for tax purposes	42	204	62	237	76	82
Non-taxable income	5	(136)	(6)	(131)	(35)	(34)
Adjustment in respect of foreign tax rates	74	120	37	77	38	32
Impact of share-based payments	1	1	–	–	1	1
Deferred tax impact of change in UK tax rate	–	(226)	–	–	–	–
Other	3	21	(11)	12	(14)	47

Total tax	722	461	553	804	517	472

	%	%	%	%	%	%

Effective tax rate	29.2	17.6	28.0	36.7	29.2	33.9

Factors that may affect future tax charges
A number of changes to the UK corporation tax system were announced in the 2011 UK Budget Report and are expected to be enacted in the Finance Act 2011. However, the reduction in the UK corporation tax rate to 26% from 1 April 2011 has been substantively enacted and deferred tax balances have been calculated at this rate.
Other changes such as the reduction in the UK corporation tax rate to 25% from April 2012, with further 1% reductions to follow in each of the succeeding two years, will result in a UK corporation tax rate of 23% from April 2014. These changes have not been substantively enacted as at the balance sheet date and have therefore not been reflected in these financial statements.
The outcome of the ongoing UK consultation process on the reform of the controlled foreign company legislation, as part of the wider UK corporate tax reform agenda, is expected in the UK Finance Bill 2012. We will monitor the expected changes for their implications on our holdings in foreign operations.

Annual Report and Accounts 2010/11 | National Grid plc     133

Financial Statements
Notes to the consolidated financial statements continued
6. Discontinued operations
For the year ended 31 March 2009, discontinued operations comprised the Ravenswood generation station in New York and the engineering and communications operations in the US acquired as part of the KeySpan acquisition. The Ravenswood generation station, KeySpan Communications and one of the KeySpan engineering companies were sold in the year ended 31 March 2009. The two further KeySpan engineering companies were sold at the beginning of the year ended 31 March 2010 and consequently did not have material operating results in that year.
Results of discontinued operations

	2011	2010	2009
	£m	£m	£m

Revenue	–	–	97
Operating costs	–	–	(84)

Total operating profit	–	–	13
Taxation	–	–	(4)

Profit after tax	–	–	9

Gain on disposal	–	–	27
Taxation (i)	–	–	(11)

Gain on disposal after tax	–	–	16

Total profit for the year from discontinued operations	–	–	25

(i)	The tax charge for the year ended 31 March 2009 included a current tax charge of £564m offset by a deferred tax credit of £564m.
7. Dividends
The following table shows the actual dividends paid to equity shareholders:

			2011			2010
	2011	2011	settled	2010	2010	settled	2009	2009
	pence	Total	via scrip	pence	Total	via scrip	pence	Total
	per share	£m	£m	per share	£m	£m	per share	£m

Interim – year ended 31 March 2011	12.90	451	65	–	–	–	–	–
Final – year ended 31 March 2010	24.84	613	141	–	–	–	–	–
Interim – year ended 31 March 2010	–	–	–	13.65	336	68	–	–
Final – year ended 31 March 2009	–	–	–	23.00	557	137	–	–
Interim – year ended 31 March 2009	–	–	–	–	–	–	12.64	307
Final – year ended 31 March 2008	–	–	–	–	–	–	21.30	531

	37.74	1,064	206	36.65	893	205	33.94	838

For comparability purposes the table below presents rebased dividends per share after taking account of the impact of the rights issue:

	2011		2011	2011		2010		2010	2010		2009		2009
	pence		impact	pence		pence		impact	pence		pence		pence
	per share		of rights	per share		per share		of rights	per share		per share		per share
	(actual	)	issue	(rebased	)	(actual	)	issue	(rebased	)	(actual	)	(rebased	)

Interim – year ended 31 March 2011	12.90		–	12.90		–		–	–		–		–
Final – year ended 31 March 2010	24.84		(3.10)	21.74		–		–	–		–		–
Interim – year ended 31 March 2010	–		–	–		13.65		(1.71)	11.94		–		–
Final – year ended 31 March 2009	–		–	–		23.00		(1.87)	20.13		–		–
Interim – year ended 31 March 2009	–		–	–		–		–	–		12.64		11.06
Final – year ended 31 March 2008	–		–	–		–		–	–		21.30		18.64

	37.74		(3.10)	34.64		36.65		(3.58)	32.07		33.94		29.70

The Directors are proposing a final dividend for 2011 of 23.47p per share that will absorb approximately £824m of shareholders’ equity (assuming all amounts are settled in cash). It will be paid on 17 August 2011 to shareholders who are on the register of members at 3 June 2011 and a scrip dividend will be offered as an alternative, subject to shareholders’ approval at the Annual General Meeting.

134       National Grid plc | Annual Report and Accounts 2010/11

8. Earnings per share
Adjusted earnings per share, excluding exceptional items, remeasurements and stranded cost recoveries, are provided to reflect the business performance subtotals used by the Company. For further details of exceptional items, remeasurements and stranded cost recoveries, see note 3.
(a) Basic earnings per share

		Earnings		Earnings			Earnings
	Earnings	per share	Earnings	per share		Earnings	per share
	2011	2011	2010	2010	*	2009	2009 *
	£m	pence	£m	pence		£m	pence

Adjusted earnings – continuing operations	1,747	51.7	1,418	49.5		1,250	43.3
Exceptional items after tax	(16)	(0.5)	(270)	(9.4)		(247)	(8.6)
Remeasurements after tax	219	6.5	17	0.6		(340)	(11.8)
Stranded cost recoveries after tax	209	6.2	221	7.7		256	8.9

Earnings – continuing operations	2,159	63.9	1,386	48.4		919	31.8

Earnings – discontinued operations	–	–	–	–		25	0.9

Earnings	2,159	63.9	1,386	48.4		944	32.7

	2011	2010	2009
	millions	millions	millions

Weighted average number of shares – basic*	3,378	2,864	2,886

*Comparative EPS data have been restated to reflect the impact of the bonus element of the rights issue and as a result of the additional shares issued as scrip dividends
(b) Diluted earnings per share

		Earnings		Earnings			Earnings
	Earnings	per share	Earnings	per share		Earnings	per share
	2011	2011	2010	2010	*	2009	2009 *
	£m	pence	£m	pence		£m	pence

Adjusted diluted earnings – continuing operations	1,747	51.4	1,418	49.3		1,250	43.1
Exceptional items after tax	(16)	(0.5)	(270)	(9.4)		(247)	(8.5)
Remeasurements after tax	219	6.5	17	0.6		(340)	(11.7)
Stranded cost recoveries after tax	209	6.2	221	7.7		256	8.8

Diluted earnings – continuing operations	2,159	63.6	1,386	48.2		919	31.7

Diluted earnings – discontinued operations	–	–	–	–		25	0.8

Diluted earnings	2,159	63.6	1,386	48.2		944	32.5

	2011	2010	2009
	millions	millions	millions

Weighted average number of shares – diluted*	3,397	2,877	2,903

*Comparative EPS data have been restated to reflect the impact of the bonus element of the rights issue and as a result of the additional shares issued as scrip dividends
(c) Reconciliation of basic to diluted average number of shares

	2011	2010	2009
	millions	millions	millions

Weighted average number of ordinary shares – basic	3,378	2,864	2,886
Effect of dilutive potential ordinary shares – employee share plans	19	13	17

Weighted average number of ordinary shares – diluted	3,397	2,877	2,903

Annual Report and Accounts 2010/11 | National Grid plc       135

Financial Statements
Notes to the consolidated financial statements continued
9. Goodwill

Total
£m

Cost at 31 March 2009	5,391
Exchange adjustments	(289)

Cost at 31 March 2010	5,102
Exchange adjustments	(280)
Impairment of goodwill on businesses reclassified as held for sale (notes 3 and 18) (i)	(34)
Reclassified as held for sale	(12)

Cost at 31 March 2011	4,776

Net book value at 31 March 2011	4,776

Net book value at 31 March 2010	5,102

(i)	Relates to our gas operations (£30m) and our electricity distribution operations (£4m).
The amounts disclosed above as at 31 March 2011 include balances relating to our US gas operations of £2,876m (2010: £3,077m), our New England electricity distribution operations of £819m (2010: £881m), our operations run by our subsidiary Niagara Mohawk Power Corporation of £849m (2010: £898m) and our New England transmission operations of £232m (2010: £246m).
Goodwill is reviewed annually for impairment and the recoverability of goodwill at 31 March 2011 has been assessed by comparing the carrying amount of our operations described above (our cash generating units) with the expected recoverable amount on a value-in-use basis. In each assessment the value-in-use has been calculated based on four year plan projections that incorporate our best estimates of future cash flows, customer rates, costs, future prices and growth. Such projections reflect our current regulatory rate plans taking into account regulatory arrangements to allow for future rate plan filings and recovery of investment. Our plans have proved to be reliable guides in the past and the Directors believe the estimates are appropriate.
The future growth rate used to extrapolate projections beyond four years has been reduced to 2.4%. The growth rate has been determined having regard to data on projected growth in US real gross domestic product (GDP). Based on our business’s place in the underlying US economy, it is appropriate for the terminal growth rate to be based upon the overall growth in real GDP and, given the nature of our operations, to extend over a long period of time. Cash flow projections have been discounted to reflect the time value of money, using an effective pre-tax discount rate of 10% (2010: 10%). The discount rate represents the estimated weighted average cost of capital of these operations.

While it is possible that a key assumption in the calculation could change, the Directors believe that no reasonably foreseeable change would result in an impairment of goodwill, in view of the long-term nature of the key assumptions and the margin by which the estimated fair value exceeds the carrying amount.

136       National Grid plc | Annual Report and Accounts 2010/11

10. Other intangible assets

		Acquisition-
	Software	related	Other	Total
	£m	£m	£m	£m

Non-current
Cost at 31 March 2009	525	129	16	670
Exchange adjustments	(8)	(7)	–	(15)
Additions	103	–	1	104
Reclassifications and disposals (i)	4	–	1	5

Cost at 31 March 2010	624	122	18	764
Exchange adjustments	(13)	(7)	–	(20)
Additions	176	–	–	176
Reclassified as held for sale	(4)	–	–	(4)
Other reclassifications and disposals (i)	17	–	(14)	3

Cost at 31 March 2011	800	115	4	919

Amortisation at 31 March 2009	(282)	(10)	(8)	(300)
Exchange adjustments	6	–	–	6
Amortisation charge for the year	(52)	(6)	(5)	(63)
Impairment charge for the year	(7)	(11)	–	(18)
Reclassifications and disposals (i)	1	–	(1)	–

Amortisation at 31 March 2010	(334)	(27)	(14)	(375)
Exchange adjustments	4	3	–	7
Amortisation charge for the year	(62)	(7)	(1)	(70)
Reclassified as held for sale	3	–	–	3
Other reclassifications and disposals (i)	6	–	11	17

Amortisation at 31 March 2011	(383)	(31)	(4)	(418)

Net book value at 31 March 2011	417	84	–	501

Net book value at 31 March 2010	290	95	4	389

(i)	Primarily represents reclassifications between property, plant and equipment, trade and other receivables and between categories.

Annual Report and Accounts 2010/11 | National Grid plc       137

Financial Statements
Notes to the consolidated financial statements continued
11. Property, plant and equipment

			Assets	Motor
			in the	vehicles
	Land and	Plant and	course of	and office
	buildings	machinery	construction	equipment	Total
	£m	£m	£m	£m	£m

Cost at 31 March 2009	1,504	37,516	2,485	889	42,394
Exchange adjustments	(54)	(765)	(19)	(2)	(840)
Additions	43	893	2,108	104	3,148
Disposals	(12)	(288)	(2)	(48)	(350)
Reclassifications (i)	91	1,874	(2,031)	83	17

Cost at 31 March 2010	1,572	39,230	2,541	1,026	44,369
Exchange adjustments	(56)	(812)	(30)	(2)	(900)
Additions	123	888	2,194	87	3,292
Disposals	(22)	(305)	–	(25)	(352)
Reclassified as held for sale	(5)	(278)	(3)	(1)	(287)
Reclassifications (i)	146	2,175	(2,285)	(33)	3

Cost at 31 March 2011	1,758	40,898	2,417	1,052	46,125

Depreciation at 31 March 2009	(242)	(12,084)	–	(523)	(12,849)
Exchange adjustments	4	206	–	2	212
Depreciation charge for the year (ii)	(30)	(1,027)	–	(91)	(1,148)
Impairment charge for the year (iii)	(3)	(23)	(2)	(1)	(29)
Disposals	10	261	–	44	315
Reclassifications (i)	(22)	43	–	(36)	(15)

Depreciation at 31 March 2010	(283)	(12,624)	(2)	(605)	(13,514)
Exchange adjustments	7	218	–	–	225
Depreciation charge for the year (ii)	(39)	(1,072)	–	(89)	(1,200)
Impairment charge for the year (iv)	–	(20)	–	–	(20)
Disposals	9	228	–	19	256
Reclassified as held for sale	5	78	–	1	84
Reclassifications (i)	(108)	92	–	16	–

Depreciation at 31 March 2011	(409)	(13,100)	(2)	(658)	(14,169)

Net book value at 31 March 2011	1,349	27,798	2,415	394	31,956

Net book value at 31 March 2010	1,289	26,606	2,539	421	30,855

(i)	Primarily represents reclassifications between categories, other intangible assets, trade and other receivables and other payables.

(ii)	Includes amounts in respect of capitalised depreciation of £18m (2010: £17m).

(iii)	Relates to write-down of the liquefied natural gas (LNG) storage facilities.

(iv)	Relates to write-down of certain of our US generation assets.

	2011	2010
	£m	£m

Information in relation to property, plant and equipment
Capitalised interest included within cost	1,023	903
Net book value of assets held under finance leases	199	202
Additions to assets held under finance leases	68	13
Contributions to cost of property, plant and equipment included within:
Trade and other payables	40	39
Non-current liabilities	1,476	1,478

138       National Grid plc | Annual Report and Accounts 2010/11

12. Other non-current assets

	2011	2010
	£m	£m

Commodity contract assets	94	84
Other receivables	37	71
Prepayments	4	7

	135	162

There is no material difference between the fair value and the carrying value of other non-current assets.
13. Financial and other investments

	2011	2010
	£m	£m

Non-current
Available-for-sale investments	237	236
Investments in joint ventures and associates (note 13a)	356	250

	593	486

Current
Available-for-sale investments	2,776	1,285
Loans and receivables	163	112

	2,939	1,397

Total financial and other investments	3,532	1,883

Financial and other investments include the following:
Investments in short-term money funds	2,498	1,000
Managed investments in equity and bonds (i)	388	385
Investment in joint ventures and associates (note 13a)	356	250
Cash surrender value of life insurance policies	127	126
Other investments	2	7
Restricted cash balances
Collateral	96	58
Other	65	57

	3,532	1,883

(i)	Includes £282m of current investments which are held by insurance captives and are therefore restricted.
Available-for-sale investments are recorded at fair value. Due to their short maturities the carrying value of loans and receivables approximates their fair value. The maximum exposure to credit risk at the reporting date is the fair value of the financial investments. For further information on our treasury related credit risk, refer to note 32(c). None of the financial investments are past due or impaired.
(a) Investments in joint ventures and associates

	2011	2010
	£m	£m

Share of net assets at 1 April	250	168
Exchange adjustments	5	(7)
Additions	135	86
Share of retained profit for the year	7	8
Dividends received	(9)	(18)
Share of other comprehensive income	(7)	9
Impairment charge (note 3)	(29)	–
Other movements	4	4

Share of net assets at 31 March	356	250

A list of principal joint ventures and associates is provided in note 36.

Annual Report and Accounts 2010/11 | National Grid plc       139

Financial Statements
Notes to the consolidated financial statements continued
14. Derivative financial instruments
Our use of derivatives may entail a derivative transaction qualifying for one or more hedge type designations under IAS 39. For further information and a detailed description of our derivative financial instruments and hedge type designations, refer to note 31. The fair value amounts by designated hedge type can be analysed as follows:

	2011			2010
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Fair value hedges
Interest rate swaps	99	(9)	90	128	(4)	124
Cross-currency interest rate swaps	450	(4)	446	589	(20)	569

	549	(13)	536	717	(24)	693

Cash flow hedges
Interest rate swaps	6	(50)	(44)	2	(112)	(110)
Cross-currency interest rate swaps	685	(28)	657	924	(16)	908
Foreign exchange forward contracts	2	(1)	1	2	–	2

	693	(79)	614	928	(128)	800

Net investment hedges
Cross-currency interest rate swaps	179	(329)	(150)	135	(660)	(525)
Foreign exchange forward contracts	26	(4)	22	5	(42)	(37)

	205	(333)	(128)	140	(702)	(562)

Derivatives not in a formal hedge relationship
Interest rate swaps	339	(258)	81	200	(233)	(33)
Cross-currency interest rate swaps	50	(4)	46	58	(1)	57
Foreign exchange forward contracts	19	(4)	15	3	(43)	(40)
Forward rate agreements	–	(20)	(20)	–	(47)	(47)

	408	(286)	122	261	(324)	(63)

	1,855	(711)	1,144	2,046	(1,178)	868

Hedge positions offset within derivative instruments	(117)	117	–	(304)	304	–

Total	1,738	(594)	1,144	1,742	(874)	868

The maturity of derivative financial instruments is as follows:

	2011			2010
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Less than 1 year	468	(190)	278	248	(212)	36

Current	468	(190)	278	248	(212)	36

In 1 – 2 years	129	(45)	84	278	(174)	104
In 2 – 3 years	167	(37)	130	152	(69)	83
In 3 – 4 years	96	(28)	68	240	(106)	134
In 4 – 5 years	66	(2)	64	57	(14)	43
More than 5 years	812	(292)	520	767	(299)	468

Non-current	1,270	(404)	866	1,494	(662)	832

	1,738	(594)	1,144	1,742	(874)	868

For each class of derivative the notional contract* amounts are as follows:

	2011	2010
	£m	£m

Interest rate swaps	(19,217)	(13,320)
Cross-currency interest rate swaps	(7,585)	(9,528)
Foreign exchange forward contracts	(4,028)	(1,989)
Forward rate agreements	(13,752)	(10,454)
Other	(314)	(314)

Total	(44,896)	(35,605)

*The notional contract amounts of derivatives indicate the gross nominal value of transactions outstanding at the balance sheet date

140       National Grid plc | Annual Report and Accounts 2010/11

15. Inventories and current intangible assets

	2011	2010
	£m	£m

Fuel stocks	114	198
Raw materials and consumables	152	162
Work in progress	12	12
Current intangible assets – emission allowances	42	35

	320	407

A provision for obsolescence of £22m has been made against raw materials and consumables as at 31 March 2011 (2010: £19m).
16. Trade and other receivables

	2011	2010
	£m	£m

Trade receivables	1,163	1,296
Prepayments and accrued income	999	937
Commodity contract assets	16	21
Other receivables	34	39

	2,212	2,293

Trade receivables are non interest-bearing and generally have a 30-90 day term. Due to their short maturities, the fair value of trade and other receivables approximates their book value. Commodity contract assets are recorded at fair value. All other receivables are recorded at amortised cost.
Provision for impairment of receivables

	2011	2010
	£m	£m

At 1 April	311	303
Exchange adjustments	(16)	(15)
Charge for the year, net of recoveries	112	161
Uncollectible amounts written off against receivables	(124)	(138)

At 31 March	283	311

Trade receivables past due but not impaired

	2011	2010
	£m	£m

Up to 3 months past due	136	111
3 to 6 months past due	34	35
Over 6 months past due	74	102

	244	248

For further information on our wholesale and retail credit risk, refer to note 32(c). For further information on our commodity risk, refer to note 33.

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Financial Statements
Notes to the consolidated financial statements continued
17. Cash and cash equivalents

	2011	2010
	£m	£m

Cash at bank	94	136
Short-term deposits	290	584

Cash and cash equivalents excluding bank overdrafts	384	720
Bank overdrafts	(42)	(29)

Net cash and cash equivalents	342	691

The carrying amounts of cash and cash equivalents and bank overdrafts approximate their fair values.
Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for periods varying between one day and three months, depending on the immediate cash requirements, and earn interest at the respective short-term deposit rates. Net cash and cash equivalents held in currencies other than sterling have been converted into sterling at year-end exchange rates. For further information on currency exposures, refer to note 32(a)(i).
At 31 March 2011, £50m (2010: £59m) of cash and cash equivalents were restricted. This primarily relates to cash held in insurance captive companies.
18. Businesses classified as held for sale
During the year, our EnergyNorth gas business and Granite State electricity business in New Hampshire were reclassified as businesses held for sale in the expectation that they will be disposed of during the year ending 31 March 2012. The following table shows the assets and liabilities related to businesses held for sale at 31 March 2011. There were no businesses held for sale at 31 March 2010.
The results of these businesses have not been separately disclosed from those of continuing operations as they do not constitute a separate major line of business or geographical area of National Grid’s operations.

2011
£m

Goodwill	12
Other intangible assets	1
Property, plant and equipment	203
Other receivables	40

Non-current assets	256

Inventories	5
Trade and other receivables	29

Current assets	34

Assets of businesses held for sale	290

Trade and other payables	(17)

Current liabilities	(17)

Borrowings	(9)
Other non-current liabilities	(6)
Deferred tax liabilities	(29)
Pensions and other post-retirement benefit obligations	(9)
Provisions	(40)

Non-current liabilities	(93)

Liabilities of businesses held for sale	(110)

142       National Grid plc | Annual Report and Accounts 2010/11

19. Borrowings

	2011	2010
	£m	£m

Current
Bank loans	831	890
Bonds	1,595	1,730
Commercial paper	457	121
Finance leases	20	29
Other loans	7	7
Bank overdrafts	42	29

	2,952	2,806

Non-current
Bank loans	2,118	2,163
Bonds	17,787	19,835
Finance leases	182	173
Other loans	159	147

	20,246	22,318

Total	23,198	25,124

Total borrowings are repayable as follows:

	2011	2010
	£m	£m

In one year or less	2,952	2,806
1-2 years	1,225	2,146
2-3 years	1,610	1,356
3-4 years	1,766	1,890
4-5 years	424	1,862
In more than 5 years:
by instalments	77	22
other than by instalments	15,144	15,042

	23,198	25,124

The fair value of borrowings at 31 March 2011 was £24,182m (2010: £26,196m). Market values, where available, have been used to determine fair value. Where market values are not available, fair values have been calculated by discounting cash flows at prevailing interest rates. The notional amount outstanding of the debt portfolio at 31 March 2011 was £23,035m (2010: £25,011m).
Charges over property, plant and other assets were provided as collateral over borrowings totalling £486m at 31 March 2011 (2010: £515m).
Collateral is placed with or received from any counterparty where we have entered into a credit support annex to the ISDA Master Agreement once the current mark-to-market valuation of the trades between the parties exceeds an agreed threshold. Included in current bank loans is £551m (2010: £501m) in respect of cash received under collateral agreements.
Finance lease obligations

	2011	2010
	£m	£m

Gross finance lease liabilities are repayable as follows:
Less than 1 year	20	30
1-5 years	123	107
More than 5 years	105	135

	248	272

Less: finance charges allocated to future periods	(46)	(70)

	202	202

The present value of finance lease liabilities is as follows:
Less than 1 year	20	29
1-5 years	104	86
More than 5 years	78	87

	202	202

For further details of our bonds in issue and borrowing facilities, refer to note 34.

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Financial Statements
Notes to the consolidated financial statements continued
20. Trade and other payables

	2011	2010
	£m	£m

Trade payables	1,720	1,702
Deferred income	261	244
Commodity contract liabilities	118	184
Social security and other taxes	129	132
Other payables	600	585

	2,828	2,847

Due to their short maturities, the fair value of trade and other payables approximates their book value. Commodity contract liabilities are recorded at fair value. All other trade and other payables are recorded at amortised cost.
21. Other non-current liabilities

	2011	2010
	£m	£m

Deferred income	1,564	1,566
Commodity contract liabilities	101	143
Other payables	279	265

	1,944	1,974

Commodity contract liabilities are recorded at fair value. All other non-current liabilities are recorded at amortised cost. There is no material difference between the fair value and the carrying value of other non-current liabilities.

144       National Grid plc | Annual Report and Accounts 2010/11

22. Deferred tax assets and liabilities
The following are the major deferred tax assets and liabilities recognised, and the movements thereon, during the current and prior reporting periods:
Deferred tax (assets)/liabilities

			Pensions
			and other
	Accelerated	Share-	post-		Other net
	tax	based	retirement	Financial	temporary
	depreciation	payments	benefits	instruments	differences	Total
	£m	£m	£m	£m	£m	£m

Deferred tax assets at 31 March 2009	(2)	(13)	(1,457)	(33)	(504)	(2,009)
Deferred tax liabilities at 31 March 2009	4,299	–	69	29	136	4,533

At 1 April 2009	4,297	(13)	(1,388)	(4)	(368)	2,524
Exchange adjustments	(54)	–	84	(3)	13	40
Charged/(credited) to income statement	1,129	1	154	(42)	(314)	928
Credited to equity	–	–	(175)	–	–	(175)
Other	(285)	–	180	(42)	154	7

At 31 March 2010	5,087	(12)	(1,145)	(91)	(515)	3,324

Deferred tax assets at 31 March 2010	(2)	(12)	(1,235)	(103)	(657)	(2,009)
Deferred tax liabilities at 31 March 2010	5,089	–	90	12	142	5,333

At 1 April 2010	5,087	(12)	(1,145)	(91)	(515)	3,324
Exchange adjustments	(122)	–	49	4	29	(40)
Charged/(credited) to income statement	251	(2)	137	32	(67)	351
(Credited)/charged to equity	–	(4)	181	1	–	178
Reclassified as held for sale	(31)	–	5	–	(3)	(29)
Other	(1)	–	2	–	(19)	(18)

At 31 March 2011	5,184	(18)	(771)	(54)	(575)	3,766

Deferred tax assets at 31 March 2011	(2)	(18)	(882)	(60)	(706)	(1,668)
Deferred tax liabilities at 31 March 2011	5,186	–	111	6	131	5,434

	5,184	(18)	(771)	(54)	(575)	3,766

Deferred tax assets and liabilities are only offset where there is a legally enforceable right of offset and there is an intention to settle the balances net. The following is an analysis of the deferred tax balances (after offset) for balance sheet purposes:

	2011	2010
	£m	£m

Deferred tax liabilities	3,766	3,324
Deferred tax assets	–	–

	3,766	3,324

At the balance sheet date there were no material current deferred tax assets or liabilities (2010: £nil).
Deferred tax assets in respect of capital losses, trading losses and non-trade deficits have not been recognised as their future recovery is uncertain or not currently anticipated. The deferred tax assets not recognised are as follows:

	2011	2010
	£m	£m

Capital losses	368	401
Non-trade deficits	2	2
Trading losses	7	2

The capital losses and non-trade deficits arise in the UK and are available to carry forward indefinitely. However, the capital losses can only be offset against specific types of future capital gains and non-trade deficits against specific future non-trade profits. The trading losses arise in the UK and the US and are also available to carry forward indefinitely.
The aggregate amount of temporary differences associated with the unremitted earnings of overseas subsidiaries and joint ventures for which deferred tax liabilities have not been recognised at the balance sheet date is approximately £1,837m (2010: £1,495m). No liability is recognised in respect of the differences because the Company and its subsidiaries are in a position to control the timing of the reversal of the temporary differences and it is probable that such differences will not reverse in the foreseeable future. In addition, as a result of a change in UK tax legislation which largely exempts overseas dividends received on or after 1 July 2009 from UK tax, the temporary differences are unlikely to lead to additional tax.

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Financial Statements
Notes to the consolidated financial statements continued
23. Pensions and other post-retirement benefits
Substantially all National Grid’s employees are members of either defined benefit or defined contribution pension plans.
In the UK the principal schemes are the National Grid UK Pension Scheme and the National Grid section of the Electricity Supply Pension Scheme. In the US we have a number of plans and also provide healthcare and life insurance benefits to eligible retired US employees. The fair value of plan assets and present value of defined benefit obligations are updated annually. For further details of each scheme/plan’s terms and the actuarial assumptions used to value the associated assets and obligations, see note 30.
Amounts recognised in the income statement and statement of other comprehensive income

	Pensions			US other post-retirement benefits
	2011	2010	2009	2011	2010	2009
	£m	£m	£m	£m	£m	£m

Included within payroll costs
Defined contribution scheme costs	11	7	5	–	–	–
Defined benefit scheme costs:
Current service cost	165	112	134	37	26	32
Past service cost	28	19	–	3	6	7
Curtailment gain on redundancies	(4)	(7)	(4)	(29)	–	–
Special termination benefits on redundancies	6	26	19	–	–	–
Curtailment cost – augmentations	2	4	6	–	–	–
US healthcare reform cost	–	–	–	–	9	–

	208	161	160	11	41	39

Loss on sale of subsidiary undertaking	2	–	–	–	–	–

Interest cost	1,084	1,050	1,106	147	143	144
Expected return on plan assets	(1,185)	(931)	(1,163)	(71)	(50)	(73)

	(101)	119	(57)	76	93	71

Included within other comprehensive income
Actuarial net gain/(loss) during the year	483	(572)	(1,906)	88	(159)	(112)
Exchange differences	38	64	(141)	87	76	(408)

	521	(508)	(2,047)	175	(83)	(520)

Cumulative actuarial loss	(673)	(1,156)	(584)	(274)	(362)	(203)

Amounts recognised in the balance sheet

	Pensions			US other post-retirement benefits
	2011	2010	2009	2011	2010	2009
	£m	£m	£m	£m	£m	£m

Present value of funded obligations	(19,255)	(19,372)	(15,797)	(2,458)	(2,602)	(2,299)
Fair value of plan assets	18,903	18,186	14,797	1,066	950	722

	(352)	(1,186)	(1,000)	(1,392)	(1,652)	(1,577)

Present value of unfunded obligations	(225)	(226)	(203)	–	–	–
Other post-employment liabilities	–	–	–	(62)	(62)	(74)
Unrecognised past service cost	4	–	–	9	28	43

Net liability in the balance sheet	(573)	(1,412)	(1,203)	(1,445)	(1,686)	(1,608)

Liabilities	(1,129)	(1,412)	(1,472)	(1,445)	(1,686)	(1,608)
Assets	556	–	269	–	–	–

Net liability	(573)	(1,412)	(1,203)	(1,445)	(1,686)	(1,608)

146       National Grid plc | Annual Report and Accounts 2010/11

23. Pensions and other post-retirement benefits continued

	Pensions			US other post-retirement benefits
	2011	2010	2009	2011	2010	2009
	£m	£m	£m	£m	£m	£m

Changes in the present value of the defined benefit obligations (including unfunded obligations)
Opening defined benefit obligations	(19,598)	(16,000)	(16,391)	(2,602)	(2,299)	(1,784)
Current service cost	(165)	(112)	(136)	(37)	(26)	(32)
Interest cost	(1,084)	(1,050)	(1,106)	(147)	(143)	(144)
Actuarial gains/(losses)	185	(3,563)	1,719	28	(360)	215
Curtailment gain on redundancies	10	7	4	29	–	–
Transfers in/(out)	1	(3)	3	–	–	–
Special termination benefits	(17)	(26)	(19)	–	–	–
Curtailment cost – augmentations	(2)	(4)	(6)	–	–	–
Plan amendments	(28)	(19)	–	14	9	–
Plan amendments – US healthcare reform	–	–	–	–	(9)	–
Medicare subsidy received	–	–	–	(5)	(10)	–
Employee contributions	(3)	(10)	(13)	–	–	–
Benefits paid	985	1,008	1,003	117	132	116
Transferred to liabilities of businesses held for sale	7	–	–	2	–	–
Exchange adjustments	229	174	(1,058)	143	104	(670)

Closing defined benefit obligations	(19,480)	(19,598)	(16,000)	(2,458)	(2,602)	(2,299)

Changes in the fair value of plan assets
Opening fair value of plan assets	18,186	14,797	16,536	950	722	737
Expected return on plan assets	1,185	931	1,163	71	50	73
Actuarial gains/(losses)	298	2,991	(3,625)	60	201	(327)
Transfers (out)/in	(1)	3	(3)	–	–	–
Employer contributions	408	572	799	158	137	93
Employee contributions	3	10	13	–	–	–
Benefits paid	(985)	(1,008)	(1,003)	(117)	(132)	(116)
Exchange adjustments	(191)	(110)	917	(56)	(28)	262

Closing fair value of plan assets	18,903	18,186	14,797	1,066	950	722

Actual return on plan assets	1,483	3,922	(2,462)	131	251	(254)

Expected contributions to plans in the following year	353	353	552	200	148	123

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Financial Statements
Notes to the consolidated financial statements continued

24. Provisions

	Environ-	Decom-				Total
	mental	missioning	Restructuring	Emissions	Other	provisions
	£m	£m	£m	£m	£m	£m

At 31 March 2009	1,104	108	100	25	362	1,699
Exchange adjustments	(46)	(9)	–	(1)	(12)	(68)
Additions	85	5	36	4	16	146
Reclassifications*	–	–	–	–	70	70
Unused amounts reversed	(4)	(1)	(1)	–	(2)	(8)
Unwinding of discount	54	2	–	–	14	70
Utilised	(117)	(8)	(30)	(6)	(38)	(199)

At 31 March 2010	1,076	97	105	22	410	1,710
Exchange adjustments	(46)	(5)	(1)	(1)	(16)	(69)
Additions	167	43	87	9	30	336
Unused amounts reversed	(12)	(7)	(39)	(6)	(6)	(70)
Reclassified as held for sale	(39)	(1)	–	–	–	(40)
Unwinding of discount	104	2	–	–	22	128
Utilised	(100)	(9)	(24)	–	(48)	(181)

At 31 March 2011	1,150	120	128	24	392	1,814

*Primarily represents reclassifications from other non-current liabilities

	2011	2010
	£m	£m

Current	353	303
Non-current	1,461	1,407

	1,814	1,710

Environmental provision
The environmental provision represents the estimated restoration and remediation costs relating to a number of sites owned and managed by subsidiary undertakings, with the exception of certain US sites that National Grid no longer owns. The environmental provision is as follows:

	2011		2010
	Discounted	Undiscounted	Discounted	Undiscounted	Real
	£m	£m	£m	£m	discount rate

UK sites (i)	339	503	263	377	2.0%
US sites (ii)	811	923	813	942	3.2%

	1,150	1,426	1,076	1,319

(i)	The remediation expenditure in the UK relates to old gas manufacturing sites and also to electricity transmission sites. Cash flows are expected to be incurred between 2011 and 2060. A number of uncertainties affect the calculation of the provision, including the impact of regulation, accuracy of the site surveys, unexpected contaminants, transportation costs, the impact of alternative technologies and changes in the discount rate. This provision incorporates our best estimate of the financial effect of these uncertainties, but future material changes in any of the assumptions could materially impact the calculation of the provision. The undiscounted amount is the undiscounted best estimate of the liability having regard to these uncertainties.

(ii)	The remediation expenditure in the US is expected to be incurred between 2011 and 2067. The uncertainties regarding the calculation of this provision are similar to those considered in respect of UK sites. However, unlike the UK, with the exception of immaterial amounts of such costs, this expenditure is expected to be recoverable from ratepayers under the terms of various rate agreements in the US.
Decommissioning provision
The decommissioning provision primarily represents the net present value of the estimated expenditure (discounted at a nominal rate of 6%) expected to be incurred until 2037 in respect of the decommissioning of certain nuclear generating units that National Grid no longer owns. It also includes £73m (2010: £46m) of expenditure relating to other asset retirement obligations expected to be incurred until 2064.

148       National Grid plc | Annual Report and Accounts 2010/11

24. Provisions continued
Restructuring provision
At 31 March 2011, £12m of the total restructuring provision (2010: £24m) consisted of provisions for the disposal of surplus leasehold interests and rates payable on surplus properties. The remainder of the restructuring provision, related to business reorganisation costs in the UK and the US, is expected to be paid until 2015.
Emissions provision
The provision for emission costs is expected to be settled using emission allowances granted.
Other provisions
Included within other provisions at 31 March 2011 are amounts provided in respect of onerous lease commitments of £196m (2010: £214m). Other provisions also included £118m (2010: £127m) of estimated liabilities in respect of past events insured by insurance subsidiary undertakings, including employer liability claims. In accordance with insurance industry practice, these estimates are based on experience from previous years and there is, therefore, no identifiable payment date. Other provisions also included £5m (2010: £6m) in respect of the sales of four UK gas distribution networks relating to property transfer costs and £20m (2010: £13m) in respect of obligations associated with investments in joint ventures.
25. Share capital

	Allotted, called up
	and fully paid
Ordinary shares	millions	£m

At 31 March 2009	2,582	294
Issued during the year in lieu of dividends (i)	35	4

At 31 March 2010	2,617	298
Rights issue	990	113
Issued during the year in lieu of dividends (i)	41	5

At 31 March 2011	3,648	416

(i)	The issue of shares in lieu of cash dividends is considered to be a bonus issue under the terms of the Companies Act 2006 and the nominal value of the shares is charged to the share premium account.
The share capital of the Company consists of ordinary shares of 11 17/43 pence nominal value each and American Depositary Shares. The ordinary and American Depositary Shares allow holders to receive dividends and vote at general meetings of the Company. The Company holds treasury shares but may not exercise any rights over these shares including the entitlement to vote or receive dividends. There are no restrictions on the transfer or sale of ordinary shares.
In line with the provisions of the Companies Act 2006, National Grid plc has adopted new Articles of Association, deleted the objects provisions of its Memorandum of Association and ceased to have authorised share capital.
Rights issue
On 14 June 2010, the Company raised £3.2bn (net of expenses of £105m) through a rights issue of 990m new ordinary shares at 335 pence each on the basis of two new ordinary shares for every five existing ordinary shares. The issue price represented a discount of 44% to the closing ex-dividend share price on 20 May 2010, the announcement date of the rights issue.
The structure of the rights issue initially gave rise to a merger reserve under section 612 of the Companies Act 2006, representing the net proceeds of the rights issue less the nominal value of the new shares issued. Following the receipt of the cash proceeds through the structure, the excess of the net proceeds over the nominal value of the share capital issued has been transferred from the merger reserve to retained earnings.
The discount element inherent in the rights issue is treated as a bonus issue of 353m shares. Earnings per share data have been restated for all comparative periods presented, by adjusting the weighted average number of shares to include the impact of the bonus shares. For comparability, dividends per share are also presented after taking account of the bonus element of the rights issue, in note 7.
Treasury shares
At 31 March 2011, the Company held 140m (2010: 144m) of its own shares. The market value of these shares as at 31 March 2011 was £833m (2010: £925m).
The maximum number of shares held during the year was 144m ordinary shares (2010: 154m) representing approximately 3.9% (2010: 5.9%) of the ordinary shares in issue as at 31 March 2011 and having a nominal value of £16m (2010: £18m). The shares held in treasury were not entitled to participate in the rights issue.

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Financial Statements
Notes to the consolidated financial statements continued
26. Other equity reserves

		Cash flow	Available-	Capital
	Translation	hedge	for-sale	redemption	Merger	Total
	£m	£m	£m	£m	£m	£m

At 31 March 2008	(73)	(42)	9	19	(5,165)	(5,252)
Exchange adjustments	457	5	(3)	–	–	459
Net (losses)/gains taken to equity	–	(1)	9	–	–	8
Transferred to profit or loss	–	(53)	(18)	–	–	(71)
Deferred tax	–	19	7	–	–	26

At 31 March 2009	384	(72)	4	19	(5,165)	(4,830)
Exchange adjustments	30	3	1	–	–	34
Net (losses)/gains taken to equity	–	(45)	54	–	–	9
Transferred to profit or loss	–	3	(6)	–	–	(3)
Deferred tax	–	9	(5)	–	–	4
Share of other comprehensive income of joint ventures	–	5	–	–	–	5

At 31 March 2010	414	(97)	48	19	(5,165)	(4,781)
Exchange adjustments	(95)	–	–	–	–	(95)
Net gains taken to equity	–	7	16	–	–	23
Transferred to profit or loss	–	(7)	(3)	–	–	(10)
Rights issue (i)	–	–	–	–	3,101	3,101
Transfer to retained earnings (i)	–	–	–	–	(3,101)	(3,101)
Deferred tax	–	(2)	(1)	–	–	(3)
Share of other comprehensive loss of joint ventures	–	(4)	–	–	–	(4)

At 31 March 2011	319	(103)	60	19	(5,165)	(4,870)

(i)	For details of the rights issue and subsequent transfer to retained earnings see note 25.
The merger reserve represents the difference between the carrying value of subsidiary undertaking investments and their respective capital structures following the Lattice demerger from BG Group plc and the 1999 Lattice refinancing of £5,745m and merger differences of £221m and £359m.
The cash flow hedge reserve on interest rate swap contracts will be continuously transferred to the income statement until the borrowings are repaid. The amount due to be released from reserves to the income statement next year is £11m and the remainder released with the same maturity profile as borrowings due after more than one year.

150       National Grid plc | Annual Report and Accounts 2010/11

27. Consolidated cash flow statement
(a) Cash flow from operating activities – discontinued operations

	2011	2010	2009
	£m	£m	£m

Operating profit	–	–	13
Changes in working capital, provisions and pensions	–	–	(21)

Cash flow relating to discontinued operations	–	–	(8)

(b) Cash flow from investing activities – discontinued operations

	2011	2010	2009
	£m	£m	£m

Disposal proceeds (i)	–	–	1,617
Tax arising on disposal	–	–	(564)
Other investing activities	–	–	(4)

Cash flow relating to discontinued operations	–	–	1,049

(i)	Disposal proceeds are in respect of the sale of assets and liabilities classified as held for sale.
(c) Reconciliation of net cash flow to movement in net debt

	2011	2010	2009
	£m	£m	£m

(Decrease)/increase in cash and cash equivalents	(346)	(28)	538
Increase/(decrease) in financial investments	1,577	(805)	(99)
Decrease/(increase) in borrowings and related derivatives	1,763	499	(1,641)
Net interest paid on the components of net debt	1,011	999	956

Change in net debt resulting from cash flows	4,005	665	(246)
Changes in fair value of financial assets and liabilities and exchange movements	690	865	(3,625)
Net interest charge on the components of net debt	(1,228)	(996)	(1,161)
Reclassified as held for sale	9	–	–
Other non-cash movements	(68)	–	–

Movement in net debt (net of related derivative financial instruments) in the year	3,408	534	(5,032)
Net debt (net of related derivative financial instruments) at start of year	(22,139)	(22,673)	(17,641)

Net debt (net of related derivative financial instruments) at end of year	(18,731)	(22,139)	(22,673)

(d) Analysis of changes in net debt

	Cash		Net cash
	and cash	Bank	and cash	Financial
	equivalents	overdrafts	equivalents	investments	Borrowings	Derivatives	Total(i)
	£m	£m	£m	£m	£m	£m	£m

At 31 March 2008	174	(10)	164	2,095	(20,993)	1,093	(17,641)
Cash flow	545	(7)	538	(184)	(1,316)	716	(246)
Fair value gains and losses and exchange movements	18	–	18	207	(3,222)	(628)	(3,625)
Interest charges	–	–	–	79	(1,245)	5	(1,161)

At 31 March 2009	737	(17)	720	2,197	(26,776)	1,186	(22,673)
Cash flow	(16)	(12)	(28)	(826)	2,079	(560)	665
Fair value gains and losses and exchange movements	(1)	–	(1)	2	644	220	865
Interest charges	–	–	–	24	(1,042)	22	(996)

At 31 March 2010	720	(29)	691	1,397	(25,095)	868	(22,139)
Cash flow	(333)	(13)	(346)	1,551	2,933	(133)	4,005
Fair value gains and losses and exchange movements	(3)	–	(3)	(34)	402	325	690
Interest charges	–	–	–	25	(1,337)	84	(1,228)
Reclassified as held for sale	–	–	–	–	9	–	9
Other non-cash movements	–	–	–	–	(68)	–	(68)

At 31 March 2011	384	(42)	342	2,939	(23,156)	1,144	(18,731)

Balances at 31 March 2011 comprise:
Non-current assets	–	–	–	–	–	1,270	1,270
Current assets	384	–	384	2,939	–	468	3,791
Current liabilities	–	(42)	(42)	–	(2,910)	(190)	(3,142)
Non-current liabilities	–	–	–	–	(20,246)	(404)	(20,650)

	384	(42)	342	2,939	(23,156)	1,144	(18,731)

(i)	Includes accrued interest at 31 March 2011 of £162m (2010: £232m).

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Financial Statements
Notes to the consolidated financial statements – supplementary information
28. Commitments and contingencies

	2011	2010
	£m	£m

Future capital expenditure
Contracted for but not provided	1,614	1,738

Operating lease commitments
Less than 1 year	83	91
In 1-2 years	79	84
In 2-3 years	93	79
In 3-4 years	72	96
In 4-5 years	70	76
More than 5 years	398	500

	795	926

Energy purchase commitments (i)*
Less than 1 year	1,081	1,195
In 1-2 years	480	506
In 2-3 years	328	372
In 3-4 years	272	304
In 4-5 years	241	245
More than 5 years	1,141	1,326

	3,543	3,948

Guarantees and letters of credit
Guarantee of sublease for US property (expires 2040)	328	377
Letter of credit and guarantee of certain obligations of BritNed Interconnector (expire 2011)	36	374
Guarantees of certain obligations of Grain LNG Import Terminal (expire up to 2028)	139	164
Other guarantees and letters of credit (various expiry dates)	259	274

	762	1,189

*Comparatives have been restated to present items on a basis consistent with the current year classification

(i)	Energy commitments relate to contractual commitments to purchase electricity or gas that are used to satisfy physical delivery requirements to our customers or for energy that we use ourselves (ie normal purchase, sale or usage) and hence are accounted for as ordinary purchase contracts. Details of commodity contracts that do not meet the normal purchase, sale or usage criteria, and hence are accounted for as derivative contracts, are shown in note 33.
The total of future minimum sublease payments expected to be received under non-cancellable subleases is £20m (2010: £14m).
Litigation and claims
Metering competition investigation
As previously reported, on 25 February 2008 the Gas and Electricity Markets Authority (GEMA) announced it had decided we breached Chapter II of the Competition Act 1998 and Article 82 (now Article 102) of the Treaty of the Functioning of the European Union and fined us £41.6m. Following appeals, the Competition Appeal Tribunal reduced the fine to £30m and the Court of Appeal further reduced the fine to £15m. On 22 March 2010, we applied to the Supreme Court for leave to appeal the Court of Appeal’s judgement. On 28 July 2010, the Supreme Court denied our application and this ends the legal process. The £15m fine was paid to GEMA on 1 April 2010.
Gas Distribution mains replacement investigation
As previously reported, in October 2008 we informed Ofgem that mains replacement activity carried out by the UK Gas Distribution business may have been inaccurately reported. Ofgem has now concluded its investigation and, following the reaching of a settlement between Ofgem and National Grid Gas plc, on 6 January 2011 Ofgem announced its proposed decision to impose a penalty of £8m and to find National Grid Gas plc in breach of certain obligations in respect of the reporting of mains replacement data. Ofgem also stated that the penalty would have been higher had it not been for the cooperation and corrective action by National Grid Gas plc. On 10 March 2011, following the end of the period in which representations could be made, Ofgem wrote to National Grid Gas plc to confirm its decision. On 13 May 2011, we received the Final Penalty Notice and must pay the penalty by 27 June 2011.
KeySpan class actions
Two putative class actions were commenced against KeySpan and Morgan Stanley, one in a New York state court and one in the federal court. The claims are based on allegations that the financial swap transaction between KeySpan and Morgan Stanley dated 18 January 2006 caused customers of Consolidated Edison, Inc. to overpay for electricity between May 2006 and February 2008. We believe that both complaints and their allegations are without merit and we have applied to have both actions dismissed. Our application for dismissal in the federal court was granted on 22 March 2011 but the plaintiffs may still appeal.

152       National Grid plc | Annual Report and Accounts 2010/11

29. Related party transactions
The following material transactions with related parties were in the normal course of business; amounts receivable from and payable to related parties are due on normal commercial terms:

	2011	2010	2009
	£m	£m	£m

Sales: Services and goods supplied to a pension plan and joint ventures	11	5	4
Purchases: Services and goods received from joint ventures (i)	84	73	44
Interest income: Interest receivable on loans with joint ventures	2	1	–

Receivable from a pension plan and joint ventures	2	1	–
Loan to joint venture (ii)	–	23	–
Payable to joint ventures	8	6	6

Dividends received from joint ventures (iii)	9	18	–

(i)	During the year the Company received services and goods from a number of joint ventures, including Iroquois Gas Transmission System, L.P. of £40m (2010: £38m) and Millennium Pipeline Company, LLC of £28m (2010: £26m) for the transportation of gas in the US.

(ii)	Following a decision in August 2010 to cease investing in Blue-NG Limited (a joint venture), an impairment charge was recorded against the carrying value of the investment, together with provision against recovery of loans from National Grid to Blue-NG of £30m (2010: £23m) and associated interest receivable. For further details see note 3.

(iii)	Dividends were received from Iroquois Gas Transmission System, L.P. of £9m (2010: £17m).
Details of investments in principal subsidiary undertakings, joint ventures and associates are disclosed in note 36 and information relating to pension fund arrangements is disclosed in notes 23 and 30. For details of Directors’ and key management remuneration, refer to note 2(c) and the auditable section of the Directors’ Remuneration Report.
30. Actuarial information on pensions and other post-retirement benefits
UK pension schemes
National Grid’s defined benefit pension arrangements are funded with assets held in separate trustee administered funds. The arrangements are subject to independent actuarial valuations at least every three years, on the basis of which the qualified actuary certifies the rate of employers’ contribution, which, together with the specified contributions payable by the employees and proceeds from the schemes’ assets, are expected to be sufficient to fund the benefits payable under the schemes. The 2010 valuations are nearing completion but the formal agreement has not yet been completed with the Trustees. The valuations are on track to be completed by no later than the end of June 2011. The results of the 2007 valuations are shown below:

	NG UK pension scheme	NG section of ESPS

Latest full actuarial valuation	31 March 2007	31 March 2007
Actuary	Towers Watson	Hewitt Associates
Market value of scheme assets at latest valuation	£12,923m	£1,345m
Actuarial value of benefits due to members	£(13,365)m	£(1,750)m
Market value as percentage of benefits	97%	77%
Funding deficit	£442m	£405m
Funding deficit (net of tax)	£327m	£300m

National Grid UK Pension Scheme
The actuarial valuation showed that, based on long-term financial assumptions, the contribution rate required to meet future benefit accrual was 32.4% of pensionable earnings (29.4% employers and 3% employees). The employers also pay an allowance for administration expenses at 3.2% of pensionable earnings, giving a total employer contribution rate of 32.6%. The employer contribution rate will be reviewed as part of the current valuation, while the administration rate is reviewed annually. Contributions to the scheme during 2011/12 will be determined as part of the current valuation negotiations with the Trustees. This scheme ceased to allow new hires to join from 1 April 2002. A defined contribution arrangement was offered for employees joining from 1 April 2002 onwards.

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Financial Statements
Notes to the consolidated financial statements continued
30. Actuarial information on pensions and other post-retirement benefits continued
Electricity Supply Pension Scheme
The actuarial valuation showed that, based on long-term financial assumptions, the contribution rate required to meet future benefit accrual was 26.5% of pensionable earnings (20.5% employers and 6% employees). These contribution rates will be reviewed as part of the current valuation. As part of the initial valuation discussions with the Trustees it was agreed that a deficit payment of £45m (£32m net of tax) would be made in March 2011. Contributions to the scheme during 2011/12 will be determined as part of the current valuation negotiations with the Trustees. The Electricity Supply Pension Scheme is a funded scheme which is divided into sections, one of which is National Grid’s section. National Grid’s section of the scheme ceased to allow new hires to join from 1 April 2006.
Since 2007, National Grid has also agreed to bring forward payment of the outstanding deficit plus interest in the event that certain triggers are breached; namely if National Grid Electricity Transmission plc (NGET) ceases to hold the licence granted under the Electricity Act 1989 or NGET’s credit rating by two out of three specified agencies falls below certain agreed levels for a period of 40 days.
US pension plans
National Grid’s defined benefit pension plans in the US provide annuity or lump sum payments for vested employees who joined before 1 January 2011. Certain categories of new hires from that date are offered a defined contribution plan. In addition, a matched defined contribution plan is offered to all eligible employees. The assets of the plans are held in separate trustee administered funds.
Employees do not contribute to the defined benefit plans. Employer contributions are made in accordance with the rules set out by the US Internal Revenue Code and can vary according to the funded status of the plans and the amounts that are tax deductible. At present, there is some flexibility in the amount that is contributed on an annual basis. In general, the Company’s policy for funding the US pension plans is to contribute amounts collected in rates. These contributions are expected to meet the requirements of the Pension Protection Act of 2006.
US retiree healthcare and life insurance plans
National Grid provides healthcare and life insurance benefits to eligible retired US employees. Eligibility is based on certain age and length of service requirements and in most cases retirees contribute to the cost of their coverage. In the US, there is no governmental requirement to pre fund post-retirement health and welfare plans. However, there may be requirements under the various state regulatory agreements to contribute to these plans. Depending upon the rate jurisdiction and the plan, the funding level may be equal to: the expense under US GAAP; the amount collected in rates; the maximum tax deductible contribution; or zero.
Asset allocations

	UK pensions			US pensions			US other post-retirement benefits
	2011	2010	2009	2011	2010	2009	2011	2010	2009
	%	%	%	%	%	%	%	%	%

Equities (i)	34.5	36.8	35.2	51.5	52.8	50.4	76.5	68.6	63.7
Corporate bonds (ii)	30.3	32.3	32.7	40.7	41.5	42.3	22.6	24.8	34.2
Gilts	26.8	22.4	22.2	–	–	–	–	–	–
Property	5.9	5.9	5.4	2.0	–	–	–	–	–
Other	2.5	2.6	4.5	5.8	5.7	7.3	0.9	6.6	2.1

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(i)	Included within equities at 31 March 2011 were ordinary shares of National Grid plc with a value of £12m (2010: £17m; 2009: £17m).

(ii)	Included within corporate bonds at 31 March 2011 was an investment in a number of bonds issued by subsidiary undertakings with a value of £39m.
Target asset allocations

			US	US
	NGUK PS	ESPS	pensions	OPEBs
	%	%	%	%

Equities (i)	32	49	60	70
Bonds, property and other	68	51	40	30

Total	100	100	100	100

(i)	Included within equities are hedge fund and active currency investments.

154       National Grid plc | Annual Report and Accounts 2010/11

30. Actuarial information on pensions and other post-retirement benefits continued
Actuarial assumptions
For UK schemes, the expected long-term rate of return on assets has been set reflecting the price inflation expectation, the expected real return on each major asset class and the long-term asset allocation strategy adopted for each scheme. The expected real returns on specific asset classes reflect historical returns, investment yields on the measurement date and general future return expectations, and have been set after taking advice from the schemes’ actuaries.
For US plans, the estimated rate of return for various passive asset classes is based both on analysis of historical rates of return and forward looking analysis of risk premiums and yields. Current market conditions, such as inflation and interest rates, are evaluated in connection with the setting of our long-term assumptions. A small premium is added for active management of both equity and fixed income. The rates of return for each asset class are then weighted in accordance with the actual asset allocation resulting in a long-term return on asset rate for each plan.

	UK pensions			US pensions			US other post-retirement benefits
	2011	2010	2009	2011	2010	2009	2011	2010	2009
	%	%	%	%	%	%	%	%	%

Discount rate (i)	5.5	5.6	6.8	5.9	6.1	7.3	5.9	6.1	7.3
Expected return on plan assets	6.1	6.4	6.2	7.2	7.5	7.8	7.1	7.2	7.4
Rate of increase in salaries (ii)	4.4	4.7	3.8	3.5	3.5	3.5	3.5	3.5	3.5
Rate of increase in pensions in payment	3.5	3.8	3.0	–	–	–	n/a	n/a	n/a
Rate of increase in pensions in deferment	3.5	3.8	2.9	–	–	–	n/a	n/a	n/a
Rate of increase in RPI (or equivalent)(iii)	3.5	3.8	2.9	2.2	2.4	2.3	n/a	n/a	n/a
Initial healthcare cost trend rate	n/a	n/a	n/a	n/a	n/a	n/a	8.5	8.5	9.0
Ultimate healthcare cost trend rate	n/a	n/a	n/a	n/a	n/a	n/a	5.0	5.0	5.0

(i)	The discount rates for pension liabilities have been determined by reference to appropriate yields on high quality corporate bonds prevailing in the UK and US debt markets at the balance sheet date.

(ii)	A promotional scale has also been used where appropriate.

(iii)	In September 2010, the UK Government changed the basis for statutory pension increases from the Retail Price Index (RPI) to the Consumer Price Index (CPI). The Scheme rules of National Grid’s two UK pension schemes specifically reference RPI. As a consequence the impact of the Government’s move to CPI was predominantly limited to National Grid’s Guaranteed Minimum Pensions. The financial consequence of the change as at 31 March 2011 was an approximate £55m reduction in present value of the defined benefit obligation.

	2011		2010
	UK	US	UK	US
	years	years	years	years

Assumed life expectations for a retiree at age 65
Today
Males	22.4	18.8	21.0	18.8
Females	24.9	20.8	23.4	20.8
In 20 years
Males	24.7	18.8	23.4	18.8
Females	27.4	20.8	25.7	20.8

Sensitivities to actuarial assumptions

	Change in pensions		Change in annual
	and OPEB liability		pension and OPEB cost
	2011	2010	2011	2010
	£m	£m	£m	£m

Sensitivities (all other assumptions held constant)
0.1% change in discount rate	304	317	7	4
0.5% change in long-term rate of increase in salaries	162	166	8	8
Change of one year to life expectations at age 60	653	670	7	5

	2011	2010	2009
	£m	£m	£m

Sensitivities to a 1% change in assumed healthcare cost trend rates
Increase
Effect on the aggregate of the service costs and interest costs	28	25	29
Effect on defined benefit obligations	330	348	294
Decrease
Effect on the aggregate of the service costs and interest costs	(23)	(21)	(24)
Effect on defined benefit obligations	(282)	(298)	(254)

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Financial Statements
Notes to the consolidated financial statements continued
30. Actuarial information on pensions and other post-retirement benefits continued
The history of the present value of obligations, the fair value of plan assets and of experience adjustments is as follows:

	2011	2010	2009	2008	2007
	£m	£m	£m	£m	£m

Present value of funded and unfunded obligations	(21,938)	(22,200)	(18,299)	(18,175)	(17,253)
Fair value of plan assets	19,969	19,136	15,519	17,273	15,999

	(1,969)	(3,064)	(2,780)	(902)	(1,254)

Difference between the expected and actual return on plan assets	358	3,192	(3,952)	(911)	(81)
Experience gains/(losses) on plan liabilities	28	509	(125)	152	9
Actuarial gains/(losses) on plan liabilities	213	(3,923)	1,934	1,343	446

31. Supplementary information on derivative financial instruments
Derivatives are financial instruments that derive their value from the price of an underlying item such as interest rates, foreign exchange, credit spreads, commodities or equity or other indices. Derivatives enable their users to alter exposure to market or credit risks. We use derivatives to manage both our treasury financing and operational market risks. Operational market risks are managed using commodity contracts which are detailed in note 33.
Treasury financial instruments
Derivatives are used for hedging purposes in the management of exposure to market risks. This enables the optimisation of the overall cost of accessing debt capital markets, and mitigates the market risk which would otherwise arise from the Company assets and liabilities.
Hedging policies using derivative financial instruments are further explained in note 32. Derivatives held as hedging instruments are formally designated as hedges as defined in IAS 39. Derivatives may qualify as hedges for accounting purposes if they are fair value hedges, cash flow hedges or net investment hedges. These are described as follows:
Fair value hedges
Fair value hedges principally consist of interest rate and cross-currency swaps that are used to protect against changes in the fair value of fixed-rate, long-term financial instruments due to movements in market interest rates. For qualifying fair value hedges, all changes in the fair value of the derivative and changes in the fair value of the item in relation to the risk being hedged are recognised in the income statement. If the hedge relationship is terminated, the fair value adjustment to the hedged item continues to be reported as part of the basis of the item and is amortised to the income statement as a yield adjustment over the remainder of the life of the hedged item.
Cash flow hedges
Exposure arises from the variability in future interest and currency cash flows on assets and liabilities which bear interest at variable rates or are in a foreign currency. Interest rate and cross-currency swaps are maintained, and designated as cash flow hedges, where they qualify, to manage this exposure. Fair value changes on designated cash flow hedges are initially recognised directly in the cash flow hedge reserve, as gains or losses recognised in equity. Amounts are transferred from equity and recognised in the income statement as the income or expense is recognised on the hedged asset or liability.
Forward foreign currency contracts are used to hedge anticipated and committed future currency cash flows. Where these contracts qualify for hedge accounting they are designated as cash flow hedges. On recognition of the underlying transaction in the financial statements, the associated hedge gains and losses, deferred in equity, are transferred and included with the recognition of the underlying transaction.
The gains and losses on ineffective portions of such derivatives are recognised immediately in remeasurements within the income statement.
When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement or on the balance sheet. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to remeasurements within the income statement.

156       National Grid plc | Annual Report and Accounts 2010/11

31. Supplementary information on derivative financial instruments continued
Net investment hedges
Borrowings, cross-currency swaps and forward currency contracts are used in the management of the foreign exchange exposure arising from the investment in non-sterling denominated subsidiaries. Where these contracts qualify for hedge accounting they are designated as net investment hedges.
The cross-currency swaps and forward foreign currency contracts are hedge accounted using the spot to spot method. The foreign exchange gain or loss on retranslation of the borrowings and the spot to spot movements on the cross-currency swaps and forward currency contracts are transferred to equity to offset gains or losses on translation of the net investment in the non-sterling denominated subsidiaries.
Derivatives not in a formal hedge relationship
Our policy is not to use derivatives for trading purposes. However, due to the complex nature of hedge accounting under IAS 39 some derivatives may not qualify for hedge accounting, or are specifically not designated as a hedge where natural offset is more appropriate. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting are recognised immediately in remeasurements within the income statement.
32. Financial risk
Our activities expose us to a variety of financial risks: market risk, including foreign exchange risk, fair value interest rate risk, cash flow interest rate risk and commodity price risk; credit risk; and liquidity risk. The overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on financial performance. Derivative financial instruments are used to hedge certain risk exposures.
Risk management related to financing activities is carried out by a central treasury department under policies approved by the Board of Directors. This department identifies, evaluates and hedges financial risks in close cooperation with the operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, credit risk, liquidity risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity as discussed further in our treasury policy, described on pages 71 to 74.
(a) Market risk
(i) Foreign exchange risk
National Grid operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the dollar. Foreign exchange risk arises from future commercial transactions, recognised assets and liabilities and investments in foreign operations.
With respect to near term foreign exchange risk, we use foreign exchange forwards to manage foreign exchange transaction exposure. Our policy is to hedge a minimum percentage of known contracted foreign currency flows in order to mitigate foreign currency movements in the intervening period. Where cash forecasts are less certain, we generally cover a percentage of the foreign currency flows depending on the level of agreed probability for those future cash flows.
We also manage the foreign exchange exposure to net investments in foreign operations, within a policy range, by maintaining a percentage of net debt and foreign exchange forwards in the relevant currency. The primary managed foreign exchange exposure arises from the dollar denominated assets and liabilities held by the US operations, with a further small euro exposure in respect of a joint venture investment.
During 2011 and 2010, derivative financial instruments were used to manage foreign currency risk as follows:

	2011					2010
	Sterling	Euro	Dollar	Other	Total	Sterling	Euro	Dollar	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Cash and cash equivalents	319	1	64	–	384	428	4	288	–	720
Financial investments	1,046	111	1,696	86	2,939	455	127	736	79	1,397
Borrowings (i)	(10,565)	(4,896)	(7,113)	(624)	(23,198)	(10,651)	(6,361)	(7,394)	(718)	(25,124)

Pre-derivative position	(9,200)	(4,784)	(5,353)	(538)	(19,875)	(9,768)	(6,230)	(6,370)	(639)	(23,007)
Derivative effect	2,921	4,637	(6,962)	548	1,144	438	6,172	(6,388)	646	868

Net debt position	(6,279)	(147)	(12,315)	10	(18,731)	(9,330)	(58)	(12,758)	7	(22,139)

(i)	Includes bank overdrafts.
The overall exposure to dollars largely relates to our net investment hedge activities as described in note 31.

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Financial Statements
Notes to the consolidated financial statements continued
32. Financial risk continued
The currency exposure on other financial instruments is as follows:

	2011					2010
	Sterling	Euro	Dollar	Other	Total	Sterling	Euro	Dollar	Other	Total
	£m	£m	£m	£m	£m	£m	£m	£m	£m	£m

Trade and other receivables	91	–	1,122	–	1,213	128	–	1,228	–	1,356
Trade and other payables	(1,319)	–	(1,248)	–	(2,567)	(1,221)	–	(1,382)	–	(2,603)
Other non-current liabilities	(26)	–	(354)	–	(380)	(15)	–	(393)	–	(408)

The carrying amounts of other financial instruments are denominated in the above currencies, which in most instances are the functional currency of the respective subsidiaries. Our exposure to dollars is due to activities in our US subsidiaries. We do not have any other significant exposure to currency risk on these balances.
(ii) Cash flow and fair value interest rate risk
Interest rate risk arises from our borrowings. Borrowings issued at variable rates expose National Grid to cash flow interest rate risk. Borrowings issued at fixed rates expose National Grid to fair value interest rate risk. Our interest rate risk management policy as further explained on page 73 is to minimise the finance costs (being interest costs and changes in the market value of debt) subject to constraints approved by the Finance Committee. Some of our borrowings are inflation linked; that is, their cost is linked to changes in the UK retail price index (RPI). We believe that these borrowings provide a hedge for regulated UK revenues and our UK regulatory asset values that are also RPI linked.
Interest rate risk arising from our financial investments is primarily variable being composed of short-dated money funds.
The following table sets out the carrying amount, by contractual maturity, of borrowings that are exposed to interest rate risk before taking into account interest rate swaps:

	2011	2010
	£m	£m

Fixed interest rate borrowings
Less than 1 year	(1,313)	(1,237)
In 1-2 years	(808)	(1,413)
In 2-3 years	(1,467)	(956)
In 3-4 years	(1,189)	(1,762)
In 4-5 years	(307)	(1,265)
More than 5 years	(8,487)	(8,791)

	(13,571)	(15,424)
Floating interest rate borrowings (including inflation linked)	(9,627)	(9,700)

Total borrowings	(23,198)	(25,124)

During 2011 and 2010, net debt was managed using derivative instruments to hedge interest rate risk as follows:

	2011						2010
	Fixed	Floating	Inflation				Fixed	Floating	Inflation
	rate	rate	linked (i)	Other	(ii)	Total	rate	rate	linked (i)	Other	(ii)	Total
	£m	£m	£m	£m		£m	£m	£m	£m	£m		£m

Cash and cash equivalents	315	69	–	–		384	599	121	–	–		720
Financial investments	759	2,053	–	127		2,939	602	673	–	122		1,397
Borrowings (iii)	(13,571)	(3,933)	(5,694)	–		(23,198)	(15,424)	(4,604)	(5,096)	–		(25,124)

Pre-derivative position	(12,497)	(1,811)	(5,694)	127		(19,875)	(14,223)	(3,810)	(5,096)	122		(23,007)
Derivative effect (iv)	295	531	318	–		1,144	(1,552)	2,292	204	(76)		868

Net debt position	(12,202)	(1,280)	(5,376)	127		(18,731)	(15,775)	(1,518)	(4,892)	46		(22,139)

(i)	The post-derivative impact represents financial instruments linked to UK RPI.

(ii)	Represents financial instruments which are not directly affected by interest rate risk, such as investments in equity or other similar financial instruments.

(iii)	Includes bank overdrafts.

(iv)	The impact of 2011/12 (2010: 2010/11) maturing short-dated interest rate derivatives is included.

158       National Grid plc | Annual Report and Accounts 2010/11

32. Financial risk continued
(b) Fair value analysis
The following is an analysis of our financial instruments that are measured at fair value. They are reported in a tiered hierarchy based on the valuation methodology described on page 74, and reflecting the significance of market observable inputs. The best evidence of fair value is a quoted price in an actively traded market. In the event that the market for a financial instrument is not active, a valuation technique is used.

	2011				2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	£m	£m	£m	£m	£m	£m	£m	£m

Assets
Available-for-sale investments	2,834	179	–	3,013	1,346	175	–	1,521
Derivative financial instruments	–	1,684	54	1,738	–	1,706	36	1,742

	2,834	1,863	54	4,751	1,346	1,881	36	3,263

Liabilities
Derivative financial instruments	–	(594)	–	(594)	–	(874)	–	(874)

Total	2,834	1,269	54	4,157	1,346	1,007	36	2,389

Level 1:	Financial instruments with quoted prices for identical instruments in active markets.

Level 2:	Financial instruments with quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in inactive markets and financial instruments valued using models where all significant inputs are based directly or indirectly on observable market data.

Level 3:	Financial instruments valued using valuation techniques where one or more significant inputs are based on unobservable market data.
During the year no transfers have been made between the hierarchy levels.
The financial instruments classified as level 3 include cross-currency swaps with an embedded call option and currency swaps where the currency forward curve is illiquid. Third party valuations are obtained from more than one source to support the reported fair value. The changes in the value of our level 3 derivative financial instruments are as follows:

	2011	2010
	Level 3	Level 3
	valuation	valuation
	£m	£m

At 1 April	36	10
Net gains for the year (i)	21	29
Settlements	(3)	(3)

At 31 March	54	36

(i)	Gains of £21m (2010: £29m) are attributable to assets or liabilities held at the end of the reporting period and have been recognised in finance costs in the income statement.
A reasonably possible change in assumptions is unlikely to result in a material change in the fair value of the level 3 instruments.
(c) Credit risk
Credit risk is the risk of loss resulting from counterparties’ default on their commitments including failure to pay or make a delivery on a contract. This risk is inherent in the Company’s commercial business activities and is managed on a portfolio basis. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables and committed transactions.
Treasury related credit risk
Counterparty risk arises from the investment of surplus funds and from the use of derivative instruments. As at 31 March 2011, the following limits were in place for investments held with banks and financial institutions:

	Maximum limit	Long-term limit
Rating	£m	£m

AAA rated G8 sovereign entities	Unlimited	Unlimited
Triple ‘A’ vehicles	275	233
Triple ‘A’ range institutions (AAA)	938 to 1,415	472 to 741
Double ‘A’ range institutions (AA)	560 to 705	285 to 353
Single ‘A’ range institutions (A)	192 to 275	99 to 140

Annual Report and Accounts 2010/11 | National Grid plc        159

Financial Statements
Notes to the consolidated financial statements continued
32. Financial risk continued
As at 31 March 2010 and 2011, we had a number of exposures to individual counterparties. In accordance with our treasury policies and exposure management practices, counterparty credit exposure limits are continually monitored and no individual exposure is considered significant in the ordinary course of treasury management activity. Management does not expect any significant losses from non performance by these counterparties.
The counterparty exposure under derivative financial contracts as shown in note 14 was £1,738m (2010: £1,742m); after netting agreements it was £1,389m (2010: £1,229m). This exposure is further reduced by collateral received as shown in note 19. Additional information for commodity contract credit risk is in note 33.
Wholesale and retail credit risk
Our principal commercial exposure in the UK is governed by the credit rules within the regulated codes Uniform Network Code and Connection and Use of System Code. These lay down the level of credit relative to the regulatory asset value (RAV) for each credit rating. In the US, we are required to supply electricity and gas under state regulations. Our credit policies and practices are designed to limit credit exposure by collecting security deposits prior to providing utility services, or after utility service has commenced if certain applicable regulatory requirements are met. Collection activities are managed on a daily basis. Sales to retail customers are usually settled in cash, cheques, electronic bank payments or by using major credit cards. We are committed to measuring, monitoring, minimising and recording counterparty credit risk in our wholesale business. The utilisation of credit limits is regularly monitored and collateral is collected against these accounts when necessary. Management does not expect any significant losses of receivables that have not been provided for as shown in note 16.
(d) Liquidity analysis
We determine our liquidity requirements by the use of both short- and long-term cash flow forecasts. These forecasts are supplemented by a financial headroom analysis which is used to assess funding adequacy for at least a 12 month period.
The following is an analysis of the contractual undiscounted cash flows payable under financial liabilities and derivative assets and liabilities as at the balance sheet date:

	Less			More
	than			than
	1 year	1-2 years	2-3 years	3 years	Total
At 31 March 2011	£m	£m	£m	£m	£m

Non-derivative financial liabilities
Borrowings, excluding finance lease liabilities	(2,616)	(1,188)	(1,574)	(17,455)	(22,833)
Interest payments on borrowings (i)	(828)	(807)	(741)	(9,328)	(11,704)
Finance lease liabilities	(20)	(38)	(33)	(157)	(248)
Other non interest-bearing liabilities	(2,320)	(279)	–	–	(2,599)

Derivative financial liabilities
Derivative contracts – receipts	1,596	407	649	1,606	4,258
Derivative contracts – payments	(1,213)	(169)	(345)	(1,345)	(3,072)
Commodity contracts	(290)	(84)	(40)	(43)	(457)

Total at 31 March 2011	(5,691)	(2,158)	(2,084)	(26,722)	(36,655)

	Less			More
	than			than
	1 year	1-2 years	2-3 years	3 years	Total
At 31 March 2010	£m	£m	£m	£m	£m

Non-derivative financial liabilities
Borrowings, excluding finance lease liabilities	(2,390)	(2,100)	(1,322)	(18,927)	(24,739)
Interest payments on borrowings (i)	(915)	(874)	(845)	(9,829)	(12,463)
Finance lease liabilities	(30)	(53)	(20)	(169)	(272)
Other non interest-bearing liabilities	(2,287)	(265)	–	–	(2,552)

Derivative financial liabilities
Derivative contracts – receipts	1,027	1,649	171	2,235	5,082
Derivative contracts – payments	(859)	(1,464)	(104)	(1,874)	(4,301)
Commodity contracts	(488)	(168)	(35)	(101)	(792)

Total at 31 March 2010	(5,942)	(3,275)	(2,155)	(28,665)	(40,037)

(i)	The interest on borrowings is calculated based on borrowings held at 31 March without taking account of future issues. Floating rate interest is estimated using a forward interest rate curve as at 31 March. Payments are included on the basis of the earliest date on which the Company can be required to settle.

160       National Grid plc | Annual Report and Accounts 2010/11

32. Financial risk continued
(e) Sensitivity analysis
Financial instruments affected by market risk include borrowings, deposits, derivative financial instruments and commodity contracts. The following analysis illustrates the sensitivity to changes in market variables, being UK and US interest rates, the UK retail price index and the dollar to sterling exchange rate, on our financial instruments.
The analysis also excludes the impact of movements in market variables on the carrying value of pension and other post-retirement benefit obligations, provisions and on the non-financial assets and liabilities of overseas subsidiaries.
The sensitivity analysis has been prepared on the basis that the amount of net debt, the ratio of fixed to floating interest rates of the debt and derivatives portfolio and the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at 31 March 2011 and 2010 respectively. As a consequence, this sensitivity analysis relates to the positions at those dates and is not representative of the years then ended, as all of these varied.
The following assumptions were made in calculating the sensitivity analysis:
●	the balance sheet sensitivity to interest rates relates only to derivative financial instruments and available-for-sale investments, as debt and other deposits are carried at amortised cost and so their carrying value does not change as interest rates move;

●	the sensitivity of accrued interest to movements in interest rates is calculated on net floating rate exposures on debt, deposits and derivative instruments;

●	changes in the carrying value of derivatives from movements in interest rates designated as cash flow hedges are assumed to be recorded fully within equity;

●	changes in the carrying value of derivative financial instruments designated as net investment hedges from movements in interest rates are recorded in the income statement as they are designated using the spot rather than the forward translation method. The impact of movements in the dollar to sterling exchange rate are recorded directly in equity;

●	changes in the carrying value of derivative financial instruments not in hedging relationships only affect the income statement;

●	all other changes in the carrying value of derivative financial instruments designated as hedges are fully effective with no impact on the income statement;

●	debt with a maturity below one year is floating rate for the accrued interest part of the calculation;

●	the floating leg of any swap or any floating rate debt is treated as not having any interest rate already set, therefore a change in interest rates affects a full 12 month period for the accrued interest portion of the sensitivity calculations; and

●	sensitivity to the retail price index does not take into account any changes to revenue or operating costs that are affected by the retail price index or inflation generally.
Using the above assumptions, the following table shows the illustrative impact on the income statement and items that are recognised directly in equity that would result from reasonably possible movements in the UK retail price index, UK and US interest rates and in the dollar to sterling exchange rate, after the effects of tax.

	2011		2010
	Income	Other equity	Income	Other equity
	statement	reserves	statement	reserves
	+/- £m	+/- £m	+/- £m	+/- £m

UK retail price index +/- 0.50%	19	–	17	–
UK interest rates +/- 0.50%	38	50	51	71
US interest rates +/- 0.50%	39	15	52	14
US dollar exchange rate +/- 10%	44	636	68	623

The income statement sensitivities impact interest expense and financial instrument remeasurements.
The other equity reserves impact does not reflect the exchange translation in our US subsidiary net assets, which it is estimated would change by £800m (2010: £796m) in the opposite direction if the dollar exchange rate changed by 10%.

Annual Report and Accounts 2010/11 | National Grid plc       161

Financial Statements
Notes to the consolidated financial statements continued
32. Financial risk continued
(f) Capital and risk management
National Grid’s objectives when managing capital are to safeguard our ability to continue as a going concern, to remain within regulatory constraints and to maintain an efficient mix of debt and equity funding thus achieving an optimal capital structure and cost of capital. We regularly review and maintain or adjust the capital structure as appropriate in order to achieve these objectives.
The principal measure of our balance sheet efficiency is our interest cover ratio. Interest cover for the year ended 31 March 2011 decreased to 3.8 from 3.9 for the year ended 31 March 2010. Our long-term target range for interest cover is between 3.0 and 3.5, which we believe is consistent with single A range long-term senior unsecured debt credit ratings within our main UK operating companies, National Grid Electricity Transmission plc and National Grid Gas plc, based on guidance from the rating agencies. This year’s interest cover was lower than the previous year, reflecting the return to inflation on our retail price index (RPI) linked debt, impacting our interest expense, partially offset by strong operating cash flows. Additional information is provided on page 56.
In addition, we monitor the regulatory asset value (RAV) gearing within each of National Grid Electricity Transmission plc and the regulated transmission and distribution businesses within National Grid Gas plc. This is calculated as net debt expressed as a percentage of RAV, and indicates the level of debt employed to fund our UK regulated businesses. It is compared with the level of RAV gearing indicated by Ofgem as being appropriate for these businesses, at around 60%.
National Grid USA and its public utility subsidiaries, all consolidated subsidiaries of National Grid, are subject to restrictions on the payment of dividends by administrative order and contract. Orders by the Federal Energy Regulatory Commission and applicable state regulatory commissions limit the payment of dividends to cumulative retained earnings, including pre-acquisition retained earnings. Other orders by federal and state commissions require National Grid USA and its public utility subsidiaries to maintain a minimum equity to capital ratio of between 30% to 44%, varying by entity and order or covenant.
Some of our regulatory and bank loan agreements additionally impose lower limits for the long-term credit ratings that certain companies within the group must hold. All of the above requirements are monitored on a regular basis in order to ensure compliance. Additional information is provided on page 71. The Company has complied with all externally imposed capital requirements to which it is subject.
33. Commodity risk
We purchase electricity and gas in order to supply our customers in the US and also to meet our own energy requirements. We also engage in the sale of gas that is produced primarily by our West Virginia gas fields.
Substantially all our costs of purchasing electricity and gas for supply to customers are recoverable at an amount equal to cost. The timing of recovery of these costs can vary between financial periods leading to an under- or over-recovery within any particular financial period.
We enter into forward contracts for the purchase of commodities, some of which do not meet the own use exemption for accounting purposes and hence are accounted for as derivatives. We also enter into derivative financial instruments linked to commodity prices, including index-linked swaps and futures contracts. These derivative financial instruments are used to manage market price volatility and are carried at fair value on the balance sheet. The mark-to-market changes in these contracts are reflected through earnings with the exception of those related to our West Virginia gas fields that are designated as cash flow hedges when they arise.
Our energy procurement risk management policy and delegations of authority govern our US commodity trading activities for energy transactions. The purpose of this policy is to ensure we transact within pre-defined risk parameters and only in the physical and financial markets where we or our customers have a physical market requirement.
The credit policy for commodity transactions is owned and monitored by the energy procurement risk management committee and establishes controls and procedures to determine, monitor and minimise the credit risk of counterparties. The valuation of our commodity contracts considers the risk of credit by utilising the most current default probabilities and the most current published credit ratings. We also use internal analysis to guide us in setting credit and risk levels and use contractual arrangements including netting agreements as applicable.
The counterparty exposure for our commodity derivatives is £110m (2010: £105m), and after netting agreements it was £73m (2010: £91m).

162       National Grid plc | Annual Report and Accounts 2010/11

33. Commodity risk continued
(a) Fair value analysis
The fair value of our commodity contracts by type can be analysed as follows:

	2011			2010
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Commodity purchase contracts accounted for as derivative contracts
Forward purchases of electricity	–	(101)	(101)	–	(127)	(127)
Forward purchases/sales of gas	42	(83)	(41)	51	(101)	(50)

Derivative financial instruments linked to commodity prices
Electricity swaps	4	(18)	(14)	–	(47)	(47)
Electricity options	62	–	62	51	–	51
Gas swaps	2	(17)	(15)	3	(52)	(49)

	110	(219)	(109)	105	(327)	(222)

The fair value classification of our commodity contracts is as follows; a definition of each level can be found on page 159:

	2011				2010
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	£m	£m	£m	£m	£m	£m	£m	£m

Assets
Commodity contracts	–	6	104	110	–	2	103	105
Liabilities
Commodity contracts	–	(36)	(183)	(219)	–	(100)	(227)	(327)

Total	–	(30)	(79)	(109)	–	(98)	(124)	(222)

Our level 3 commodity contracts primarily consist of our forward purchases of electricity and gas where pricing inputs are unobservable, as well as other complex transactions. Complex transactions can introduce the need for internally developed models based on reasonable assumptions. Industry standard valuation techniques such as the Black-Scholes pricing model and Monte Carlo simulation are used for valuing such instruments. Level 3 is also applied in cases when optionality is present or where an extrapolated forward curve is considered unobservable. All published forward curves are verified to market data; if forward curves differ from market data by 5% or more they are considered unobservable.
The changes in the value of our level 3 commodity contracts are as follows:

	2011	2010
	£m	£m

At 1 April 2010	(124)	(115)
Net gains for the year (i)	20	8
Purchases	(42)	(12)
Sales	–	(1)
Settlements	68	–
Reclassification into level 3	–	(3)
Reclassification out of level 3	(1)	(1)

At 31 March 2011	(79)	(124)

(i)	Gains of £14m (2010: £67m loss) are attributable to assets or liabilities held at the end of the reporting period.
The transfers into and out of level 3 were driven by changes in the observability of extrapolated forward curves.

Annual Report and Accounts 2010/11 | National Grid plc       163

Financial Statements
Notes to the consolidated financial statements continued
33. Commodity risk continued
The impacts on a post-tax basis of reasonably possible changes in significant level 3 assumptions are as follows:

	2011	2010
	Income	Income
	statement	statement
	£m	£m

10% increase in commodity prices (i)	39	46
10% decrease in commodity prices (i)	(36)	(39)
10% increase in commodity volumes	(5)	(9)
10% decrease in commodity volumes	3	9
Forward curve extrapolation	(1)	(12)

(i)	Level 3 commodity price sensitivity is included within the sensitivity analysis disclosed in (d) below.
The impacts disclosed above were considered on a contract by contract basis with the most significant unobservable inputs identified.
(b) Maturity analysis
The maturity of commodity contracts measured at fair value can be analysed as follows:

	2011			2010
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Less than one year	16	(118)	(102)	21	(184)	(163)

Current	16	(118)	(102)	21	(184)	(163)

In 1 – 2 years	18	(26)	(8)	8	(49)	(41)
In 2 – 3 years	9	(20)	(11)	11	(21)	(10)
In 3 – 4 years	8	(20)	(12)	13	(19)	(6)
In 4 – 5 years	11	(18)	(7)	11	(19)	(8)
More than 5 years	48	(17)	31	41	(35)	6

Non-current	94	(101)	(7)	84	(143)	(59)

Total	110	(219)	(109)	105	(327)	(222)

(c) Notional quantities
For each class of commodity contract, our exposure based on the notional quantities is as follows:

	2011	2010

Forward purchases of electricity (i)	4,257 GWh	3,883 GWh
Forward purchases/sales of gas (ii)	12m Dth	171m Dth
Electricity swaps	2,559 GWh	3,141 GWh
Electricity options	30,248 GWh	30,294 GWh
Gas swaps	27m Dth	59m Dth
Gas options	9m Dth	–
NYMEX gas futures (iii)	18m Dth	48m Dth

(i)	Forward electricity purchases have terms up to 12 years. The contractual obligations under these contracts are £240m (2010: £269m).

(ii)	Forward gas purchases have terms up to 7 years. The contractual obligations under these contracts are £247m (2010: £434m).

(iii)	NYMEX gas futures have been offset with related margin accounts.
(d) Sensitivity analysis
A sensitivity analysis has been prepared on the basis that all commodity contracts are constant from the balance sheet date. Based on this, an illustrative 10% movement in commodity prices would have the following impacts after the effects of tax:

	2011		2010
	Income	Other equity	Income	Other equity
	statement	reserves	statement	reserves
	£m	£m	£m	£m

10% increase in commodity prices	58	–	71	(1)
10% decrease in commodity prices	(54)	–	(64)	1

The income statement sensitivities would affect commodity remeasurements.

164       National Grid plc | Annual Report and Accounts 2010/11

34. Bonds and facilities
The table below shows our significant bonds in issue, being those with approximately £100m equivalent original notional value or greater. Unless otherwise indicated, these instruments were outstanding at both 31 March 2011 and 2010.

Issuer	Original Notional Value	Description of instrument	Due

Bonds
British Transco Finance Inc.	USD 300m	6.625% Fixed Rate	2018

British Transco International Finance BV	USD 1,500m	Zero Coupon Bond	2021

Brooklyn Union Gas Company	USD 153m	4.7% GFRB’s Series 1996	2021
	USD 400m	5.6% Senior Unsecured Note	2016

KeySpan Corporation	USD 700m	MTN 7.625% (i)	2010
	USD 250m	MTN 8.00%	2030
	USD 307m	5.803% Notes	2035
	USD 150m	4.65% Notes	2013
	USD 150m	5.875% Notes	2033

KeySpan Gas East Corporation	USD 500m	5.819% Fixed Rate (ii)	2041
(National Grid Energy Delivery Long Island)

Massachusetts Electric Company	USD 800m	5.90% Fixed Rate	2039

National Grid Electricity Transmission plc	EUR 600m	6.625% Fixed Rate	2014
	GBP 250m	4.75% Fixed Rate (i)	2010
	GBP 300m	2.983% Guaranteed Retail Price Index Linked	2018
	GBP 220m	3.806% Retail Price Index Linked	2020
	GBP 450m	5.875% Fixed Rate	2024
	GBP 360m	6.5% Fixed Rate	2028
	GBP 200m	1.6449% Retail Price Index Linked	2036
	GBP 150m	1.823% Retail Price Index Linked	2056
	GBP 150m	1.8575% Index Linked	2039
	GBP 379m	7.375% Fixed Rate	2031

National Grid Gas plc	GBP 300m	6.0% Fixed Rate	2017
	GBP 275m	8.75% Fixed Rate	2025
	GBP 100m	1.6747% Retail Price Index Linked	2036
	GBP 115m	1.7298% Retail Price Index Linked	2046
	GBP 100m	1.6298% Retail Price Index Linked	2048
	GBP 100m	1.5522% Retail Price Index Linked	2048
	GBP 300m	1.754% Retail Price Index Linked	2036
	GBP 140m	1.7864% Index Linked	2037
	GBP 100m	1.9158% Index Linked	2037
	GBP 100m	1.7762% Index Linked	2037
	GBP 100m	1.7744% Index Linked	2039
	GBP 100m	1.8625% Index Linked	2039
	GBP 484m	6.375% Fixed Rate	2020
	GBP 503m	4.1875% Index Linked	2022
	GBP 503m	7.0% Fixed Rate	2024
	EUR 800m	5.125% Fixed Rate	2013
	EUR 163m	4.36% EUR-HICP Linked	2018
	GBP 457m	6.0% Fixed Rate	2038

Annual Report and Accounts 2010/11 | National Grid plc       165

Financial Statements
Notes to the consolidated financial statements continued
34. Bonds and facilities continued

Issuer	Original Notional Value	Description of instrument	Due

Bonds continued
National Grid plc	CAD 200m	4.98% Fixed Rate	2011
	EUR 1,000m	4.125% Fixed Rate	2013
	EUR 600m	5.0% Fixed Rate	2018
	EUR 500m	4.375% Fixed Rate	2020
	EUR 600m	Floating Rate (i)	2010
	EUR 750m	Floating Rate	2012
	GBP 300m	5.25% Fixed Rate	2011
	GBP 310m	5.5% Fixed Rate	2013
	USD 1,000m	6.3% Fixed Rate	2016
	EUR 578m	6.5% Fixed Rate	2014
	GBP 414m	6.125% Fixed Rate	2014

NGG Finance plc	EUR 750m	6.125% Fixed Rate	2011

Niagara Mohawk Power Corporation	USD 750m	4.881% Fixed Rate	2019
	USD 500m	3.553% Fixed Rate	2014

The Narragansett Electric Company	USD 250m	4.534% Fixed Rate	2020
	USD 300m	5.638% Fixed Rate	2040

Bank loans and other loans
National Grid plc	USD 200m	Floating Rate (i)	2010
	USD 250m	Floating Rate (i)	2014
	USD 150m	Floating Rate (i)	2014

National Grid Grain LNG Limited	GBP 120m	Floating Rate	2014
	GBP 140m	Floating Rate	2023

National Grid Electricity Transmission plc	GBP 200m	Floating Rate	2012
	GBP 200m	Floating Rate	2017

National Grid Gas plc	GBP 200m	Floating Rate	2012
	GBP 180m	1.88% Retail Price Index Linked	2022
	GBP 190m	2.14% Retail Price Index Linked	2022
	GBP 360m	Retail Price Index Linked (ii)	2024

National Grid USA	USD 150m	Floating Rate (i)	2011
	USD 250m	Floating Rate (ii)	2014
	USD 150m	Floating Rate (ii)	2014

National Grid Holdings Limited	GBP 250m	4.13840% Fixed Rate	2011

(i)	Matured or repurchased during the year ended 31 March 2011.

(ii)	Issued during the year ended 31 March 2011.
No significant bonds have been announced to the market or issued subsequent to 31 March 2011, up to the date of the signing of the accounts.
Borrowing facilities
At 31 March 2011, there were bilateral committed credit facilities of £2,086m (2010: £2,279m), of which £2,086m (2010: £2,189m) were undrawn. In addition, there were committed credit facilities from syndicates of banks of £812m at 31 March 2011 (2010: £833m), of which £812m (2010: £833m) were undrawn. An analysis of the maturity of these undrawn committed facilities is shown below:

	2011	2010
	£m	£m

Undrawn committed borrowing facilities expiring:
Less than 1 year	330	1,708
In 1-2 years	899	1,314
In 3-4 years	1,140	–
In 4-5 years	529	–

	2,898	3,022

At 31 March 2011 of the unused facilities £2,568m (2010: £2,673m) was held as back up to commercial paper and similar borrowings, while £330m (2010: £349m) is available as back up to specific US borrowings.

166       National Grid plc | Annual Report and Accounts 2010/11

35. Share options and reward plans
We operate four principal forms of share option and share reward plans. These plans include an employee Sharesave scheme, a Performance Share Plan (PSP), the Deferred Share Plan and the Retention Award Plans. In any ten year period, the maximum number of shares that may be issued or issuable pursuant to these share plans may not exceed 10% of the issued ordinary share capital.
On 14 June 2010, the Company completed a rights issue as explained in note 25. The number of shares allocated to employees under the Company’s share plans has been adjusted to reflect the bonus element of the rights issue. The terms of the Company’s share plans were adjusted such that participants of the various plans were no better or worse off as a result of the rights issue.
Active share plans
•
Sharesave scheme – share options are offered to employees at 80% of the market price at the time of the invitation. The share options are exercisable on completion of a three and/or five year Save As You Earn contract.

•
PSP – awards delivered in National Grid shares (ADSs for US participants) are made to Executive Directors and senior employees. The criteria are based on the Company’s total shareholder return (50%) when compared to FTSE 100 and annualised growth of the Company’s EPS (50%) when compared to the growth in RPI.

•
Deferred Share Plan – 50% of any Annual Performance Plan awarded to the Executive Directors and a fixed percentage awarded to senior employees is automatically deferred into National Grid shares (ADSs for US participants) which are held in trust for three years before release.

•
Retention Award Plans – awards delivered in National Grid shares (ADSs for US participants) to senior employees and vest in equal tranches over two and four years provided the employee remains employed by the Company.
Additional information in respect of active share plans (excluding Sharesave scheme)

	2011	2010
	millions	millions

Awards of ordinary share equivalents at 1 April	10.2	11.0
Impact of rights issue	1.5	–
Awards made	5.5	4.7
Lapses/forfeits	(1.5)	(0.9)
Awards vested	(0.9)	(4.6)

Awards of ordinary share equivalents at 31 March	14.8	10.2
Conditional awards available for release at 31 March	1.4	0.1

Non-active share plans
We also have historical plans where awards are still outstanding but no further awards will be granted. These include the Share Matching Plan, for which 156,000 awards are exercisable as at 31 March 2011 and the Executive Share Option Plan, for which details of movements are provided below.
Share options – Sharesave scheme and Executive Share Option Plan

	Sharesave scheme		Executive Share Option Plan
	Weighted		Weighted
	average		average		Total
	price		price		options
	£	millions	£	millions	millions

At 1 April 2009	4.74	20.1	4.95	1.5	21.6
Granted	5.20	3.7	–	–	3.7
Lapsed – expired	5.38	(0.9)	5.24	(0.1)	(1.0)
Exercised	3.77	(4.5)	4.93	(0.5)	(5.0)

At 31 March 2010	5.05	18.4	4.92	0.9	19.3
Impact of rights issue	–	2.1	–	0.1	2.2
Granted	4.45	3.9	–	–	3.9
Lapsed – expired	4.57	(1.4)	4.61	(0.3)	(1.7)
Exercised	4.31	(3.5)	4.37	(0.2)	(3.7)

At 31 March 2011	4.43	19.5	4.03	0.5	20.0

Exercisable
At 31 March 2011	4.83	1.2	4.03	0.4	1.6

At 31 March 2010	4.98	0.8	4.71	0.5	1.3

Weighted average share price at exercise date
Year ended 31 March 2011	5.53	3.5	5.59	0.2	3.7

Year ended 31 March 2010	5.74	4.5	6.03	0.5	5.0

The weighted average remaining contractual life of options in the employee Sharesave scheme at 31 March 2011 was two years and two months. These options have exercise prices between £3.80 and £5.73 per ordinary share. The aggregate intrinsic value of all options outstanding and exercisable at 31 March 2011 amounted to £192m and £3m respectively.

Annual Report and Accounts 2010/11 | National Grid plc       167

Financial Statements
Notes to the consolidated financial statements continued
35. Share options and reward plans continued
Awards under share option and reward plans

	2011	2010	2009

Share options
Average share price at date of grant	564.5p	676.0p	684.0p
Average exercise price	445.0p	520.0p	488.0p
Average fair value	137.0p	161.1p	153.7p
Other share plans
Average share price at date of grant	493.3p	598.2p	670.1p
Average fair value	327.8p	355.6p	458.1p

Fair value calculation assumptions

	2011	2010	2009

Dividend yield (%)	4.4-5.0	4.4-5.0	4.4-5.0
Volatility (%)	22.4-26.1	22.4-26.1	22.4-26.1
Risk free investment rate (%)	2.5	2.5	2.5
Average life (years)	4.0	4.0	4.2

The fair values of awards under the Sharesave scheme have been calculated using the Black-Scholes European model. The fair value of awards with total shareholder return performance conditions are calculated using a Monte Carlo Simulation model. Fair values of other awards are calculated as the share price at grant date, less the present value of dividends not received in the vesting period.
Volatility was derived based on the following, and is assumed to revert from its current implied level to its long-run mean based on historical volatility under (ii) below:
(i)	implied volatility in traded options over the Company’s shares;

(ii)	historical volatility of the Company’s shares over a term commensurate with the expected life of each option; and

(iii)	implied volatility of comparator companies where options in their shares are traded.
Additional information in respect of share options

	2011	2010	2009
	£m	£m	£m

Share options exercised
Cash received on exercise of all share options during the year	18	18	8
Tax benefits realised from share options exercised during the year	3	8	4

168       National Grid plc | Annual Report and Accounts 2010/11

36. Subsidiary undertakings, joint ventures and associates
Principal subsidiary undertakings
The principal subsidiary undertakings included in the consolidated financial statements at 31 March 2011 are listed below. These undertakings are wholly-owned and, unless otherwise indicated, are incorporated in England and Wales.

Principal activity

National Grid Gas plc	Transmission and distribution of gas
National Grid Electricity Transmission plc	Transmission of electricity
New England Power Company (i)	Transmission of electricity
Massachusetts Electric Company (i)	Distribution of electricity
The Narragansett Electric Company (i)	Transmission and distribution of electricity
Niagara Mohawk Power Corporation (i)	Transmission of electricity and distribution of electricity and gas
National Grid Metering Limited	Metering services
Utility Metering Services Limited	Metering services
National Grid Grain LNG Limited	LNG importation and storage
Boston Gas Company (i)	Distribution of gas
National Grid Generation LLC (i)	Generation of electricity
KeySpan Gas East Corporation (i)	Distribution of gas
The Brooklyn Union Gas Company (i)	Distribution of gas
NGG Finance plc	Financing
National Grid Property Holdings Limited	Property services
National Grid Holdings One plc	Holding company
Lattice Group plc	Holding company
National Grid USA (i)	Holding company
Niagara Mohawk Holdings, Inc. (i)	Holding company
National Grid Commercial Holdings Limited	Holding company
National Grid Holdings Limited	Holding company
KeySpan Corporation (i)	Holding company

(i)	Incorporated in the US.
Principal joint ventures and associates
The principal joint ventures and associated undertakings included in the financial statements at 31 March 2011 are listed below. These undertakings are incorporated in England and Wales (unless otherwise indicated).

	% of ordinary
	shares held	Principal activity

BritNed Development Limited	50	UK / Netherlands interconnector
Millennium Pipeline Company, LLC (i)	26.25	Transmission of gas
Iroquois Gas Transmission System, L.P. (i)	20.4	Transmission of gas

(i)	Incorporated in the US.
A full list of all subsidiary and associated undertakings is available from the Company Secretary & General Counsel of the Company.

Annual Report and Accounts 2010/11 | National Grid plc       169

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures
The following condensed consolidating financial information, comprising income statements, balance sheets and cash flow statements, is given in respect of National Grid Gas plc (Subsidiary guarantor), which became joint full and unconditional guarantor on 11 May 2004 with National Grid plc (Parent guarantor) of the 6.625% Guaranteed Notes due 2018 issued in June 1998 by British Transco Finance Inc., then known as British Gas Finance Inc. (issuer of notes). Condensed consolidating financial information is also provided in respect of Niagara Mohawk Power Corporation as a result of National Grid plc’s guarantee, dated 29 October 2007, of Niagara Mohawk’s 3.6% and 3.9% issued preferred shares. National Grid Gas plc, British Transco Finance Inc., and Niagara Mohawk Power Corporation are wholly-owned subsidiaries of National Grid plc.
The following financial information for National Grid plc, National Grid Gas plc, British Transco Finance Inc., and Niagara Mohawk Power Corporation on a condensed consolidating basis is intended to provide investors with meaningful and comparable financial information and is provided pursuant to Rule 3-10 of Regulation S-X in lieu of the separate financial statements of each subsidiary issuer of public debt securities.
This financial information should be read in conjunction with the Company’s financial statements and footnotes presented in our 2010/11 Annual Report and Accounts.
Summary income statements are presented, on a consolidating basis, for the three years ended 31 March 2011. Summary income statements of National Grid plc and National Grid Gas plc are presented under IFRS measurement principles, as modified by the inclusion of the results of subsidiary undertakings on the basis of equity accounting principles.
The summary balance sheets of National Grid plc and National Grid Gas plc include the investments in subsidiaries recorded on the basis of equity accounting principles for the purposes of presenting condensed consolidating financial information under IFRS. The summary balance sheets present these investments within non-current financial and other investments.
The consolidation adjustments column includes the necessary amounts to eliminate the intercompany balances and transactions between National Grid plc, National Grid Gas plc, British Transco Finance Inc., Niagara Mohawk Power Corporation and other subsidiaries.

170     National Grid plc | Annual Report and Accounts 2010/11

37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statements for the year ended 31 March 2011 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
		Mohawk	British		National			National
	National	Power	Transco		Grid Gas	Other	Consolidation	Grid
	Grid plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,606	–		2,739	9,174	(176)	14,343
Operating costs
Depreciation and amortisation	–	(133)	–		(455)	(664)	–	(1,252)
Payroll costs	–	(288)	–		(236)	(972)	–	(1,496)
Purchases of electricity	–	(628)	–		–	(854)	–	(1,482)
Purchases of gas	–	(244)	–		(141)	(1,635)	–	(2,020)
Rates and property taxes	–	(151)	–		(239)	(555)	–	(945)
Balancing Service Incentive Scheme	–	–	–		–	(581)	–	(581)
Payments to Scottish transmission owners	–	–	–		–	(298)	–	(298)
Other operating costs	–	(375)	–		(489)	(1,836)	176	(2,524)
	–	(1,819)	–		(1,560)	(7,395)	176	(10,598)

Operating profit	–	787	–		1,179	1,779	–	3,745
Net finance costs	(261)	(119)	–		(395)	(353)	–	(1,128)
Dividends receivable	–	–	–		–	400	(400)	–
Interest in equity accounted affiliates	2,360	–	–		7	7	(2,367)	7

Profit before tax	2,099	668	–		791	1,833	(2,767)	2,624
Taxation	64	(236)	–		(97)	(192)	–	(461)

Profit for the year from continuing operations	2,163	432	–		694	1,641	(2,767)	2,163
Profit for the year from discontinued operations	–	–	–		–	–	–	–

Profit for the year	2,163	432	–	(i)	694	1,641	(2,767)	2,163

Attributable to:
Equity shareholders	2,159	432	–		694	1,637	(2,763)	2,159
Non-controlling interests	4	–	–		–	4	(4)	4

	2,163	432	–		694	1,641	(2,767)	2,163

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

Annual Report and Accounts 2010/11 | National Grid plc       171

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statements for the year ended 31 March 2010 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
		Mohawk	British		National			National
	National	Power	Transco		Grid Gas	Other	Consolidation	Grid
	Grid plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,409	–		2,787	9,008	(197)	14,007
Operating costs
Depreciation and amortisation	–	(131)	–		(430)	(633)	–	(1,194)
Payroll costs	–	(274)	–		(224)	(904)	–	(1,402)
Purchases of electricity	–	(575)	–		–	(998)	–	(1,573)
Purchases of gas	–	(253)	–		(155)	(1,834)	–	(2,242)
Rates and property taxes	–	(126)	–		(248)	(533)	–	(907)
Balancing Service Incentive Scheme	–	–	–		–	(691)	–	(691)
Payments to Scottish transmission owners	–	–	–		–	(260)	–	(260)
Other operating costs	4	(435)	–		(633)	(1,578)	197	(2,445)
	4	(1,794)	–		(1,690)	(7,431)	197	(10,714)

Operating profit	4	615	–		1,097	1,577	–	3,293
Net finance costs	(227)	(96)	–		(224)	(561)	–	(1,108)
Dividends receivable	–	–	–		–	300	(300)	–
Interest in equity accounted affiliates	1,558	–	–		12	8	(1,570)	8

Profit before tax	1,335	519	–		885	1,324	(1,870)	2,193
Taxation	54	(225)	–		(285)	(348)	–	(804)

Profit for the year from continuing operations	1,389	294	–		600	976	(1,870)	1,389
Profit for the year from discontinued operations	–	–	–		–	–	–	–

Profit for the year	1,389	294	–	(i)	600	976	(1,870)	1,389

Attributable to:
Equity shareholders	1,386	294	–		600	973	(1,867)	1,386
Non-controlling interests	3	–	–		–	3	(3)	3

	1,389	294	–		600	976	(1,870)	1,389

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

172       National Grid plc | Annual Report and Accounts 2010/11

37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Summary income statements for the year ended 31 March 2009 – IFRS

	Parent				Subsidiary
	guarantor	Issuer of notes			guarantor
		Niagara
		Mohawk	British		National			National
	National	Power	Transco		Grid Gas	Other	Consolidation	Grid
	Grid plc	Corporation	Finance Inc.		plc	subsidiaries	adjustments	consolidated
	£m	£m	£m		£m	£m	£m	£m

Revenue	–	2,708	–		2,632	10,585	(238)	15,687
Operating costs
Depreciation and amortisation	–	(135)	–		(413)	(579)	–	(1,127)
Payroll costs	–	(269)	–		(239)	(941)	–	(1,449)
Purchases of electricity	–	(735)	–		–	(1,492)	–	(2,227)
Purchases of gas	–	(374)	–		(168)	(3,020)	–	(3,562)
Rates and property taxes	–	(132)	–		(236)	(513)	–	(881)
Balancing Service Incentive Scheme	–	–	–		–	(904)	–	(904)
Payments to Scottish transmission owners	–	–	–		–	(243)	–	(243)
Other operating costs	–	(438)	–		(818)	(1,653)	238	(2,671)
	–	(2,083)	–		(1,874)	(9,345)	238	(13,064)

Operating profit	–	625	–		758	1,240	–	2,623
Net finance costs	(213)	(115)	–		(400)	(506)	–	(1,234)
Dividends receivable	592	–	–		–	300	(892)	–
Interest in equity accounted affiliates	551	–	–		(3)	5	(548)	5

Profit before tax	930	510	–		355	1,039	(1,440)	1,394
Taxation	(8)	(185)	–		(307)	28	–	(472)

Profit for the year from continuing operations	922	325	–		48	1,067	(1,440)	922
Profit for the year from discontinued operations	25	–	–		–	25	(25)	25

Profit for the year	947	325	–	(i)	48	1,092	(1,465)	947

Attributable to:
Equity shareholders	944	325	–		48	1,092	(1,465)	944
Non-controlling interests	3	–	–		–	–	–	3

	947	325	–		48	1,092	(1,465)	947

(i)	Profit for the year for British Transco Finance Inc. is £nil as interest payable to external bond holders is offset by interest receivable on loans to National Grid Gas plc.

Annual Report and Accounts 2010/11 | National Grid plc       173

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Balance sheets as at 31 March 2011 – IFRS

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
		Mohawk	British	National			National
	National	Power	Transco	Grid Gas	Other	Consolidation	Grid
	Grid plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Non-current assets
Goodwill	–	697	–	–	4,079	–	4,776
Other intangible assets	–	4	–	185	312	–	501
Property, plant and equipment	–	3,876	–	11,290	16,790	–	31,956
Deferred tax assets	4	–	–	–	–	(4)	–
Other non-current assets	–	64	–	10	61	–	135
Amounts owed by subsidiary undertakings	311	–	–	5,611	–	(5,922)	–
Pension assets	–	154	–	–	402	–	556
Financial and other investments	9,504	20	–	30	9,841	(18,802)	593
Derivative financial assets	576	–	–	535	159	–	1,270

Total non-current assets	10,395	4,815	–	17,661	31,644	(24,728)	39,787

Current assets
Inventories and current intangible assets	–	24	–	40	256	–	320
Trade and other receivables	3	498	–	217	1,494	–	2,212
Amounts owed by subsidiary undertakings	9,985	16	190	107	9,552	(19,850)	–
Financial and other investments	1,424	12	–	223	1,280	–	2,939
Derivative financial assets	244	–	–	80	198	(54)	468
Cash and cash equivalents	200	2	–	83	99	–	384

Total current assets	11,856	552	190	750	12,879	(19,904)	6,323

Assets of businesses held for sale	–	–	–	–	290	–	290

Total assets	22,251	5,367	190	18,411	44,813	(44,632)	46,400

Current liabilities
Borrowings	(1,125)	(11)	(4)	(410)	(1,402)	–	(2,952)
Derivative financial liabilities	(194)	–	–	(22)	(28)	54	(190)
Trade and other payables	(34)	(259)	–	(654)	(1,881)	–	(2,828)
Amounts owed to subsidiary undertakings	(7,957)	(422)	–	(1,171)	(10,300)	19,850	–
Current tax liabilities	–	(222)	–	(23)	(258)	–	(503)
Provisions	–	(22)	–	(79)	(252)	–	(353)

Total current liabilities	(9,310)	(936)	(4)	(2,359)	(14,121)	19,904	(6,826)

Non-current liabilities
Borrowings	(3,628)	(1,293)	(186)	(6,535)	(8,604)	–	(20,246)
Derivative financial liabilities	(253)	–	–	(85)	(66)	–	(404)
Other non-current liabilities	–	(291)	–	(1,097)	(556)	–	(1,944)
Amounts owed to subsidiary undertakings	–	–	–	–	(5,922)	5,922	–
Deferred tax liabilities	–	(286)	–	(1,873)	(1,611)	4	(3,766)
Pensions and other post-retirement benefit obligations	–	(967)	–	–	(1,607)	–	(2,574)
Provisions	–	(243)	–	(121)	(1,097)	–	(1,461)

Total non-current liabilities	(3,881)	(3,080)	(186)	(9,711)	(19,463)	5,926	(30,395)

Liabilities of businesses held for sale	–	–	–	–	(110)	–	(110)

Total liabilities	(13,191)	(4,016)	(190)	(12,070)	(33,694)	25,830	(37,331)

Net assets	9,060	1,351	–	6,341	11,119	(18,802)	9,069

Equity
Called up share capital	416	116	–	45	183	(344)	416
Share premium account	1,361	1,825	–	204	7,183	(9,212)	1,361
Retained earnings	12,153	(591)	–	4,796	3,962	(8,167)	12,153
Other equity reserves	(4,870)	1	–	1,296	(218)	(1,079)	(4,870)

Shareholders’ equity	9,060	1,351	–	6,341	11,110	(18,802)	9,060
Non-controlling interests	–	–	–	–	9	–	9

Total equity	9,060	1,351	–	6,341	11,119	(18,802)	9,069

174       National Grid plc | Annual Report and Accounts 2010/11

37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Balance sheets as at 31 March 2010 – IFRS

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
		Mohawk	British	National			National
	National	Power	Transco	Grid Gas	Other	Consolidation	Grid
	Grid plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Non-current assets
Goodwill	–	738	–	–	4,364	–	5,102
Other intangible assets	–	3	–	126	260	–	389
Property, plant and equipment	–	3,920	–	10,817	16,118	–	30,855
Deferred tax assets	2	–	–	–	–	(2)	–
Other non-current assets	–	–	–	7	155	–	162
Amounts owed by subsidiary undertakings	1,700	–	–	5,611	1,127	(8,438)	–
Pension assets	–	–	–	–	–	–	–
Financial and other investments	6,954	23	–	25	9,731	(16,247)	486
Derivative financial assets	655	51	–	564	224	–	1,494

Total non-current assets	9,311	4,735	–	17,150	31,979	(24,687)	38,488

Current assets
Inventories and current intangible assets	–	30	–	44	333	–	407
Trade and other receivables	6	503	–	270	1,524	(10)	2,293
Amounts owed by subsidiary undertakings	8,649	–	202	114	7,862	(16,827)	–
Financial and other investments	180	17	–	307	893	–	1,397
Derivative financial assets	218	1	–	72	43	(86)	248
Cash and cash equivalents	198	2	–	–	520	–	720

Total current assets	9,251	553	202	807	11,175	(16,923)	5,065

Assets of businesses held for sale	–	–	–	–	–	–	–

Total assets	18,562	5,288	202	17,957	43,154	(41,610)	43,553

Current liabilities
Borrowings	(1,183)	(27)	(5)	(371)	(1,220)	–	(2,806)
Derivative financial liabilities	(174)	–	–	(30)	(94)	86	(212)
Trade and other payables	(30)	(310)	–	(665)	(1,842)	–	(2,847)
Amounts owed to subsidiary undertakings	(6,701)	(220)	–	(942)	(8,964)	16,827	–
Current tax liabilities	–	(32)	–	–	(369)	10	(391)
Provisions	–	(36)	–	(62)	(205)	–	(303)

Total current liabilities	(8,088)	(625)	(5)	(2,070)	(12,694)	16,923	(6,559)

Non-current liabilities
Borrowings	(5,307)	(1,358)	(197)	(6,387)	(9,069)	–	(22,318)
Derivative financial liabilities	(431)	–	–	(121)	(110)	–	(662)
Other non-current liabilities	–	(256)	–	(1,100)	(618)	–	(1,974)
Amounts owed to subsidiary undertakings	(537)	(341)	–	(250)	(7,310)	8,438	–
Deferred tax liabilities	–	(131)	–	(1,890)	(1,305)	2	(3,324)
Pensions and other post-retirement benefit obligations	–	(1,102)	–	–	(1,996)	–	(3,098)
Provisions	–	(215)	–	(108)	(1,084)	–	(1,407)

Total non-current liabilities	(6,275)	(3,403)	(197)	(9,856)	(21,492)	8,440	(32,783)

Liabilities of businesses held for sale	–	–	–	–	–	–	–

Total liabilities	(14,363)	(4,028)	(202)	(11,926)	(34,186)	25,363	(39,342)

Net assets	4,199	1,260	–	6,031	8,968	(16,247)	4,211

Equity
Called up share capital	298	123	–	45	183	(351)	298
Share premium account	1,366	1,942	–	204	7,183	(9,329)	1,366
Retained earnings	7,316	(808)	–	4,493	1,821	(5,506)	7,316
Other equity reserves	(4,781)	3	–	1,289	(231)	(1,061)	(4,781)

Shareholders’ equity	4,199	1,260	–	6,031	8,956	(16,247)	4,199
Non-controlling interests	–	–	–	–	12	–	12

Total equity	4,199	1,260	–	6,031	8,968	(16,247)	4,211

Annual Report and Accounts 2010/11 | National Grid plc       175

Financial Statements
Notes to the consolidated financial statements continued
37. National Grid Gas plc and Niagara Mohawk Power Corporation additional disclosures continued
Cash flow statements

	Parent			Subsidiary
	guarantor	Issuer of notes		guarantor
		Niagara
		Mohawk	British	National			National
	National	Power	Transco	Grid Gas	Other	Consolidation	Grid
	Grid plc	Corporation	Finance Inc.	plc	subsidiaries	adjustments	consolidated
	£m	£m	£m	£m	£m	£m	£m

Year ended 31 March 2011
Net cash provided by operating activities	55	742	–	1,596	2,465	–	4,858
Net cash provided by/(used in) investing activities	2,127	(377)	–	(909)	(1,850)	(3,765)	(4,774)
Net cash (used in)/provided by financing activities	(2,180)	(365)	–	(621)	(1,029)	3,765	(430)

Net increase/(decrease) in cash and cash equivalents in the year	2	–	–	66	(414)	–	(346)

Year ended 31 March 2010
Net cash provided by operating activities	–	527	–	1,449	2,540	–	4,516
Net cash provided by/(used in) investing activities	600	(307)	–	(367)	(1,451)	(807)	(2,332)
Net cash (used in)/provided by financing activities	(637)	(222)	–	(1,088)	(1,072)	807	(2,212)

Net (decrease)/increase in cash and cash equivalents in the year	(37)	(2)	–	(6)	17	–	(28)

Year ended 31 March 2009
Net cash provided by operating activities – continuing operations	–	419	–	1,277	1,725	–	3,421
Net cash used in operating activities – discontinued operations	–	–	–	–	(8)	–	(8)

Net cash provided by operating activities	–	419	–	1,277	1,717	–	3,413

Net cash (used in)/provided by investing activities – continuing operations	(2,426)	(265)	–	(1,569)	(4,974)	6,187	(3,047)
Net cash (used in)/provided by investing activities – discontinued operations	–	–	–	(6)	1,055	–	1,049

Net cash (used in)/provided by investing activities	(2,426)	(265)	–	(1,575)	(3,919)	6,187	(1,998)

Net cash provided by/(used in) financing activities	2,663	(157)	–	291	2,513	(6,187)	(877)

Net increase/(decrease) in cash and cash equivalents in the year	237	(3)	–	(7)	311	–	538

Cash dividends were received by National Grid plc from subsidiary undertakings amounting to £150m during the year ended 31 March 2011 (2010: £504m; 2009: £592m).

176       National Grid plc | Annual Report and Accounts 2010/11

Company accounting policies

A. Basis of preparation of individual financial statements under UK GAAP
These individual financial statements of the Company have been prepared in accordance with applicable UK accounting and financial reporting standards and the Companies Act 2006. They have been prepared on an historical cost basis, except for the revaluation of financial instruments, and are presented in pounds sterling, which is the currency of the primary economic environment in which the Company operates.
The Company has not presented its own profit and loss account as permitted by section 408 of the Companies Act 2006.
In accordance with exemptions under FRS 29 ‘Financial Instruments: Disclosures’, the Company has not presented the financial instruments disclosures required by the standard, as disclosures which comply with the standard are included in the consolidated financial statements.
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.
B. Fixed asset investments
Investments held as fixed assets are stated at cost less any provisions for impairment. Investments are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairments are calculated such that the carrying value of the fixed asset investment is the lower of its cost or recoverable amount. Recoverable amount is the higher of its net realisable value and its value-in-use.
C. Taxation
Current tax for the current and prior periods is provided at the amount expected to be paid or recovered using the tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date.
Deferred tax is provided in full on timing differences which result in an obligation at the balance sheet date to pay more tax, or the right to pay less tax, at a future date, at tax rates expected to apply when the timing differences reverse based on tax rates and tax laws that have been enacted or substantively enacted by the balance sheet date. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in the financial statements.
Deferred tax assets are recognised to the extent that it is regarded as more likely than not that they will be recovered. Deferred tax assets and liabilities are not discounted.
D. Foreign currencies
Transactions in currencies other than the functional currency of the Company are recorded at the rates of exchange prevailing on the dates of the transactions. At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at closing exchange rates.
Gains and losses arising on retranslation of monetary assets and liabilities are included in the profit and loss account.
E. Financial instruments
Financial assets, liabilities and equity instruments are classified according to the substance of the contractual arrangements entered into. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities and is recorded at the proceeds received, net of direct issue costs, with an amount equal to the nominal amount of the shares issued included in the share capital account and the balance recorded in the share premium account.
Loans receivable are carried at amortised cost using the effective interest rate method less any allowance for estimated impairments. A provision is established for impairments when there is objective evidence that the Company will not be able to collect all amounts due under the original terms of the loan. Interest income, together with losses when the loans are impaired are recognised using the effective interest rate method in the profit and loss account.
Current asset financial investments are recognised at fair value plus directly related incremental transaction costs and are subsequently carried at fair value on the balance sheet. Changes in the fair value of investments classified as available-for-sale are recognised directly in equity, until the investment is disposed of or is determined to be impaired. At this time, the cumulative gain or loss previously recognised in equity is included in net profit or loss for the period. Investment income on investments classified as available-for-sale is recognised in the profit and loss account as it accrues.
Borrowings, which include interest-bearing loans and overdrafts are recorded at their initial fair value which normally reflects the proceeds received, net of direct issue costs less any repayments. Subsequently, these are stated at amortised cost, using the effective interest rate method.
Any difference between proceeds and the redemption value is recognised over the term of the borrowing in the profit and loss account using the effective interest rate method.
Derivative financial instruments (‘derivatives’) are recorded at fair value. Where the fair value of a derivative is positive, it is carried as a derivative asset, and where negative as a liability. Assets and liabilities on different transactions are only netted if the transactions are with the same counterparty, a legal right of set off exists and the cash flows are intended to be settled on a net basis. Gains and losses arising from changes in fair value are included in the profit and loss account in the period they arise.
Where derivatives are embedded in other financial instruments that are closely related to those instruments, no adjustment is made with respect to such derivative clauses. Otherwise the derivative is recorded separately at fair value on the balance sheet.
The fair values of financial instruments measured at fair value that are quoted in active markets are based on bid prices for assets held and offer prices for issued liabilities. When independent prices are not available, fair values are determined by using valuation techniques which are consistent with techniques commonly used by the relevant market. The techniques use observable market data.

Annual Report and Accounts 2010/11 | National Grid plc       177

Financial Statements
Company accounting policies continued

F. Hedge accounting
The Company enters into derivatives and non-derivative financial instruments in order to manage its interest rate and foreign currency exposures, with a view to managing these risks associated with the Company’s underlying business activities and the financing of those activities. The principal derivatives used include interest rate swaps, forward rate agreements, currency swaps, forward foreign currency contracts and interest rate swaptions.
Hedge accounting allows derivatives to be designated as a hedge of another (non-derivative) financial instrument, to mitigate the impact of potential volatility in the profit and loss account. The Company uses two hedge accounting methods.
Firstly, changes in the carrying value of financial instruments that are designated and effective as hedges of future cash flows (‘cash flow hedges’) are recognised directly in equity and any ineffective portion is recognised immediately in the profit and loss account. Amounts deferred in equity in respect of cash flow hedges are subsequently recognised in the profit and loss account in the same period in which the hedged item affects net profit or loss.
Secondly, changes in the carrying value of financial instruments that are designated as hedges of the changes in the fair value of assets or liabilities (‘fair value hedges’) are recognised in the profit and loss account. An offsetting amount is recorded as an adjustment to the carrying value of hedged items, with a corresponding entry in the profit and loss account, to the extent that the change is attributable to the risk being hedged and that the fair value hedge is effective.
Changes in the fair value of derivatives that do not qualify for hedge accounting are recognised in the profit and loss account as they arise.
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, exercised, or no longer qualifies for hedge accounting. At that time, any cumulative gains or losses relating to cash flow hedges recognised in equity are initially retained in equity and subsequently recognised in the profit and loss account in the same periods in which the previously hedged item affects net profit or loss. For fair value hedges the cumulative adjustment recorded to its carrying value at the date hedge accounting is discontinued is amortised to the profit and loss account using the effective interest rate method.
If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognised in equity is transferred to the profit and loss account immediately.
G. Parent Company guarantees
The Company has guaranteed the repayment of the principal and any associated premium and interest on specific loans due from certain subsidiary undertakings to third parties. In the event of default or non performance by the subsidiary, the Company recognises such guarantees as insurance contracts, at fair value with a corresponding increase in the carrying value of the investment.
H. Share awards to employees of subsidiary undertakings
The Company issues equity-settled, share-based payments to certain employees of subsidiary undertakings, detailed in the Directors’ Report, including the Directors’ Remuneration Report and in note 35 to the consolidated financial statements.
Equity-settled, share-based payments are measured at fair value at the date of grant. The Company has no employees. Equity-settled, share-based payments that are made available to employees of the Company’s subsidiaries are treated as increases in equity over the vesting period of the award, with a corresponding increase in the Company’s investments in subsidiaries, based on an estimate of the number of shares that will eventually vest. Where payments are subsequently received from subsidiaries, these are accounted for as a return of a capital contribution and credited against the Company’s investments in subsidiaries.
I. Dividends
Interim dividends are recognised when they are paid to the Company’s shareholders. Final dividends are recognised when they are approved by shareholders.

178       National Grid plc | Annual Report and Accounts 2010/11

Company balance sheet
 at 31 March

		2011	2010
	Notes	£m	£m

Fixed assets
Investments	1	7,890	7,865
Current assets
Debtors (amounts falling due within one year)	2	9,988	8,655
Debtors (amounts falling due after more than one year)	2	315	1,702
Derivative financial instruments (amounts falling due within one year)	4	244	218
Derivative financial instruments (amounts falling due after more than one year)	4	576	655
Current asset investments	5	1,624	377
Cash at bank		–	1
		12,747	11,608
Creditors (amounts falling due within one year)	3	(9,310)	(8,088)

Net current assets		3,437	3,520

Total assets less current liabilities		11,327	11,385
Creditors (amounts falling due after more than one year)
Borrowings	6	(3,628)	(5,307)
Derivative financial instruments	4	(253)	(431)
Amounts owed to subsidiary undertakings		–	(537)
		(3,881)	(6,275)

Net assets		7,446	5,110

Capital and reserves
Called up share capital	7	416	298
Share premium account	8	1,361	1,366
Cash flow hedge reserve	8	2	14
Other equity reserves	8	196	171
Profit and loss account	8	5,471	3,261

Total shareholders’ funds	9	7,446	5,110

Commitments and contingencies are shown in note 10 to the Company financial statements on page 183.
The notes on pages 180 to 183 form part of the individual financial statements of the Company, which were approved by the Board of Directors on 18 May 2011 and were signed on its behalf by:
Sir John Parker Chairman
Andrew Bonfield Finance Director

Annual Report and Accounts 2010/11 | National Grid plc       179

Financial Statements
Notes to the Company financial statements
1. Fixed asset investments

Shares in
subsidiary
undertakings
£m

At 31 March 2009	7,840
Additions	25

At 31 March 2010	7,865
Additions	25

At 31 March 2011	7,890

During the year there was a capital contribution which represents the fair value of equity instruments granted to subsidiaries’ employees arising from equity-settled employee share schemes.
The names of the principal subsidiary undertakings, joint ventures and associates are included in note 36 in the consolidated financial statements.
The Directors believe that the carrying value of the investments is supported by their underlying net assets.
2. Debtors

	2011	2010
	£m	£m

Amounts falling due within one year:
Amounts owed by subsidiary undertakings	9,985	8,649
Prepayments and accrued income	3	6

	9,988	8,655

Amounts falling due after more than one year:
Amounts owed by subsidiary undertakings	311	1,700
Deferred taxation	4	2

	315	1,702

Deferred
taxation
£m

At 31 March 2009	3
Charged to the profit and loss account	(1)

At 31 March 2010	2
Charged to the profit and loss account	(2)
Credited to equity	4

At 31 March 2011	4

3. Creditors (amounts falling due within one year)

	2011	2010
	£m	£m

Borrowings (note 6)	1,125	1,183
Derivative financial instruments (note 4)	194	174
Amounts owed to subsidiary undertakings	7,957	6,701
Other creditors	34	30

	9,310	8,088

180       National Grid plc | Annual Report and Accounts 2010/11

4. Derivative financial instruments
The fair values of derivative financial instruments are:

	2011			2010
	Assets	Liabilities	Total	Assets	Liabilities	Total
	£m	£m	£m	£m	£m	£m

Amounts falling due within one year	244	(194)	50	218	(174)	44
Amounts falling due after more than one year	576	(253)	323	655	(431)	224

	820	(447)	373	873	(605)	268

For each class of derivative the notional contract* amounts are as follows:

	2011	2010
	£m	£m

Interest rate swaps	(9,328)	(7,337)
Cross-currency interest rate swaps	(4,886)	(6,463)
Foreign exchange forward contracts	(9,334)	(7,234)
Forward rate agreements	(10,670)	(7,784)

Total	(34,218)	(28,818)

*The notional contract amounts of derivatives indicate the gross nominal value of transactions outstanding at the balance sheet date
5. Current asset investments

	2011	2010
	£m	£m

Investments in short-term money funds	1,375	162
Short-term deposits	200	197
Restricted cash balances – collateral	49	18

	1,624	377

6. Borrowings
The following table analyses the Company’s total borrowings:

	2011	2010
	£m	£m

Amounts falling due within one year:
Bank loans	172	299
Commercial paper	–	121
Bonds	953	763

	1,125	1,183

Amounts falling due after more than one year:
Bank loans	133	398
Bonds	3,495	4,909

	3,628	5,307

Total borrowings	4,753	6,490

	2011	2010
	£m	£m

Total borrowings are repayable as follows:
Less than 1 year	1,125	1,183
In 1-2 years	714	1,081
In 2-3 years	381	900
In 3-4 years	851	435
In 4-5 years	48	1,180
More than 5 years, other than by instalments	1,634	1,711

	4,753	6,490

The notional amount of borrowings outstanding as at 31 March 2011 was £4,608m (2010: £6,338m). For further information on significant borrowings, refer to note 34 in the consolidated financial statements.

Annual Report and Accounts 2010/11 | National Grid plc       181

Financial Statements
Notes to the Company financial statements continued
7. Called up share capital

	Allotted, called up
	and fully paid
Ordinary shares	millions	£m

At 31 March 2009	2,582	294
Issued during the year in lieu of dividends (i)	35	4

At 31 March 2010	2,617	298
Rights issue	990	113
Issued during the year in lieu of dividends (i)	41	5

At 31 March 2011	3,648	416

(i)	The issue of shares in lieu of cash dividends is considered to be a bonus issue under the terms of the Companies Act 2006 and the nominal value of the shares is charged to the share premium account.
On 14 June 2010, the Company completed a rights issue. The structure of the rights issue initially gave rise to a merger reserve (included within other equity reserves below) under section 612 of the Companies Act 2006. Following the receipt of the cash proceeds through the structure, the excess of the net proceeds over the nominal value of the share capital issued has been transferred from the merger reserve to the profit and loss account.
For further information on share capital and the rights issue, refer to note 25 in the consolidated financial statements.
8. Reserves

	Share	Cash flow
	premium	hedge	Other equity	Profit and
	account	reserve	reserves	loss account
	£m	£m	£m	£m

At 31 March 2009	1,371	12	146	3,603
Transferred from equity in respect of cash flow hedges (net of tax)	–	2	–	–
Shares issued in lieu of dividends	(5)	–	–	–
Purchase of own shares	–	–	–	(7)
Issue of treasury shares	–	–	–	18
Share awards to employees of subsidiary undertakings	–	–	25	–
Loss for the year	–	–	–	(353)

At 31 March 2010	1,366	14	171	3,261
Transferred from equity in respect of cash flow hedges (net of tax)	–	(12)	–	–
Merger reserve created on rights issue	–	–	3,101	–
Transfer to distributable reserves	–	–	(3,101)	3,101
Shares issued in lieu of dividends	(5)	–	–	–
Purchase of own shares	–	–	–	(3)
Issue of treasury shares	–	–	–	18
Share awards to employees of subsidiary undertakings	–	–	25	–
Loss for the year	–	–	–	(906)

At 31 March 2011	1,361	2	196	5,471

There were no gains and losses, other than losses for the years stated above; therefore no separate statement of total recognised gains and losses has been presented. At 31 March 2011, £623m (2010: £1,023m) of the profit and loss account reserve relating to gains on intra-group transactions was not distributable to shareholders.

182       National Grid plc | Annual Report and Accounts 2010/11

9. Reconciliation of movements in shareholders’ funds

	2011	2010
	£m	£m

(Loss)/profit for the year after taxation	(48)	335
Dividends (i)	(858)	(688)

Loss for the financial year	(906)	(353)
Expenses charged to share premium account	–	(1)
Proceeds of issue of treasury shares	18	18
Movement on cash flow hedge reserve (net of tax)	(12)	2
Share awards to employees of subsidiary undertakings	25	25
Purchase of own shares	(3)	(7)
Rights issue	3,214	–

Net increase/(decrease) in shareholders’ funds	2,336	(316)
Opening shareholders’ funds	5,110	5,426

Closing shareholders’ funds	7,446	5,110

(i)	For further details of dividends paid and payable to shareholders, refer to note 7 in the consolidated financial statements.
10. Commitments and contingencies
The Company has guaranteed the repayment of the principal sum, any associated premium and interest on specific loans due from certain subsidiary undertakings primarily to third parties. At 31 March 2011, the sterling equivalent amounted to £1,874m (2010: £2,141m). The guarantees are for varying terms from less than one year to open-ended.

Annual Report and Accounts 2010/11 | National Grid plc       183

Useful Information
Definitions and glossary of terms

Our aim is to use plain English in this Annual Report and Accounts. However, where necessary, we do use a number of technical terms and/or abbreviations and we summarise the principal ones below, together with an explanation of their meanings. The descriptions below are not formal legal definitions.

A
American Depositary Shares (ADSs)
Securities of National Grid listed on the New York Stock Exchange, each of which represents five ordinary shares. They are also commonly referred to as American Depositary Receipts or ADRs.
Annual General Meeting (AGM)
Meeting of shareholders of the Company held each year to consider ordinary and special business as provided in the Notice of AGM.

B
bar
A unit of pressure, approximately equivalent to 14.5 pounds per square inch.
Board
The Board of Directors of the Company (for more information see pages 8 and 9).
BritNed
BritNed Development Limited.

C
consolidated financial statements
Financial statements that include the results and financial position of the Company and its subsidiaries together as if they were a single entity.
called up share capital
Shares (common stock) that have been issued and have been fully paid for.
carrying value
The amount at which an asset or a liability is recorded in the balance sheet.
circuit length
See route length.
the Company, National Grid, we, our or us
We use terms ‘the Company’, ‘National Grid’, ‘we’, ‘our’ or ‘us’ to refer to either National Grid plc itself or to National Grid plc and its subsidiaries collectively, depending on context.
contingent liabilities
Possible obligations or potential liabilities arising from past events for which no provision has been recorded, but for which disclosure in the financial statements is made.

D
Dth
Decatherm, being an amount of energy equal to 1 million British thermal units (BTUs), equivalent to approximately 293 kWh.
decoupling
See revenue decoupling.
deferred tax
For most assets and liabilities, deferred tax is the amount of tax that will be payable or receivable in respect of that asset or liability in future tax returns as a result of a difference between the carrying value for accounting purposes in the balance sheet and the value for tax purposes of the same asset or liability.
derivative
A financial instrument or other contract where the value is linked to an underlying index, such as exchange rates, interest rates or commodity prices. In most cases, contracts for the sale or purchase of commodities that are used to supply customers or for our own needs are excluded from this definition.
dollars or $
Except as otherwise noted all references to dollars or $ in this Report are to the US currency.

E
employee engagement index
A key performance indicator, based on the percentage of favourable responses to certain indicator questions repeated in each employee survey, which provides a measure of how employees think, feel and act in relation to National Grid. Research shows that a highly engaged workforce leads to increased productivity and staff retention, therefore we use employee engagement as a measure of organisational health in relation to business performance.
equity
In financial statements, the amount of net assets attributable to shareholders.

F
FERC
The US Federal Energy Regulatory Commission.
finance lease
A lease where the asset is treated as if it was owned for the period of the lease and the obligation to pay future rentals is treated as if they were borrowings. Also known as a capital lease.
financial year
For National Grid this is an accounting year ending on 31 March. Also known as a fiscal year.
FRS
A UK Financial Reporting Standard as issued by the UK Accounting Standards Board. These apply to the Company’s individual financial statements on pages 177 to 183, which are prepared in accordance with UK GAAP.

G
Grain LNG
National Grid Grain LNG Limited.
Great Britain
England, Wales and Scotland.
GW
Gigawatt, being an amount of power equal to 1 billion watts (109 watts).
GWh
Gigawatt hours, being an amount of energy equivalent to delivering 1 billion watts of power for a period of one hour.

184       National Grid plc | Annual Report and Accounts 2010/11

H
HSE
Health and Safety Executive, the main safety regulator in the UK.

I
IAS or IFRS
An International Accounting Standard or International Financial Reporting Standard, as issued by the International Accounting Standards Board (IASB). IFRS is also used as the term to describe international generally accepted accounting principles as a whole.
individual financial statements
Financial statements of a company on its own, not including its subsidiaries or joint ventures.
IFRIC
Guidance provided by the IFRS Interpretations Committee on how to apply accounting standards.

J
joint venture
A company or other entity which is controlled jointly with other parties.

K
KeySpan
KeySpan Corporation and its subsidiaries, acquired by National Grid on 24 August 2007.
kV
Kilovolt, being an amount of electric force equal to 1,000 volts.
kWh
Kilowatt hours, being an amount of energy equivalent to delivering 1,000 watts of power for a period of one hour.

L
Lifetime Allowance
The lifetime allowance is an overall ceiling on the amount of UK tax privileged pension savings that any one individual can draw.
LNG
Liquefied natural gas, being natural gas that has been condensed into a liquid form, typically at temperatures at or below -161°C
(-258°F).
lost time injury
An incident arising out of National Grid’s operations which leads to an injury where the employee or contractor normally has time off the following day or shift following the incident. It relates to one specific (acute) identifiable incident which arises as a result of National Grid’s premises, plant or activities, which was reported to the supervisor at the time and was subject to appropriate investigation.
lost time injury frequency rate
The number of lost time injuries per 100,000 hours worked in a 12 month period.

M
MW
Megawatts, being an amount of power equal to 1 million watts.
MWh
Megawatt hours, being an amount of energy equivalent to delivering 1 million watts of power for a period of one hour.
mbar
A unit of pressure equal to 1/1000 bar, or approximately 0.0145 pounds per square inch.

N
National Grid Metering
National Grid Metering Limited, National Grid’s UK regulated metering business.
New England
The term refers to a region within the northeastern US that includes the states of Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island and Vermont. National Grid’s New England operations are primarily in the states of Massachusetts, New Hampshire and Rhode Island.
northeastern US
The northeastern region of the US, comprising the states of Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont.

O
Ofgem
The UK Office of Gas and Electricity Markets, part of the UK Gas and Electricity Markets Authority (GEMA), which regulates the energy markets in the UK.
OnStream
Utility Metering Services Limited, National Grid’s UK unregulated metering business.
ordinary shares
Voting shares entitling the holder to part ownership of a company. Also known as common stock. National Grid’s ordinary shares have a nominal value of 11 17/43 pence.

P
Personal Lifetime Allowance
The lifetime allowance applicable to individuals who registered their pre 6 April 2006 UK pension benefits for protection.
price control
The mechanism by which Ofgem sets restrictions on the amounts of revenue we are allowed to collect from customers in our UK businesses. The allowed revenues are intended to cover efficiently incurred operational expenditure, capital expenditure and financing costs, including a return on equity invested.

R
rate base
The base investment on which the utility is authorised to earn a cash return. It includes the original cost of facilities, minus depreciation, an allowance for working capital and other accounts.

Annual Report and Accounts 2010/11 | National Grid plc       185

Useful Information
Definitions and glossary of terms continued

rate plan
The term given to the mechanism by which a US utility regulator sets terms and conditions for utility service, including in particular tariffs and rate schedules. The term can mean a multi-year plan that is approved for a specified period, or an order approving tariffs and rate schedules that remain in effect until changed as a result of a future regulatory proceeding. Such proceedings can be commenced through a filing by the utility or on the regulator’s own initiative.
regulated controllable operating costs
Total operating costs under IFRS less depreciation and certain regulatory costs where, under our regulatory agreements, mechanisms are in place to recover such costs in current or future periods.
regulatory asset value (RAV)
The value ascribed by Ofgem to the capital employed in the relevant licensed business. It is an estimate of the initial market value of the regulated asset base at privatisation, plus subsequent allowed additions at historical cost, less the deduction of annual regulatory depreciation. Deductions are also made to reflect the value realised from the disposal of certain assets that formed part of the regulatory asset base. It is also indexed to the retail price index to allow for the effects of inflation.
revenue decoupling
Revenue decoupling is the term given to the elimination of the dependency of a utility’s revenue on the volume of gas or electricity transported. The purpose of decoupling is to eliminate the disincentive a utility otherwise has to encourage energy efficiency programmes.
RIIO
The revised regulatory framework issued by Ofgem which will be implemented in the next round of price controls which will start in April 2013.
route length
The route length of an electricity transmission line is the geographical distance from the start tower to the end tower. In most cases in the UK, and in many cases in the US, the transmission line consists of a double circuit for additional reliability. In such cases, the circuit length is twice the route length.

S
SEC
The US Securities and Exchange Commission, the financial regulator for companies with registered securities in the US, including National Grid and certain of its subsidiaries.
share premium
The difference between the amounts shares are issued for and the nominal value of those shares.
shrinkage
Shrinkage is the difference between the amount of gas entering the system and that which is billed to consumers, due to either transportation consumption or loss. This difference is mainly made up of gas leakage from distribution mains and certain activities and equipment which vent gas. Shrinkage also occurs when gas is stolen or not charged for in error.
standard cubic metre
A quantity of gas which at 15°C and atmospheric pressure (1.013 bar) occupies the volume of 1m3.
stranded cost recoveries
The recovery of historical generation-related costs in the US, related to generation assets that are no longer owned by us.
subsidiary
A company or other entity that is controlled by National Grid.

T
treasury shares
Shares that have been repurchased but not cancelled.
tonne
A unit of mass equal to 1,000 kilogrammes, equivalent to approximately 2,205 pounds.
tonnes carbon dioxide equivalent (CO2e)
A measure of greenhouse gas emissions in terms of the equivalent amount of carbon dioxide.
TWh
Terawatt hours, being an amount of energy equivalent to delivering 1 billion watts of power for a period of 1,000 hours.

U
UK
The United Kingdom, comprising England, Wales, Scotland and Northern Ireland.
UK Corporate Governance Code
Guidance, issued by the Financial Reporting Council, on how companies should be governed, applicable to UK listed companies including National Grid. It replaces the Combined Code.
UK GAAP
Generally accepted accounting principles in the UK. These differ from IFRS and from US GAAP.
Uniform Network Code
The legal and contractual framework for the supply and transport of gas in the UK, comprising a common set of rules for all industry participants which ensure competition can be facilitated on level terms.
US
The United States of America.
US GAAP
Generally accepted accounting principles in the US. These differ from IFRS and from UK GAAP.

V
vanilla return
Metric used by Ofgem to define the allowed rate of return within the price control reviews for our UK regulated businesses. Our calculation uses IFRS business performance operating profit adjusted for various items to reflect the replacement of certain IFRS based accounting treatments with a regulatory based treatment. Primarily these items are depreciation, capital costs, pensions and taxation. The adjusted IFRS operating profit is divided by the regulatory asset value inflated to mid year to generate a percentage rate of return.

186     National Grid plc | Annual Report and Accounts 2010/11

Summary consolidated financial information

Financial summary (unaudited)
The financial summary set out below has been derived from the audited consolidated financial statements of National Grid for the five financial years ended 31 March 2011. It should be read in conjunction with the consolidated financial statements and related notes, together with the Operating and Financial Review. The information presented below for the years ended 31 March 2007, 2008, 2009, 2010 and 2011 has been prepared under IFRS issued by the IASB and as adopted by the European Union.

	31 March	31 March	31 March	31 March	31 March
	2011	2010	2009	2008	2007
	£m	£m	£m	£m	£m

Summary income statement
Revenue*	14,343	14,007	15,687	11,498	8,778
Operating profit
Before exceptional items, remeasurements and stranded cost recoveries	3,600	3,121	2,915	2,595	2,031
Exceptional items, remeasurements and stranded cost recoveries	145	172	(292)	369	482
	3,745	3,293	2,623	2,964	2,513

Profit before tax
Before exceptional items, remeasurements and stranded cost recoveries	2,473	1,974	1,770	1,829	1,486
Exceptional items, remeasurements and stranded cost recoveries	151	219	(376)	353	265
	2,624	2,193	1,394	2,182	1,751

Profit for the year attributable to equity shareholders
Before exceptional items, remeasurements and stranded cost recoveries	1,747	1,418	1,259	1,275	1,146
Exceptional items, remeasurements and stranded cost recoveries	412	(32)	(315)	1,915	248
	2,159	1,386	944	3,190	1,394

Summary statement of net assets
Non-current assets	39,787	38,488	37,712	30,830	21,109
Current assets	6,323	5,065	6,755	5,435	5,312
Assets of businesses held for sale	290	–	–	1,506	1,968
Total assets	46,400	43,553	44,467	37,771	28,389
Current liabilities	(6,826)	(6,559)	(7,026)	(7,146)	(3,360)
Non-current liabilities	(30,395)	(32,783)	(33,457)	(25,188)	(20,443)
Liabilities of businesses held for sale	(110)	–	–	(63)	(450)
Total liabilities	(37,331)	(39,342)	(40,483)	(32,397)	(24,253)

Net assets	9,069	4,211	3,984	5,374	4,136

Summary cash flow statement
Cash generated from operations
Continuing operations	4,854	4,372	3,564	3,265	3,090
Discontinued operations	–	–	(8)	10	181

	4,854	4,372	3,556	3,275	3,271
Tax received/(paid)	4	144	(143)	(110)	(313)

Net cash inflow from operating activities	4,858	4,516	3,413	3,165	2,958
Net cash flows used in investing activities	(4,774)	(2,332)	(1,998)	(3,023)	(4,061)
Net cash flows (used in)/from financing activities	(430)	(2,212)	(877)	(1,592)	1,278
Net (decrease)/increase in cash and cash equivalents	(346)	(28)	538	(1,450)	175

* Items previously reported separately as ‘other operating income’ have been included within revenue

Annual Report and Accounts 2010/11 | National Grid plc       187

Useful Information
Useful information

Financial calendar
The following dates have been announced or are indicative of future dates:

1 June 2011	Ordinary shares go ex-dividend for 2010/11

3 June 2011	Record date for 2010/11 final dividend

8 June 2011	Scrip reference price announced

20 July 2011	Scrip election date

2011 Annual General Meeting and
25 July 2011	interim management statement

2010/11 final dividend paid to qualifying
17 August 2011	ordinary shareholders

17 November 2011	2011/12 half year results

30 November 2011	Ordinary shares go ex-dividend

2 December 2011	Record date for 2011/12 interim dividend

2011/12 interim dividend paid to qualifying
18 January 2012	ordinary shareholders

January/February 2012	Interim management statement

May 2012	2011/12 preliminary results

Key milestones
Some of the key dates and actions in the history of National Grid are listed below. The full history goes back much further. For example, the first national gas company in the UK commenced operations in 1812.

1986	British Gas incorporated as a public limited company

1990	Electricity transmission network in England and Wales
transferred to National Grid on electricity privatisation

1995	National Grid listed on the London Stock Exchange

1997	Centrica demerged from British Gas (BG)

1997	Energis demerged from National Grid

2000	Lattice Group demerged from BG and listed separately

2000	New England Electric System and Eastern Utilities Associates acquired

2002	Niagara Mohawk Power Corporation merged with National Grid in US

2002	National Grid and Lattice Group merged to form National Grid Transco

2004	UK wireless infrastructure network acquired from Crown Castle International Corp

2005	Four UK regional gas distribution networks sold and National Grid adopted as our name

2006	Rhode Island gas distribution network acquired

2007	UK and US wireless infrastructure operations and the Basslink electricity interconnector in Australia sold

2007	KeySpan Corporation acquired

2008	Ravenswood generation station sold

2010	Rights issue raised £3.2 billion

Share price
The following graphs represent the movement of National Grid’s share price during 2010/11. A graph showing the total shareholder return over the last five years is available on page 102.
Capital Gains Tax (CGT)
CGT information relating to National Grid shares can be found on our website under investors or obtained from Capita Registrars. Share prices on specific dates can also be found on our website at www.nationalgrid.com.
Website and electronic communication
More information about National Grid, and specifically for shareholders, is available on the National Grid website at www.nationalgrid.com. We encourage shareholders to receive documents electronically via the website and suggest registering an email address via www.nationalgridshareholders.com. Shareholders then receive an email alert when shareholder documents become available on the website and a link directly to them.

188       National Grid plc | Annual Report and Accounts 2010/11

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Cautionary Statement
This document comprises the Annual Report and Accounts for the year ending 31 March 2011 for National Grid and its subsidiaries. It contains the Directors’ Report and Financial Statements, together with the Independent Auditor’s Report thereon, as required by the Companies Act 2006. The Directors’ Report, comprising pages 10 to 108, has been drawn up in accordance with the requirements of English law, and liability in respect thereof is also governed by English law. In particular, the liability of the Directors for these reports is solely to National Grid.
This document also contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information with respect to our financial condition, our results of operations and businesses, strategy, plans and objectives. Words such as ‘anticipates’, ‘expects’, ‘intends’, ‘plans’, ‘believes’, ‘seeks’, ‘estimates’, ‘targets’, ‘may’, ‘will’, ‘continue’, ‘project’ and similar expressions, as well as statements in the future tense, identify forward-looking statements. These forward-looking statements are not guarantees of our future performance and are subject to assumptions, risks and uncertainties that could cause actual future results to differ materially from those expressed in or implied by such forward-looking statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond our ability to control or estimate precisely, such as changes in laws or regulations and decisions by governmental bodies or regulators; breaches of, or changes in, environmental, climate change and health and safety laws or regulations, including breaches arising from the potentially harmful nature of our activities; network failure or interruption, the inability to carry out critical non network operations and damage to infrastructure, owing to adverse weather conditions or otherwise;
performance against regulatory targets and standards and against our peers with the aim of delivering stakeholder expectations regarding costs and efficiency savings, including those related to restructuring and internal transformation projects; and; customers and counterparties failing to perform their obligations to us and our arrangements with the Long Island Power Authority not being renewed. Other factors that could cause actual results to differ materially from those described in this document include fluctuations in exchange rates, interest rates and commodity price indices; restrictions in our borrowing and debt arrangements, funding costs and access to financing; our effective rate of tax; National Grid’s status as a holding company with no revenue generating operations of its own; inflation; seasonal fluctuations; the future funding requirements of our pension schemes and other post-retirement benefit schemes; the loss of key personnel or the ability to attract, train or retain qualified personnel and any disputes arising with our employees or the breach of laws or regulations by our employees; and incorrect or unforeseen assumptions or conclusions relating to business development activity.
For a more detailed description of some of these assumptions, risks and uncertainties, together with any other risk factors, please see our filings with and submissions to the US Securities and Exchange Commission (the ‘SEC’) (and in particular the ‘Risk factors’ and ‘Operating and Financial Review’ sections in our most recent Annual Report on Form 20-F). The effects of these factors are difficult to predict. New factors emerge from time to time and we cannot assess the potential impact of any such factor on our activities or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Except as may be required by law or regulation, the Company undertakes no obligation to update any of its forward-looking statements, which speak only as of the date of this document. The content of any website references herein do not form part of this document.

For queries about ordinary shares:
Capita Registrars

0871 402 3344
(from outside UK: +44 20 7098 1198) (textphone: 18001 0870 242 2379)
Lines are open 8.30am to 5.30pm Monday to Friday.
Calls cost 8p per minute plus network extras

nationalgrid@capitaregistrars.com www.nationalgridshareholders.com

National Grid Share Register
Capita Registrars, The Registry,
34 Beckenham Road, Beckenham,
Kent BR3 4TU

For queries about American Depositary Shares (ADS or ADR):
The Bank of New York Mellon

1-800-466-7215
(from outside the US: +1-201-680-6825)

shrrelations@bnymellon.com
www.bnymellon.com/shareowner

The Bank of New York Mellon
Shareholders Correspondence
PO Box 358516, Pittsburgh,
PA 15252-8516

Further information on the share price and
interactive tools can be found online at www.nationalgrid.com